PART 1  (PAGES 1 THROUGH 76)

                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, DC 20549

                                                    FORM U-3A-2
                                                              File No. 69-344

                                           Statement by Holding Company
                                       Claiming Exemption Under Rule U-3A-2
                                            from the Provisions of the
                                    Public Utility Holding Company Act of 1935

                                       To Be Filed Annually Prior to March 1

                                               EDISON INTERNATIONAL
                                                 (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1.  NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER
THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY
HOLDS AN INTEREST.

                                                  HOLDING COMPANY
                                                  ---------------

00     EDISON INTERNATIONAL is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770.  It
       was organized principally to acquire and hold securities of other corporations for investment purposes.
       Edison International has the following subsidiaries:

                                               UTILITY SUBSIDIARIES
                                               --------------------

01     SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770.  SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern
       California, excluding the City of Los Angeles and certain other cities.  Unless otherwise indicated, its subsidiaries have the same principal place of business as Southern California Edison Company:

02        CALIFORNIA ELECTRIC POWER COMPANY [dissolved 11/06/2003].

02        CONSERVATION FINANCING CORPORATION is a California corporation engaged in the remediation and mitigation of environmental liabilities.

02        EDISON ESI is a California corporation engaged in the business of marketing services, products, information, and copyrighted materials to third parties on behalf of SCE.

02        Edison Material Supply is a Delaware limited liability company that provides procurement, inventory and warehousing services.

02        MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03            The Bear Creek Uranium Company is an inactive California partnership between Mono Power Company
              (50%) and RME Holding Company (formerly Union Pacific Resources Group, Inc.) (50%) that is engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02        SCE CAPITAL COMPANY (inactive Delaware corporation)

02        SCE Funding LLC is a Delaware limited liability company that acts as a financing vehicle for rate reduction bonds.

02        SCE Trust I is a Delaware business trust organized to act as a financing vehicle.

02        SCE Trust II is a Delaware business trust organized to act as a financing vehicle.

02        SCE UK Services Ltd. (inactive United Kingdom private limited company)

02        SOUTHERN STATES REALTY is a California corporation engaged in holding real estate assets for SCE.

                                              NONUTILITY SUBSIDIARIES
                                              -----------------------

01     EDISON DRIVES ELECTRIC (inactive California corporation)

01     EDISON ENERGY [dissolved 11/06/2003]

01     EDISON INSURANCE SERVICES, INC. is a Hawaii corporation having its principal executive office at 745 Fort
       Street, Suite 800, Honolulu, Hawaii 96813, which provides domestic and foreign property damage and business interruption insurance to Edison International and its subsidiaries.

01     EDISON INTERNATIONAL POWER [dissolved 11/06/2003]

01     EDISON VENTURES (inactive California corporation)

02        EDISON TRANSENERGY (inactive California corporation)

01     EIX Trust I is a Delaware business trust that acts as a financing vehicle.

01     EIX Trust II is a Delaware business trust that acts as a financing vehicle.

01     EIX Trust III is a Delaware business trust organized to act as a financing vehicle.

01     EDISON MISSION GROUP INC. (formerly The Mission Group) is a Delaware corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of nonutility companies.  The subsidiaries of Edison Mission Group Inc. are as follows:

02        EDISON ENTERPRISES is a California corporation having its principal place of business at 2244 Walnut
          Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of its nonutility subsidiaries.  The subsidiaries of Edison Enterprises are as follows:

03            EDISON SOURCE is a California corporation having its principal place of business at 18101 Von
              Karman Avenue, Suite 1700, Irvine, California 92612-1046, which owns the stock of its subsidiaries.  The majority of the assets of Edison Source were sold to its former management in
              October 2001.  It is engaged in the business of selling, installing and servicing rapid battery charging products for the electric fork lift market.

04               Edison Source Norvik Company is a Canadian company having its principal place of business at
                 1959 Upper Water Street, Suite 800, Halifax, NS B3J 2X2.  It is principally engaged in the business of research and development, and manufacturing of rapid battery charging projects for the electric fork lift market.

04               G.H.V. REFRIGERATION, INC. is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.

02        EDISON ENVIRONMENTAL SERVICES [dissolved 11/06/2003].

02        EDISON O&M SERVICES (inactive California corporation)

02        EDISON TECHNOLOGY SOLUTIONS (inactive California corporation)

03            EDISON EV (inactive California corporation)

03            Facilichem, Inc., is a California corporation having its principal place of business at 333
              Ravenswood Avenue, Menlo Park, California 94025, which was organized to engage in the research, development and commercialization of liquid membrane technologies for application in specific industrial and chemical processes.  Edison Technology Solutions has a 10% ownership interest.

02        EDISON CAPITAL is a California corporation having its principal place of business at 18101 Von Karman
          Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged in the business of providing capital and financial services in energy and infrastructure projects and affordable housing projects.  Edison
          Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries.  The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital.

03     BURLINGTON APARTMENTS, INC.
03     Edison Capital Europe Limited (UK corporation)
       Address:  Lansdowne House, Berkeley Square, London, England W1X 5DH
03     EDISON FUNDING COMPANY
       [directly owns 0.08% of Edison Funding Omicron Incorporated; see listing under Edison Housing
       Consolidation Company)
04        EDISON CAPITAL HOUSING INVESTMENTS
          [directly owns 0.35% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
          [directly owns 35.52% of Edison Funding Omicron Incorporated; see listing under Edison Housing
          Consolidation Co.]
05            1st Time Homebuyer Opportunities LP (Chester County Homes) 99%
05            1732 Champa LP (Buerger Brothers Lofts) 99%
05            18303 Kittridge Associates LP 99%
05            210 Washington Avenue Associates (Renaissance Plaza) (Connecticut partnership) 99%
05            2400 Locust Associates LP (Locust on the Park) 99%
05            3790 Wisconsin Street Partners LP (Wisconsin III) 99.9%
05            Argyle Redevelopment Partnership, Ltd. (Colorado partnership) 99%
05            Auburn Manor L.L.C. 50% GP
06               Auburn Manor LP 1%
05            Bartlett Hill Associates LP 99%
05            CCS/Bellingham LP (Washington Grocery Building) 99.9%
05            Conejo Valley Community Housing Associates (Community House Apartments) 99%
05            EC ASSET SERVICES, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            EC PROPERTIES, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
06               Corporations for Affordable Housing LP 1%GP
07                  Arbor Lane Associates Phase II LP (Timberwood) 99%
07                  Arroyo Vista Associates LP 99%
07                  Artloft Associates LP 35.6%
07                  Caleb Affordable Housing Associates LP (Ledges/Pinebrook) 99%
07                  The Carlin LP 99%
07                  Diamond Phase III Venture LP 99%
07                  Fairmont Hotel Urban Renewal Associates LP 99%
07                  Mackenzie Park Associates LP 99%
07                  Parkside Associates LP (Parkside Garden) 99%
07                  Pines Housing LP 99%
07                  Pines Housing II, LP 99%
07                  Smyrna Gardens Associates LP 99%
07                  Tioga Gardens LP 99%
07                  Walden Pond, LP (Hamlet) 99%
06               Corporations for Affordable Housing LP II 1%GP
07                  2601 North Broad Street Associates LP (Station House) 99%
07                  Artloft Associates LP 53.39%
07                  Brookline Housing Associates LLC (Bridgewater) 99%
07                  EDA LP (Eagle's Nest) 48%
07                  Edgewood Manor Associates II LP 99%
07                  Gateway Housing LP (Gateway Townhomes) 99%
07                  Homestead Village Associates LP 99%
07                  Junction City Apartments LP (Green Park) 99%
07                  Liberty House Associates LP 99%
07                  Maple Ridge Development Associates LP 99%

07                  Parsonage Cottage Senior Residence LP 99%
07                  Rittenhouse School LP 99%
07                  Silver City Housing LP 99%
07                  South 55th Street, LP 49.5%
07                  W. M. Housing Associates LP (Williamsport Manor) 99%
07                  Winnsboro Apartments LP (Deer Wood) 99%
05            EC PROPERTIES III, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
06               Corporations for Affordable Housing LP III 1%GP
07                  Piedmont Housing Associates 99%
07                  Pines Housing III LP 99%
07                  Salem Lafayette Urban Renewal Associates, LP 99%
07                  Spring Valley Commons LP 99%
07                  Stevenson Housing Associates (Park Vista) 99%
05            EC-SLP, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            ECH Investor Partners VI-A LP 1%GP
06               Edison Capital Housing Partners VI LP 61.8166%LP
07                  Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
07                  Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
07                  Altamont Hotel Associates LP 99%
07                  Bradley Manor Senior Apartments LP 99%
07                  Double X Associates 1995 LP (Terrace Manor) 99%
07                  Hamilton Place Apartments LP (Larkin Place) 99%
07                  Hamilton Place Senior Living LP 99%
07                  Hearthstone Group 3 LP (Evergreen Court) 99%
07                  KDF Malabar LP 99%
07                  LINC-Bristol Associates I, LP (City Gardens) 99%
07                  MAS-WT, LP (Washington Terrace) 99%
07                  Northwood Manor Associates LP 99%
07                  Silver Lake Properties LP 99%
07                  University Park Properties LP 99%
07                  Upland Senior Housing LP (Coy D. Estes) 99%
07                  Vista Properties LLC (Vista View) 99%
07                  Vista Verde Townhomes II LLC 99%
05            ECH Investor Partners VI-B LP 1%GP
06               Edison Capital Housing Partners VI LP 37.1834%LP
07                  Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
07                  Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
07                  Altamont Hotel Associates LP 99%
07                  Bradley Manor Senior Apartments LP 99%
07                  Double X Associates 1995 LP (Terrace Manor) 99%
07                  Hamilton Place Apartments LP (Larkin Place) 99%
07                  Hamilton Place Senior Living LP 99%
07                  Hearthstone Group 3 LP (Evergreen Court) 99%
07                  KDF Malabar LP 99%
07                  LINC-Bristol Associates I, LP (City Gardens) 99%
07                  MAS-WT, LP (Washington Terrace) 99%
07                  Northwood Manor Associates LP 99%
07                  Silver Lake Properties LP 99%
07                  University Park Properties LP 99%
07                  Upland Senior Housing LP (Coy D. Estes) 99%
07                  Vista Properties LLC (Vista View) 99%
07                  Vista Verde Townhomes II LLC 99%
05            ECH/HFC GP Partnership No. 1 34.9%GP
06               Edison Capital Housing Partners VII LP 19.4187%GP
07                  C-Court LP (Cawelti Court) 99%
07                  Cottonwood Affordable Housing LP (Verde Vista) 99%
07                  Fifth and Wilshire Apartments LP 99%
07                  Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
07                  Huff Avenue Associates LP 99%

07                  Mountain View Townhomes Associates LP 99%
07                  Oak Forest Associates LP 99%
07                  Paradise Road Partners LP (Gateway Village) 99%
07                  Woodland Arms Apartments, Ltd. 99%
05            ECH/HFC GP Partnership No. 2 56.7%GP
06               Edison Capital Housing Partners VIII LP 18.54%GP
07                  Catalonia Associates LP 99%
07                  Ohlone Housing Associates LP 99%
05            ECHP INVESTMENT COMPANY
06               ECHP LLC 99.999%GP
07                  Edison Capital Housing Partners XVI LP 0.01%GP
08                      Bouquet Canyon Seniors LP 99.9%
08                      Diamond Creek Apartments LP 99.9%
08                      Eugene Hotel LP 99.9%
08                      Hilltop Farms LP 99.9%
08                      KDF Park Glenn LP (Park Glenn) 99%
08                      KDF Park Glenn Seniors LP (Park Glenn II) 99.9%
08                      King Road Associates LP 99.9%
08                      LL Housing LP (Maryland partnership) (Laurel Lakes) 99%
08                      Red Lake LP #1 99.9%
08                      San Martin de Porres LP 99.9%
08                      Southern Hotel LP 99.9%
08                      Terra Cotta Housing Associates LP 99.9%
07                  Edison Capital Housing Partners XVII LP 0.01%GP
08                      Antelope Associates LP 99%
08                      Baker Park Associates LP 99%
08                      Fremont Building LP (Crescent Arms) 99%
08                      Hercules Senior Housing Associates 99.9%
08                      La Terraza Associates LP (Carlsbad Villas at Camino Real) 99%
08                      Parkview Apartments Associates LP (Parkview/Sunburst) 99.9%
08                      Quebec Arms Apartments LP 99.9%
08                      Sky Parkway Housing Associates LP 99%
08                      Sunset Creek Partners LP 99%
08                      University Manor Apartments LP 99.9%
08                      Vista Verde Housing Associates LP 99.9%
07                  Edison Capital Housing Partners XVIII LP 0.01%GP
08                      Aaron Michael Associates LP 99.9%
08                      Bracher Associates LP 99%
08                      Florin Woods Associates LP 99%
08                      Lovejoy Station LP 99.9%
08                      OL Hope LP (Olympic Hope) 99.9%
08                      Palmer Heights, LLC 99.9%
08                      Pinmore Associates LP 99.9%
08                      SD Regency Centre LP 99.9%
07                  Edison Capital Housing Partners XIX LP 0.01%GP
08                      Cochrane Village Apartments LP 99%
08                      CCS/Mount Vernon Housing LP (La Venture) 99.9%
08                      Ontario Senior Housing LP (Ontario Plaza) 98.9%
08                      Pecan Court Associates LP 99.9%
08                      Pellettieri Homes Urban Renewal Associates, LP 99%
08                      Rincon De Los Esteros Associates LP 99.9%
08                      KDF Santa Paula LP (Santa Paula) 99%
08                      Schoolhouse Court Housing Associates LP 99.9%
08                      Virginia Lane LP (Maplewood/Golden Glenn) 99.9%
08                      Winfield Hill Associates LP 99%
05            Edison Capital Affordable Housing 99A G.P. 27.69%GP
06               Edison Capital Housing Partners IX LP 13.5533%GP
07                  1010 SVN Associates LP 99.9%
07                  2814 Fifth Street Associates LP (Land Park Woods) 99%
07                  Alma Place Associates LP 99%
07                  Knolls Community Associates LP 99.9%

07                  Monterra Village Associates LP 99%
07                  Pacific Terrace Associates LP 99.9%
07                  PVA LP (Park Victoria) 99%
07                  Sherman Glen, L.L.C. 99%
07                  Strobridge Housing Associates LP 99%
07                  Trolley Terrace Townhomes LP 99.9%
07                  Walnut Avenue Partnership LP 99%
05            Edison Capital Affordable Housing 99B G.P. 99.99%GP
06               Edison Capital Housing Partners X LP 19.3952%GP
07                  Beacon Manor Associates LP 99%
07                  Boulder Creek Apartments LP 99.9%
07                  Burlington Senior Housing LLC 99.9%
07                  CCS/Renton Housing LP (Renton) 99.9%
07                  Coolidge Station Apartments L.L.C. 99%
07                  Lark Ellen LP 99%
07                  Mercy Housing California IX LP (Sycamore) 99.9%
07                  Morgan Hill Ranch Housing LP 99%
07                  Pacifica Community Associates LP (Villa Pacifica) 99%
07                  Persimmon Associates LP 99%
07                  Providence-Brown Street Housing LP (Brown Street) 99.9%
07                  San Juan Commons 1996 LP 99.9%
07                  Timber Sound, Ltd. 99%
07                  Timber Sound II, Ltd. 99%
07                  Trinity Park Apartments LP 99.9%
07                  Venbury Trail LP 99.9%
06               Edison Capital Housing Partners XI LP 18.62486%GP
07                  1475 167th Avenue Associates LP (Bermuda Gardens) 99.9%
07                  Auburn Manor Apartments LP 99%
07                  Barnsdall Court LP (Villa Mariposa) 99.9%
07                  Borregas Court LP 99%
07                  Bryson Family Apartments LP 99.9%
07                  Carson Housing LP (Carson Street) 98%
07                  Casa Rampart LP (Rampart Apartments) 99.9%
07                  Davis MHA Twin Pines Community Associates LP (Northstar Apartments) 99.9%
07                  Eastwood Homes LP 99%
07                  Electra Arms Senior Associates LP 99%
07                  Grace Housing LP 99%
07                  Stony Point Apartment Investors LP (Panas Place) 99.9%
07                  Wall Street Palmer House LP 99%
07                  Wilmington Housing Associates LP (New Harbor Vista) 99.9%
06               Edison Capital Housing Partners XII LP 13.73759%GP
07                  Cedarshores Limited Dividend Housing Association LP 99.99%
07                  Heritage Partners LP 99.9%
07                  Osage Terrace LP 99.89%
07                  West Oaks Apartments LP 99.9%
07                  Yale Street LP 99.9%
06               Edison Capital Housing Partners XIII LP 17.03513%GP
07                  Alhambra Apartments LP 99.9%
07                  Chamber Apartments LP 99%
07                  Park Land Senior Apartments Investors LP (Banducci) 99.9%
07                  President John Adams Manor Apartments LP 99.9%
07                  Riverwalk Apartments, Ltd. (Colorado) 99.8%
07                  Rosecreek Senior Living LP 99.9%
07                  Twin Ponds Apartments LP 99.9%
07                  Woodleaf Village LP 99.9%
07                  Women's Westlake LP (Dorothy Day) 99.9%
06               Edison Capital Housing Partners XIV LP 7.6118%GP
07                  Apollo Development Associates LP (Apollo Hotel) 99.9%
07                  Carson Terrace LP 99.9%
07                  Don Avante Association II LP (Village Avante) 99.9%
07                  Preservation Properties I 99.9%

07                  Preservation Properties II 99.9%
07                  Preservation Properties III 99.9%
07                  Preservation Properties IV 99.9%
07                  Preservation Properties V 99.9%
07                  Rowland Heights Preservation LP 99.9%
07                  Springdale Preservation LP (Springdale West) 99.9%
06               Edison Capital Housing Partners XV LP 9.567%GP
07                  708 Pico LP (Wavecrest Apartments) 99.9%
07                  Benton Green LP 99.9%
07                  Don Avante Association I LP (Don de Dios) 99.9%
07                  Emmanuel Grant Company LLC (Capitol Heights) 99.9%
07                  Highland Village Partners LP 99.9%
07                  I.G. Partners LP (Islands Gardens) 99.9%
07                  Karen Partners LP 99.9%
07                  Lilac Estates LP 99.9%
07                  Mountainlands Housing Partners LP (Holiday Village Apartments) 99.9%
07                  NAHF Brockton LP (Southfield Gardens) 99.9%
07                  Northern Senior Housing LP (St. Johnsbury) 99.9%
07                  Park Place 1998, LLC 99.9%
07                  Park Williams Partners LP 99.9%
07                  Patriots Pointe at Colonial Hills LP 99.9%
07                  PlumTree Preservation LP 99.9%
07                  Poinsettia Housing Associates 99.9%
07                  Project Home I LLC 99.99%
07                  Saratoga Vacaville LP (Saratoga Senior) 99.9%
07                  Serena Sunbow LP (Villa Serena) 99.9%
07                  St. Regis Park LP (Pear Tree) 99.9%
07                  Vista Sonoma Senior Living LP 99.9%
07                  Westfair LLC (Cedar Ridge) 99.9%
07                  Windrush Apartments of Statesville LP 99.9%
07                  Wingate LLC (Regency Park) 99.9%
05            Edison Capital Contributions VI Partners 91.77%GP
06               ECH Investor Partners VI-A LP 15.3877%LP
07                  Edison Capital Housing Partners VI LP 61.8166%LP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99%
08                      Vista Verde Townhomes II LLC 99%
06               ECH Investor Partners VI-B LP 99%LP
07                  Edison Capital Housing Partners VI LP 37.1834%LP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%

08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99%
08                      Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING DELAWARE, INC.
06               B.A.I. Edison Ravenwood LP (Ravenwood) 90%GP
07                  Cincinnati Ravenwood Apartments LP 0.95%GP
05            Edison Capital Housing Partners V LP 16.18%GP
06               AMCAL Santa Barbara Fund XXXVI LP (Positano) 99%
06               Bodega Hills Investors LP 99%
06               Mercy Housing California IV LP (Vista Grande) 99%
06               Park Place Terrace LP 99%
06               River Walk Apartments Homes LP 99%
06               San Diego Golden Villa Partners LP (Golden Villa) 98.9%
06               Santa Alicia Gardens Townhomes LP (The Gardens) 99%
06               St. Hedwig's Gardens LP 99%
06               Sunshine Terrace LP 99%
06               Union Meadows Associates LLC 99%
05            Edison Capital Housing Partners VI LP 1%GP
06               Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
06               Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
06               Altamont Hotel Associates LP 99%
06               Bradley Manor Senior Apartments LP 99%
06               Double X Associates 1995 LP (Terrace Manor) 99%
06               Hamilton Place Apartments LP (Larkin Place) 99%
06               Hamilton Place Senior Living LP 99%
06               Hearthstone Group 3 LP (Evergreen Court) 99%
06               KDF Malabar LP 99%
06               LINC-Bristol Associates I, LP (City Gardens) 99%
06               MAS-WT, LP (Washington Terrace) 99%
06               Northwood Manor Associates LP 99%
06               Silver Lake Properties LP 99%
06               University Park Properties LP 99%
06               Upland Senior Housing LP (Coy D. Estes) 99%
06               Vista Properties LLC (Vista View) 99%
06               Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING MANAGEMENT
05            EDISON CAPITAL HOUSING NEW JERSEY
              [owns 6.16% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON CAPITAL HOUSING PENNSYLVANIA
              [owns 5.26% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP)
              55.52% [Also owned 0.08% by Edison Funding Company and 44.40% by Edison Housing Consolidation Co.,
              where Omicron subsidiaries are listed.]
05            EDISON HOUSING NORTH CAROLINA
06               Edison Capital Contributions VI Partners 4.03%GP
07                  ECH Investor Partners VI-A LP 15.3877%LP
08                      Edison Capital Housing Partners VI LP 61.8166%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%

09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 99%LP
08                      Edison Capital Housing Partners VI LP 37.1834%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
05            EDISON HOUSING SOUTH CAROLINA
06               Edison Capital Contributions VI Partners 4.20%GP
07                  ECH Investor Partners VI-A LP 15.3877%LP
08                      Edison Capital Housing Partners VI LP 61.8166%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 99%LP
08                      Edison Capital Housing Partners VI LP 37.1834%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%

09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
05            EHI DEVELOPMENT COMPANY
05            EHI DEVELOPMENT FUND
05            Florence Apartments LLC 99%
05            Josephinum Associates LP, The (Washington partnership) 99%
05            Kennedy Lofts Associates LP (Massachusetts partnership) 99%
05            Madison/Mollison LP (Park Mollison) 99.9%
05            Maplewood Housing Associates LP 99.9%
05            MH I LP 1%GP
06               California Park Apartments LP 99%
05            MH II LP 1%GP
06               5363 Dent Avenue Associates LP 99%
05            MH III LP 1%GP
06               DeRose Housing Associates LP 99%
05            MH IV LP 1%GP
06               MPT Apartments LP (MacArthur Park) 99%
05            MH V LP 1%GP
06               Centennial Place LP 99%
05            MHICAL 94 COMPANY
              [owns 19.32% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MHICAL 94 LP (Delaware partnership) 1%GP
06               Mayacamas Village Associates LP 99%
06               West Capital Courtyard LP 99%
05            MHICAL 95 LP (Delaware partnership) 1%GP
06               Abby Associates LP (Windmere) 99%
06               Colina Vista LP 99%
06               ECH/HFC GP Partnership No. 2 43.3%GP
07                  Edison Capital Housing Partners VIII LP 18.5396%GP
08                      Catalonia Associates LP 99%
08                      Ohlone Housing Associates LP 99%
06               Mercy Housing California VI LP (205 Jones) 99%
05            MHICAL 96 LP (Delaware partnership) 1%GP
06               ECH/HFC GP Partnership No. 1 50.44%GP
07                  Edison Capital Housing Partners VII LP 19.4187%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP (Verde Vista) 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 36.47%GP
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%

08                      Walnut Avenue Partnership LP 99%
06               Greenway Village Associates LP 99%
06               Kennedy Court Partners LP 99%
06               Klamath Associates LP 99%
06               Westgate Townhomes Associates LP 99%
05            MHICAL 95 COMPANY
06               EDISON HOUSING CONSOLIDATION CO. (formerly Edison Housing Georgia) 29.90%
07                  EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron
                    GP) 44.40% [also owned 0.08% by Edison Funding Company and 55.52% by Edison Capital Housing
                    Investments]
08                      16th and Church Street Associates LP 99%
08                      1856 Wells Court Partners, LP (Wells Court) 99%
08                      AE Associates LP (Avenida Espana) 99%
08                      Agape Housing LP 99%
08                      Brantwood II Associates LP 99%
08                      Brooks School Associates LP 99%
08                      Bryn Mawr - Belle Shore LP (The) 99%
08                      Bush Hotel LP 99%
08                      Centertown Associates LP (Ravenwood) 99%
08                      Centro Partners LP (El Centro) 99%
08                      Cincinnati Ravenwood Apts. LP 99%
08                      Coyote Springs Apartments Associates LP 99%
08                      Cypress Cove Associates 99%
08                      Del Carlo Court Associates LP 99%
08                      Delta Plaza Apartments LP 99%
08                      EAH Larkspur Creekside Associates LP 99%
08                      East Cotati Avenue Partners LP 99%
08                      EDISON FUNDING OLIVE COURT 100%GP
09                         Olive Court Housing Associates LP 1.1%
08                      Edmundson Associates LP (Willows) 99%
08                      El Barrio Academy Urban Renewal Associates, LP (Academy Street) 99%
08                      Elizabeth West and East LP 99%
08                      Farm (The) Associates LP 99%
08                      Gilroy Redwood Associates LP (Redwoods) 99%
08                      Ginzton Associates LP 99%
08                      Grossman Apartments Investors LP 99%
08                      Heather Glen Associates LP 99%
08                      HMB-Atlanta I LP (Spring Branch) 99%
08                      Holy Family Associates LP 99%
08                      Lackawana Housing Associates LLC (Goodwill Neighborhood Residences) 99%
08                      Maplewood School Apartments LP 99%
08                      Mar Associates LP (Frank Mar) 99%
08                      McFarland Press Associates LP 99%
08                      Mercantile Housing LLC (Mercantile Square) 99%
08                      Merrill Road Associates LP 99%
08                      MH I LP 99%
09                         California Park Apartments LP 99%
08                      MHICAL 94 LP (Delaware partnership) 99%LP
09                         Mayacamas Village Associates LP 99%
09                         West Capital Courtyard LP 99%
08                      MHICAL 95 LP (Delaware partnership) 99%LP
09                         Abby Associates LP (Windmere) 99%
09                         Colina Vista LP 99%
09                         ECH/HFC GP Partnership No. 2 43.3%GP
10                            Edison Capital Housing Partners VIII LP 18.5396%GP
11                               Catalonia Associates LP 99%
11                               Ohlone Housing Associates LP 99%
09                         Mercy Housing California VI LP (205 Jones) 99%
08                      MHICAL 96 LP (Delaware partnership) 99%LP
09                         Greenway Village Associates LP 99%
09                         Kennedy Court Partners LP 99%

09                         Klamath Associates LP 99%
09                         Westgate Townhomes Associates LP 99%
08                      Mid-Peninsula Century Village Associates LP (Century Village) 99%
08                      Mission Capp LP 99%
08                      Mission Housing Partnership 1996 LP (Delaware partnership) 99%LP
08                      Neary Lagoon Partners LP 99%
08                      North Park Village LLC 99%
08                      Oceanside Gardens LP 99%
08                      Omaha Amber Ridge LP (Amber Ridge) 98.9%
08                      Open Door Associates LP (West Valley) 99%
08                      Palmer House LP 99%
08                      Richmond City Center Associates LP 99%
08                      Riverside/Liebrandt Partners LP (La Playa) 99%
08                      Roebling Village Inn Urban Renewal LP 99%
08                      Rosebloom Associates LP (Oakshade) 99%
08                      San Pablo Senior Housing Associates LP 99%
08                      San Pedro Gardens Associates LP 99%
08                      Santa Paulan Senior Apartments Associates LP (The Paulan) 99%
08                      South Beach Housing Associates LP (Steamboat) 99%
08                      South Winery Associates LP (The Winery Apartments) 99%
08                      Stoney Creek Associates LP 99%
08                      Studebaker Building LP 99%
08                      Sultana Acres Associates LP 99%
08                      Thomson Rental Housing, LP (Washington Place) 99%
08                      Tuscany Associates LP (Tuscany Villa) 99%
08                      Villa Maria Housing LP 99%
08                      Washington Creek Associates LP 99%
08                      Westport Village Homes Associates LP 99%
08                      Wheeler Manor Associates LP 99%
08                      YWCA Villa Nueva Partners LP 99%
05            MHICAL 96 COMPANY
              [owns 8.96% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               MHICAL 96 LP 99%
07                  ECH/HFC GP Partnership No. 1 50.44%GP
08                      Edison Capital Housing Partners VII LP 19.4187%GP
09                         C-Court LP (Cawelti Court) 99%
09                         Cottonwood Affordable Housing LP (Verde Vista) 99%
09                         Fifth and Wilshire Apartments LP 99%
09                         Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
09                         Huff Avenue Associates LP 99%
09                         Mountain View Townhomes Associates LP 99%
09                         Oak Forest Associates LP 99%
09                         Paradise Road Partners LP (Gateway Village) 99%
09                         Woodland Arms Apartments, Ltd. 99%
07                  Edison Capital Affordable Housing 99A G.P. 36.47%GP
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
05            MHICAL 97 COMPANY
06               MHICAL 97 LP 99%
07                  ECH/HFC GP Partnership No. 1 14.66%GP
08                      Edison Capital Housing Partners VII LP 19.4187%GP

09                         C-Court LP (Cawelti Court) 99%
09                         Cottonwood Affordable Housing LP (Verde Vista) 99%
09                         Fifth and Wilshire Apartments LP 99%
09                         Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
09                         Huff Avenue Associates LP 99%
09                         Mountain View Townhomes Associates LP 99%
09                         Oak Forest Associates LP 99%
09                         Paradise Road Partners LP (Gateway Village) 99%
09                         Woodland Arms Apartments, Ltd. 99%
07                  Edison Capital Affordable Housing 99A G.P. 33.05%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
06               MHICAL 97 LP 99%LP
07                  Garnet Housing Associates LP 99%
05            MHICAL 97 LP 1%GP
06               ECH/HFC GP Partnership No. 1 14.66%GP
07                  Edison Capital Housing Partners VII LP 19.4187%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP (Verde Vista) 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 33.05%GP
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               Garnet Housing Associates LP 99%
05            MHIFED 94 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Berry Avenue Associates LP 99%
06               Carlton Way Apartments LP 99%
06               CDR Senior Housing Associates (Casa del Rio) 99%
06               Corona Ely/Ranch Associates LP 99%
06               Fairview Village Associates LP 99%
06               Fell Street Housing Associates LP 99%
06               Hope West Apartments LP 99%
06               Morrone Gardens Associates LP 99%
06               Pajaro Court Associates LP 99%
06               Tierra Linda Associates LP 99%

06               Tlaquepaque Housing Associates LP 99%
05            MHIFED 95 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               1101 Howard Street Associates LP 99%
06               Avalon Courtyard LP (Carson Senior Housing) 99%
06               Hollywood El Centro LP 99%
06               La Brea/Franklin LP 99%
06               Larkin Pine LP 99%
06               Mercy Housing California III LP (3rd and Reed) 99%
06               Pinole Grove Associates LP 99%
06               Second Street Center LP (Santa Monica) 99%
06               Solinas Village Partners LP 99%
06               Three Oaks Housing LP 99%
05            MHIFED 96 LP (Delaware partnership) 5%GP; 95%LP to Cargill
06               Lavell Village Associates LP 99%
06               North Town Housing Partners LP (Villa del Norte Village) 99%
06               Poco Way Associates LP 99%
06               Seasons Affordable Senior Housing LP 99%
05            MHIFED 96A LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Good Samaritan Associates LP 99%
06               Metro Senior Associates LP 99%
06               Oxnard Housing Associates LP 99%
06               Reseda Village LP 99%
06               Round Walk Village Apartments LP 99%
06               Santa Alicia Family Housing Associates 99%
06               Vine Street Court LP 99%
06               Vine Street Court LP II 99%
05            Mid-Peninsula Sharmon Palms Associates LP (Sharmon Palms) 99%
05            MISSION HOUSING ALPHA
06               LL Housing LLC 24.5%
07                  Laurel Lakes LP 1%
06               Quebec Arms Apartments LP 0.05% GP
06               University Manor Apartment LP 0.05% GP
05            MISSION HOUSING BETA
              [owns 2.58% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING DELTA
              [owns 1.07% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               MH II LP 99%
07                  5363 Dent Avenue Associates LP 99%
06               MH III LP 99%
07                  DeRose Housing Associates LP 99%
06               MH IV LP 99%
07                  MPT Apartments LP (MacArthur Park) 99%
06               MH V LP 99%
07                  Centennial Place LP 99%
05            MISSION HOUSING DENVER
              [owns 5.67% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING EPSILON
              [owns 0.54% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               Edison Capital Affordable Housing 99A G.P. 2.78%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%

06               Hotel Elkhart L.L.C. (The Cornerstone) 99%
05            MISSION HOUSING GAMMA
              [owns 1.73% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING HOLDINGS
              [owns 13.10% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            Mission Housing Partnership 1996 LP (Delaware partnership) 1%GP
05            MISSION HOUSING THETA
06               MISSION FUNDING THETA
                 [owns 0.01% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
07                  Edison Capital Affordable Housing 99A G.P. 0.01%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
07                  Edison Capital Affordable Housing 99B G.P. 0.01%
08                      Edison Capital Housing Partners X LP 19.3952%GP
09                         Beacon Manor Associates LP 99.9%
09                         Boulder Creek Apartments LP 99.9%
09                         Burlington Senior Housing LLC 99.9%
09                         CCS/Renton Housing LP (Renton) 99.9%
09                         Coolidge Station Apartments L.L.C. 99%
09                         Lark Ellen LP 99%
09                         Mercy Housing California IX LP (Sycamore) 99.9%
09                         Morgan Hill Ranch Housing LP 99%
09                         Pacifica Community Associates LP (Villa Pacifica) 99.9%
09                         Persimmon Associates LP (Persimmon Tree) 99%
09                         Providence-Brown Street Housing LP (Brown Street) 99.9%
09                         San Juan Commons 1996 LP 99.9%
09                         Timber Sound, Ltd. 99%
09                         Timber Sound II, Ltd. 99%
09                         Trinity Park Apartments LP 99.9%
09                         Venbury Trail LP 99.9%
07                  Oakdale Terrace Leased Housing Associates LP 0.01%
07                  Westfield Condominium Investment LP 0.01%
06               Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07                  1028 Howard Street Associates LP 99%
07                  Forest Winds Associates LP 99%
07                  Glen Eden Associates LP (A Street) 99%
07                  Gray's Meadows Investors LP 99%
07                  Prince Bozzuto LP (Fairground Commons) (Maryland partnership) 99%
07                  Rancho Park Associates LP 99%
07                  Rustic Gardens Associates LP 99%
07                  Sea Ranch Apartments LP 99%
07                  Springdale Kresson Associates LP (Jewish Federation) (New Jersey partnership) 99%
05            MISSION HOUSING ZETA
              [owns 5.35% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            National Boston Lofts Associates LLLP (Boston Lofts) 99%
05            Oakdale Terrace Leased Housing Associates LP 98.99%
05            Olive Court Apartments LP 98.9%
05            Pacific Vista Las Flores LP (Vista Las Flores) 99.9%
05            Pilot Grove LP (Massachusetts partnership) 99%
05            Post Office Plaza LP (Ohio partnership) 99%

05            Tabor Grand LP (Colorado partnership) 99%
05            West Valley Hart LP (Hart and Alabama) 99.9%
05            Westfield Condominium Investment LP 98.99%
05            White Mountain Apache LP 99%
04        EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP) 0.08%
          [also owned 55.52% by Edison Capital Housing Investments and 44.40% by Edison Housing Consolidation Co.]
05            Cincinnati Ravenwood Apts, LP 99%
05            EDISON FUNDING OLIVE COURT 100%
06               Olive Court Housing Associates LP 1.1%
04        MISSION FUNDING BETA
04        MISSION FUNDING EPSILON
05            Edison Capital (Bermuda) Investments, Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
06               Edison Capital LAI (Bermuda) Ltd. (Bermuda corporation)
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  Trinidad and Tobago Methanol Company Limited (equity) 1.0%
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 8%
07                  AIG Emerging Europe Infrastructure Fund LP 22.70%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
05            Edison Capital International (Bermuda) Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
08                      Andes Energy XII Ltd. 100%
09                         Paz Holdings Ltd. 43.22%
10                            Compania Adminstradora de Empresas Bolivia S.A. ("Cade") 12.55% (Bolivian service company)
                              Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La
                              Paz, Bolivia
10                            Electricidad de La Paz S.A. ("Electropaz") (equity) 10% (Bolivian foreign utility company) [See 4.EC01]
                              Address:  Avenida Illimani l973, Casilla 10511, La Paz, Bolivia
10                            Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo") 12.55% (Bolivian foreign utility company) [See 4.EC02]
                              Address:  Calle Junin No. 710, Casilla No. 53, Oruro, Bolivia
10                            Empresa de Servicios Edeser S.A. ("Edeser") 12.55% (Bolivian
                              service company)
                              Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
07                  AIG Emerging Europe Infrastructure Fund LP 22.7%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
06               Olmeca Cable Investments Ltd. (Mandeville Mexico, S.A.) 21.7%
06               Paz Holdings Ltd. 30.42%
07                  Compania Adminstradora de Empresas Bolivia S.A. ("Cade") 12.55% (Bolivian service company)
                    Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La Paz,
                    Bolivia
07                  Electricidad de La Paz S.A. ("Electropaz") (equity) 10% (Bolivian foreign utility company)
                    [See 4.EC01]
                    Address:  Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia
07                  Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo") 12.55% (Bolivian foreign utility company) [See 4.EC02]

                    Address:  Calle Junin No. 710, Casilla No. 53, Oruro, Bolivia
07                  Empresa de Servicios Edeser S.A. ("Edeser") 12.55% (Bolivian service company)
                    Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
05            Edison Capital Latin American Investments Holding Company (Delaware corporation)
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
07                  AIG Emerging Europe Infrastructure Fund LP 22.70%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
05            Edison Capital (Netherlands) Holdings Company B.V.
              Address:  Herengracht 548, 1017 CG Amsterdam, Netherlands
06               Edison Capital (Netherlands) Investments B.V.
                 Address:  Herengracht 548, 1017 CG Amsterdam, Netherlands
05            MISSION FUNDING ALPHA
06               MISSION FUNDING MU
07                  EPZ Mission Funding Mu Trust (equity interest in foreign utility company) [See 4.EC03]
                    Address:  c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square,
                    Wilmington, Delaware 19890-0004
05            MISSION FUNDING DELTA
05            MISSION FUNDING NU
06               EPZ Mission Funding Nu Trust (equity interest in foreign utility company) [See 4.EC04]
                 Address:  c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square,
                    Wilmington, Delaware 19890-0004
05            Mission Investments, Inc. (U.S. Virgin Islands corp.)
              Address:  ABN Trustcompany, Guardian Building, Havensight, 2nd Floor, St. Thomas, U.S. Virgin
              Islands
05            Mission (Bermuda) Investments, Ltd. (Bermuda corp.)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
04        MISSION FUNDING GAMMA
04        MISSION FUNDING KAPPA
05            ABB Funding Partners, LP 14.27%
04        MISSION FUNDING ZETA
05            Huntington LP (New York partnership) 50%
05            Lakota Ridge LLC 75% [See 4.EC05]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Shaokatan Hills LLC 75% [See 4.EC06]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Woodstock Hills LLC 75% [See 4.EC07]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
04        MISSION IOWA WIND COMPANY
05            Storm Lake Power Partners I LLC (99%) [See 4.EC08]

02        MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von
          Karman Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments.  The subsidiaries and partnerships of Mission Land Company are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of
          California, and have the same principal place of business as Mission Land Company.

03     ASSOCIATED SOUTHERN INVESTMENT COMPANY
03     CALABASAS PALATINO, INC. (inactive)
03     Centrelake Partners, LP (limited partnership) 98%LP (inactive)
03     IRWINDALE LAND COMPANY (inactive)
03     MISSION AIRPORT PARK DEVELOPMENT CO. (inactive)
04        Centrelake Partners, LP (limited partnership) 2%GP (inactive)
04        Mission Vacaville LP (limited partnership) 1%GP (inactive)

03     MISSION INDUSTRIAL CONSTRUCTORS, INC. (inactive)
03     Mission-Oceangate 75%GP (inactive)
03     MISSION/ONTARIO, INC. (inactive)
03     MISSION SOUTH BAY COMPANY (inactive)
04        Mission-Oceangate 25%GP (inactive)
03     MISSION TEXAS PROPERTY HOLDINGS, INC. (inactive)
03     Mission Vacaville LP (limited partnership) 99%LP (inactive)

02        MISSION POWER ENGINEERING COMPANY is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.  The subsidiary of Mission Power
          Engineering Company is listed below.

03     ASSOCIATED SOUTHERN ENGINEERING COMPANY (inactive California corporation)

02        MISSION ENERGY HOLDING COMPANY is a Delaware corporation having its principal place of business at 2600
          Michelson Drive, Suite 1700, Irvine, California 92612.  Mission Energy Holding Company owns the stock of Edison Mission Energy and also acts as a financing vehicle.

03     EDISON MISSION ENERGY is a Delaware corporation having its principal place of business at 18101 Von Karman
       Avenue, Suite 1700, Irvine, California 92612-1046.  Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning, leasing and/or operating cogeneration, geothermal and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978.  Edison Mission
       Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators or foreign utility companies under the Energy Policy Act of 1992.  In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments.  The subsidiaries and partnerships of Edison Mission Energy are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as Edison Mission Energy.

EDISON MISSION ENERGY DOMESTIC COMPANIES:
04     AGUILA ENERGY COMPANY (LP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware limited partnership) (inactive) 49.5% of 53%
04     ANACAPA ENERGY COMPANY (GP)
05        Salinas River Cogeneration Company (California general partnership) 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     ARROWHEAD ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 50%LP; 100% w/ Thorofare, Mission/Eagle
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     BALBOA ENERGY COMPANY (GP) (inactive)
05        Smithtown Cogeneration, L.P. (Delaware limited partnership) (inactive) 50%; 100% w/ Kingspark
04     BLUE RIDGE ENERGY COMPANY (GP) (inactive)
05        Bretton Woods Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Bretton Woods
04     BRETTON WOODS ENERGY COMPANY (GP and LP) (inactive)
05        Bretton Woods Cogeneration, LP (Delaware LP) (inactive) 50%; 100% w/ Blue Ridge
04     CAMINO ENERGY COMPANY (GP)
05        Watson Cogeneration Company (California general partnership) 49%
04     CENTERPORT ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration I, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Ridgecrest
04     CHESAPEAKE BAY ENERGY COMPANY (GP) (inactive)
05        Delaware Clean Energy Project (Delaware general partnership) (inactive)50%
04     CHESTER ENERGY COMPANY (inactive)
04     CLAYVILLE ENERGY COMPANY (inactive)

05        Oconee Energy, LP (Delaware limited partnership) (inactive) 50%; 100% w/Coronado
04     COLONIAL ENERGY COMPANY (inactive)
04     CORONADO ENERGY COMPANY (inactive)
05        Oconee Energy, LP (Delaware limited partnership) (inactive) 50%; 100% with Clayville
04     CRESCENT VALLEY ENERGY COMPANY (inactive)
04     DEL MAR ENERGY COMPANY (GP)
05        Mid-Set Cogeneration Company (California general partnership) 50%
          Address:  13705 Shalae Road, Fellows, CA 93224
04     DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation) (inactive)
04     DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (inactive)
04     DEVEREAUX ENERGY COMPANY (LP) (inactive)
04     EAST MAINE ENERGY COMPANY (inactive)
04     EDISON ALABAMA GENERATING COMPANY (inactive)
04     EDISON MISSION DEVELOPMENT, INC. (Delaware corporation) 100%
04     EDISON MISSION ENERGY FUEL
05        EDISON MISSION ENERGY OIL & GAS [sold 01/07/2004]
06            Four Star Oil & Gas Company (Delaware corporation) 35.84% [sold 01/07/2004]
              Address:  200 Westchester Avenue, White Plains, NY 10650
05        EDISON MISSION ENERGY PETROLEUM
05        POCONO FUELS COMPANY (inactive)
05        SOUTHERN SIERRA GAS COMPANY
06            TM Star Fuel Company (California general partnership) 50%
04     EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
04     Edison Mission Energy Interface Ltd. (Canadian corporation)
       Address:  2 Sheppard Ave. E. #200, North York, Ontario, Canada
05        The Mission Interface Partnership (Province of Ontario general partnership) 50%
04     EDISON MISSION ENERGY SERVICES, INC. [formerly Edison Mission
       Energy Fuel Services, Inc.] [PowerGen project]
04     EDISON MISSION FUEL RESOURCES, INC. (Delaware corporation) [Com Ed Project
04     EDISON MISSION FUEL TRANSPORTATION, INC. (Delaware corporation) [Com Ed Project]
04     EDISON MISSION MARKETING & TRADING, INC. [Com Ed Project]
05        Midwest Generation Energy Services, LLC (Delaware LLC) (formerly CP Power Sales Eighteen, L.L.C.) 100%
04     EDISON MISSION HOLDINGS CO. (formerly EME Homer City Holdings Co.)
05        CHESTNUT RIDGE ENERGY COMPANY 100%
06            EME HOMER CITY GENERATION, L.P. (Pennsylvania limited partnership) 99%LP [See 4.EME01]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
05        EDISON MISSION FINANCE CO. 100%
05        HOMER CITY PROPERTY HOLDINGS, INC. 100%
05        MISSION ENERGY WESTSIDE, INC. 100%
06            EME HOMER CITY GENERATION, L.P. (Pennsylvania limited partnership) 1%GP [See 4.EME01]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
04     EDISON MISSION OPERATION & MAINTENANCE, INC.
04     EDISON MISSION PROJECT CO. (formerly EME UK International, Inc.) (Delaware corporation) 100% [holds 100%
       of the issued and outstanding Class D shares of MEC International B.V. (0.01%)--see INTERNATIONAL section]
04     EL DORADO ENERGY COMPANY (GP) (inactive)
04     EME CP HOLDINGS CO. (Delaware corporation)
05        Bretton Woods Funding I, L.L.C. (Delaware limited liability company)
05        CP Power Sales Seventeen, L.L.C. (Delaware limited liability company)
05        CP Power Sales Nineteen, L.L.C. (Delaware limited liability company) (inactive)
05        CP Power Sales Twenty, L.L.C. (Delaware limited liability company) (inactive)
05        Sunapee Funding I, L.L.C. (Delaware LLC) (inactive)
04     EME EASTERN HOLDINGS CO. (Delaware corporation)
05        Athens Funding, L.L.C. (Delaware limited liability company)
05        Citizens Power Holdings One, LLC (Delaware limited liability company)
06            CL Power Sales One, L.L.C. (Delaware LLC) 25%

06            CL Power Sales Two, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Six, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Seven, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Eight, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Nine, L.L.C. (Delaware LLC) 25%
06            CL Power Sales Ten, L.L.C. (Delaware LLC) 25%
05        CP Power Sales Twelve, L.L.C. (Delaware limited liability company)
04     EMOM SERVICES, INC. (Delaware corporation)
04     EMP, INC. (Oregon corporation) (GP and LP) (inactive)
05        GEO East Mesa Limited Partnership 50% [cancelled effective 04/30/2003]
06            GEO East Mesa Electric Co. (Nevada Corporation) 100% [dissolved 05/05/2003]
04     FOUR COUNTIES GAS COMPANY (inactive)
04     GLOBAL POWER INVESTORS, INC. (Delaware corporation)
04     Hancock Generation LLC (Delaware limited liability company) (inactive)
04     HOLTSVILLE ENERGY COMPANY (GP and LP) (inactive)
05        Brookhaven Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Madera
04     INDIAN BAY ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration III, LP (Delaware limited partnership) (inactive) 50%; 100% w/
          Santa Ana
04     JEFFERSON ENERGY COMPANY (GP and LP) (inactive)
04     KINGS CANYON ENERGY COMPANY (inactive)
04     KINGSPARK ENERGY COMPANY (GP and LP) (inactive)
05        Smithtown Cogeneration, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Balboa
04     LAGUNA ENERGY COMPANY (inactive)
04     LA JOLLA ENERGY COMPANY (inactive)
04     LAKEVIEW ENERGY COMPANY (inactive)
05        Georgia Peaker, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Silver Springs
04     LEHIGH RIVER ENERGY COMPANY (inactive)
04     LONGVIEW COGENERATION COMPANY  (inactive)
04     MADERA ENERGY COMPANY (GP) (inactive)
05        Brookhaven Cogeneration, LP (Delaware partnership) (inactive) 50%; 100% w/ Holtsville
04     MADISON ENERGY COMPANY (LP) (inactive)
05        Gordonsville Energy, L.P. (Delaware limited partnership) 49%; 50% w/ Rapidan [See 4.EME02]
          Address:  115 Red Hill Road, Gordonsville, VA 22942 [sold 11/21/2003]
04     MIDWEST GENERATION EME, LLC (Delaware LLC) 100%
       Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
05        COLLINS HOLDINGS EME, LLC (Delaware limited liability company) (inactive)
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
05        EDISON MISSION MIDWEST HOLDINGS CO. (Delaware corporation) 100%
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
06            EDISON MISSION ENERGY FUEL SERVICES, LLC (Delaware limited liability company)
              Address:  One Financial Place, 440 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            EDISON MISSION OVERSEAS CO. (Delaware corporation) (Com Ed project) 100%
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
07               Edison Mission Overseas Ltd. (UK company) (Com Ed project) 100%
                 Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
06            MIDWEST GENERATION, LLC (Delaware LLC) (Com Ed project) 100% [See 4.EME03]
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
              Crawford Station, 3501 South Pulaski Road, Chicago, IL 60608
              Collins Station, 4200 East Pine Bluff Road, Morris, IL 60623
              Fisk Station, 1111 West Cermak Road, Chicago, IL 60608
              Joliet Station, 1800 Channahon Road, Joliet, IL 60436
              Powerton Station, 13082 East Manito Road, Pekin, IL 61554
              Waukegon Station, 10 Greenwood Avenue, Waukegan, IL 60087
              Will County Station, 529 East Romeo Road, Romeoville, IL 60441
04     MIDWEST PEAKER HOLDINGS, INC. (Delaware corporation) 100%
04     Mission Capital, LP (Delaware limited partnership) 3%; MIPS partnership
04     MISSION DEL CIELO, INC. (Delaware corporation) 100%
05        Mission del Sol, LLC (Delaware limited liability company) 100%

06            Sunrise Power Company, LLC (Delaware LLC) 50% [EWG] [See 4.EME04]
              Address:  12857 Sunrise Power Road, Fellows, CA 93224
07               Mission De Las Estrellas LLC (Delaware corporation) 100%
04     MISSION/EAGLE ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 2%GP; 100% w/ Arrowhead, Thorofare
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     MISSION ENERGY CONSTRUCTION SERVICES, INC.
04     MISSION ENERGY GENERATION, INC. (inactive)
04     MISSION ENERGY HOLDINGS, INC.
05        Mission Capital, LP (Delaware LP) 97%; MIPS partnership
04     MISSION ENERGY HOLDINGS INTERNATIONAL, INC. (Delaware corporation) [holds 100% of the issued and outstanding Class A shares of MEC International B.V. (99.97%)--see INTERNATIONAL section]
05        EME Investments, LLC (Delaware LLC) 100% (inactive)
05        EME SOUTHWEST POWER CORPORATION (Delaware corporation) 100% [holds 100% of the issued and outstanding
          Class C shares of MEC International B.V. (0.01%)--see INTERNATIONAL section]
05        EME UK International LLC (Delaware LLC) 100% [holds 100% of the issued and outstanding Class B stock of
          MEC International B.V. (0.01%)--see INTERNATIONAL section]
04     MISSION ENERGY INDONESIA (inactive)
04     MISSION ENERGY MEXICO (inactive) formerly the branch office in Mexico (no partnership)
04     MISSION ENERGY NEW YORK, INC. (GP and LP)
05        Brooklyn Navy Yard Cogeneration Partners, LP (Delaware limited partnership) 50% [See 4.EME05]
          Address:  Flushing Avenue, Cumberland Street, Building 41, Brooklyn, NY 11205
04     MISSION ENERGY WALES COMPANY
05        Mission Hydro Limited Partnership (UK limited partnership) 30%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            EME Generation Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Victoria Generation Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Energy Capital Partnership (Australian partnership) 98%
09                      Enerloy Pty Ltd. (Australian company) 100%
08                  Mission Energy Development Australia Pty Ltd. (Australian company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Gippsland Power Pty Ltd 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 49% [See 4.EME06]
                           Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
07               Energy Capital Partnership (Australia partnership) 1%LP
08                  Enerloy Pty Ltd. (Australia company) 100%
07               FHH No. 1 Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
08                  First Hydro Holdings Company (Australia partnership) 99%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      First Hydro Company 99% [See 4.EME07]
                        Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales CH5 3XJ
09                      First Hydro Finance plc 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         First Hydro Company 1% [See 4.EME07]
                           Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales CH5 3XJ

07               Loyvic Pty. Ltd. (Australian company) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Energy Capital Partnership (Australia partnership) 1%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Enerloy Pty Ltd. (Australian company) 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
04     MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP) (inactive)
05        Triple Cycle Partnership (Texas general partnership) (inactive) 50%
04     NORTH JACKSON ENERGY COMPANY (inactive)
04     NORTHERN SIERRA ENERGY COMPANY (GP) (inactive)
05        Sobel Cogeneration Company (California general partnership) (inactive) 50%
04     ORTEGA ENERGY COMPANY (inactive)
04     PANTHER TIMBER COMPANY (GP) (inactive)
05        American Kiln Partners, LP (Delaware limited partnership) (inactive)2%
04     PARADISE ENERGY COMPANY (inactive)
05        Vista Energy, L.P. (New Jersey limited partnership) (inactive) 50%; 100% w/ Vista Energy
          Company
06            Crown Vista Urban Renewal Corporation (inactive) 50%
04     PLEASANT VALLEY ENERGY COMPANY (GP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 0.5%; 50% w/ Aguila
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware limited partnership) (inactive) 0.5% of 53%
04     QUARTZ PEAK ENERGY COMPANY (LP) (inactive)
04     RAPID ENERGY LIMITED (UK company) 100%
       Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        Edison Mission Services Limited (UK company) 100%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
04     RAPIDAN ENERGY COMPANY (GP) (inactive)
05        Gordonsville Energy, L.P. (Delaware limited partnership) 1%; 50% w/ Madison [See 4.EME02]
          Address:  115 Red Hill Road, Gordonsville, VA 22942 [sold 11/21/2003]
04     REEVES BAY ENERGY COMPANY (GP and LP) (inactive)
05        North Shore Energy LP (Delaware limited partnership) (inactive) 50%; 100% w/ Santa Clara
06            Northville Energy Corporation (New York corporation) (inactive) 100%
04     RIDGECREST ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration I, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Centerport
04     RIO ESCONDIDO ENERGY COMPANY (inactive)
04     RIVERPORT ENERGY COMPANY (GP and LP) (inactive)
05        Riverhead Cogeneration II, LP (Delaware limited partnership) (inactive) 50%; 100% w/ San Pedro
04     SAN GABRIEL ENERGY COMPANY (inactive)
04     SAN JOAQUIN ENERGY COMPANY (GP)
05        Midway-Sunset Cogeneration Company, LP (California general partnership) 50%
          Address:  3466 West Crocker Springs Road, Fellows, CA 93224
04     SAN JUAN ENERGY COMPANY (GP)
05        March Point Cogeneration Company (California general partnership) 50%
04     SAN PEDRO ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration II, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Riverport
04     SANTA ANA ENERGY COMPANY (GP) (inactive)
05        Riverhead Cogeneration III, LP (Delaware limited partnership) (inactive) 50%; 100% w/
          Indian Bay
04     SANTA CLARA ENERGY COMPANY (GP) (inactive)
05        North Shore Energy, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Reeves Bay
06            Northville Energy Corporation (New York corporation) (inactive) 100%
04     SILVERADO ENERGY COMPANY (GP)
05        Coalinga Cogeneration Company (California general partnership) 50%
          Address:  32812 West Gate Road, Bakersfield, CA 93210
04     SILVER SPRINGS ENERGY COMPANY (inactive)
05        Georgia Peaker, LP (Delaware limited partnership) (inactive) 50%; 100% w/ Lakeview

04     SONOMA GEOTHERMAL COMPANY (inactive)
04     SOUTH COAST ENERGY COMPANY (GP) (inactive)
04     SOUTHERN SIERRA ENERGY COMPANY (GP)
05        Kern River Cogeneration Company (general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308
04     THOROFARE ENERGY COMPANY (inactive)
05        Crown Energy, L.P. (New Jersey limited partnership) (inactive) 48%LP; 100% w/ Arrowhead, Mission/Eagle
06            Crown Vista Urban Renewal Corporation  (inactive) 50%
04     VIEJO ENERGY COMPANY (GP)
05        Sargent Canyon Cogeneration Company (California general partnership) 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     VISTA ENERGY COMPANY (New Jersey corporation) (inactive)
05        Vista Energy, L.P. (New Jersey limited partnership) (inactive) 50%; 100% w/ Paradise Energy Company
06            Crown Vista Urban Renewal Corporation (inactive) 50%
04     WESTERN SIERRA ENERGY COMPANY (GP)
05        Sycamore Cogeneration Company (California general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308

EDISON MISSION ENERGY INTERNATIONAL COMPANIES [all foreign corporation names bold]:
05        MEC International B.V. (Netherlands company) (Holding Company 99.97% owned by Mission Energy Holdings
          International, Inc., a California corp. (owns 100% of Class A Shares), 0.01% by EME UK International
          LLC, a Delaware LLC (owns 100% of Class B shares), 0.01% by EME Southwest Power Corporation (owns 100%
          of Class C shares) and 0.01% by Edison Mission Project Co.  (owns 100% of Class D shares).
          Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Beheer-en Beleggingsmaatschappij Jydeno B.V. 100% (Netherlands company)
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Vindoor Investments (Mauritius) Limited (Mauritius company) 10%
                 Address:  BAI Building, 5th Floor, Pope Hennessey Street, Port Luis, Mauritius
08                  Coaltrade Services International Pte. Ltd. (Singapore company) 100%
                    Address:  10 Anson Road, #18-12, International Plaza, Singapore 079903
06            EcoElectrica s.a.r.l. (Luxemburg company)
              Address:  12-16, Avenue Monterey, L-2163 Luxembourg
07               EME del Caribe Holding GmbH (Austrian company)
                 Address:  4020 Linz, Landstrasse 12, Austria
08                  EME del Caribe (Cayman Islands company)
                    Address:  First Floor, Caledonian House, Mary St, George Town, Grand Cayman, Cayman Islands
09                      EcoElectrica Holdings, Ltd. (Cayman Islands company) 50%
                        Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
10                         EcoElectrica Ltd. (Cayman Islands company) 100%
                           Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
11                            EcoElectrica LP (Bermuda exempted limited partnership) (EQUITY) 1% GP [See 4.EME21]
                              Address:  Plaza Scotiabank, 273 Ponce de Leon Avenue, Suite 902, Hato Rey, Puerto
                              Rico 00918
10                         EcoElectrica LP (Bermuda exempted limited partnership) (EQUITY) 99% LP [See 4.EME21]
                           Address:  Plaza Scotiabank, Suite 902, Avenida Ponce de Leon 273, Hato Rey, Puerto
                           Rico 00918
06            Edison Mission Advantage B.V. (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission LYB PEDS Pty Ltd (formerly Edison Mission De Laide Pty Ltd. (Australian company)
                 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia

06            Edison Mission Ausone Pty. Ltd. (Australian company) (inactive) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Energy International B.V. (formerly MEC Mission B.V.) (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Edison Mission Energy Services B.V. (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               EME Australia Capital Pty. Ltd. (formerly EME Australia Finance Pty. Ltd.) 100%
                 Address:  Level 20, HWT Tower, 40 City Road, Southbank,Victoria, 3006 Australia
06            Edison Mission Millennium B.V. (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               EME Caliraya B.V. (formerly Beheer-en Beleggingsmaatschappij Trepo B.V.) (Netherlands company)
                 75%
                 Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
08                  CBK Power Company Ltd. (Philippine limited partnership) 49%
                    Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                    Philippines [See 4.EME08]
07               EME Kayalaan B.V. (formerly Beheer-en Beleggingsmaatschappij Hagra B.V.) (Netherlands company)
                 100%
                 Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
08                  CBK Power Company Ltd. (Philippine LP) 1%
                    Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                    Philippines [See 4.EME08]
06            Edison Mission Operation & Maintenance Services B.V. (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission Operation & Maintenance (Thailand) Company Limited (Cayman Islands company) 100%
                 Address:  7th Fl. Bubhajit Bldg., 20 North Sathorn Road, Kwaeng Silom, Khet Bangrak, Bangkok,
                 Thailand
07               EME Philippines Services Corporation [formerly EME Philippines OandM Corporation] (Philippines company) 100%
                 Address:  Unit 1105, Tower One, Ayala Triangle, Ayala Avenue, Makati City, Philippines
07               Kalayaan Power Management Corporation (Philippines corporation) 50% [EWG] [See 4.EME09]
                 Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                 Philippines
06            Edison Mission Retail Pty. Ltd. (Australian company) (inactive) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Utilities Pty. Ltd. (Australian company) (inactive) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Italian Vento Power Corporation 4 S.r.l. (Italian company) 50% [See 4.EME10]
                 Address:  Via Circumvallazione, 54/h, 83100 Avellino, Italy
06            Edison Mission Vendesi Pty Ltd. (Australian company) (inactive) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            EME Atlantic Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Ascot Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Buckingham Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Precision B.V. (Netherlands company) (formerly Beheer-en-Beleggingsmaatschappij Pylamo
                        B.V.) 100% [Contact Energy Project, 2nd Stage]
                        Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands

10                         Mission Energy Universal Holdings [formerly EME Universal Holdings] (New Zealand company) 100% [Contact Energy Project, 2nd Stage]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH
                           England
11                            Contact Energy Limited (New Zealand company) 0.624% [See 4.EME11]
                              Address:  Level 1, Harbor City Tower, 29 Brandon Street, Box 10-742, Wellington,
                              New Zealand
11                            Mission Contact Finance Limited (New Zealand company) 100%
                              Address:  Bell Gully, IBM Centre, 171 Featherston Street, Wellington, New Zealand
11                            Mission Energy Five Star (New Zealand company) 100%
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New
                              Zealand
11                            Mission Energy Pacific Holdings [formerly EME Pacific Holdings] (New Zealand company) 100% [Contact Energy Project, 2nd Stage]
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New
                              Zealand
12                               Contact Energy Limited (New Zealand company) 50.598%
                                 [See 4.EME11]
06            EME Tri Gen B.V. 100% (Netherlands company)
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Tri Energy Company Limited (Thai limited liability company) (Tri Energy Project) (EQUITY) 25%
                 [See 4.EME12]
                 Address:  Grand, Amarin Tower, 16th Floor, New Petchburi Road, Ratchathewi, Bangkok 10320
                 Thailand
06            EME Victoria B.V. 100% (Netherlands company) (inactive)
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            First Hydro Renewables Limited (formerly Celtic Offshore Wind Ltd.) (UK company) (inactive) 100%
              Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
07               First Hydro Renewables Number 2 Limited (UK company) (inactive) 100%
                 Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
06            Global Generation B.V. 100% (Netherlands company)
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Caresale Services Limited (UK company) 49%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison First Power Holdings II (UK company) 100% [PowerGen project]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison First Power Holdings I (UK company) 100% [PowerGen project]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Caresale Services Limited (UK company) 51%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Edison Mission Marketing and Services Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Finance UK Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Energy Generation Finance UK Plc (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Maplekey Holdings Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Maplekey UK Finance Limited (UK company) 100%
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            Maplekey UK Limited (UK company) 100%
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
12                               Edison First Power Limited (UK company) (inactive) 100%
                                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      South Australian Holdings Limited 100% [dissolved 03/04/2003]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England

10                         EME International Dragon Limited (UK company) 100% [dissolved 08/05/2003]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            EME Adelaide Energy Limited (UK company) 100% [dissolved 01/14/2003]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            EME Monet Ltd. (UK company) 100% [dissolved 08/05/2003]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Redbill Contracts Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Hydro Energy B.V. (Netherlands company) 10%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Iberica de Energias, S.L. (Spain company) 96.65% [See 4.EME13]
                 Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain company) 91.32% [See 4.EME14]
                    Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
06            Iberian Hy-Power Amsterdam B.V. (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission Energy Desarrollos Espana, S.L. (Spain company) 100%
                 Address:  Paseo de Gracia 18, 4o. Piso, 08007, Barcelona, Spain
07               Hydro Energy B.V. (Netherlands company) 90%
08                  Iberica de Energias, S.L. (Spain company) 96.65% [See 4.EME13]
09                      Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32%
                        [See 4.EME14]
10                         Monasterio de Rueda, S.L. (Spain) 100%
07               Iberica de Energias, S.L. (Spain company) 3.35% [See 4.EME13]
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32%
                    [See 4.EME14]
09                      Monasterio de Rueda, S.L. (Spain) 100%
06            Latrobe Power Pty. Ltd. (Australian company) 99%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Mission Victoria Partnership (Australian partnership) 52.31% (100% w/ Traralgon PPL 46.69% and
                 MEVALP 1%)
08                  Latrobe Power Partnership (Australian partnership) 99%
09                      Loy Yang B Joint Venture 51% [See 4.EME06]
                        Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
06            Latrobe Valley B.V. [formerly Beheer-en Beleggingsmaatschappij Botara B.V.] (Netherlands company)
              (LYB Peakers Project) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Valley Power Pty Ltd. (Australian company) (LYB Peakers Project)
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Loy Yang Holdings Pty. Ltd. (Australian company) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Edison Mission Energy Holdings Pty. Ltd. (Australian company) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Edison Mission Energy Australia Limited (Australian company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Latrobe Power Partnership (Australian partnership) 1%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 51% [See 4.EME06]
08                  Edison Mission Energy Australia Pilbara Power Pty. Ltd. (Australian company) (inactive) 100%

                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Kwinana Pty. Ltd. (Australian company) 100% (Operator of Kwinana Project)
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Loy Yang Pty. Ltd. (Australian company) 100%
                    Address:  P.O. Box 1792, Traralgon, Victoria 3844, Australia
08                  Mission Energy Holdings Superannuation Fund Pty. Ltd. (Australian company) (retirement fund required by Australia law) 100%
08                  Mission Energy (Kwinana) Pty. Ltd. (Australian company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Kwinana Power Partnership (Philippines partnership) 1%
                        Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
10                         Perth Power Partnership (Australian partnership) 70% (Kwinana Project) [See 4.EME15]
                           Address:  James Court, Kwinana Beach 6167, Western Australia
07               Latrobe Power Pty. Ltd. (Australian company) 1%
08                  Mission Victoria Partnership (Australian partnership) 52.31%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME06]
07               Mission Energy Ventures Australia Pty. Ltd. (Australian company) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Mission Victoria Partnership (Australian partnership) 1%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME06]
07               Traralgon Power Pty. Ltd. (Australian company) 1%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Mission Victoria Partnership (Australian partnership) 46.69%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME06]
06            Majestic Energy Limited (UK company)
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Royale (New Zealand unlimited liability company)
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison Mission Energy Taupo Limited (New Zealand company) (inactive) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
06            MEC Esenyurt B.V. (Netherlands company) (Doga Project) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish corporation) (Project company) 80% [See
                 4.EME16]
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish corporation) (Heat company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation) (OandM company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
06            MEC IES B.V. (Netherlands company) (ISAB Project) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               ISAB Energy Services s.r.l. 49% (Italian company) (services co ISAB Project)
                 Address:  Ex S.S. 114km 146, 96100 Priolo G (SR), Sicily, Italy
06            MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               P. T. Adaro Indonesia (Indonesian company) (EQUITY) 8.17%

                 Address:  Suite 704, World Trade Centre, Jl. Jend. Sudirman Kav. 31, Jakarta 12920 Indonesia
06            MEC Indonesia B.V. (Netherlands company) 99%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Edison Mission Energy Power (Mauritius corporation) (Branch office in India) (inactive) 100%
                 Address:  Louis Leconte Street, Curepipe, Mauritius
07               P. T. Paiton Energy (Indonesian company) (EQUITY) (Paiton Project) 40% [See 4.EME17]
                 Address:  Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java, Indonesia
06            MEC International Holdings B.V. (Netherlands company) 100% [in liguidation]
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               MEC Indonesia B.V. (Netherlands company) 1%
08                  Edison Mission Energy Power (Mauritius corporation) (Branch office in India) 100%
08                  P. T. Paiton Energy (Indonesian company) (EQUITY) (Paiton Project) 40% [See 4.EME17]
07               P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 1%
                 Address:  Jl. Raya Surabaya Situbondo Km 141, P.O. Box
                 78, Paiton 67291, Probolinggo, East Java, Indonesia
06            MEC Java B.V. (formerly MEC India B.V) (Netherlands company) (Jojobera Project) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Island Capital S.a.r.l. (Luxembourg company) 100%
                 Address:  L-2636 Luxembourg, 12, rue Leon Thyes
08                  Edison Mission Energy Asia Pte. Ltd. (Singapore private company limited by shares)
                    100% (EME's Regional Asia Pacific Headquarters)
                    Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      Edison Mission Energy Asia Pacific Pte. Ltd. (Singapore company) 100%
                        Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      Edison Mission Energy Fuel Company Pte. Ltd. (Singapore company) 100%
                        Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      Edison Mission Operation & Maintenance Services Pte. Ltd. (Singapore
                        company) 100%
                        Address:  Address:  1 Robinson Road, #19-01 AIA Tower,Singapore 048542
09                      P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian
                        company) 99%
                        Address:  Jl. Gen. A Yani No. 54 Probolinggo, East Java, Indonesia
06            MEC Laguna Power B.V. (Netherlands company) (Malaya Project) (inactive) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Gulf Power Generation Co. Ltd. (Bangkok company) 40%
                 Address:  888/101 Mahatun Plaza Tower, 10th Floor, Ploenchit, Lumphini, Patumwan, Bangkok 10330
                 [Sold 12/12/2003]
06            MEC Perth B.V. (Netherlands company) (Kwinana Project) 100%
07               Kwinana Power Partnership (Philippines partnership) 99%
                 Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
08                  Perth Power Partnership (Australian partnership) 70% (Kwinana Project) [See
                    4.EME15]
                    Address:  James Court, Kwinana Beach 6167, Western Australia
06            MEC Priolo B.V. (Netherlands company) (ISAB Project) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               ISAB Energy s.r.l. (Italian company) (EQUITY) 99% of 49% (quota, not shares)
                 [See 4.EME18]
                 Address:  Corso Gelone No. 103, Siracusa, Sicily, Italy
06            MEC San Pascual B.V. (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               San Pascual Cogeneration Company International B.V. 50%
                 Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
08                  San Pascual Cogeneration Company (Philippines) Ltd (San Pascual Project) (EQUITY) 1%GP and
                    74%LP
                    Address:  Unit 1610/1611, Tower One, Ayala Triangle, Ayala Ave, 1200 Makati City, Metro
                    Manila, Philippines

07               Morningstar Holdings B.V. (formerly Beheer-en Beleggingsmaatschappij Vestra B.V.) (Netherlands
                 company) (inactive) 50%
                 Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            MEC Sidi Krir B.V. (Netherlands company) (inactive) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            MEC Sumatra B.V. (Netherlands company) (inactive) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            MEC Wales B.V. (Netherlands company) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
07               Mission Hydro Limited Partnership (UK limited partnership) 69%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Generation Holdings Limited (UK company) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Victoria Generation Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Energy Capital Partnership (Australian partnership 98%
11                            Enerloy Pty Ltd. (Australian company) 100%
10                         Mission Energy Development Australia Pty Ltd. (Australian company) 100%
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Gippsland Power Pty Ltd 100%
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
12                               Loy Yang B Joint Venture 49% [See 4.EME06]
                                 Address: Bartons Lane, Loy Yang, Victoria, Australia 3844
09                      Energy Capital Partnership (Australian partnership) 1%LP
10                         Enerloy Pty Ltd. (Australian company) 100%
09                      FHH No. 1 Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
10                         First Hydro Holdings Company (UK company) 99%
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            First Hydro Company (UK company) 99% [See 4.EME07]
                              Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales
                              CH5 3XJ
11                            First Hydro Finance plc (UK company) 100%
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
12                               First Hydro Company (UK company) 1% [See 4.EME07]
                                 Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales
                                 CH5 3XJ
09                      Loyvic Pty. Ltd. (Australian company) 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Energy Capital Partnership (Australian partnership) 1%
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Enerloy Pty Ltd. (Australian company) 100%
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
06            Mission Energy Company (UK) Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Derwent Cogeneration Limited (UK company) (EQUITY) 33% [See 4.EME19]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Energy Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Mission Hydro (UK) Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England

08                  FHH No. 2 Limited (UK company) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
09                      First Hydro Holdings Company (UK company) 1%
10                         First Hydro Company (UK company) 99% [See 4.EME07]
10                         First Hydro Finance plc (UK company) 100%
11                            First Hydro Company (UK company)1% [See 4.EME07]
08                  Mission Hydro Limited Partnership (UK limited partnership) 1%GP
09                      EME Generation Holdings Limited (UK company) 100%
10                         Edison Mission Operation & Maintenance Limited (UK company) 100%
10                         EME Victoria Generation Limited (UK company) 100%
11                            Energy Capital Partnership (Australian partnership 98%
12                               Enerloy Pty Ltd. (Australian company) 100%
11                            Mission Energy Development Australia Pty Ltd. (Australian company)
                              100%
12                               Gippsland Power Pty Ltd 100%
13                                   Loy Yang B Joint Venture 49% [See 4.EME06]
10                         Energy Capital Partnership (Australian partnership) 1%LP
11                            Enerloy Pty Ltd. (Australian company) 100%
10                         FHH No. 1 Limited (UK company) 100%
                           Address:  Lansdowne House, Berkeley Square, London W1J 6ER England
11                            First Hydro Holdings Company (UK company) 99%
12                               First Hydro Company (UK company) 99% [See 4.EME07]
12                               First Hydro Finance plc (UK company) 99%
13                                   First Hydro Company (UK company) 1% [See 4.EME07]
10                         Loyvic Pty. Ltd. (Australian company) 100%
11                            Energy Capital Partnership (Australian partnership) 1%
12                               Enerloy Pty Ltd. (Australian company) 100%
07               Pride Hold Limited (UK company) 99%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Lakeland Power Limited (UK company) (inactive) 100% [See 4.EME20]
                    Address:  Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPQ
08                  Lakeland Power Development Company Limited (UK company) (inactive) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Mission Energy Italia s.r.l. (Italian company) 100% Rep Office in Italy
              Address:  Villa Brasini, Via Flaminia 497, 00191 Rome Italy
06            Mission NZ Operations B.V. (Netherlands company) 100% (inactive)
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Pride Hold Limited (UK company) 1%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Lakeland Power Development Company Limited (UK company) (inactive) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Lakeland Power Limited (UK company) (inactive) 100% [See 4.EME20]
                 Address:  Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPQ
06            Southwestern Generation B.V. (Netherlands company) (inactive) 100%
              Address:  Level 2, De Lairessestraat 111-115, 1075 HH Amsterdam, Netherlands
06            Traralgon Power Pty. Ltd. (Australian company) 99%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Mission Victoria Partnership (Australian partnership) 46.69% (100% w/ Latrobe PPL 52.31% and
                 MEVALP 1%)
08                  Latrobe Power Partnership (Australian partnership) 99%
09                      Loy Yang B Joint Venture 51% [See 4.EME06]

2.  A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED
FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION,
TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING
PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION
FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE
ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF
SUCH STATE.

Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of
1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas.
None of Claimant's subsidiaries, other than SCE, is a public utility company.  SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

SCE owns and operates one diesel-fueled generating plant, 34 hydroelectric plants (plus two fishwater generators shown in the detail below) and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating
Station.  These plants are located in Central and Southern California.  Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island.  In addition, SCE owns three hydroelectric plants that are no longer operational and are in the process of being decommissioned.  SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear
Generating Station, located near Phoenix, Arizona, and an undivided 48% interest in Units 4 and 5 of the Four
Corners Project, a coal-fueled steam electric generating plant in New Mexico, all of which are operated by other utilities.  SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark County, Nevada.  Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

SCE's transmission facilities consist of approximately 7,214.69 circuit miles of 33kV, 55kV, 66kV, 115kV and
161kV lines, 3,520.99 circuit miles of 220kV lines, and 1237.59 circuit miles of 500kV lines consisting of
1,000.14 miles in California, 125.40 miles in Nevada and 112.05 miles in Arizona.  SCE's distribution facilities consist of approximately 60,532.00 overhead circuit miles and 35,585.50 underground circuit miles, and 559 distribution substations, all of which are located in California.

3.  THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY
PUBLIC UTILITY COMPANIES:

(a)  NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS
DISTRIBUTED AT RETAIL.

Claimant:  None.
SCE:
(1)  82,187,501,000 kwh of electric energy sold at retail.
(2)  $7,924,893,450 of total revenues from such sales.

(b)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE
STATE IN WHICH EACH COMPANY IS ORGANIZED.

Claimant:  None.
SCE:  None.

(c)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE
STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  1,132,073,000 kwh of electric energy sold at wholesale outside of California or at the state line.
(2)  $43,975,267 of total revenues from such sales.

(d)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN
WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  2,363,366,628 kwh of electric energy purchased at wholesale outside of California or at the state line.
(2)  $141,916,776 of total expenses from such purchases.

4.  THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS
DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

(a)  NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY
COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT
RETAIL OF NATURAL OR MANUFACTURED GAS.

(b)  NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION
OF THE INTEREST HELD.

(c)  TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY
DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY
CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR
INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN
UTILITY COMPANY.

(d)  CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

(e)  IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A
SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH
AGREEMENT(S).

                                                  EDISON CAPITAL

4.EC01  ELECTRICIDAD DE LA PAZ S.A. [FUCO]

(a)  Electricidad de la Paz S.A. ("Electropaz"), Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia.

Electropaz's facilities consists of substations and distribution lines serving approximately 320,000 retail customers in La Paz and El Alto, Boliva.  Electropaz does not own generation or transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding
Epsilon; Mission Funding Epsilon through its wholly owned subsidiaries, Edison Capital International (Bermuda)
Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd. collectively own an 11.1% indirect interest in
Electropaz.  IberBolivia de Invessiones, S.A. owns 89.55% of Electropaz and Banco Santander Central
Hispanoamericano S.A. owns a 10% interest.  Paz Holdings Ltd. owns 36.6% of IberBolivia de Invessiones, S.A. and
Iberdrola S.A. indirectly owns 63.4% of IberBolivia de Invessiones, S.A.  The voting securities of Paz Holdings
Ltd, 30.42%, are held by Edison Capital International (Bermuda) Ltd., with 43.22% held by Andes Energy XII Ltd.
and 26.36% held by GE Capital Services Structured Finance Group, Inc.  Andes Energy XII is wholly-owned by AIG-GE
Capital Latin American Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd.
holds an indirect 7.89% interest.  Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd., in the amount of $7.84 million.

(d)  Capitalization or total equity for the period ending December 31, 2002 = $43,778,165
Net loss after taxes for 2002 = ($3,184,859)

(e)  There are no service, sales or construction contracts between Electropaz and any system company.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A. [FUCO]

(a)  Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo"), Calle Junin No. 710, Casilla 53, Oruro, Boliva.

Elfeo's facilities used for the generation, transmission, or distribution of electric energy for sale consist primarily of substations and distribution lines serving approximately 43,900 retail customers in the cities of
Oruro and Huaruni.  Elfeo does not own generation or transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding
Epsilon; Mission Funding Epsilon through its wholly owned subsidiaries, Edison Capital International (Bermuda)
Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd. collectively own an 11.5% interest in Elfeo.
IberBolivia de Invessiones, S.A. owns 92,84% of Elfeo,Paz Holdings Ltd. owns a 36.6% interest in IberBolivia de
Invessiones, S.A., and Iberdrola S.A. indirectly owns 63.4% of IberBolivia de Invessiones, S.A.  The voting securities of Paz Holdings Ltd., 30.42%, are held by Edison Capital International (Bermuda) Ltd., with 43.22%
held by Andes Energy XII Ltd. and 26.36% held by GE Capital Services Structured Finance Group, Inc.  Andes Energy
XII is wholly-owned by AIG-GE Capital Latin American Infrastructure Fund L.P. in which Edison Capital Latin
American Investments (Bermuda) Ltd. holds an indirect 7.89% interest.  Edison Capital Latin American Investments
(Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd. and Edison Capital Latin American Investments (Bermuda) Ltd., in the amount of $0.75 million.

(d)  Capitalization or total equity for the period ending December 31, 2002 = $5,038,020
Net loss after taxes for 2002 = ($325,100)

(e)  There are no service, sales or construction contracts between Elfeo and any system company.

4.EC03  EPZ MISSION FUNDING MU TRUST [FUCO]

(a)  EPZ Mission Funding MU Trust ("EPZMFMT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100%
of Mission Funding Alpha, which owns 100% of Mission Funding Mu.  EPZMFMT is a business trust created under the laws of the State of Delaware.  Mission Funding Mu is the 100% beneficial owner of the beneficial interest in
EPZMFMT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000.  Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding
Alpha.

(d)  Capitalization or total equity for the period ending December 31, 2003 = $24,911,926
Net income after taxes for 2003 = $830,394

(e)  There are no contracts between EPZ and any system company.

4.EC04  EPZ MISSION FUNDING NU TRUST [FUCO]

(a)  EPZ Mission Funding Nu Trust ("EPZMFNT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100%
of Mission Funding Delta, which owns 100% of Mission Funding Nu.  EPZMFNT is a business trust created under the laws of the State of Delaware.  Mission Funding Nu is the 100% beneficial owner of the beneficial interest in
EPZMFNT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000.  Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission
Housing Investments.

(d)  Capitalization or total equity for the period ending December 31, 2003 = $55,651,762
Net income after taxes for 2003 = $1,950,002

(e)  There are no contracts between EPZ and any system company.

4.EC05  LAKOTA RIDGE LLC [EWG]

(a)  Lakota Ridge, L.L.C. ("Lakota"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Lakota is an 11.25 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 15 Micon M1800 750 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Lakota and Heller Financial, Inc. owns a 24.9%
interest.  Northern Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,667,030.

(d)  Capitalization or total equity for the period ending December 31, 2002 = $4,284,719
Net loss after taxes for 2002 = ($473,739)

(e)  There are no service, sales or construction contracts between Lakota and any system company.

4.EC06  SHAOKATAN HILLS LLC [EWG]

(a)  Shaokatan Hills L.L.C. ("Shaokatan"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Shaokatan is a 11.9 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 18 Vestas V-44 660 kW wind turbines atop tubular type towers.

(b)  Edison International owns 100% of Edison Misson Group Inc.; Edison Misson Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Shaokatan and Heller Financial, Inc. owns a 24.9%
interest.  Northern Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Funding Zeta, made a capital contribution of $5,161,500.

(d)  Capitalization or total equity for the period ending December 31, 2002 = $5,086,167
Net loss after taxes for 2002 = ($399,921)

(e)  There are no service, sales or construction contracts between Shaokatan and any system company.

4.EC07  WOODSTOCK HILLS LLC [EWG]

(a)  Woodstock Hills L.L.C. ("Woodstock"), c/o DanMar and Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Woodstock is a 10.2 megawatt windpowered electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 17 Vestas V-44 600 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Funding Zeta, owns a 75% interest in Woodstock and Heller Financial, Inc. owns a 24.9%
interest.  DanMar and Associates owns a 0.1% interest and is the manager of the Facility.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Funding Zeta, made a capital contribution of $4,200,000.

(d)  Capitalization or total equity for the period ending December 31, 2002 = $4,478,118
Net loss after taxes for 2002 = ($246,940)

(e)  There are no service, sales or construction contracts between Woodstock and any system company.

4.EC08  STORM LAKE POWER PARTNERS I LLC [EWG]

(a)  Storm Lake Power Partners I LLC ("Storm Lake"), c/o Mission Iowa Wind Company, 18101 Von Karman Avenue,
Suite 1700, Irvine, CA 92612.

Storm Lake is a 112.5 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in northwestern Iowa, consisting of 150 Zond, Z-50 750 kW wind turbines atop lattice towers.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Edison
Capital; Edison Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary, Mission Iowa Wind Company, owns a 99% interest in Storm Lake and Enron Storm Lake I LLC owns 1.0%
interest.  The Facility is operated by EMOM Services, Inc., and managed by Mission Iowa Wind Company.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Iowa Wind Company, made a capital contribution of $92,500,000.

(d)  Capitalization or total equity for the period ending December 31, 2002 = $72,460,000
Net loss after taxes for 2002 = ($7,293,000)

(e)  EMOM Services, Inc., provides operation and maintenance services to the Storm Lake I project.  These services are being provided in accordance with an O&M Agreement which has been negotiated between Storm Lake I and EMOM Services, Inc., but which contract is pending approval from the Storm Lake I project's lenders.  During the year ended December 31, 2003, Storm Lake I incurred costs in the amount of $1,023,000 for operation and maintenance services provided by EMOM Services, Inc.

Mission Iowa Wind Company provides management services to the Storm Lake I project.  These services are being provided in accordance with a Management Agreement which has been negotiated between Storm Lake I and Mission
Iowa Wind Company, but which contract is pending approval from the Storm Lake I project's lenders.  During the year ended December 31, 2003, Storm Lake I incurred costs in the amount of $293,000 for management services provided by Mission Iowa Wind Company.

                                               EDISON MISSION ENERGY

4.EME01  EME HOMER CITY GENERATION L.P. [EWG]

(a)  EME Homer City Generation L.P. ("Homer City"), 1750 Power Plant Road, Homer City, PA  15748-8009

Homer City operates a 1,884 MW coal-fired generating station located in Indiana County, approximately 45 miles northeast of Pittsburgh, Pennsylvania.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Edison Mission Holdings Co.; Edison Mission Holdings Co., through its wholly owned subsidiary
Mission Energy Westside, Inc., owns a 1% general partnership interest in Homer City and through its wholly owned subsidiary Chestnut Ridge Energy Company, owns a 99% limited partnership interest in Homer City, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Holdings Co.
in the amount of $1,363,948,000.

Guarantees:

In connection with the acquisition of Homer City, Homer City L.P. provided several surety bonds to the
Pennsylvania Department of Environmental Protection ("DEP").  The DEP requires operators of facilities in the
State of Pennsylvania to provide collateral bonds to the DEP for the purpose of guarantying reclamation obligations in the event the site is abandoned.  Safeco Insurance Company of America ("Safeco"), on behalf of
Homer City L.P., issued three surety bonds to the DEP in the aggregate amount of $6,860,913.  On September 14,
1999, EME provided a general indemnity to Safeco to indemnify them against all loss and expenses incurred by
Safeco in connection with the surety bonds.  In addition to the indemnification, Safeco demanded additional collateral for the surety bonds.  Therefore, on August 21, 2002, EME deposited $6,860,913 in an account controlled by Safeco for additional collateral.  Both the collateral and the indemnity will stay in place until the surety bonds are replaced or another source of collateral is provided to the DEP.

On December 7, 2001, Homer City was sold to and leased back from eight special purpose vehicles.  Under this arrangement, the $830 million senior secured bonds were assumed by the eight special purpose vehicles.  These bonds will be serviced by a portion of the lease rental payments to be paid by Homer City L.P. to the new owners of Homer City.  In connection with the sale-leaseback, eight letters of credit, one for each Owner Lessor, in the aggregate amount of $35,350,600 were issued by Westdeutsche Landesbank Girozentrale, New York Branch and Credit
Suisse First Boston for the account of the Owner Lessors.  These letters of credit satisfied the requirement under the First Amended and Restated Indenture for the bonds to have a Debt Service Reserve Requirement in an amount equal to six months debt service projected to be due following a rent payment.  These letters of credit expired on April 1, 2002 and were replaced with eight letters of credit, one for each Owner Lessor, in the aggregate amount of $43,812,922 issued by Westdeutsche Landesbank Girozentrale, New York Branch.  These letters of credit are for a term of three years with an option to extend for an additional two years.  The current six month debt service reserve requirement is $38,642,000.

Pursuant to eight Special Tax Indemnity Agreements executed in connection with the sale-leaseback, each dated as of December 7, 2001, with Homer City L.P. and General Electric Capital Corporation ("GECC"), EME agreed to indemnify GECC against certain tax losses which might arise either (i) as a result of the existence of certain provisions in the operative documents relating to the sale-leaseback transaction, or (ii) as a result of certain actions by Homer City L.P. during the term of the lease.

(d)  Capitalization or total equity = $667.1 million
Net income after taxes for 2003 = $14.7 million

(e)  Edison Mission Energy Services, Inc. (formerly Edison Mission Energy Fuel Services, Inc.) provides services to Homer City relating to arranging for the supply of fuel to the facility pursuant to the Fuel Services
Agreement (the "Agreement") between Edison Mission Energy Services, Inc. and Homer City.  As of December 31,
2003, Edison Mission Energy Services, Inc. has received payment in the amount of $348,262 for services provided pursuant to the Agreement.

Edison Mission Financial Marketing & Trading Co.("EMFM&T"), now Edison Mission Marketing & Trading, Inc. as
EMFM&T merged into Edison Mission Marketing & Trading, Inc. ("EMMT") on June 28, 2000, a wholly owned subsidiary of Edison Mission Energy, entered into an NOx Allowance Sales Agreement with Homer City, wherein EMMT is to purchase from and/or sell to Homer City, SO2 or NOx Allowances available to Homer City and as required for the use in the operation and maintenance of the Homer City facility.  As of December 31, 2003, Homer City paid $10.9 million to EMMT for Allowances.

EMMT entered into an Energy Sales Agreement with Homer City, wherein EMMT shall purchase Energy (defined as electric energy, expressed in megawatt hours or capacity, of the character commonly known as three-phase, sixty hertz electric energy that is delivered at the nominal voltage of the delivery point) from Homer City.  As of
December 31, 2003, Homer City paid $869,420 to EMMT for energy provided pursuant to the Agreement.

4.EME02  GORDONSVILLE ENERGY, L.P. [EWG]

(a)  Gordonsville Energy, L.P. ("GELP"), 115 Red Hill Road, Gordonsville, VA 22942

EME SOLD ITS 50% INTEREST IN THIS FACILITY EFFECTIVE AS OF NOVEMBER 21, 2003.

GELP is a gas-fired cogeneration facility with an anticipated net capacity during the winter months of 290 megawatts and 220 megawatts during the summer months.  The electricity generated by the facility is sold to
Virginia Electric & Power Company under two 30-year Power Purchase Agreements.  The steam generated by the facility is sold to Rapidan Service Authority.  This facility is located one mile southwest of Gordonsville,
Virginia, in Louisa County.  GELP went into operation on June 1, 1994.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Madison Energy Company ("Madison") owns a 49% limited partnership interest in
GELP and, through its wholly owned subsidiary Rapidan Energy Company ("Rapidan"), owns a 1% general partnership interest in GELP, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiaries Madison in the amount of
$25,237,450 and Rapidan in the amount of $515,050, providing a total amount of $25,752,500.  As a condition to receiving the extension of credit necessary to develop GELP, Madison, Rapidan and Jefferson Energy Company
("Jefferson"), a wholly owned subsidiary of Edison Mission Energy which sold its interest to Northern Hydro
Limited, entered into separate Equity Subscription Agreements with GELP with the condition that Edison Mission
Energy guarantee the obligations under such agreements by entering into an Equity Subscription Agreement Guaranty for each of Madison, Rapidan and Jefferson in an amount not to exceed an aggregate of $55,250,000.

(d)  Capitalization or total equity = $0
Net income after taxes for 2003 = $4.9 million

(e)  Edison Mission Operation & Maintenance, Inc. ("EMOM") operates this facility.  EMOM received $766,227 in compensation as operator in 2003.

4.EME03  MIDWEST GENERATION, LLC. [EWG]

(a)  Midwest Generation, LLC ("Midwest"), One Financial Place, 440 South LaSalle Street, Suite 3410, Chicago, IL
60605

Midwest owns and/or leases and operates 9,242 MW of generating capacity ("Facilities") acquired from Commonwealth
Edison Company and sells electric energy at wholesale.  Facilities consist of:

(a.1)  Six coal-fired plants located in Illinois totaling 5,645 MW:
542 MW Crawford plant in Chicago
326 MW Fisk plant in Chicago
789 MW Waukegan plant in Waukegan
1358 MW Joliet plant in Joliet
1092 MW Will County plant in Lockport
1538 MW Powerton plant in Pekins

(a.2)  2,698 MW dual-fueled Collins Station in Morris, Illinois

(a.3)  71 dual-fueled peaking units, totaling 899 MW, located at the Crawford, Fisk, Waukegan, Calumet, Joliet,
Electric Junction, Sabrooke, and Lombard Stations.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Midwest Generation EME, LLC; Midwest Generation EME, LLC owns 100% of Edison Mission Midwest
Holdings Co. ("Holdings") which owns 100% of Midwest, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Holdings in the amount of
$2,500,000,100.

Guarantees:
On March 22, 1999, EME entered into an Asset Sale Agreement to acquire 100% of the fossil-fuel generating assets of Commonwealth Edison Co. ("Com Ed") totaling 9,722 MW for a purchase price of

$4,813,121,000.  This agreement was assigned to Midwest Generation, LLC, a wholly owned subsidiary of EME, on
December 15, 1999, at the closing of the transaction.  Midwest Generation, LLC operates the plants, which are all located in Illinois.  Pursuant to the Asset Sale Agreement, EME agreed to unconditionally and irrevocably guarantee to ComEd and all of its successors and assigns, the due and punctual performance by any assignee of all covenants, agreements, terms, conditions, undertakings, indemnities and other obligations to be performed and observed by such assignee under the related agreements, including the transition power purchase agreements.
Pursuant to the Agency Agreement, dated as of December 15, 1999, between Commonwealth Edison Company, Edison
Mission Midwest Holdings Co. and Edison Mission Energy, relating to Coal Purchase Contract and Railcar Lease
Agreement, EME and its affiliates receive the benefits of and are responsible for the liabilities under the agreements listed below (the "Unassigned Agreements") to which Commonwealth Edison Company is a party.
Commonwealth Edison Company acts as EME's agent with respect to the Unassigned Agreements and EME is responsible for 78% of Commonwealth Edison Company's costs in managing the Unassigned Agreements.  The Unassigned Agreements
include:

(a)      Amended and Restated Coal Purchase Contract between Commonwealth Edison Company and Decker Coal Company dated January 1, 1993, as further amended by Amendment No. 1 in 1993; Amendment No. 2 on June 16, 1994;
         Amendment No. 3 on May 1, 1995; Amendment No.4 on January 1, 1996; Amendment No. 5 on February 1, 1997;
         Amendment No. 6 on January 1, 1997; Amendment No. 7 on February 1, 1999; Amendment No. 8; and Amendment
         No. 9 on January 1, 2003.

(b)      Railcar Lease Agreement dated July 15, 1993 between Commonwealth Edison Company and Society National
         Bank and related documents.

On August 24, 2000, Midwest Generation entered into a sale-leaseback transaction with respect to the Powerton and
Joliet power facilities to third party lessors for an aggregate purchase price of $1.367 billion.  Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), Midwest Generation will make semi-annual lease payments on each January 2 and July 2, beginning January 2, 2001.  Recourse to Midwest Generation under the leases is limited to amounts which would otherwise be distributable to Edison Mission Midwest Holdings Co.  EME guaranteed the payments under a Guarantee dated August 24, 2000.

Pursuant to four Tax Indemnity Agreements, each dated as of August 17, 2000, EME agreed to indemnify the lessors against certain tax losses which might arise as a result of certain actions by Midwest during the term of the lease.

(d)  Capitalization or total equity = $3.1 billion
Net loss after taxes for 2003 = ($688.7 million)

(e)

Administrative services such as payroll, employee benefits programs and information technology, all performed by
Edison International or Edison Mission Energy, are shared among all affiliates of Edison International, and the costs of these corporate support services are allocated to all affiliates, including Midwest.  Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor, including operating revenues, operating expenses, total assets and number of employees.  In addition, Midwest sometimes directly requests services of Edison International or Edison
Mission Energy, and those services are performed for Midwest's benefit.  Labor and expenses of these directly requested services are specifically identified and billed at cost.  Midwest made reimbursements for the costs of these programs and other services, which amounted to $134.2 million for the year ended December 31, 2003.

Midwest entered into an agreement with Midwest Generation EME, LLC to provide support services, including construction and construction management, operations and maintenance management, technical services and training, environmental, health and safety services, administrative and IT support, and other managerial and technical services needed to operate and maintain electric power facilities.  Under the terms of the agreement, Midwest reimburses Midwest Generation EME, LLC for actual costs incurred by functional area in providing support services, or in the case of specific tasks Midwest requests, the amount negotiated for the task.  Actual costs billable under this agreement for the year ended December 31, 2003, were
$6.3 million.

Midwest entered into an agreement with EMMT for the purchase and sale of energy and to provide services related to purchasing, transportation and storage of natural gas.  Under the terms of the agreement, EMMT pays Midwest for the actual price of energy contracted with third parties, less $.02/megawatt-hour.  Also under the terms of the agreement, Midwest pays EMMT a service fee of $0.02 for each MMBtu of natural gas delivered to Midwest, plus the actual cost of the gas.  As of December 31, 2003, Midwest paid $1.1 million to EMMT pursuant to the agreement.

Midwest entered into an agreement with Edison Mission Energy Services, Inc. to provide fuel and transportation services related to coal and fuel oil.  Under the terms of the agreement, Midwest pays Edison
Mission Energy Services, Inc. a service fee of $0.06 for each ton of coal delivered to Midwest and $0.05 for each barrel of fuel oil delivered to Midwest, plus the actual cost of the commodities.  The amount billable under this agreement for the year ended December 31, 2003, was $1.1 million.

4.EME04  SUNRISE POWER COMPANY LLC (EWG)

(a)  Sunrise Power Company, LLC 50% [EWG], 12857 Sunrise Power Road, Fellows, CA 93224

Sunrise was constructed in two phases.  Phase 1 consists of a 320 MW simple-cycle peaking facility which became operational on June 27, 2001, and Phase 2, a combined-cycle gas-fired facility, converted the simple cycle peaking facility to a 572 MW combined cycle plant.  Phase 2 achieved commercial operation June 1, 2003..

Edison Mission Energy purchased Sunrise Power Company, a Delaware corporation  through its subsidiary Mission Del
Sol LLC, a Delaware limited liability company on November 17, 2000.

(b)    Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of
Mission Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission
Energy owns 100% of Mission del Cielo, Inc.; Mission del Cielo, Inc. owns 100% of Mission del Sol LLC; Mission del Sol LLC owns 50% of Sunrise Power Company LLC

(c)  None.

(d) Capitalization or total equity = $72.8 million
Net income after taxes for 2003 = $34.9 million

(e)  Edison Mission Operation & Maintenance, Inc. and Sunrise have entered into that certain Amended and Restated
Operation and Maintenance Agreement, dated as of June 25, 2001.  As of December 31, 2003, EMOM has received
$350,340 for providing O&M services to Sunrise.

EMMT, a wholly owned subsidiary of Edison Mission Energy entered into an Energy Services Agreement with Sunrise,
wherein EMMT provides fuel procurement and power management services to Sunrise.   As of December 31, 2003,
Sunrise paid $440,203 to EMMT for services rendered under this agreement.

4.EME05  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

(a)  Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY"), Flushing Avenue, Cumberland Street, Building 41,
Brooklyn, NY 11205

BNY's facilities consist of a 286MW combined cycle cogeneration facility located at Brooklyn Navy Yard Industrial
Park in Brooklyn, New York.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission

Energy; Edison Mission Energy, through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of
Brooklyn Navy Yard Cogeneration Partners, L.P., the exempt wholesale generator.

(c)  Capital contributions made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., were in the amount of $12,758,043.  BNY completed a $407 million permanent non-recourse financing for the project
(the "Financing").  Edison Mission Energy agreed to indemnify BNY and its partners from all claims and costs arising from or in connection with certain construction litigation between BNY (and its partners) and PMNC, as contractor for BNY.  Said indemnification has been assigned for the benefit of the senior lenders of the
Financing.  Mission Energy New York, Inc., entered into a Construction Loan Note (approximately $94 million) in favor of BNY to fund a portion of the project.

(d)  Capitalization or total equity = $18.0 million
Net loss after taxes for 2003 = ($5.0 million)

(e)  Other than with respect to the Edison Mission Energy indemnity and the Construction Loan Note as listed in
Item (c) above, there are no contracts between BNY and any system company.

4.EME06  LOY YANG B JOINT VENTURE [FUCO]

(a)  Loy Yang B Joint Venture ("LYBJV"), Bartons Lane, Loy Yang, Victoria, Australia 3844

LYBJV owns two coal-fired generating units with generator nameplate ratings of 500,000 kW each, located in the
Latrobe Valley in the State of Victoria, Australia (the "Project").  Unit 1 began commercial operation on
September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI, through wholly owned subsidiaries of Edison Mission Energy, collectively owns 100% of the interests in
Loy Yang B Joint Venture, the foreign utility company, as explained below.

The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns a 51% interest.  LPP is 1% owned by
Edison Mission Energy Australia Ltd. (the managing general partner) and 99% owned by Mission Victoria Partnership
(a general partner).

Edison Mission Energy Australia Ltd. is wholly owned by Edison Mission Energy Holdings Pty Ltd, which is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by
Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner).  Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 99% by MEC International B.V.
and 1% by Loy Yang Holdings Pty Ltd.  Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang
Holdings Pty Ltd, which is owned as described above.  Gippsland Power Pty Ltd. owns the remaining 49% in LYBJV.
Gippsland is 100% owned by Mission Energy Development Australia Pty Ltd., which is 100% owned by EME Victoria
Generation Ltd., which is 100% owned by EME Generation Holdings Ltd., which is 100% owned by Mission Hydro
Limited Partnership, which is 69% owned by MEC Wales BV, 30% owned by Mission Energy Wales Company and 1% owned by Mission Hydro (UK) Limited.  All three partners to Mission Hydro Limited Partnership are 100% directly or indirectly owned by Edison Mission Energy.

(c)  In May 1997, Edison Mission Energy, through its indirect and direct subsidiaries, closed financing (the
"Financing") for the purchase of the remaining 49% of LYBJV.  The Financing was structured on a non-recourse basis.

Advance Opinion Undertaking - In the Advance Opinion Undertaking, EME is obligated to Chase Securities (as
---------------------------
Security Agent under the Project Facility) to cause to make available to the Project funds in an amount sufficient to pay income or capital gains taxes on assessments under the Australian income tax laws which materially and adversely affect (a) the Project, (b) the operating cash flow of the Project or (c) the ability to meet obligations to pay interest or repay principal or other amounts under the Project Facility (which result from an assessment which directly conflicts with certain tax assumptions expressed in the Advance Opinion from the Australian Tax Office).

On October 31, 2003, the existing EME  Letter of Credit was retired and was replaced by one issued by
Bank of America on behalf of EME Australia Capital Pty Ltd., which is ultimately a wholly-owned subsidiary of MEC
International B.V., in favor of the Loy Yang B senior lenders, for the same amount.

LPP's and Gippsland's capital contribution = $50.8 million

(d)  LPP's and Gippsland's Equity = $81.2 million
LPP's and Gippsland's Net Income after taxes for 2003 = $25.9 million

(e)  An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance Loy
Yang Pty Ltd. operates the generating plant pursuant to an amended operating and maintenance contract.  The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy
Holdings Pty Ltd.  As operator, Edison Mission Operation & Maintenance Loy Yang Pty Ltd. performs the following services:  management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

4.EME07  FIRST HYDRO COMPANY [FUCO]

(a)  First Hydro Company ("FHC"), Bala House, St. David's Park, Deeside, Flintshire, Wales CH5 3XJ

The principal assets of FHC are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088 MW.  These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy, which through its subsidiaries (i) wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns 100% of EME Generation Holdings Ltd., which in turn owns 100% of FHH No. 1 Limited, which owns
99% of First Hydro Holdings Company, which directly owns 99% of FHC and indirectly through its wholly owned subsidiary First Hydro Finance plc owns the remaining 1% of FHC; (ii) wholly owned Mission Energy Holdings
International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or
100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.; MECI owns 100% of Mission Energy Company (UK) Limited, which owns 100% of
Mission Hydro (UK) Limited, which in turn directly owns 1% of First Hydro Holdings Company through its 100%
interest in FHH No. 2 Limited and indirectly owns the remaining 99% of First Hydro Holdings Company through its
1%GP interest in Mission Hydro Limited Partnership, Mission Hydro Limited Partnership owns 100% of EME Generation
Holdings Limited, which owns 100% of FHH No. 1 Limited, which in turn owns 99% in first Hydro Holdings Company, which in turn owns 100% of First Hydro Finance plc, which owns the remaining 1% of FHC, and (iii) the wholly owned subsidiary Mission Energy Holdings International, Inc. owns 99.97% of MEC International B.V. (see above for remaining 0.03%), which directly owns 100% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro Limited
Partnership, which in turn owns 100% of EME Generation Holdings, Ltd., which owns 99% of First Hydro Holdings
Company through its wholly owned subsidiary FHH No. 1 Limited; First Hydro Holdings Company owns 100% of First
Hydro Finance plc, which owns 1% of FHC the foreign utility company.

(c)  First Hydro Company ("FHC"), an indirect wholly owned subsidiary of EME, generates, markets and enters into contracts for the purchase and sale of electricity.  EME provides credit support to FHC in the form of guarantees and letters of credit with respect to FHC's obligations arising out of these transactions.  Following the downgrade of EME on October 1, 2002, Edison Mission Operation & Maintenance Limited, an indirect wholly owned subsidiary of EME ("EMOML") is providing credit support to FHC in the form of letters of credit, which replaced the credit support provided by EME.  Presently, EMOML is obligated to reimburse drawings under letters of credit in an aggregate amount of $44.6 million.

(d)  Capitalization or total equity = $314.5 million
Net income after taxes for 2003 = $15.9 million

(e)  There are no contracts between FHC and any system company.

4.EME08  CBK POWER COMPANY LTD.  [FUCO]

(a)  CBK Power Company Limited, a Philippine limited partnership ("CBK"), 1701 One Magnificent Mile Building, San
Miguel Avenue, Ortigas Center, Pasig City, Philippines

Upon completion of all rehabilitation and upgrading (of 3 hydroelectric power plants known as Caliraya, Botocan, and Kalayaan I and related civil structures located in the province of Laguna, Republic of the Philippines) and construction of a new 355 MW, two-unit hydroelectric power plant and a new spillway), the new and upgraded CBK
Complex will have a reliable power output of 755 MW.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Edison Mission  Millennium B.V. which owns 100% of EME Kalayaan B.V. and EME Caliraya
B.V.; EME Kalayaan B.V. owns 1% GP of CBK and EME Caliraya B.V. owns 49% LP of CBK.

(c)  Capital invest as of December 31, 2003
      Payment to IMPSA under General Engineering services = $20 million
      Equity contribution = $58.2 million
      Equity Guarantee - Under the Capital Contribution Guarantee, EME guarantees its equity contribution obligation of $56 million (now $34 million).  In the event  EME should be down graded below investment grade, EME would be required to provide a letter of credit to back up the uncontributed portion.

(d)  Capitalization or total equity = $107.2 million
Net income after taxes for 2003 = $4.4 million

(e)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is $1.4 million.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is $765,000.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per year escalated according to US Producers Price Index.
CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management Fee plus bonus.  There are no consequential damages.

4.EME09  KALAYAAN POWER MANAGEMENT CORPORATION (FUCO)

(a)  Kalayaan Power Management Corporation, a Philippines Corporation, NPC Compound, Kalayaan, Province of
Laguna, Philippines

Kalayaan Power Management Corporation ("Kalayaan PMC"), Kalayaan PMC is to provide operation and services for CBK
Power Company Limited ("CBK") which is rehabilitating and upgrading four hydroelectric power plant projects in the province of Laguna, Republic of the Philippines. Under the terms of a management and technical services contract between CBK and this project.  When this project is completed, the total installed capacity of these four hydroelectric facilities will increase from 367.8 MW to approximately 728 MW, as follows:  (1) the Kalayaan
I facility, a pumped storage facility with two turbine pump units will be upgraded such that both will be 168 MW, for a total of 336 MW; (2) the Kalayaan II facility, another pumped storage facility, will be constructed to consist of two pump units of 174.3 MW each, for a total of 348.6 MW; (3) the Caliraya hydroelectric facility will be upgraded to divert water into two 11.3 MW units, for a total of 22.6 MW; and (4) the Botocan facility will be upgraded to divert water into two 10 MW units, for a total of 20 MW.  Each power plant will include auxiliary equipment and interconnecting transmission facilities.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares).  MECI owns 100% of Edison Mission Operation and Maintenance
Services B.V., which owns 50% of Kalayaan Power Management Corporation.

(c)  Capital invest as of December 31, 2003 = $0.1 million
Equity Guarantee - Under the Capital Contribution Guarantee, EME guarantees its equity contribution obligation of
$56 million (now $34 million).  In the event EME should be down graded below investment grade, EME would be required to provide a letter of credit to back up the uncontributed portion.

(d)  Capitalization or total equity = $0.3 million
Net income after taxes for 2003 = $0.1 million

(c)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is $1.4 million.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is $765,000.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per year escalated according to US Producers Price Index.
CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management Fee plus bonus.  There are no consequential damages.

4.EME10  ITALIAN VENTO POWER CORPORATION 4 S.R.L. [FUCO]

(a)  Italian Vento Power Corporation 4 S.r.l. ("IVPC"), Via Circumvallazione, 54/h, 83100 Avellino, Italy

IVPC is developing 280.7 MW of wind-generated capacity in rural Italy in eleven projects, consisting of clusters of 660 kW and 600kW turbines and associated equipment in the following comunes (townships):

(1) 47 turbines totaling 30 MW in Andretta and Bisaccia; (2) 60 turbines totaling 39.6 MW in Lacedonia and
Monteverde; (3) 41 turbines totaling 27.06 MW in Monacilioni, Pielracatella, and Sant Elia; (4) 60 turbines totaling 39.6 MW in Forenza and Maschito; (5) 25 turbines totaling 15 MW in Volturara and Motta Moniecorvino; (6)
30 turbines totaling 18 MW in Roselo; (7) 47 turbines totaling 30.3 MW in Celle San Vito, Greci and Montaguto;
(8) 30 turbines totaling 19.8 MW in Panni; (9) 45 turbines totaling 29.7 MW in Bortigiadas, Aggius and Vidalba;
(10) 34 turbines totaling 22.44 MW in Avigliano; and (11) 14 turbines totaling 9.24 MW in Roseto.  The projects include transmission lines connecting the generating facilities to the grid, ranging in length from less than 100 meters to a maximum of 9 kilometers. IVPC is also constructing, but will not own, substations associated with the projects.  IVPC also owns and is currently operating a 2.4 MW project in Rocca San Felice consisting of four 600
kW turbines and associated equipment.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) ("EMWP"), which owns
50% of IVPC, the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through Edison Mission Wind Power was $55.7 million.

Under the terms of the Intercreditor Agreement dated March 3, 2000, to which EMWP is a party, any Junior Debt, which is widely defined as, essentially, any liability owed by IVPC to EMWP, is subordinated to the obligations of IVPC to the banks party thereto, in a manner in which any amount received or otherwise receivable by EMWP from
IVPC may be applied against IVPC's debts to such banks, save for certain excepted payments specified therein, referred to as Permitted Distributions.

Under the terms of the Project Finance Facilities Syndicated Credit Agreement dated September 7, 2000, to which
IVPC, but not EMWP, is a party, there are restrictions imposed upon IVPC on amounts that IVPC may distribute or otherwise pay to EMWP and in certain circumstances amounts otherwise so distributable or payable may be applied against the amounts outstanding under that agreement from IVPC to the banks lending thereunder.

EMWP has also pledged its shares to the lenders under the Facilities Agreement referred to above and other financial institutions as security for IVPC's obligations.

(c.1)  (a) on March 3, 2000, EMWP and IVPC entered into a "Subordinated Loan Agreement" according to which EMWP has undertaken to finance IVPC by way of subordinated loans in the amounts set forth therein; and (b) according to the "Development Permits for Stages A and B" letter dated March 15, 2000, MECI has undertaken toward UPC
International Partnership CV II, inter alia, the obligation to procure that EMWP extends a loan to IVPC for up to
50% of the equity contribution required to be contributed to IVPC with respect to such Stage under the Senior
Loan, in the event that any Permit for Stages A and B has not been issued.

(d)  Capitalization or total equity = ($9.6 million)
Net income after taxes for 2003 = $8.6 million

(e)  There are no services contracts between IVPC and any system company.

4.EME11  CONTACT ENERGY LIMITED [FUCO]

(a)  Contact Energy Limited ("Contact"), Level 1, Harbour City Tower, 29 Brandon Street, Box 10-742, Wellington,
New Zealand

In March 1999, Edison Mission Energy Taupo Ltd.("EME Taupo"), an indirect, wholly owned subsidiary of Edison
Mission Energy entered into agreements with the government of New Zealand to acquire 40% of Contact.  Contact owns and operates hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand with a total generating capacity of 2,449 MW.  Contact also supplies gas and electricity to customers in New Zealand and has a minority interest in a power project in Australia.  The acquisition was conditioned on the New Zealand government completing an initial public offering of the remaining 60% of Contact, which occurred in mid-May
1999.  In December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by  Mission Energy Pacific Holdings
(formerly EME Pacific Holdings ("Pacific").

 (b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of EME Atlantic Holdings Limited, which owns 100% of EME Ascot Limited, which owns 100% of
EME Buckingham Limited, which owns 100% of EME Precision B.V., which owns 100% of Mission Energy Universal
Holdings [formerly EME Universal Holdings], which now owns 0.624% of Contact and 100% of Mission Energy Pacific
Holdings [formerly EME Pacific Holdings], which now owns 50.598% of Contact, the foreign utility company.  EME, through its subsidiaries, now owns 51.2% of Contact.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Project
Company, in the amount of $467 million.

In December 2000, EME Taupo transferred its 40% interest in Contact to Pacific as part of a global restructuring of Edison Mission Energy's investment in Contact (the "Transfer").  In connection with the Transfer, Edison
Mission Energy entered into a Deed of Covenant in favor of the institutional subscriber of (NZ)$160 million of the preferred stock issued by EME Taupo in May 1999.  This Deed of Covenant requires Edison Mission Energy to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New Zealand Inland Revenue Department ceases to apply as a direct result of the Transfer.  The amount of any compensation that may become payable by Edison Mission Energy under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been in had the private binding ruling continued to apply.  Also in December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by Pacific.  In June of 2001, the existing EME Taupo and Pacific redeemable preference shares were redeemed and Pacific issued new redeemable preference shares.

The redemption of the NZ$400 million preferred stock was funded by the issue of preferred stock through Mission
Contact Finance Limited and also by borrowings from CSFB for the US dollar equivalent of NZ$386,523,000.

(d)  Capitalization or total equity = $527.9 million
Net income after taxes for 2003 = $39.6 million

(e)  There are no service, sales or construction agreements between Contact and any system company.

4.EME12  TRI ENERGY COMPANY LIMITED [FUCO]

(a)  Tri Energy Company Limited ("Tri Energy"), 16th Floor, Grand Amarin Tower, New Petchburi Road, Ratchathewi,
Bangkok 10320 Thailand

Tri Energy's facilities consist of a 700 MW gas turbine combined cycle facility located in Ratchaburi Province, west of Bangkok, Thailand, and interconnection equipment necessary to connect the facility with the company's wholesale purchaser, the Electricity Generating Authority of Thailand.  Tri Energy became operational on June 30, 2000.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of EME Tri Gen B.V., which owns 25% of Tri Energy Company Limited, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EME Tri Gen B.V. in the amount of $23.3 million.

(d)  Capitalization or total equity = $24.5 million
Net income after taxes for 2003 = $2.7 million

(e)  Edison Mission Energy Asia Pacific Pte Ltd. ("EME Asia") and Tri Energy have entered into an Onshore Service
Agreement and an Offshore Service Agreement.  Under the Onshore Service agreement, EME Asia is to provide managerial, professional and technical services within Thailand to Tri Energy for a fixed annual fee of
$385,000.  Under the Offshore Service agreement, EME Asia is to provide managerial, professional and technical services outside of Thailand on an hourly fee basis.  As of December 31, 2003, EME Asia has received payment of
$0.

4.EME13  IBERICA DE ENERGIAS, S.A. [FUCO]

(a)  Iberica de Energias, S.A. ("Iberica"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

Iberica's facilities consist of the following fifteen mini-hydroelectric facilities which are capable of producing a total of 48.55 MW:
Quintana:  1.48MW facility in Herrera de Valdecana, Palencia
La Flecha:  2.66MW facility in Arroyo Encomienda, Valladolid
Toro:  4.50MW facility in Toro, Zamora
Tudela:  1.48MW facility in Tudela de Duero, Valladolid
Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
Bocos:  1.60MW facility in Bocos de Duero, Valladolid
Monasterio:  1.60MW facility in Quintanilla de Arriba, Valladolid
Logrono:  3.68MW facility in Logrono, La Rioja
Mendavia:  5.60MW facility in Mendavia, Navarra
La Ribera:  4.40MW facility in Pradejon, La Rioja
Gelsa:  7.20MW facility in Gelsa, Zaragoza
Alos: 4.80MW facility in Alos de Balaguer, Lerida
Castellas:  2.25MW facility in Valls de Aguilar, Lerida
Sossis:  3.3MW facility in Pyrenees (Lerida)
Olvera:  2.4MW facility in south of Spain (Jaen)

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power
Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias, the foreign utility company, and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%.

(c)  The capital contribution made by Edison Mission Energy through its subsidiary Iberian Hy-Power Amsterdam
B.V. was $21,992,654.  In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from
Energies, S.A., the hydroelectric development subsidiary of Vivendi (formerly Compagne Generale des Eaux).
Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V.  Compagne Generale des Eaux is a French water utility company.  EH is a Spanish holding company which will develop water right concessions, but has no operating facilities.  During 1996, the five facilities previously owned by Compania Mediterranea de Energias,
S.A., were merged into Iberica.  Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy
Espana, S.A.  During 1997, EH, Hidroelectrica de Sossis S.A. and Hidroelectrica de Olvera S.A. were merged into
Iberica.

In connection with the acquisition of EH, Vivendi provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-resource project financing.  Consideration to
Vivendi for the acquisition of Iberica and Mediterranea included the assumption of Hydro Energy B.V. of an existing loan with deferred payments to Vivendi beginning in 1999 and ending in 2003.  On September 30, 2003, the loan was repaid to Vivendi in full.

(d)  Capitalization or total equity = $59.7 million
Net income after taxes for 2003 = ($2.1 million)

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2003, EMESA has paid Iberica $554,000 for services rendered under this management fee arrangement.

4.EME14  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

(a)  Electrometalurgica del Ebro, S.A. ("EMESA"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza.  The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 13 MW, respectively.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power
Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%; Iberica de Energias owns 91.32% of EMESA, the foreign utility company.

 (c)  The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $63,266.

(d)  Capitalization or total equity = $9.5 million
Net income after taxes for 2003 = $2.1 million

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2003, EMESA has paid Iberica $554,000 for services rendered under this management fee arrangement.

4.EME15  PERTH POWER PARTNERSHIP [FUCO] - SUCCESSOR OF INTEREST TO KWINANA POWER PARTNERSHIP ("KPP")

(a)  Perth Power Partnership ("PPP") (formerly Kwinana Power Partnership), James Court, Kwinana Beach 6167,
Western Australia.

PPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a
116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum
Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with PPP's wholesale purchaser, Western Power Corporation.  KPP commenced operation in December 1996.  On August 11, 2000, KPP sold 30% of the facilities and obligations related to the facilities to SembCorp Energy (Kwinana) Pte Ltd. (SembCorp).  KPP and SembCorp simultaneously formed PPP, a partnership to directly own the facilities.  SembCorp owns a 30% partnership interest in PPP, and KPP owns a 70%
partnership interest.  The partners of KPP continue to be MEC Perth B.V. (99%) and Mission Energy (Kwinana) Pty
Ltd. (1%).

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of MEC Perth B.V.; MEC Perth B.V. owns 99% of KPP, which owns 70% of PPP, the foreign utility company.  MECI also directly owns 100% of Loy Yang Holdings Pty Ltd, which owns 100% of Edison Mission Energy
Holdings Pty Ltd, which owns 100% of Mission Energy (Kwinana) Pty Ltd, which owns the remaining 1% of KPP, which owns 70% of PPP, the foreign utility company.

(c)  The only outstanding guarantee by Edison Mission Energy or a subsidiary in relation to PPP is the Guarantee and Indemnity dated March 21, 1995, between KPP and Edison Mission Operation & Maintenance, Inc. ("MOMI
Guarantee") (assigned to PPP on August 11, 2000). The MOMI Guarantee is given to Edison Mission Operation &
Maintenance, Inc. to guarantee the operations of Edison Mission Operations (Kwinana) Pty Ltd under the Kwinana
Operation and Maintenance Agreement dated March 21, 1995.

(d)  Capitalization or total equity = $35 million
Net income after taxes for 2003 = $0.7 million

(e)  The Administrative Support Agreement dated March 21, 1995, between Edison Mission Energy Holdings Pty Ltd and KPP (assigned to PPP pursuant to Assumption Deed dated August 8, 2000).  Under the Administrative Support
Agreement, Edison Mission Energy Holdings Pty Ltd agrees to provide personnel and administrative support, (e.g., accounting, banking and tax, business promotion) to KPP to assist KPP in fulfilling its obligations under the
Syndicated Project Facility Agreement dated March 21, 1995.

The Operation and Maintenance Agreement ("OMA") between Mission Operations (Kwinana) Pty Limited and KPP dated
March 21, 1995 (amended and restated pursuant to Deed of Amendment and Restatement dated August 7, 2000, and assigned to PPP on August 11, 2000.)  The OMA appoints an indirect, wholly owned subsidiary of MECI, Edison
Mission Operation & Maintenance Kwinana Pty Ltd ("EMOK") to operate and maintain the Kwinana cogeneration plant and equipment.  EMOK received $413,000 in compensation as operator in 2003.

Under the Professional and Administrative Services Agreement ("PASA") between EMOK and Edison Mission Energy
Holdings Pty Ltd. ("EMEH") dated March 17, 1995, EMEH agrees to provide professional and administrative services
(e.g., accounting, banking and tax, business promotion) and staff to EMOK to assist EMOK in fulfilling its obligations under the OMA.  EMEH received $0 in compensation under the PASA in 2003.

Under the Technical Support Agreement ("TSA") between Edison Mission Operation and Maintenance, Inc ("EMOMI") and
Edison Mission Operation & Maintenance Pty Ltd dated March 17, 1995, EMOMI provides technical support, (i.e., personnel and knowledge) to EMOK to enable EMOK to comply with its obligations under the OMA.  EMOMI received $0 in compensation under the TSA in 2003.

4.EME16  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]

(a)  Doga Enerji Uretim Sanayi ve Ticaret L.S. ("Doga"), Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt,
Istanbul, Turkey

Doga's facility used for the generation, transmission, or distribution of electric energy for sale consists of a
180 MW combined cycle turbine cogeneration plant in Istanbul, Turkey.  Doga became operational in May 1999.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of MEC Esenyurt B.V.; MEC Esenyurt B.V. owns 80% of Doga, the foreign utility company.

(c)  In connection with the financing of Doga, Edison Mission Operation & Maintenance, Inc. ("EMOMI"), pursuant to a guarantee ("EMOMI Guarantee"), has guaranteed (for the benefit of Doga and the Banks) the financial obligations of Doga Isletme ve Bakim Ticaret L.S. (as operator) to Doga under the Operation and Maintenance
Agreement for the operation and maintenance of the power plant. The maximum amount payable by EMOMI under the
EMOMI Guarantee is capped at the base fee paid in any given year (no more than $1 million per year.)

The capital contribution made by Edison Mission Energy through MEC Esenyurt B.V. was $31.4 million.

(d)  Capitalization or total equity = $32.1 million
Net income after taxes for 2003 = $3.2 million

(e)  There are no contracts between Doga and any system company.

4.EME17  PT. PAITON ENERGY [FUCO]

(a)  PT. Paiton Energy ("Paiton"), Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java,
Indonesia

Paiton's facilities consist of two coal-fired electric generating units in Paiton, Indonesia, on the northeast
Java coast, both of which achieved commercial operation during 1999.  Each unit has a nominal net design capacity of 605 MW and is comprised of a boiler and steam turbine generator with ancillary facilities.  The two units share a control room.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International
Holdings B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 40% of PT. Paiton
Energy, the foreign utility company.

(c)  Capital contribution made by Edison Mission Energy through its subsidiary MEC Indonesia B.V. was in the amount of $125,694,200.  Edison Mission Energy and its wholly owned affiliates, MEC Indonesia B.V., MEC
International B.V., and MEC International Holdings B.V. ("Mission Affiliates") have undertaken the following obligations:

The project is financed by multiple credit facilities (the "Credit Facilities"), of varying terms and tenor, provided by the Export-Import Bank of the United States, the Japan Bank for International Cooperation, Overseas
Private Investment Corporation and commercial banks.  The project also contains financing indirectly provided by the proceeds of $180,000,000 of bonds issued in reliance upon Rule 144A.

The following is a listing of the various obligations of EME with respect to the Paiton Project:

         Guarantees Related to Equity Infusion.  EME and its wholly-owned affiliates (MEC International, B.V.,
         --------------------------------------
MEC International Holdings, B.V. and MEC Indonesia (the "Mission Affiliates")) have undertaken the following obligations:

         Equity Support Guarantee.  EME and the Mission Affiliates have guaranteed payment of 47.06% of PE's
         -------------------------
         obligations to contribute base equity, overrun equity and contingent overrun equity to the Paiton
         Project.  EME and the Mission Affiliates' obligations are $320,008,000 for base equity (as of
         December 31, 1999 these obligations had been fully funded), $82,355,000 for overrun equity (as of
         September 30, 2000, this amount had been fully funded), and $58,825,000 for contingent overrun equity
         (as of December 31, 2003, $14,067,784 remains outstanding).  The total EME/Mission Affiliates'
         commitment is $461,188,000.

         (a)      Overrun Equity.  Overrun Equity in the amount of $82,355,000 (EME/Mission Affiliates' portion)
                  ---------------
                  is for costs incurred by the Paiton Project that were not included in the project budget and not otherwise covered by third parties such as insurers or the construction contractor.

         (b)      Contingent Overrun Equity.  Contingent Overrun Equity in the amount of $58,825,000 (EME/Mission
                  --------------------------
                  Affiliates' portion) will be utilized on the same basis as Overrun Equity once the Overrun
                  Equity has been fully utilized.

         (c)      BHP Loans.  EME has agreed to lend 47.06% of the equity amount required to be contributed by
                  ----------
                  P.T. Batu Hitam Perkasa, an Indonesian limited liability company, and 15% shareholder in PE
                  (the "BHP Loans").  The BHP Loans are to be repaid out of PE dividends, carry an interest rate of Libor plus 2.25%, a term of 20 years.  The BHP Loan obligation is included in EME's Equity
                  Support Agreement commitment and accounts for $21,459,360 of that obligation.  This obligation has been fully funded.

(d)  Capitalization or total equity = $159 million
Net loss after taxes for 2003 = $34.2 million

(e)  Edison Mission Energy Asia Pte Ltd., a wholly owned subsidiary of MEC International B.V., has entered into an Operation and Maintenance Agreement with Paiton to provide operation and maintenance services.  The services under the Operation and Maintenance Agreement have been assumed by P.T. Edison Mission Operation & Maintenance
Indonesia ("PTEMO&M"), another indirect subsidiary of Edison Mission Energy.  PTEMO&M has received $18 million in fees from Paiton in 2003.

4.EME18  ISAB ENERGY, s.r.l. [FUCO]

(a)  ISAB Energy, s.r.l. ("ISAB"), Corso Gelone No. 103, Siracusa, Sicily, Italy

ISAB's facilities consist of a 512 MW integrated gasification and combined cycle power plant, located in Priolo
Gargallo, 8 kilometers from Siracusa, Sicily.  ISAB became operational in April 2000.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI directly owns 100% of MEC Priolo B.V.; MEC Priolo B.V. owns 49% of ISAB, the foreign utility company.

(c)  In connection with the refinancing of ISAB in June 2000, (i) the partners agreed to reduce the equity and subordinated debt required from 25% of project costs to 10%, and (ii) Edison Mission Energy guaranteed (for the benefit of the banks financing the construction of the power plant) MEC Priolo B.V.'s obligation to inject into
ISAB equity and subordinated debt totaling $45,133,150.   In connection with the financing of ISAB, Edison
Mission Operation & Maintenance, Inc. ("EMOMI") pursuant to a guarantee (the "EMOMI Guarantee") has guaranteed
(for the benefit of ISAB and the banks financing the construction of the ISAB power plant) ISAB Energy Services'
financial obligations (as the operator) to ISAB under the Operation and Maintenance Agreement for the operation and maintenance of the power plant.  The maximum payable by EMOMI under the EMOMI Guarantee is capped at the mobilization fee or base fee paid in any given year (anywhere from $3-5 million per year).  Deasphalter O&M
(capped at base or mobilization fee - less than $1 million per year).

(d)  Capitalization or total equity = $126 million
Net income after taxes for 2003 = $30.6 million

(e)  ISAB and Edison Mission Energy Limited ("EMEL") entered into a Secondment Agreement on January 1, 1997, wherein EMEL seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project management).  Under this agreement, EMEL has received compensation in the amount of $0 for 2003.

Mission Energy Italia s.r.l. ("MEI") and ISAB have entered into a Secondment Agreement effective January 1, 1997
(amended October 1, 2000), wherein MEI seconds certain of its employees to ISAB to assist in areas related to
ISAB's business (i.e., project control and general management).  Under this Secondment Agreement, MEI has received $14,000 for the year ended December 31, 2003.

EMEL entered into a Sponsor Support Agreement with ISAB effective January 1, 1997 (amended October 1, 2000), wherein EMEL provides activities to ISAB in the areas which include the following:  financial model administration; maintenance and development of relationship with lenders to ISAB; advice on finance; maintenance and development of relationship with insurance companies; maintenance and development of relationship with international law firms; supervision and preparation of legal contracts and provide interpretation of existing contracts.  During 2003, EMEL has received $62,000 under this Sponsor Support Agreement.

4.EME19  DERWENT COGENERATION LIMITED [FUCO]

(a)  Derwent Cogeneration Limited ("Derwent"), Lansdowne House, Berkeley Square, London W1X 5DH England

The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent, the foreign utility company.

(c)  Total capital contribution = $3 million

(d)  Capitalization or total equity = $3.6 million
Net income after taxes for 2003 = $4.6 million

(e)  Edison Mission Services Limited (formerly Mission Energy Services Limited) ("EMSL") provided construction management services to Derwent throughout the construction phase of the project and is now the operator of the facility.  EMSL is to receive a fee of $3,266,808 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services.  EMSL received
$3.2 million in fees in 2003.

4.EME20  LAKELAND POWER LTD. [FUCO]

(a)  Lakeland Power Ltd. ("Lakeland"), Roosecote Power Station, Barrow-in-Furness, Cumbria, England LA13 OPQ

Lakeland's facilities consist of a 220 MW gas-fired combined cycle electricity generation plant.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project
Co.  MECI owns 1% of Pride Hold Limited and 100% of Mission Energy Company (UK) Limited; Mission Energy Company
(UK) Limited owns 99% of Pride Hold Limited.  Pride Hold Limited owns 100% of Lakeland Power Ltd., the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through its subsidiary Pride Hold Limited was
$0.

(d)  Capitalization or total equity = $0
Net income after taxes for 2003 = $0

(e)  There are no contracts between Lakeland and any system company.

4.EME21  ECOELECTRICA LP [FUCO]

(a)  EcoElectrica L.P. ("EcoElectric"), a Bermuda limited partnership ("EcoElectrica") Plaza Scotiabank, Suite
902, Avenida Ponce de Leon 273, Hato Rey, Puerto Rico 00918

EcoElectrica owns and operates a liquefied natural gas marine unloading facility, two 1,000,000-barrel LNG storage tanks, LNG vaporization equipment, an approximately 461 MW cogeneration power plant facility with two natural gas turbines and one steam turbine, and a desalination plant, located in Penuelas, Puerto Rico.
EcoElectrica also owns and operates: a 2.3 mile, 230 kV transmission line connecting the power plant substation to an existing Puerto Rico Electric Power Authority ("PREPA") substation, a 1.2 mile, 24 inch diameter natural gas accumulator pipeline, a 3.5 mile, 10 inch diameter pipeline to supply liquefied petroleum gas ("LPG") to the facility, and a 1.1 mile, 6 to 8 inch diameter pipeline connecting the natural gas accumulator and PREPA's Costa
Sur Power Plant.  EcoElectrica became operational in March 2000.

(b)  Edison International owns 100% of Edison Mission Group Inc.; Edison Mission Group Inc. owns 100% of Mission
Energy Holding Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of
MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission
Energy owns 0.01% (100% of the

Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.  MECI owns 100% of
EcoElectrica S.a.r.l; EcoElectrica S.a.r.l. owns 100% of EME del Caribe Holding GmbH; EME del Caribe Holding GmbH
owns 100% of EME del Caribe; EME del Caribe owns 50% of EcoElectrica Holdings, Ltd.; EcoElectrica Holdings, Ltd.
owns 100% of EcoElectrica Ltd. and 99%LP of EcoElectrica; EcoElectrica Ltd. owns 1%GP of EcoElectrica, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EcoElectrica S.a.r.l. in the amount of $258 million.

The following is a listing of the various obligations of Edison Mission Energy with respect to EcoElectrica:

EcoElectrica entered into an Option to Purchase Agreement with Union Carbide Caribe Inc. ("UCCI") under which
EcoElectrica agreed to indemnify UCCI with respect to certain post-closing activities (property damage or personal injury) and environmental contamination on the plant site.  This indemnity obligation was guaranteed by
Enron Power Corp. and Kenetech Energy Systems Inc., ("KES") pursuant to a Guaranty dated November 25, 1997 (the
"UCCI Guaranty").

Edison Mission Energy was required to execute a Guarantee Assumption Agreement under which Edison Mission Energy agreed to assume all of the obligations of KES under the UCCI Guaranty.

(d)  Capitalization or total equity = $31.2 million
Net income after taxes for 2003 = $8.3 million

(e)  Assignment and Assumption Agreement:  On October 31, 1997, KES Bermuda, Inc. and EcoElectrica entered into that certain Administrative Services Agreement pursuant to which KES Bermuda, Inc. receives a fee, plus expense reimbursement in return for providing advisory services to EcoElectrica.  As of December 23, 1998, KES Bermuda,
Inc. assigned its rights, title and interests under said agreement to EME del Caribe.  As of December 31, 2003,
EME del Caribe has received $762,000 for providing services to EcoElectrica.

                                                     EXHIBIT A

         A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE
CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR,
TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS
SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

         Consolidating statements of income and surplus for the year ended December 31, 2003, and consolidating balance sheets as of December 31, 2003, for the claimant and its subsidiary companies.

                                                     EXHIBIT B

         AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG
OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING
COMPANY SYSTEM.

         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 2004.

                                                     EDISON INTERNATIONAL

                                                     By:  Kenneth S. Stewart
                                                          ------------------
                                                          Kenneth S. Stewart
                                                       Assistant General Counsel

Corporate Seal
Attest:

Bonita J. Smith
---------------
Bonita J. Smith
Assistant Secretary

NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE
ADDRESSED:
Kenneth S. Stewart                                          Assistant General Counsel
-------------------------------------------------------------------------------------
      (Name)                                                                       (Title)
2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
-----------------------------------------------------------------
                                            (Address)

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

MAIN SYSTEM - SCE OWNED

COAL:

Four Corners                                  San Juan, NM          4        07/01/1969                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                    5        07/01/1970                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                             TOTAL SCE                 785,376
                                                                                               ================

Mohave                                        Clark, NV             1        04/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                    2        10/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                             TOTAL SCE                 916,272
                                                                                               ================

                                              TOTAL COAL                                             1,701,648
                                                                                               ================

NUCLEAR:

San Onofre                                    San Diego             1        01/01/1968                      0
    Owned by Others - 20%                                                                                    0
                                                                                               ----------------
    Owned by SCE - 80%                                                                                       0

                                                                    2        08/08/1983              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                    3        04/01/1984              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                             TOTAL SCE               1,691,630
                                                                                               ================

Palo Verde                                    Maricopa, AZ          1        02/01/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                    2        09/19/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

                                                                    3        01/20/1988              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                             TOTAL SCE                 665,070
                                                                                               ================

                                              TOTAL NUCLEAR:                                         2,356,700
                                                                                               ================

HYDRO:

NORTHERN REGION HYDROELECTRIC PLANTS:

Big Creek #1                                  Fresno                1        11/08/1913                 19,800
                                                                    2        11/08/1913                 15,750
                                                                    3        07/12/1923                 21,600
                                                                    4        06/08/1925                 31,200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                88,350

Big Creek #2                                  Fresno                3        12/18/1913                 15,750
                                                                    4        01/11/1914                 15,750
                                                                    5        02/01/1921                 17,500
                                                                    6        03/31/1925                 17,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                66,500

Big Creek #2A                                 Fresno                1        08/06/1928                 55,000
                                                                    2        12/21/1928                 55,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               110,000

Big Creek #3                                  Fresno & Madera       1        10/03/1923                 34,000
                                                                    2        09/30/1923                 34,000
                                                                    3        10/05/1923                 34,000
                                                                    4        04/28/1948                 36,000
                                                                    5        02/24/1980                 36,450
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               174,450

Big Creek #4                                  Fresno & Madera       1        06/12/1951                 50,000
                                                                    2        07/02/1951                 50,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               100,000

Big Creek #4 Dam 7                            Fresno & Madera                                              350
(fishwater generator)

Big Creek #8                                  Fresno                1        08/16/1921                 30,000
                                                                    2        06/08/1929                 45,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                75,000

Mammoth Pool                                  Madera                1        03/28/1960                 95,000
                                                                    2        03/28/1960                 95,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               190,000

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
NORTHERN REGION HYDROELECTRIC PLANTS
(continued)

Mammoth Pool - Res.                           Madera                                                       937
(fishwater generator)

Portal                                        Fresno                1        12/22/1956                 10,800

John S. Eastwood                              Fresno                1        12/01/1987                199,800

                                              TOTAL NORTHERN REGION HYDRO
                                              PLANTS                                                 1,016,187
                                                                                               ================

EASTERN REGION HYDROELECTRIC PLANTS:

Fontana                                       San Bernardino        1        12/22/1917                  1,475
                                                                    2        12/22/1917                  1,475
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,950

Kaweah #1                                     Tulare                1        05/25/1929                  2,250

Kaweah #2                                     Tulare                2        09/13/1929                  1,800

Kaweah #3                                     Tulare                1        05/29/1913                  2,400
                                                                    2        05/29/1913                  2,400
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,800

Kern River #1                                 Kern                  1        05/19/1907                  6,570
                                                                    2        06/07/1907                  6,570
                                                                    3        07/29/1907                  6,570
                                                                    4        06/27/1907                  6,570
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                26,280

Kern River #3                                 Kern                  1        05/13/1921                 20,500
                                                                    2        03/22/1921                 19,675
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                40,175

Kern River Borel                              Kern                  1        12/31/1904                  3,000
                                                                    2        12/31/1904                  3,000
                                                                    3        01/23/1932                  6,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                12,000

Lytle Creek                                   San Bernardino        1        10/23/1904                    250
                                                                    2        09/15/1904                    250
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   500

Ontario #1                                    Los Angeles           1        12/00/1902                    200
                                                                    2        12/00/1902                    200
                                                                    3        12/00/1902                    200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   600

Ontario #2                                    Los Angeles           1        06/13/1963                    320

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

San Gorgonio #1*                              Riverside             1        12/05/1923                      0

San Gorgonio #2*                              Riverside             1        12/17/1923                      0
(Slated for decommissioning)
Santa Ana #1                                  San Bernardino        1        02/14/1899                    800
                                                                    2        02/10/1899                    800
                                                                    3        01/09/1899                    800
                                                                    4        01/10/1899                    800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,200

Santa Ana #3                                  San Bernardino        1        11/16/1999                  3,100
[Santa Ana #2&#3 replaced by new Santa Ana #3 plant]

Sierra                                        Los Angeles           1        01/12/1922                    240
                                                                    2        02/16/1922                    240
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   480

Tule River                                    Tulare                1        09/14/1909                  1,260
                                                                    2        09/14/1909                  1,260
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,520

Mill Creek #1                                 San Bernardino        1        09/07/1893                    800

Mill Creek #2*                                San Bernardino        1        08/03/1904                      0

Mill Creek #3                                 San Bernardino        3        03/20/1903                  1,000
                                                                    4        01/23/1904                  1,000
                                                                    5        03/03/1904                  1,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Bishop Creek #2                               Inyo                  1        11/00/1908                  2,500
                                                                    2        11/00/1908                  2,500
                                                                    3        06/00/1911                  2,320
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,320

Bishop Creek #3                               Inyo                  1        06/12/1913                  2,750
                                                                    2        06/12/1913                  2,340
                                                                    3        06/12/1913                  2,750
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,840

Bishop Creek #4                               Inyo                  1        09/20/1905                  1,000
                                                                    2        09/20/1905                  1,000
                                                                    3        00/00/1906                  1,985
                                                                    4        10/01/1907                  1,985
                                                                    5        00/00/1909                  1,985
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,955

Bishop Creek #5                               Inyo                  1        05/30/1943                  2,000
                                                                    2        06/01/1919                  2,532
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,532
*Not operational; currently being decommissioned.

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

Bishop Creek #6                               Inyo                  1        03/12/1913                  1,600

Lundy                                         Mono                  1        12/09/1911                  1,500
                                                                    2        02/02/1912                  1,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Poole                                         Mono                  1        00/00/1924                 11,250

Rush Creek                                    Mono                  1        10/17/1916                  4,400
                                                                    2        12/11/1917                  4,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 8,400

                                              TOTAL EASTERN REGION HYDRO
                                              PLANTS                                                   156,672
                                                                                               ================

                                              TOTAL HYDRO PLANTS                                     1,172,859
                                                                                               ================

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM)
                                                                                                     5,231,207
                                                                                               ================

ISOLATED SYSTEMS:

Pebbly Beach (Diesel)                         Los Angeles           7        07/03/1958                  1,000
                                              (Catalina)            8        06/26/1963                  1,500
                                                                    10       07/25/1966                  1,125
                                                                    12       06/18/1976                  1,550
                                                                    14       10/24/1986                  1,400
                                                                    15       12/31/1995                  2,800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 9,375

Catalina Hydro                                Los Angeles           1        05/05/1983                     30
                                                                    2        07/24/1985                     22
                                                                    3        07/24/1985                     57
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   109

TOTAL SCE OWNED RESOURCES:                                                                               9,484
                                                                                               ================

TOTAL ISOLATED SYSTEMS RESOURCES
                                                                                                         9,484
                                                                                               ================

                                                     EXHIBIT A
                                  CONSOLIDATING STATEMENTS OF INCOME AND SURPLUS
                                           CONSOLIDATING BALANCE SHEETS

                                                     EXHIBIT A
                                  CONSOLIDATING STATEMENTS OF INCOME AND SURPLUS
                                           CONSOLIDATING BALANCE SHEETS

Attached hereto as Exhibit A are the following financial statements dated as of December 31, 2003, or for the year then ended:

                                                                                                     PAGES
Consolidating Balance Sheet and Consolidating Statements
of Income and Retained Earnings, unless otherwise noted:

-------------------------------Part 2------------------------------
Edison International and Subsidiaries                                                                77-88
Southern California Edison Company and Subsidiaries                                                 89-104
Southern California Edison Company and Subsidiaries
       Equity Investments                                                                              105
Edison Ventures and Subsidiaries                                                                   106-111
Edison Mission Group Inc. and Subsidiaries                                                         112-123
Edison Enterprises and Subsidiaries                                                                124-129
Edison Source and Subsidiaries                                                                     130-135
Edison Technology Solutions and Subsidiaries                                                       136-141
Edison Technology Solutions and Subsidiaries
       Equity Investments                                                                              142
Mission Energy Holding Company and Subsidiaries                                                    143-148

-------------------------------Part 3------------------------------
Edison Capital and Subsidiaries
       Consolidating Balance Sheet                                                                 149-194
       Consolidating Statements of Income and Retained Earnings                                    195-217

-------------------------------Part 4 -----------------------------
Edison Capital and Subsidiaries
       Equity Investments in Real Estate Limited Partnerships
       [Based on financial statements as of December 31, 2001]                                     218-285
Mission Land Company and Subsidiaries                                                              286-300
Mission Power Engineering Company and Subsidiaries                                                 301-306

-------------------------------Part 5 -----------------------------
Edison Mission Energy and Subsidiaries
       Consolidating Balance Sheet                                                                 307-372
       Consolidating Statements of Income and Retained Earnings                                    373-405
       Equity Investments                                                                          406-412

-------------------------------Part 6------------------------------
Edison Mission Energy Fuel and Subsidiaries                                                        413-421
Edison Mission Holdings Co. and Subsidiaries                                                       422-430
EME CP Holdings Co. and Subsidiaries                                                               431-439
EME Eastern Holdings Co. and Subsidiaries                                                          440-445
Midwest Generation EME, LLC and Subsidiaries                                                       446-454
Mission del Cielo, Inc. and Subsidiaries                                                           455-460
Mission Energy Holdings International, Inc. and Subsidiaries                                       461-469
Mission Energy Wales Company and Subsidiaries                                                      470-475
MEW, Mission Hydro Limited Partnership and Subsidiaries                                            476-481
MEW, MHLP, EME Generation Holdings Limited and Subsidiaries                                        482-490
MEW, MHLP, EGHI, EME Victoria Generation Limited and Subsidiaries                                  491-499
MEW, MHLP, EGHI, FFH No. 1 Limited and Subsidiaries                                                500-508
MEW, MHLP, EGHI, Loyvic Pty. Ltd. and Subsidiaries                                                 509-514

                                                                                                     PAGES

-------------------------------Part 7 ------------------------------
MEC International B.V. and Subsidiaries                                                            515-571
MECI, EcoElectrica S.a.r.l. and Subsidiaries                                                       572-580
MECI, Edison Mission Millennium B.V. and Subsidiaries                                              581-589
MECI, Edison Mission Operation & Maintenance Services B.V. and Subsidiaries                        590-595
MECI, EME Atlantic Holdings Limited and Subsidiaries                                               596-604
MECI, EMEA, Mission Energy Universal Holdings and Subsidiaries                                     605-613

-------------------------------Part 8 ------------------------------
MECI, Global Generation B.V. and Subsidiaries                                                      614-619
MECI, GGBV, Edison First Power Holdings II and Subsidiaries                                        620-625
MECI, GGBV, EFPHII, Edison First Power Holdings I and Subsidiaries                                 626-634
MECI, GGBV, EFPHII, EFPHI, Maplekey Holdings Limited and Subsidiaries                              635-640
MECI, Hydro Energy B.V. and Subsidiaries                                                           641-646
MECI, Iberian Hy-Power Amsterdam B.V. and Subsidiaries                                             647-658
MECI, Latrobe Power Pty Ltd and Subsidiaries                                                       659-664
MECI, Latrobe Valley B.V. and Subsidiaries                                                         665-670
MECI, Loy Yang Holdings Pty Ltd and Subsidiaries                                                   671-679
MECI, Loy Yang, Edison Mission Energy Holdings Pty Ltd and Subsidiaries                            680-694
MECI, Loy Yang, Latrobe Power Pty Ltd and Subsidiaries                                             695-700
MECI, Loy Yang, Mission Energy Ventures Australia Pty Ltd and Subsidiaries                         701-706
MECI, Loy Yang, Traralgon Power Pty. Ltd. and Subsidiaries                                         707-712

-------------------------------Part 9 ------------------------------
MECI, Majestic Energy Limited and Subsidiaries                                                     713-718
MECI, MEC Esenyurt B.V. and Subsidiaries                                                           719-724
MECI, MEC International Holdings B.V. and Subsidiaries                                             725-730
MECI, MEC Java B.V. and Subsidiaries                                                               731-736
MECI, MEC Java, Edison Mission Energy Asia Pte Ltd. and Subsidiaries                               737-745
MECI, MEC Perth B.V. and Subsidiaries                                                              746-751
MECI, MEC San Pascual B.V. and Subsidiaries                                                        752-757
MECI, MEC Wales B.V. and Subsidiaries                                                              758-763
MECI, MEC Wales, Mission Hydro Limited Partnership and Subsidiaries                                764-769
MECI, MEC Wales, MHLP, EME Generation Holdings Limited and Subsidiaries                            770-778
MECI, MEC Wales, MHLP, EGHI, EME Victoria Generation Limited and Subsidiaries                      779-787
MECI, MEC Wales, MHLP, EGHI, FFH No. 1 Limited and Subsidiaries                                    788-796
MECI, MEC Wales, MHLP, EGHI, Loyvic Pty. Ltd. and Subsidiaries                                     797-802

-------------------------------Part 10------------------------------
MECI, Mission Energy Company (U.K.) Limited and Subsidiaries                                       803-808
MECI, MEC(UK), Mission Hydro (UK) Limited and Subsidiaries                                         809-814
MECI, MEC(UK), MH(UK), FFH No. 2 Limited and Subsidiaries                                          815-823
MECI, MEC(UK), MH(UK), Mission Hydro Limited Partnership and Subsidiaries                          824-829
MECI, MEC(UK), MH(UK), MHLP, EME Generation Holdings Limited and Subsidiaries                      830-838
MECI, MEC(UK), MH(UK), MHLP, EME Gen, EME Victoria Generation Limited and Subsidiaries             839-847
MECI, MEC(UK), MH(UK), MHLP, EME Gen, FFH No. 1 Limited and Subsidiaries                           848-856
MECI, MEC(UK), MH(UK), MHLP, EME Gen, Loyvic Pty Ltd. and Subsidiaries                             857-862
MECI, MEC(UK), Pride Hold Limited and Subsidiaries                                                 863-868
MECI, Pride Hold Limited and Subsidiaries                                                          869-874
MECI, Traralgon Power Pty. Ltd. and Subsidiaries                                                   875-880
MEC International B.V. and Subsidiaries Equity Investments                                         881-882

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

EDISON CAPITAL
--------------

4.EC01  ELECTRICIDAD DE LA PAZ S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Electricidad de La Paz S.A.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Empresa de Luz y Fuerza Electrica de Oruro S.A.

4.EC03  EPZ MISSION FUNDING MU TRUST  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Alpha
06                        Mission Funding Mu
07                           EPZ Mission Funding Mu Trust

4.EC04  EPZ MISSION FUNDING NU TRUST  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Delta
06                        Mission Funding Nu
07                           EPZ Mission Funding Nu Trust

4.EC05  LAKOTA RIDGE LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital

03              Edison Funding Company
04                 Mission Funding Zeta
05                    Lakota Ridge LLC 75%

4.EC06  SHAOKATAN HILLS LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Shaokatan Hills LLC 75%

4.EC07  WOODSTOCK HILLS LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Woodstock Hills LLC 75%

4.EC08  STORM LAKE POWER PARTNERS I LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Edison Capital
03              Edison Funding Company
04                 Mission Iowa Wind Company
05                    Storm Lake Partners I LLC 99%

EDISON MISSION ENERGY
---------------------

4.EME01  EME HOMER CITY GENERATION L.P.  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Chestnut Ridge Energy Company
06                        EME Homer City Generation L.P. (99%LP)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Mission Energy Westside, Inc.
06                        EME Homer City Generation L.P. (1%GP)

4.EME02  GORDONSVILLE ENERGY, LP  [EWG] [Sold 11/21/2003]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Madison Energy Company
05                    Gordonsville Energy, LP (49%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Rapidan Energy Company
05                    Gordonsville Energy, LP (1%)

4.EME03  MIDWEST GENERATION, LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Midwest Generation EME, LLC
05                    Edison Mission Midwest Holdings Co.
06                        Midwest Generation, LLC

4.EME04  SUNRISE POWER COMPANY LLC  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission del Cielo, Inc.
05                    Mission del Sol, LLC
06                        Sunrise Power Company, LLC (50%)

4.EME05  BROOKLYN NAVY YARD COGENERATION PARTNERS, LP  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy New York, Inc.
05                    Brooklyn Navy Yard Cogeneration Partners, LP (50%)

4.EME06  LOY YANG B JOINT VENTURE  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06A                       Latrobe Power Pty Ltd (99%)
07A                          Mission Victoria Partnership (52.31%)
08A                             Latrobe Power Partnership (99%)
09A                                 Loy Yang B Joint Venture (51%)
---
06B                       Loy Yang Holdings Pty Ltd
07B                          Edison Mission Energy Holdings Pty Ltd
08B                             Edison Mission Energy Australia Ltd
09B                                 Latrobe Power Partnership (1%)
10B                                    Loy Yang B Joint Venture (51%)
---
06C                       Loy Yang Holdings Pty Ltd
07C                          Latrobe Power Pty Ltd (1%)
08C                             Mission Victoria Partnership (52.31%)
09C                                 Latrobe Power Partnership (99%)
10C                                    Loy Yang B Joint Venture (51%)

---
06D                       Loy Yang Holdings Pty Ltd
07D                          Mission Energy Ventures Australia Pty Ltd
08D                             Mission Victoria Partnership (1%)
09D                                 Latrobe Power Partnership (99%)
10D                                    Loy Yang B Joint Venture (51%)
---
06E                       Loy Yang Holdings Pty Ltd
07E                          Traralgon Power Pty Ltd (1%)
08E                             Mission Victoria Partnership (46.69%)
09E                                 Latrobe Power Partnership (99%)
10E                                    Loy Yang B Joint Venture (51%)
---
06F                       Traralgon Power Pty Ltd (99%)
07F                          Mission Victoria Partnership (46.69%)
08F                             Latrobe Power Partnership (99%)
09F                                 Loy Yang B Joint Venture (51%)
---
06G                       Mission Energy Company (UK) Limited
07G                          Mission Hydro (UK) Ltd
08G                             Mission Hydro Limited Partnership (1%)
09G                                 EME Generation Holdings Ltd
10G                                    EME Victoria Generation Ltd
11G                                       Mission Energy Development Australia Pty Ltd
12G                                          Gippsland Power Pty Ltd
13G                                              Loy Yang B Joint Venture (49%)
---
06H                       MEC Wales B.V. (100%)
07H                          Mission Hydro Limited Partnership (69%)
08H                             EME Generation Holdings Ltd
09H                                 EME Victoria Generation Ltd
10H                                    Mission Energy Development Australia Pty Ltd
11H                                       Gippsland Power Pty Ltd
12H                                          Loy Yang B Joint Venture (49%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           EME Victoria Generation Ltd
08                              Mission Energy Development Australia Pty Ltd
09                                  Gippsland Power Pty Ltd
10                                     Loy Yang B Joint Venture (49%)

4.EME07  FIRST HYDRO COMPANY  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06J                       Mission Energy Company (UK) Limited
07J                          Mission Hydro (UK) Ltd
08J                             Mission Hydro Limited Partnership (1%)
09J                                 EME Generation Holdings Ltd
10J                                    FFH No. 1 Limited

11J                                       First Hydro Holdings Company (99%)
12J                                          First Hydro Company (99%)
---
12J                                          First Hydro Finance plc
13J                                              First Hydro Company (1%)
---
06K                       MEC Wales B.V. (100%)
07K                          Mission Hydro Limited Partnership (69%)
08K                             EME Generation Holdings Ltd
09K                                 FFH No. 1 Limited
10K                                    First Hydro Holdings Company (99%)
11K                                       First Hydro Company (99%)
---
11K                                       First Hydro Finance plc
12K                                          First Hydro Company (1%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           FFH No. 1 Limited
08                              First Hydro Holdings Company (99%)
09                                  First Hydro Company (99%)
---
09                                  First Hydro Finance plc
10                                     First Hydro Company (1%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Mission Hydro (UK) Ltd
08                              FFH No. 1 Limited
09                                  First Hydro Holdings Company (1%)
10                                     First Hydro Company (99%)
---
10                                     First Hydro Finance plc
11                                        First Hydro Company (1%)

4.EME08  CBK POWER COMPANY LTD.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Millennium B.V.
07                           EME Caliraya B.V. (75%)
08                              CBK Power Company Ltd. (49%)
---
07                           EME Kayalaan B.V.
08                              CBK Power Company Ltd. (1%)

4.EME09  KALAYAAN POWER MANAGEMENT CORPORATION  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Operation and Maintenance Services B.V.
07                           Kalayaan Power Management Corporation (50%)

4.EME10  ITALIAN VENTO POWER CORPORATION 4 S.R.L.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Wind Power Italy B.V.
07                           Italian Vento Power Corporation 4 S.r.l. (50%)

4.EME11  CONTACT ENERGY LIMITED  [EWG]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Atlantic Holdings Limited
07                           EME Ascot Limited
08                              EME Buckingham Limited
09                                  EME Precision B.V.
10                                     Mission Energy Universal Holdings
11                                        Mission Energy Pacific Holdings
12                                           Contact Energy Limited (50.598%)
---
10                                     Mission Energy Universal Holdings
11                                        Contact Energy Limited (0.624%)

4.EME12  TRI ENERGY COMPANY LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Tri Gen B.V.
07                           Tri Energy Company Limited (25%)

4.EME13  IBERICA DE ENERGIAS, S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
---
07                        Iberica de Energias (3.35%)

4.EME14  ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
09                                  Electrometalurgica del Ebro, S.A. (91.32%)
--
07                           Iberica de Energias, S.A. (3.35%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

4.EME15  PERTH POWER PARTNERSHIP  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Perth B.V. (100%)
07                           Kwinana Power Partnership (99%)
08                              Perth Power Partnership (70%)

00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Loy Yang Holdings Pty. Ltd.
07                           Edison Mission Energy Holdings Pty. Ltd.
08                              Mission Energy (Kwinana) Pty. Ltd.
09                                  Kwinana Power Partnership (1%)

10                                     Perth Power Partnership (70%)

4.EME16  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Esenyurt B.V. (100%)
07                           Doya Enerji Uretim Sanayi ve Ticaret L.S. (80%)

4.EME17  PT. PAITON ENERGY COMPANY  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Indonesia B.V. (99%)
07                           P. T. Paiton Energy Company (40%)
---
06                        MEC International Holdings B.V.
07                           MEC Indonesia B.V. (1%)
08                              P. T. Paiton Energy Company (40%)

4.EME18  ISAB ENERGY, S.R.L.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Priolo B.V. (100%)
07                           ISAB Energy, s.r.l. (49%)

4.EME19  DERWENT COGENERATION LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Derwent Cogeneration Limited (33%)

4.EME20  LAKELAND POWER LIMITED  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Pride Hold Limited (99%)
08                              Lakeland Power Limited

---
06                        Pride Hold Limited (1%)
07                           Lakeland Power Limited

4.EME21  ECOELECTRICA L.P.  [FUCO]
00    Edison International
01       Edison Mission Group Inc.
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EcoElectrica S.a.r.l.
07                           EME del Caribe Holding GmbH
08                              EME del Caribe
09                                  EcoElectrica Holdings, Ltd. 50%
10                                     EcoElectrica Ltd.
11                                        Ecoelectrica LP (1%)
---
10                                     Ecoelectrica LP (99%)

*  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC
International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK
International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2003
(In millions)

PART 2  (PAGES 77 THROUGH 148)

                                                              Southern             Edison Mission       Edison Ventures
                                                              California Edison    Group Inc.           Consolidated
                                                              Company              Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $94               $1,016
Restricted Cash                                                                                   12
Receivables - net                                                           769                  638
Accrued unbilled revenue                                                    408
Fuel inventory                                                               10                   82
Materials and supplies, at average cost                                     168                   84
Accumulated deferred income taxes - net                                     116
Trading and price risk management assets                                                          48
Regulatory assets - net
Prepayments and other current assets                                         58                  204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,623                2,085
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   116                7,585
Nuclear decommissioning trusts                                            2,530
Investments in partnerships
  and unconsolidated subsidiaries                                            92                1,840
Investments in leveraged leases                                                                2,361
Other investments                                                           153                   46
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,891               11,832
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                          14,861
  Generation                                                              1,371
Accumulated provision for depreciation
  and decommissioning                                                    (6,406)
Construction work in progress                                               600
Nuclear fuel, at amortized cost                                             141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                      10,567
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         868
Restricted cash                                                                                  339
Regulatory assets - net                                                   2,534
Other deferred charges                                                      512                1,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    3,046                2,580
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                 26
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $18,127              $16,523
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Insurance     Edison Drives        Edison
                                                              Services, Inc.       Electric (inactive)  International
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $1,087
Restricted Cash
Receivables - net                                                            $9                                     1,410
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          9                                     2,497
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                               1
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                   6,741
Investments in leveraged leases
Other investments                                                            23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            23                                     6,741
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        5                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        5                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $37                                    $9,241
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EIX Trust I          EIX Trust II         EIX Trust III
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison
                                                              Adjustments          International
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $2,197
Restricted cash                                                                                   12
Receivables - net                                                       ($1,608)               1,218
Accrued unbilled revenue                                                                         408
Fuel inventory                                                                                    92
Materials and supplies, at average cost                                                          252
Accumulated deferred income taxes - net                                                          116
Trading and price risk management assets                                                          48
Regulatory assets - net
Prepayments and other current assets                                                             263
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (1,608)               4,606
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      7,702
Nuclear decommissioning trusts                                                                 2,529
Investments in partnerships
  and unconsolidated subsidiaries                                        (6,674)               2,000
Investments in leveraged leases                                                                2,361
Other investments                                                           (46)                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (6,720)              14,768
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                               14,861
  Generation                                                                                   1,371
Accumulated provision for depreciation
  and decommissioning                                                                         (6,406)
Construction work in progress                                                                    600
Nuclear fuel, at amortized cost                                                                  141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                           10,567
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         868
Restricted cash                                                                                  339
Regulatory assets - net                                                                        2,534
Other deferred charges                                                     (968)                 924
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                     (968)               4,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                           (10)                  16
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($9,306)             $34,622
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Southern             Edison Mission       Edison Ventures
                                                              California Edison    Group Inc.           Consolidated
                                                              Company              Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                            $200                  $52
Long-term debt due within one year                                          371                1,014
Preferred stock to be redeemed within one year                                9
Accounts payable                                                            894                  245
Accrued taxes                                                               556                   38
Trading and price risk management liabilities                                                    168
Regulatory liabilities                                                      276
Other current liabilities                                                 1,257                  436
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 3,564                1,953
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            4,160                6,968
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,337                3,584
Accumulated deferred investment tax credits                                 136                   13
Customer advances and other deferred credits                                427                  963
Power purchase contracts                                                    216
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                    141                  164
Accumulated provision for pension and benefits                              331                   41
Asset retirement obligation                                               2,084                   22
Other long-term liabilities                                                 243
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,915                4,787
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                            13
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                517
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                       129
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                  129
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,506                3,069
Accumulated other comprehensive loss                                        (15)                 (31)
Retained earnings                                                         1,868                 (751)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         4,359                2,287
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $18,127              $16,523
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Insurance     Edison Drives        Edison
                                                              Services, Inc.       Electric (inactive)  International
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                        $2
Long-term debt due within one year                                                                                    618
Preferred stock to be redeemed within one year
Accounts payable                                                             $5                                     1,595
Accrued taxes                                                                                                        (210)
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              83
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5                                     2,088
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                      1,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits                                                                         58
Asset retirement obligation
Other long-term liabilities                                                   5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  5                                        58
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2                                     1,970
Accumulated other comprehensive income                                                                                 (6)
Retained earnings                                                            25                                     3,466
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            27                                     5,430
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $37                                    $9,241
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EIX Trust I          EIX Trust II         EIX Trust III
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                $16                  $10
Accumulated other comprehensive (loss)
Retained earnings                                                            (3)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            13                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $13                   $8
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison
                                                              Adjustments          International
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             ($2)                $252
Long-term debt due within one year                                                             2,003
Preferred stock to be redeemed within one year                                                     9
Accounts payable                                                         (1,617)               1,122
Accrued taxes                                                                                    384
Trading and price risk management liabilities                                                    168
Regulatory liabilities                                                                           276
Other current liabilities                                                                      1,776
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,620)               5,990
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                             (967)              11,826
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        5,921
Accumulated deferred investment tax credits                                                      149
Customer advances and other deferred credits                                                   1,390
Power purchase contracts                                                                         216
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                                         305
Accumulated provision for pension and benefits                                                   429
Asset retirement obligation                                                                    2,106
Other long-term liabilities                                                                      247
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)              10,763
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                            13
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                517
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                                            129
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                       129
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             (5,603)               1,970
Accumulated other comprehensive income                                                           (52)
Retained earnings                                                        (1,137)               3,466
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (6,740)               5,384
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($9,327)             $34,622
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Southern             Edison Mission       Edison Ventures
                                                                California Edison    Group Inc.           Consolidated
                                                                Company              Consolidated
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                           $8,853
Nonutility power generation                                                                     $3,181
Financial services and other                                                                       101
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     8,853                3,282
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          235                1,103
Purchased power                                                             2,786
Provisions for regulatory adjustment clauses - net                          1,138
Other operation and maintenance                                             2,054                1,316
Asset impairment                                                                                   304
Depreciation, decommissioning and amortization                                882                  302
Property and other taxes                                                      168                   42
Net gain on sale of utility plant                                              (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    7,258                3,067
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                            1,595                  215
Interest and dividend income                                                  100                   27
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               354
Other nonoperating income                                                     104                  (10)
Interest expense - net of amounts capitalized                                (457)                (684)
Other nonoperating deductions                                                 (73)
Dividends on preferred securities subject to mandatory
redemption                                                                     (5)                 (11)
Dividends on utility preferred stock not subject to
mandatory redemption                                                           (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                              1,260                  (89)
Income taxes (benefit)                                                        388                  120
Minority interest                                                                                   39
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                             872                   (8)
Income from discontinued operations - net                                      82                   (1)
Income taxes on discontinued operations                                        32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Income before accounting change                                               922                   (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Cumulative effect of accounting change                                                              (9)
Income tax benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                    922                  (17)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        1892                 (734)
Dividends declared on common stock                                            945
Dividends declared on preferred stock
Stock option appreciation
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,868                ($751)
=============================================================== ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Insurance     Edison Drives        EIX Trust I
                                                                Services, Inc.       Electric (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $11
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        11
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 1
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                               10
Interest and dividend income                                                                                            $36
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption                                                                                                              (35)
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 10                                         1
Income taxes (benefit)                                                          3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               7                                         1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Income before accounting change
--------------------------------------------------------------- -------------------- -------------------- --------------------
Cumulative effect of accounting change
Income tax benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      7                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          18                                         2
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $25                                       ($3)
=============================================================== ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EIX Trust II         EIX Trust III        Edison
                                                                                                          International
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                            $56
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  56
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          85
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 85
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                                        (29)
Interest and dividend income                                                  $26                                         4
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                                 3
Interest expense - net of amounts capitalized                                                                          (130)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption                                                                    (26)
Dividends on utility preferred stock not subject to
mandatory redemption

--------------------------------------------------------------- -------------------- -------------------- --------------------
Income from continuing operations before taxes                                                                         (152)
Income taxes (benefit)                                                                                                   59
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                                       (93)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Income before accounting change                                                                                         (93)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Cumulative effect of accounting change
Income tax benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                                              (93)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                 2,711
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($2)                                   $3,466
=============================================================== ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Edison
                                                                Adjustments          International
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                $8,853
Nonutility power generation                                                                      3,181
Financial services and other                                                 ($67)                 101
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       (67)              12,135
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             1,338
Purchased power                                                                                  2,786
Provisions for regulatory adjustment clauses - net                                               1,138
Asset impairment                                                                                   304
Other operation and maintenance                                               (67)               3,389
Depreciation, decommissioning and amortization                                                   1,184
Property and other taxes                                                                           210
Net gain on sale of utility plant                                                                   (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (67)              10,344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                 1,791
Interest and dividend income                                                  (66)                 127
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               353
Other nonoperating income                                                      27                  124
Interest expense - net of amounts capitalized                                  66               (1,194)
Other nonoperating deductions                                                  32                 (115)
Dividends on preferred securities subject to mandatory
redemption                                                                     (4)                 (87)
Dividends on utility preferred stock not subject to
mandatory redemption                                                           (1)                  (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                (37)                 993
Income taxes (benefit)                                                                             213
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               1                  780
Income from discontinued operations - net                                       2                   83
Income taxes on discontinued operations                                                             32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Income before accounting change                                                 9                  831
--------------------------------------------------------------- -------------------- -------------------- --------------------
Cumulative effect of accounting change                                                             (13)
Income tax benefit on discontinued operations                                                       (4)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      1                  821
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,176)               2,711
Dividends declared on common stock                                                                 (65)
Dividends declared on preferred stock
Stock option appreciation                                                                           (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,137)              $3,466
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company              Corporation
                                                              (dissolved
                                                              11/06/2003)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $3
Restricted cash
Receivables - net                                                                                                       3
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets                                                                                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                          $151
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           151
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $151                   $9
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Material      Mono Power Company   SCE Capital
                                                              Supply LLC           (inactive)           Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1
Restricted cash
Receivables - net                                                           $38
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                     104
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        142
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $142                   $1
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              SCE Funding LLC      SCE Trust I          SCE Trust II
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              SCE UK Services      Southern States      Southern
                                                              Limited (inactive)   Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $90
Restricted cash
Receivables - net                                                                                                     807
Accrued unbilled revenue                                                                                              408
Fuel inventory                                                                                                         10
Materials and supplies, at average cost                                                                                88
Accumulated deferred income taxes - net                                                                               116
Trading and price risk management assets
Regulatory assets - net                                                                                               (17)
Prepayments and other current assets                                                                                   55
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                1,557
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             116
Nuclear decommissioning trusts                                                                                      2,530
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     333
Investments in leveraged leases
Other investments                                                                                                     153
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                   3,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                                                    14,861
  Generation                                                                                                        1,371
Accumulated provision for depreciation
  and decommissioning                                                                                              (6,406)
Construction work in progress                                                                                         600
Nuclear fuel, at amortized cost                                                                                       141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                                                10,567
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net                                                                                             2,534
Other deferred charges                                                                                                415
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              2,949
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      $18,205
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $94
Restricted cash
Receivables - net                                                          ($79)                 769
Accrued unbilled revenue                                                                         408
Fuel inventory                                                                                    10
Materials and supplies, at average cost                                     (24)                 168
Accumulated deferred income taxes - net                                                          116
Trading and price risk management assets
Regulatory assets - net                                                      17
Prepayments and other current assets                                                              58
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        (85)               1,623
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        116
Nuclear decommissioning trusts                                                                 2,530
Investments in partnerships
  and unconsolidated subsidiaries                                          (241)                  92
Investments in leveraged leases
Other investments                                                                                153
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                          (241)               2,891
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                               14,861
  Generation                                                                                   1,371
Accumulated provision for depreciation
  and decommissioning                                                                         (6,406)
Construction work in progress                                                                    600
Nuclear fuel, at amortized cost                                                                  141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                           10,567
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net                                                                        2,534
Other deferred charges                                                      (54)                 512
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (54)               3,046
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($381)             $18,127
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company (dissolved   Corporation
                                                              11/06/2003)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                               2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         ($47)                   1
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                      54
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                       54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      61                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      63
Accumulated other comprehensive loss
Retained earnings                                                                                 27                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 90                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $151                   $9
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Material      Mono Power Company   SCE Capital
                                                              Supply LLC           (inactive)           Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $57                                        $3
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    30
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    87                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 50                   $3
Accumulated other comprehensive loss
Retained earnings                                                             5                   (2)                  (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            55                    1                  ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $142                   $1
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              SCE Funding LLC      SCE Trust I          SCE Trust II
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $106
Accumulated other comprehensive income
Retained earnings                                                           (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            93
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $93
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              SCE UK Services      Southern States      Southern
                                                              Limited (inactive)   Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                      $200
Long-term debt due within one year                                                                                    246
Preferred stock to be redeemed within one year                                                                          9
Accounts payable                                                                                                      930
Accrued taxes                                                                                                         557
Trading and price risk management liabilities
Regulatory liabilities                                                                                                259
Other current liabilities                                                                                           1,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                           3,430
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                      4,285
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             2,383
Accumulated deferred investment tax credits                                                                           136
Customer advances and other deferred credits                                                                          427
Power purchase contracts                                                                                              216
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                                                              141
Accumulated provision for pension and benefits                                                                        331
Asset retirement obligation                                                                                         2,084
Other long-term liabilities                                                                                           195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        5,913
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                                                                 129
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                            129
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                        2,506
Accumulated other comprehensive loss                                                                                  (15)
Retained earnings                                                                                                   1,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                   4,426
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $18,183
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                 $200
Long-term debt due within one year                                         $125                  371
Preferred stock to be redeemed within one year                                                     9
Accounts payable                                                            (98)                 894
Accrued taxes                                                                                    557
Trading and price risk management liabilities
Regulatory liabilities                                                       17                  276
Other current liabilities                                                    (2)               1,257
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    42                3,564
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                             (125)               4,160
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        2,337
Accumulated deferred investment tax credits                                                      136
Customer advances and other deferred credits                                (54)                 427
Power purchase contracts                                                                         216
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                                         141
Accumulated provision for pension and benefits                                                   331
Asset retirement obligation                                                                    2,084
Other long-term liabilities                                                  (6)                 243
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (60)               5,915
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:                                                                      129
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                       129
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               (222)               2,506
Accumulated other comprehensive income                                                           (15)
Retained earnings                                                           (87)               1,868
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (309)               4,359
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($452)             $18,127
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                California           Conservation         Edison ESI
                                                                Electric Power       Financing
                                                                Company (dissolved   Corporation
                                                                11/06/2003)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                                        $15
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  15
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power                                                                                                           1
Provisions for regulatory adjustment clauses - net                                                                       12
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 13
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                                          1
Interest and dividend income                                                                        $4
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                       4                    1
Income taxes (benefit)                                                                               2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                    2                    1
Income from discontinued operations - net
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                           2                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               24                    5
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $26                   $6
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Material      Mono Power Company   SCE Capital
                                                                Supply LLC           (inactive)           Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                             $399
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       399
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               397
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      397
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                2
Interest and dividend income                                                    2
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           ($1)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  4                                        (1)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               4                                        (1)
Income from discontinued operations - net
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      4                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1                  ($2)                  (2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $5                  ($2)                 ($3)
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                SCE Funding LLC      SCE Trust I          SCE Trust II
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                              $58
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        58
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 3
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                               55
Interest and dividend income                                                    1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (57)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (1)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              (1)
Income from discontinued operations - net
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (12)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($13)
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                SCE UK Services      Southern States      ENvestSCE
                                                                Limited (inactive)   Realty
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Pipeline      Edison Carrier       Southern
                                                                and Terminal         Solutions            California Edison
                                                                Company [sold]                            Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                   $45               $8,793
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             45               $8,793
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    235
Purchased power                                                                                                       2,786
Provisions for regulatory adjustment clauses - net                                                                    1,137
Other operation and maintenance                                                                     12                2,031
Asset impairment
Depreciation, decommissioning and amortization                                                       8                  874
Property and other taxes                                                                                                168
Net gain on sale of utility plant                                                                                        (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            20                7,226
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                    25                1,567
Interest and dividend income                                                                                             95
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                                               104
Interest expense - net of amounts capitalized                                                                          (460)
Other nonoperating deductions                                                                                           (73)
Dividends on preferred securities subject to mandatory
redemption                                                                                                               (5)
Dividends on utility preferred stock not subject to
mandatory redemption                                                                                                     (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                      25                1,223
Income taxes (benefit)                                                                               8                  378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                   17                  846
Income from discontinued operations - net                                     $82
Income taxes on discontinued operations                                        32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     50                   17                  846
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                 1,892
Dividends declared on common stock                                                                                      870
Dividends declared on preferred stock
Stock option appreciation
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $50                  $17               $1,868
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Southern
                                                                Adjustments          California Edison
                                                                                     Company
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                            ($457)              $8,853
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      (457)               8,853
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               235
Purchased power                                                                                  2,786
Provisions for regulatory adjustment clauses - net                                               1,138
Other operation and maintenance                                              (401)               2,054
Asset impairment
Depreciation, decommissioning and amortization                                                     882
Property and other taxes                                                                           168
Net gain on sale of utility plant                                                                   (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (401)               7,258
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                 1,595
Interest and dividend income                                                   (2)                 100
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                          104
Interest expense - net of amounts capitalized                                  61                 (457)
Other nonoperating deductions                                                                      (73)
Dividends on preferred securities subject to mandatory
redemption                                                                                          (5)
Dividends on utility preferred stock not subject to
mandatory redemption                                                                                (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  4                1,259
Income taxes (benefit)                                                                             388
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               4                  871
Income from discontinued operations - net                                                           82
Income taxes on discontinued operations                                                             32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      4                  921
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (14)               1,892
Dividends declared on common stock                                            (76)                 945
Dividends declared on preferred stock
Stock option appreciation
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($86)              $1,868
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries
Equity Investments
December 31, 2003
(In millions)

                                         Bear Creek Uranium
Name of Entity:                          Company (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              To develop and operate an
                                         integrated uranium mining
                                         complex in Wyoming.

Ownership Interest(s):                   50% by Mono Power Company

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                              (inactive)           (inactive)           Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                              (inactive)           (inactive)           Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Ventures      Edison TransEnergy   Consolidating
                                                                (inactive)           (inactive)           Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Ventures
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Asset impairment
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Capital       Edison Enterprises
                                                              Group Inc.           Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $354                   $2
Restricted cash                                                                                   12
Receivables - net                                                                                 44                    3
Fuel inventory
Materials and supplies, at average cost                                                                                 1
Accumulated deferred income taxes - net                                                          177
Trading and price risk management assets
Prepayments and other current assets                                                              20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             607                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        162
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                278
Investments in leveraged leases                                                                2,361
Other investments                                                            $1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             1                2,802
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        1                    9                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        1                    9                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                                      19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $2               $3,418                  $27
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison               Edison OandM         Edison Technology
                                                              Environmental        Services (inactive)  Solutions
                                                              Services                                  Consolidated
                                                              (dissolved
                                                              11/06/2003)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $5                   $1
Restricted cash
Receivables - net                                                                                  1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               6                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $6                   $2
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Mission Land         Mission Power
                                                              Holding Company      Company              Engineering
                                                              Consolidated         Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $654
Restricted cash
Receivables - net                                                           391                   $4
Fuel inventory                                                               83
Materials and supplies, at average cost                                      83
Accumulated deferred income taxes - net
Trading and price risk management assets                                     48
Prepayments and other current assets                                        202                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,461                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 7,422
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         1,607
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         9,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    867
Restricted cash                                                             339
Regulatory assets - net
Other deferred charges                                                      558
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,764
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                             6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $12,260                   $5
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Group Inc.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

                                                                           ($12)              $1,016
Cash and equivalents                                                                              12
Restricted cash                                                             195                  638
Receivables - net                                                            (1)                  82
Accrued unbilled revenue                                                                          84
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                    (177)
Trading and price risk management assets                                                          48
Regulatory assets - net
Prepayments and other current assets                                        (19)                 204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         (1)               2,085
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     1                7,585
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           (45)               1,840
Investments in leveraged leases                                                                2,361
Other investments                                                                                 46
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             11,832
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                      1                  868
Restricted cash                                                                                  339
Regulatory assets - net
Other deferred charges                                                      802                1,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      803                2,580
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                 26
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $803              $16,523
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Capital       Edison Enterprises
                                                              Group Inc.           Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                              $158
Preferred stock to be redeemed within one year
Accounts payable                                                                                   4                   $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         31                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        193                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   316
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        2,223                    7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits                                                    14
Asset retirement obligation
Other long-term liabilities                                                  $1                   55
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   2,292                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                                                 12
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,068                   81                  312
Accumulated other comprehensive loss                                                              (7)
Retained earnings                                                          (734)                 541                 (306)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                615                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,336               $3,418                  $27
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison               Edison OandM         Edison Technology
                                                              Environmental        Services (inactive)  Solutions
                                                              Services                                  Consolidated
                                                              (dissolved
                                                              11/06/2003)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         $2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          2                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       2                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      16                    4
Accumulated other comprehensive loss
Retained earnings                                                                                (14)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                  2                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $6                   $2
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Mission Land         Mission Power
                                                              Holding Company      Company              Engineering
                                                              Consolidated         Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                          856
Preferred stock to be redeemed within one year
Accounts payable                                                            238
Accrued taxes                                                                38
Trading and price risk management liabilities                               168
Regulatory liabilities
Other current liabilities                                                   401                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,753                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            6,652                                        $9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,360
Accumulated deferred investment tax credits                                  13
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                    164
Accumulated provision for pension and benefits                               30
Asset retirement obligation                                                  22                    2
Other long-term liabilities                                                 901
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,490                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           515
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,218                                         3
Accumulated other comprehensive loss                                        (25)
Retained earnings                                                        (1,344)                   2                  (12)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           849                    2                  ($9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $12,260                   $5
============================================================= ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Group Inc.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                  $52
Long-term debt due within one year                                                             1,014
Preferred stock to be redeemed within one year
Accounts payable                                                                                 245
Accrued taxes                                                                                     38
Trading and price risk management liabilities                                                    168
Regulatory liabilities
Other current liabilities                                                                        436
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      1,953
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              ($7)               6,966
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (7)               3,584
Accumulated deferred investment tax credits                                                       13
Customer advances and other deferred credits                                                     963
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                                         164
Accumulated provision for pension and benefits                               (3)                  41
Asset retirement obligation                                                  (2)                  22
Other long-term liabilities                                                (959)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (9)               4,787
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                            13
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                517
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             (2,634)               3,069
Accumulated other comprehensive loss                                         (1)                 (31)
Retained earnings                                                         1,121                 (751)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           823                2,287
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($1,531)             $16,523
============================================================= ==================== ==================== ====================

Oage 119

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Capital       Edison Enterprises
                                                                Group Inc.           Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $88                   $8
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             88                    8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     25                    9
Asset impairment
Depreciation, decommissioning and amortization                                                      12
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            37                    9
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                    51                   (1)
Interest and dividend income                                                                         8
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               (14)
Other nonoperating income
Interest expense - net of amounts capitalized                                                      (26)
Other nonoperating deductions                                                  $6
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  6                   19                   (1)
Income taxes (benefit)                                                         (3)                 (38)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               3                   57
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      3                   57
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (682)                 709                 (306)
Dividends declared on common stock                                            (52)                (225)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($731)                $541                ($306)
=============================================================== ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison               Edison OandM         Edison Technology
                                                                Environmental        Services (inactive)  Solutions
                                                                Services                                  Consolidated
                                                                (dissolved
                                                                11/06/2003)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                        $3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     (4)
Asset impairment
Depreciation, decommissioning and amortization                                                       1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                     6
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income                                                                           (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                       2
Income taxes (benefit)                                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                           1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (14)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($14)
=============================================================== ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy       Mission Land         Mission Power
                                                                Holding Company      Company              Engineering
                                                                Consolidated         Consolidated         Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $3,181
Financial services and other                                                                        $1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     3,181                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                        1,103
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,280
Asset impairment                                                              304
Depreciation, decommissioning and amortization                                290
Property and other taxes                                                       42
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,019
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              163
Interest and dividend income                                                   19
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          368
Other nonoperating income                                                      11
Interest expense - net of amounts capitalized                                (658)
Other nonoperating deductions                                                   6
Dividends on preferred securities subject to mandatory
redemption                                                                    (11)
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                               (114)                   1
Income taxes (benefit)                                                         43                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                             (71)
Income from discontinued operations - net                                       2
Income taxes on discontinued operations                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                    (79)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,265)                   8
Dividends declared on common stock                                                                   6
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,344)                  $2
=============================================================== ==================== ==================== ====================

EDISON MISSION GROUP INC. and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Edison Mission
                                                                Adjustments          Group Inc.
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $3,181
Financial services and other                                                                       101
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        $1                3,282
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             1,103
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               (21)               1,316
Asset impairment                                                                                   304
Depreciation, decommissioning and amortization                                 (1)                 302
Property and other taxes                                                                            42
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       (9)               3,067
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                               11                  215
Interest and dividend income                                                                        27
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                                               354
Other nonoperating income                                                                           10
Interest expense - net of amounts capitalized                                 (15)                (684)
Other nonoperating deductions                                                  (6)
Dividends on preferred securities subject to mandatory
redemption                                                                                         (11)
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (2)                 (89)
Income taxes (benefit)                                                        (10)                 120
Minority interest                                                                                   39
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               2                   (8)
Income from discontinued operations - net                                      (3)                  (1)
Income taxes on discontinued operations
Income before accounting change                                                                     (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Cumulative effect of accounting change                                                              (9)
Income tax benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                         (17)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         816                  734
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,103                ($751)
=============================================================== ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Enterprises   Edison Source        Consolidating
                                                                                   Consolidated         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $2
Restricted cash
Receivables - net                                                                                  3
Fuel inventory
Materials and supplies, at average cost                                                            1
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               1                  ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               7                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                            $6                                        (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             6                                        (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                            12                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $18                  $16                  ($7)
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2
Restricted cash
Receivables - net                                                             3
Fuel inventory
Materials and supplies, at average cost                                       1
Accumulated deferred income taxes - net
Trading and risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $27
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Enterprises   Edison Source        Consolidating
                                                                                   Consolidated         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    $1                    1                  ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     1                    2                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                       11                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                312                   90                  (90)
Accumulated other comprehensive loss
Retained earnings                                                          (306)                 (84)                  84
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             6                    6                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $18                  $16                  ($7)
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                       12
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                312
Accumulated other comprehensive loss
Retained earnings                                                          (306)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $27
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Enterprises  Edison Source         Consolidating
                                                                                    Consolidated          Adjustments
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $8
--------------------------------------------------------------- ------------------- --------------------- ---------------------
Total operating revenue                                                                             8
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2                   7
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- ------------------- --------------------- ---------------------
Total operating expenses                                                        2                   7
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Operating income                                                               (2)                  1
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Income from continuing operations before taxes                                 (2)                  1
Income taxes (benefit)                                                         (1)
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Income from continuing operations                                              (1)                  1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- ------------------- --------------------- ---------------------
Net income                                                                     (1)                  1
--------------------------------------------------------------- ------------------- --------------------- ---------------------
Retained earnings - beginning of year                                        (307)                  1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Retained earnings - end of year                                             ($308)                 $2
=============================================================== =================== ===================== =====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Enterprises
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $8
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 9
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        9
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                               (1)
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (1)
Income taxes (benefit)                                                         (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (306)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($306)
=============================================================== ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Source        Edison Source        G.H.V.
                                                                                   Norvik Company       Refrigeration,
                                                                                                        Inc. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2
Restricted cash
Receivables - net                                                             3
Fuel inventory
Materials and supplies, at average cost                                                           $1
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          6                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                             7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $14                   $2
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison Source
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $2
Restricted cash
Receivables - net                                                                                  3
Fuel inventory
Materials and supplies, at average cost                                                            1
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               7
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                  7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $16
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Source        Edison Source        G.H.V.
                                                                                   Norvik Company       Refrigeration,
                                                                                                        Inc. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 90
Accumulated other comprehensive loss
Retained earnings                                                           (84)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $15                   $1
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison Source
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       7
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      90
Accumulated other comprehensive loss
Retained earnings                                                                                (84)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                  6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $16
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Source        Edison Source        G.H.V.
                                                                                     Norvik Company       Refrigeration,
                                                                                                          Inc. (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $7                   $1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 6                    1
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        6                   $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income                                                    1
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  1
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               1
Income from discontinued operations - net
Income taxes on discontinued operations
Net income                                                                      1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $2
=============================================================== ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Edison Source
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                        $8
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      7
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                     1
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                       1
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                           1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                     $2
=============================================================== ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions            (inactive)           Adjustments
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $2
============================================================= ==================== ==================== ====================

Pagre 136

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $2
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions            (inactive)           Adjustments
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1                   $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  2                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  3                    1
Accumulated other comprehensive loss
Retained earnings                                                            (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1                   $1
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  3
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  4
Accumulated other comprehensive loss
Retained earnings                                                            (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $2
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Technology    Edison EV            Consolidating
                                                                Solutions            (inactive)           Adjustments
                                                                (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Technology
                                                                Solutions
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnerships and
   unconsolidated subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          Facilichem, Inc.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              Research, development and
                                         commercialization of
                                         liquid membrane
                                         technologies

Ownership Interest(s):                   10% by Edison Technology
                                         Solutions

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Mission Energy       Consolidating
                                                              Energy Consolidated  Holding Company      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $504                 $150
Restricted cash
Receivables - net                                                           387                    4
Fuel inventory                                                               83
Materials and supplies, at average cost                                      83
Accumulated deferred income taxes - net
Trading and price risk management assets                                     48
Prepayments and other current assets                                        202
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,307                  154
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 7,422
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         1,607                1,905              ($1,905)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         9,029                1,905               (1,905)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    867
Restricted cash                                                             338                    1
Regulatory assets - net
Other deferred charges                                                      532                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,737                   27
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                             6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $12,079               $2,086              ($1,905)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy
                                                              Holding Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $654
Restricted cash
Receivables - net                                                           391
Fuel inventory                                                               83
Materials and supplies, at average cost                                      83
Accumulated deferred income taxes - net
Trading and price risk management assets                                     48
Prepayments and other current assets                                        202
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,461
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 7,422
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         1,607
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         9,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    867
Restricted cash                                                             339
Regulatory assets - net
Other deferred charges                                                      558
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,764
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                             6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $12,260
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Mission Energy       Consolidating
                                                              Energy Consolidated  Holding Company      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                          856
Preferred stock to be redeemed within one year
Accounts payable                                                            238
Accrued taxes                                                                38
Trading and price risk management liabilities                               163                   $5
Regulatory liabilities
Other current liabilities                                                   341                   60
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,688                   65
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            5,486                1,166
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,356                    4
Accumulated deferred investment tax credits                                  13
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                    164
Accumulated provision for pension and benefits                               30
Asset retirement obligation                                                  22
Other long-term liabilities                                                 901
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,486                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           515
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,697                2,554              ($3,033)
Accumulated other comprehensive loss                                        (22)                  (3)
Retained earnings                                                          (772)              (1,700)               1,128
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,903                  851               (1,905)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $12,079               $2,086              ($1,905)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy
                                                              Holding Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                          856
Preferred stock to be redeemed within one year
Accounts payable                                                            238
Accrued taxes                                                                38
Trading and price risk management liabilities                               168
Regulatory liabilities
Other current liabilities                                                   401
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,753
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            6,652
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,360
Accumulated deferred investment tax credits                                  13
Customer advances and other deferred credits
Power purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                    164
Accumulated provision for pension and benefits                               30
Asset retirement obligation                                                  22
Other long-term liabilities                                                 901
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           515
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,218
Accumulated other comprehensive loss                                        (25)
Retained earnings                                                        (1,344)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           849
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $12,260
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Mission Energy       Consolidating
                                                                Energy Consolidated  Holding Company      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $3,181
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     3,181
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                        1,103
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,278                   $2
Asset Impairment                                                              304
Depreciation, decommissioning and amortization                                290
Property and other taxes                                                       42
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,017                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              164                   (2)
Interest and dividend income                                                   16                    3
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          368
Other nonoperating income                                                     (35)                                      $12
Interest expense - net of amounts capitalized                                (498)                (160)
Other nonoperating deductions                                                 (39)
Dividends on preferred securities subject to mandatory
redemption                                                                    (11)
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (5)                (159)                  (5)
Income taxes (benefit)                                                         28                   61
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              23                  (98)                  (5)
Income from discontinued operations - net                                       2
Income taxes on discontinued operations                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     24                  (98)                  (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (792)              (1,602)               1,129
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($768)             ($1,700)              $1,124
=============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy
                                                                Holding Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $3,181
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     3,181
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                        1,103
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,280
Asset Impairment                                                              304
Depreciation, decommissioning and amortization                                290
Property and other taxes                                                       42
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,019
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              162
Interest and dividend income                                                   19
Equity in income from partnerships and
   unconsolidated subsidiaries - net                                          368
Other nonoperating income                                                     (23)
Interest expense - net of amounts capitalized                                (658)
Other nonoperating deductions                                                 (39)
Dividends on preferred securities subject to mandatory
redemption                                                                    (11)
Dividends on utility preferred stock not subject to
mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                               (169)
Income taxes (benefit)                                                         89
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                             (80)
Income from discontinued operations - net                                       2
Income taxes on discontinued operations                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                    (79)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,265)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,344)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

PART 3  (PAGES 148 THROUGH 217)

                                                              Burlington           Edison Capital       Edison Funding
                                                              Apartments, Inc.     Europe Limited       Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $354
Restricted cash                                                                                                        12
Receivables - net                                                                                                      44
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                                               112
Trading and price risk management assets
Prepayments and other current assets                                                                                   20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                  542
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             162
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     278
Investments in leveraged leases                                                                                     2,361
Other investments                                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                   2,802
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                  8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  8
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                       $3,352
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Consolidating        Edison Capital
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $4                  ($4)                $354
Restricted cash                                                                                                        12
Receivables - net                                                                                                      44
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      65                                       177
Trading and price risk management assets
Prepayments and other current assets                                          1                   (1)                  20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         70                   (5)                 607
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             162
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           127                 (127)                 278
Investments in leveraged leases                                                                                     2,361
Other investments                                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           127                 (127)               2,802
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                             1                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             1                    9
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $197                ($131)              $3,418
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Mission Funding      Mission Funding
                                                              Housing              Beta                 Epsilon
                                                              Investments                               Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2                                      $146
Restricted cash
Receivables - net                                                            18                   $6                   12
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     221                   (3)                  13
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        241                    3                  171
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     7
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     530
Investments in leveraged leases                                                                  565                  996
Other investments                                                            74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            81                  565                1,526
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $324                 $568               $1,697
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Gamma                Kappa                Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                 $8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      $4                   22                   $3
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          4                   30                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                             282                  537                   26
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           282                  537                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $286                 $567                  $30
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Iowa Wind    Edison Funding       Consolidating
                                                              Company              Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $7                 $210                   $1
Restricted cash
Receivables - net                                                             5                                        (7)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      21                 (170)                   1
Trading and price risk management assets
Prepayments and other current assets                                          1                                        19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         34                   42                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              1,360               (1,639)
Investments in leveraged leases                                                                                       (19)
Other investments                                                                                                     (73)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              1,360               (1,731)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation                                                                155
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                         155
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        3                    4                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        3                    4                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $192               $1,406               (1,718)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Funding
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $366
Restricted cash
Receivables - net                                                            44
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     112
Trading and price risk management assets
Prepayments and other current assets                                         20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        542
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   162
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           278
Investments in leveraged leases                                           2,361
Other investments                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,802
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        8
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,352
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EC Asset Services,   EC Properties, Inc.  EC Properties III,
                                                              Inc.                                      Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $1
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EC-SLP, Inc.         ECHP Investment      Edison Capital
                                                                                   Company              Housing Delaware
                                                                                                        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                              $4
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $4
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Management   Housing New Jersey   Housing
                                                                                                        Pennsylvania
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     ($1)                                      ($3)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         (1)                                       (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                  3                    4
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                  3                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($1)                  $3                   $7
============================================================= ==================== ==================== ====================

Paeg 157

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Funding       Edison Funding       Edison Housing
                                                              Omicron Inc.         Olive Court [6]      North Carolina
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                    $131
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        131
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         $3
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                            62                                        $2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            62                    3                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $193                   $3                   $2
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Housing       EHI Development      EHI Development
                                                              South Carolina       Company              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                                                                      $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $1
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MHICAL 94 Company    MHICAL 95 Company    Edison Housing
                                                                                                        Consolidation Co.
                                                                                                        (6)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     ($1)                 ($1)                  $3
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         (1)                  (1)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            (1)                  (2)                  15
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            (1)                  (2)                  15
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($2)                 ($3)                 $18
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MHICAL 96 Company    MHICAL 97 Company    Mission Housing
                                                                                                        Alpha
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      $1                   $3                  ($1)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         $1                   $3                  ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             1
Investments in leveraged leases
Other investments                                                             1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             2                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3                   $4                  ($1)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Beta                 Delta                Denver
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                           $1
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                      $1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $1                   $1
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Epsilon              Gamma                Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                                               ($1)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                  ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                       3
Investments in leveraged leases
Other investments                                                            $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             1                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1                                        $2
============================================================= ==================== ==================== ====================

{age 163

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Housing      Mission Funding      Mission Housing
                                                              Theta                Theta [6]            Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      $1                                       ($1)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          1                                        (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                       4
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1                                        $3
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Consolidating        Edison Capital
                                                              Housing Investments  Adjustments          Housing
                                                                                                        Investments
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1                   $2
Restricted cash
Receivables - net                                                           $18                                        18
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      91                   (1)                 221
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        109                                       241
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                               7
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           199                 (227)
Investments in leveraged leases
Other investments                                                             4                    2                   74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           203                 (225)                  81
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        2                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        2                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $314                ($225)                $324
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                              55                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $146
Restricted cash
Receivables - net                                                             1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      (3)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        144
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            (4)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $140
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        Latin American       (Netherlands)
                                                              (Bermuda) Ltd.       Investments          Holdings Company
                                                                                   Holding Company      B.V. 110
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1
Restricted cash
Receivables - net                                                                                  3
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     ($1)                  (4)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            35                  148                   $5
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            35                  148                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $34                 $148                   $5
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Mission Funding      Mission Funding Mu
                                                              (Netherlands)        Alpha                [6]
                                                              Investments B.V.
                                                              [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $6
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                           $3                   $1
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          6                    3                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                                                  696                   26
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                696                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $6                 $699                  $27
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Funding      Mission Funding Nu   Mission
                                                              Delta                [6]                  Investments, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                                                  $61
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                $61
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $61
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission (Bermuda)    Mission Funding      Consolidating
                                                              Investments, Ltd.    Epsilon              Adjustments
                                                              28
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  ($1)
Restricted cash
Receivables - net                                                                                                       2
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      $1                  $16
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          1                   16                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                347                   (1)
Investments in leveraged leases                                                                  213
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                560                  ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1                 $576
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Funding
                                                              Epsilon
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $146
Restricted cash
Receivables - net                                                            12
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      13
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        171
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           530
Investments in leveraged leases                                             996
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,526
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,697
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Burlington           Edison Capital       Edison Funding
                                                              Apartments, Inc.     Europe Limited       Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                   $158
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      205
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                              20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             (27)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        316
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             2,236
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                            55
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        2,291
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                       2
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                          127
Accumulated other comprehensive income (loss)                                                                          (7)
Retained earnings                                                                                                     650
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     770
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                         $3,352
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Consolidating        Edison Capital
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                   $158
Preferred stock to be redeemed within one year
Accounts payable                                                           $213                  ($4)                   4
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    11                                        31
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   224                   (4)                 193
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        316
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (12)                  (1)               2,223
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                               14                                        14
Other long-term liabilities                                                  55                                        55
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  2                                     2,292
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                       2
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 81                 (127)                  81
Accumulated other comprehensive income (loss)                                (1)                   1                   (7)
Retained earnings                                                          (109)                                      541
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (29)                (126)                 615
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $197                ($131)               3,418
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Mission Funding      Mission Funding
                                                              Housing              Beta                 Epsilon
                                                              Investments                               Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($54)               ($172)               ($725)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (41)                (172)                (725)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                7
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      18                  580                1,038
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 29                  580                1,038
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 47                  115                1,225
Accumulated other comprehensive income (loss)                                                                          (6)
Retained earnings                                                           281                   45                  165
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           328                  160                1,384
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $324                 $568               $1,697
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Gamma                Kappa                Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($98)                 $83                 ($57)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (98)                  83                  (57)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     278                  200                   32
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                278                  200                   32
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 75                  116                   40
Accumulated other comprehensive income (loss)
Retained earnings                                                            30                  169                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           105                  284                   54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $286                 $567                  $30
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Iowa Wind    Edison Funding       Consolidating
                                                              Company              Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $60                  $99                  ($1)
Preferred stock to be redeemed within one year
Accounts payable                                                            (54)                 872                   (1)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                     8                    5                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    14                  974                   (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   309
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      40                   49                    1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  30                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 70                   63                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 92                  127               (1,710)
Accumulated other comprehensive income (loss)                                                                          (1)
Retained earnings                                                            16                  (69)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           108                   58               (1,712)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $192               $1,406              ($1,718)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Funding
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                         $158
Preferred stock to be redeemed within one year
Accounts payable                                                           (205)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (27)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              316
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,236
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  55
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,291
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                127
Accumulated other comprehensive income (loss)                                (7)
Retained earnings                                                           650
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           770
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,352
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EC Asset Services,   EC Properties, Inc.  EC Properties III,
                                                              Inc.                                      Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                             1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $1
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EC SLP, Inc.         ECHP Investment      Edison Capital
                                                                                   Company              Housing Delaware
                                                                                                        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                             $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Management   Housing New Jersey   Housing
                                                                                                        Pennsylvania
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($5)                 ($6)                 ($7)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (5)                  (6)                  (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  4                    9                    9
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             4                    9                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($1)                  $3                   $1
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Funding       Edison Funding       Edison Housing
                                                              Omicron Inc.         Olive Court [6]      North Carolina
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $55                                       ($1)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    55                                        (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    $2
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (13)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 13                                         2
Accumulated other comprehensive income (loss)
Retained earnings                                                           138                   (1)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           151                   (1)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $193                   $3                   $2
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Housing       EHI Development      EHI Development
                                                              South Carolina       Company              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($2)                 ($1)                 ($3)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (2)                  (1)                  (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2                    1                    5
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $2                   $1                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $1
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MHICAL 94 Company    MHICAL 95 Company    Edison Housing
                                                                                                        Consolidation Co.
                                                                                                        (6)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($42)                ($57)                 ($5)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (42)                 (57)                  (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 30                   44                   15
Accumulated other comprehensive income (loss)
Retained earnings                                                            10                   10                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            40                   54                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($2)                 ($3)                 $18
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MHICAL 96 Company    MHICAL 97 Company    Mission Housing
                                                                                                        Alpha
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($36)                 ($9)                 ($5)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (36)                  (9)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 26                    4                    3
Accumulated other comprehensive income (loss)
Retained earnings                                                            14                    9                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            40                   13                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $3                   $4                  ($1)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Beta                 Delta                Denver
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($7)                ($14)                ($10)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (7)                 (14)                 (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  4                   10                    8
Accumulated other comprehensive income (loss)
Retained earnings                                                             3                    5                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $7                   15                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $1                   $1
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Epsilon              Gamma                Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($5)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  1                                         3
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                       2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             1                                        $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Housing      Mission Funding      Mission Housing
                                                              Theta                Theta [6]            Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)                                     ($10)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)                                      (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  1                                        13
Accumulated other comprehensive income (loss)
Retained earnings                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             2                                        13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1                                        $3
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Consolidating        Edison Capital
                                                              Housing Investments  Adjustments          Housing
                                                                                                        Investments
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payabl                                                            $137                                      ($54)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    12                   $1                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   149                    1                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                     1                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      31                                        18
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  11                                        11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 42                                        29
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 47                 (225)                  47
Accumulated other comprehensive income (loss)
Retained earnings                                                            76                   (2)                 281
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           123                 (227)                 328
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $314                ($225)                $324
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                                                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $126
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   126
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  5
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  7
Accumulated other comprehensive income (loss)                                (5)
Retained earnings                                                             7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $140
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        Latin American       (Netherlands)
                                                              (Bermuda) Ltd.       Investments          Holdings Company
                                                                                   Holding Company      B.V.
                                                                                                        110
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $3                  $27
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     3                   27
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (5)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 29                  124                   $5
Accumulated other comprehensive income (loss)                                                     (1)
Retained earnings                                                             2                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            31                  126                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $34                 $148                   $5
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Capital       Mission Funding      Mission Funding Mu
                                                              (Netherlands)        Alpha                [6]
                                                              Investments B.V.
                                                              [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                               ($209)                ($17)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                       (209)                 (17)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          689                   19
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     689                   19
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $5                  158                   15
Accumulated other comprehensive income (loss)
Retained earnings                                                             1                   61                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             6                  219                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $6                 $699                  $27
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Funding      Mission Funding Nu   Mission
                                                              Delta                [6]                  Investments, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($20)                ($36)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (20)                 (36)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           42
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      42
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 14                   33
Accumulated other comprehensive income (loss)
Retained earnings                                                             6                   22
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           $20                   55
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $61
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission (Bermuda)    Mission Funding      Consolidating
                                                              Investments, Ltd.    Epsilon              Adjustments
                                                              28
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                               ($599)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                       (599)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          288
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     288
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $1                  834
Accumulated other comprehensive income (loss)
Retained earnings                                                                                 53
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             1                  887
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1                 $576
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Funding
                                                              Epsilon
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($725)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (725)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,038
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,038
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,225
Accumulated other comprehensive income (loss)                                (6)
Retained earnings                                                           165
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,384
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,697
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Burlington           Edison Capital       Edison Funding
                                                                Apartments, Inc.     Europe Limited       Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                            $88
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  88
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          18
Depreciation, decommissioning and amortization                                                                           11
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 29
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                  59
Interest and dividend income                                                                                              8
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (26)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                    41
Income taxes (benefit)                                                                                                  (18)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                 59
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        59
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                   591
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                        $650
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Capital       Consolidating        Edison Capital
                                                                                     Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                            $88
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  88
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $21                                        25
Depreciation, decommissioning and amortization                                                      $1                   12
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       21                    1                   37
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (21)                  (1)                  51
Interest and dividend income                                                  225                 (225)                   8
Equity in income from partnerships and unconsolidated
   subsidiaries - net                                                                                                   (14)
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (26)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         204                 (226)                  19
Income taxes (benefit)                                                        (20)                                      (38)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      224                 (226)                  57
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
Net income (loss)                                                             224                 (226)                  57
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (108)                $226                  709
Dividends declared on common stock                                           (225)                                     (225)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($109)                                     $541
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Capital       Mission Funding      Mission Funding
                                                                Housing              Beta                 Epsilon
                                                                Investments                               Consolidated
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                        $3                  $14
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              3                   14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              3                   14
Interest and dividend income                                                                                              4
Other nonoperating income                                                                                                21
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                3                   39
Income taxes (benefit)                                                                                                   39
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             3
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               42                  165
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $45                 $165
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Mission Funding      Mission Funding      Mission Funding
                                                                Gamma                Kappa                Zeta
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $1                  $63
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         1                   63
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                         ($2)
Depreciation, decommissioning and amortization                                                                            1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         1                   63                    1
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1                   63                    1
Income taxes (benefit)                                                                               2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        1                   61                    1
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               1                   61                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          29                  108                   13
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $30                 $169                  $14
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Mission Iowa Wind    Edison Funding       Consolidating
                                                                Company              Company              Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $2                                        $2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         2                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 9                                         8
Depreciation, decommissioning and amortization                                  1                                        (1)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       10                                         7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (8)                                       (5)
Interest and dividend income                                                                        $3
Other nonoperating income                                                                          (13)                   7
Interest expense - net of amounts capitalized                                  (1)                 (25)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (9)                 (35)                   2
Income taxes (benefit)                                                         (7)                  15                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)                 (50)                   0
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)                 (50)                   0
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          18                  (19)                  (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $16                 ($69)                 ($1)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Funding
                                                                Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                    $2
Financial services and other                                                   86
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        88
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                18
Depreciation, decommissioning and amortization                                 11
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       29
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        59
Interest and dividend income                                                    8
Other nonoperating income                                                       0
Interest expense - net of amounts capitalized                                 (26)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          41
Income taxes (benefit)                                                        (18)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       59
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              59
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         591
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $650
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                EC Asset Services,   EC Properties, Inc.  EC Properties III,
                                                                Inc.                                      Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $1                   $1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $1                   $1
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                EC-SLP, Inc.         ECHP Investment      Edison Capital
                                                                                     Company              Housing Delaware
                                                                                                          Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                             $1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           1
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                Housing Management   Housing New Jersey   Housing
                                                                                                          Pennsylvania
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                         $2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $2                                       ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         ($1)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Funding       Edison Funding       Edison Housing
                                                                Omicron Inc.         Olive Court [6]      North Carolina
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                 $4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (4)
Interest and dividend income
Other nonoperating income                                                      (5)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (9)
Income taxes (benefit)                                                        (29)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       20
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              20
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         118                   $1                   $1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $138                   $1                   $1
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Housing       EHI Development      EHI Development
                                                                South Carolina       Company              Fund
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          $1
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                                       (1)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)                                       (1)
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)                                       (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                                       (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $1                                         1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         ($1)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                MHICAL 94 Company    MHICAL 95 Company    Edison Housing
                                                                                                          Consolidation Co.
                                                                                                          [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         $10                  $10                   $8
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $10                  $10                   $8
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                MHICAL 96 Company    MHICAL 97 Company    Mission Housing
                                                                                                          Alpha
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                        ($2)                 ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        2                    1
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               2                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          12                    8                   $1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $14                   $9                   $1
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Mission Housing      Mission Housing      Mission Housing
                                                                Beta                 Delta                Denver
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                                              $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (1)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $3                    6                   $3
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $3                   $5                   $3
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Mission Housing      Mission Housing      Mission Housing
                                                                Epsilon              Gamma                Holdings
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               $2                   $4
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                     $2                   $4
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Mission Housing      Mission Funding      Mission Housing
                                                                Theta                Theta [6]            Zeta
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $1
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Capital       Consolidating        Edison Capital
                                                                Housing Investments  Adjustments          Housing
                                                                                                          Investments
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $2                   $1                   $3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         2                    1                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 1                                         3
Depreciation, decommissioning and amortization                                  5                    1                   10
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        6                    1                   13
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (4)                                      (10)
Interest and dividend income                                                    1                                         1
Other nonoperating income                                                     (10)                                      (15)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (13)                                      (24)
Income taxes (benefit)                                                        (42)                   1                  (69)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       29                   (1)                  45
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              29                   (1)                  45
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          46                   (2)                 236
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $76                  ($3)                $281
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Capital       Edison Capital LAI   Edison Capital
                                                                (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                                Investments, Ltd.                         Investments
                                                                                                          (Bermuda), Ltd. [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         1
Interest and dividend income                                                    4
Other nonoperating income                                                      15
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          20
Income taxes (benefit)                                                          8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       12
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              12
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (5)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $7
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                International        Latin American       (Netherlands)
                                                                (Bermuda) Ltd.       Investments          Holdings Company
                                                                                     Holding Company      B.V.
                                                                                                          110
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                        $1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              1
Interest and dividend income
Other nonoperating income                                                                            6
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                7
Income taxes (benefit)                                                                               2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             5
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    5
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $2                   (2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $2                   $3
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Edison Capital       Mission Funding      Mission Funding Mu
                                                                (Netherlands)        Alpha                [6]
                                                                Investments B.V.
                                                                [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                        $7                   $1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              7                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              7                    1
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                7                    1
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             7                    1
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    7                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $1                   54                    9
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $1                  $61                  $10
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Mission Funding      Mission Funding Nu   Mission
                                                                Delta                [6]                  Investments, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                        $3                   $3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              3                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              3                    3
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                3                    3
Income taxes (benefit)                                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             2                    3
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    2                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $6                   20                  ($3)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $6                  $22
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Mission (Bermuda)    Mission Funding      Consolidating
                                                                Investments, Ltd.    Epsilon              Adjustments
                                                                28
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $4                   $3                  ($9)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         4                    3                   (9)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      7                   (7)
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             7                   (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         4                   (4)                  (2)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4                   (4)                  (2)
Income taxes (benefit)                                                                              28
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (32)                  (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4                  (32)                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($4)                  85                   $2
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $53
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2003
(In millions)

                                                                Mission Funding
                                                                Epsilon
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  $14
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        14
Interest and dividend income                                                    4
Other nonoperating income                                                      21
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          39
Income taxes (benefit)                                                         39
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         165
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $165
=============================================================== ==================== ==================== ====================

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

PART 4  (PAGES 218 THROUGH 306)

Name of Entity:                          1st Time Homebuyer          1010 SVN Assoc LP           1028 Howard St Assoc LP
                                         Opportunities LP (Chester
                                         County Homes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Mission Housing
                                         Housing Investments         Housing Partners IX LP      Investors Partnership

Name of Entity:                          1101 Howard St Assoc LP     1475 167th Ave Assoc LP     16th and Church St Assoc
                                                                     (Bermuda Gardens Apts)      LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.90% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners XI LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          1732 Champa LP (Buerger     18303 Kittridge Assoc-39    1856 Wells Court Partners
                                         Brothers Lofts)             LP (Kittridge)              LP (Wells Court)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6                          $2                          $2

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Investments         Housing Investments         Omicron Inc.

Name of Entity:                          210 Washington Ave Assoc    2400 Locust Assoc LP        2601 North Broad St Assoc
                                         (Renaissance Plaza)         (Locust on the Park)        LP (Station House)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $22                         $0

  Revenues                               $1                          $3                          $0

  Net Income (Loss)                      ($3)                        $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Investments         Housing Investments         for Affordable Housing LP
                                                                                                 II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          2814 Fifth St Assoc LP      3790 Wisconsin Street       5363 Dent Ave Assoc LP
                                         (Land Park Woods)           Partners LP (Wisconsin
                                                                     III)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by MH II LP
                                         Housing Partners IX LP      Housing Investments

Name of Entity:                          708 Pico LP (Wavecrest      Aaron Michael Assoc LP      Abby Assoc LP (Windmere)
                                         Housing)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $5

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.9% by Edison Capital     99.00% by MHICAL 95 LP
                                         Housing Partners XV LP      Housing Partners XVIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Admiralty Heights Assoc     AE Assoc LP (Avenida        Affordable/Citrus Glenn
                                         II 1995 LP (Kent Manor)     Espana)                     Phase II, Ltd (Citrus
                                                                                                 Glenn Apts Phase II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $7                          $3

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Partners VI LP      Omicron Inc.                Housing Partners VI LP

Name of Entity:                          Agape Housing LP            Alhambra Apts LP            Alma Place Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XIII LP    Housing Partners IX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Altamont Hotel Assoc LP     AMCAL Santa Barbara Fund    Antelope Assoc LP
                                                                     XXXVI LP (Positano)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VI LP      Housing Partners V LP       Housing Partners XVII LP

Name of Entity:                          Apollo Development Assoc    Arbor Lane Assoc Phase II   Argyle Redevelopment
                                         LP (Apollo Hotel)           LP (Timberwood)             Partnership LP (The
                                                                                                 Argyle)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $6

  Revenues                               $0                          $0                          $4

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.00% by Edison Capital
                                         Housing Partners XIV LP     for Affordable Housing LP   Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Arroyo Vista Assoc LP       Artloft Assoc LP            Auburn Manor Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      35.60% by Corporations      99.00% by Edison Capital
                                         for Affordable Housing LP   for Affordable Housing LP   Housing Partners XI LP

                                                                     53.39% by Corporations
                                                                     for Affordable Housing LP
                                                                     II

Name of Entity:                          Auburn Manor LLC            Avalon Courtyard LP         B.A.I. Edison Ravenwood
                                                                     (Carson Senior Housing)     LP (Ravenwood)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   50.00% by Edison Capital    99.00% by MHIFED 95 LP      90.00% by Edison Capital
                                         Housing Investments                                     Housing Delaware, Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Baker Park Assoc LP         Barnsdall Court LP (Villa   Bartlett Hill Assoc LP
                                                                     Mariposa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $5

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XVII LP    Housing Partners XI LP      Housing Investments

Name of Entity:                          Beacon Manor Assoc LP       Benton Green LP             Berry Ave Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by MHIFED 94 LP
                                         Housing Partners X LP       Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Bodega Hills Investors LP   Borregas Court LP           Boulder Creek Apartments
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $2                          $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners V LP       Housing Partners XI LP      Housing Partners X LP

Name of Entity:                          Bouquet Canyon Seniors LP   Bracher Assoc LP            Bradley Manor Senior
                                                                                                 Apartments LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XVI LP     Housing Partners XVIII LP   Housing Partners VI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Brantwood II Assoc LP       Brookline Housing Assoc     Brooks School Assoc LP
                                                                     LLC (Bridgewater)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $0                          $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Corporations      99.00% by Edison Funding
                                         Omicron Inc.                for Affordable Housing LP   Omicron Inc.
                                                                     II

Name of Entity:                          Bryn Mawr - Belle Shore     Bryson Family Apts LP       Burlington Senior Housing
                                         LP (The)                                                LLC
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $22                         $0                          $1

  Revenues                               $2                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.90% by Edison Capital
                                         Omicron Inc.                Housing Partners XI LP      Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Bush Hotel LP               Caleb Affordable Housing    California Park Apts LP
                                                                     Assoc LP
                                                                     (Ledges/Pinebrook)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10                         $0                          $3

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Corporations      99.00% by MH I LP
                                         Omicron Inc.                for Affordable Housing LP

Name of Entity:                          Carlin LP (The)             Carlton Way Apts LP         Carson Housing LP (Carson
                                                                                                 Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by MHIFED 94 LP      98.00% by Edison Capital
                                         for Affordable Housing LP                               Housing Partners XI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Carson Terrace LP           Casa Rampart LP (Rampart    C-Court LP (Cawelti Court)
                                                                     Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XIV LP     Housing Partners XI LP      Housing Partners VII LP

Name of Entity:                          CCS/Bellingham LP           CCS/Mount Vernon Housing    CCS/Renton Housing LP
                                         (Washington Grocery         LP (La Venture)             (Renton)
                                         Building)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Investments         Housing Partners XIX LP     Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          CDR Senior Housing Assoc    Catalonia Assoc LP          Cedarshores Limited
                                         LP (Casa del Rio)                                       Dividend Housing
                                                                                                 Association LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.99% by Edison Capital
                                                                     Housing Partners VIII LP    Housing Partners XII LP

                                                                                                 0.01% by Mission Funding
                                                                                                 Theta LP
                                                                                                 Syndicated in `02

Name of Entity:                          Centennial Place LP         Centertown Assoc LP         Centro Partners LP (El
                                                                                                 Centro)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7                          $6                          $5

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MH V LP           99.00% by Edison Funding    99.00% by Edison Funding
                                                                     Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Cincinnati Ravenwood Apts   Chamber Apts LP (The        Cochrane Village Apts LP
                                         LP (Ravenwood)              Chamber Bldg)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $1                          $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XIII LP    Housing Partners XIX LP

                                         0.95%% by B.A.I. Edison
                                         Ravenwood LP (Ravenwood)

Name of Entity:                          Colina Vista LP             Conejo Valley Community     Coolidge Station Apts LLC
                                                                     Housing Assoc (Community
                                                                     House Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 95 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Investments         Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Corporations for            Corporations for            Corporations for
                                         Affordable Housing LP       Affordable Housing LP II    Affordable Housing LP III
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $12

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          ($1)

Ownership Interest(s):                   1.00% by EC Properties,     1.00% by EC Properties,     1.00% by EC Properties
                                         Inc.                        Inc.                        III, Inc.

Name of Entity:                          Corona Ely/Ranch Assoc LP   Cottonwood Affordable       Coyote Springs Apts Assoc
                                                                     Housing LP (Verde Vista)    LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $10

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners VII LP     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Cypress Cove Assoc          Davis MHA Twin Pines        Del Carlo Court Assoc LP
                                                                     Community Assoc LP
                                                                     (Northstar Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $1                          $5

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Partners XI LP      Omicron Inc.

Name of Entity:                          Delta Plaza Apts LP         DeRose Housing Assoc LP     Diamond Creek Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $4                          $0

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MH III LP         99.90% by Edison Capital
                                         Omicron Inc.                                            Housing Partners XVI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Diamond Phase III Venture   Don Avante Assoc I LP       Don Avante Assoc II LP
                                         LP                          (Don de Dios)               (Village Avante)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.90% by Edison Capital    99.90% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XV LP      Housing Partners XIV LP

Name of Entity:                          Double X Assoc 1995 LP      EAH Larkspur Creekside      East Cotati Ave Partners
                                         (Terrace Manor)             Assoc LP                    LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $2                          $5

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Funding
                                         Housing Partners VI LP      Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Eastwood Homes LP           ECH/HFC GP Partnership      ECH/HFC GP Partnership
                                                                     No. 1                       No. 2
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $15                         $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    34.90% by Edison Capital    56.70% by Edison Capital
                                         Housing Partners XI LP      Housing Investments         Housing Investments

                                                                     50.44% by GP MHICAL 96 LP   43.30% GP by MHICAL 95
                                                                                                 Company

                                                                     14.66% by GP MHICAL 97 LP

Name of Entity:                          ECH Investor Partners       ECH Investor Partners       ECHP LLC
                                         VI-A LP                     VI-B LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $0                          $12

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   15.3877% by Edison          99% by Edison Capital       99.999% by ECHP
                                         Capital Contributions VI    Contributions VI Partners   Investment Company
                                         Partners

                                         1% GP by Edison Capital     1% GP by Edison Capital
                                         Housing Investments         Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          EDA LP (Eagle's Nest)       Edison Capital Affordable   Edison Capital Affordable
                                                                     Housing 99A G.P.            Housing 99B G.P.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $6                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   48.00% by Corporations      27.69% by Edison Capital    99.99% by Edison Capital
                                         for Affordable Housing LP   Housing Investments         Housing Investments
                                         II
                                                                     36.47% GP by MHICAL 96 LP
                                                                     33.05% by MHICAL 97 LP      0.01% by Mission Funding
                                                                                                 Theta
                                                                     2.78% by Mission Housing
                                                                     Epsilon
                                                                     0.01% by Mission Funding
                                                                     Theta

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners V LP               Partners VI LP              Partners VII LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $7                          $5

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   16.18% by Edison Capital    61.8166% by ECH Investor    19.4187% GP by ECH/HFC GP
                                         Housing Investments         Partners VI-A LP            Partnership No. 1

                                                                     37.1834% by ECH Investor
                                                                     Partners VI-B LP

                                                                     1% GP by Edison Capital
                                                                     Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners VIII LP            Partners IX LP              Partners X LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $7                          $9

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          ($1)

Ownership Interest(s):                   18.54% by ECH/HFC GP        13.5533% GP by Edison       19.3952% by Edison
                                         Partnership No. 2           Capital Affordable          Capital Affordable
                                                                     Housing 99A G.P.            Housing 99B GP

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XI LP              Partners XII LP             Partners XIII LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $4                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      ($1)                        $0                          $0

Ownership Interest(s):                   18.62486% by Edison         13.73759% by Edison         17.03513% by Edison
                                         Capital Affordable          Capital Affordable          Capital Affordable
                                         Housing 99B GP              Housing 99B GP              Housing 99B GP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XIV LP             Partners XV LP              Partners XVI LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   7.6118% by Edison Capital   9.567% by Edison Capital    0.01% by ECHP LLC
                                         Affordable Housing 99B GP   Affordable Housing 99B GP

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XVII LP            Partners XVIII LP           Partners XIX LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $24

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          ($2)

Ownership Interest(s):                   0.01% by ECHP LLC           0.01% by ECHP LLC           0.01% by ECHP LLC

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Edison Capital              Edgewood Manor Assoc II LP  Edmundson Assoc LP (The
                                         Contributions VI Partners                               Willows)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $19                         $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      ($1)                        $0                          $0

Ownership Interest(s):                   91.77% by Edison Capital    99.00% by Corporations      99.00% by Edison Funding
                                         Housing Investments         for Affordable Housing LP   Omicron Inc.
                                                                     II

                                         4.03% GP by Edison
                                         Housing North Carolina

                                         4.20% GP by Edison
                                         Housing South Carolina

Name of Entity:                          El Barrio Academy Urban     Electra Arms Senior Assoc   Elizabeth West and East LP
                                         Renewal Assoc LP (Academy   LP
                                         Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $3                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Partners XI LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Emanuel Grant Company LLC   Eugene Hotel LP             Fairmont Hotel Urban
                                         (Capitol Heights)                                       Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Corporations
                                         Housing Partners XV LP      Housing Partners XVI LP     for Affordable Housing LP

Name of Entity:                          Fairview Village Assoc LP   Farm (The) Assoc LP         Fell St Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $6                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Funding    99.00% by MHIFED 94 LP
                                                                     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Fifth and Wilshire Apts LP  Flagstaff Affordable        Florence Apts LLC
                                                                     Housing II LP (Forest
                                                                     View Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Partners VII LP     Housing Investments

Name of Entity:                          Florin Woods Assoc LP       Forest Winds Assoc LP       Fremont Building LP
                                                                                                 (Crescent Arms)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Mission Housing   99.00% by Edison Capital
                                         Housing Partners XVIII LP   Investors Partnership       Housing Partners XVII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Garnet Housing Assoc LP     Gateway Housing LP          Gilroy Redwood Assoc LP
                                         (Garnet Lane Apts)          (Gateway Plaza)             (Redwoods)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 97 LP      99.00% by Corporations      99.00% by Edison Funding
                                                                     for Affordable Housing LP   Omicron Inc.
                                                                     II

Name of Entity:                          Ginzton Assoc LP            Glen Eden Assoc LP (A       Good Samaritan Assoc LP
                                                                     Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9                          $0                          $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Mission Housing   99.00% by MHIFED 96A LP
                                         Omicron Inc.                Investors Partnership

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Grace Housing LP (Grace     Gray's Meadows Investors    Greenway Village Assoc LP
                                         Street)                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Mission Housing   99.00% by MHICAL 96 LP
                                         Housing Partners XI LP      Investors Partnership

Name of Entity:                          Grossman Apts Investors LP  Hamilton Place Apts LP      Hamilton Place Senior
                                                                     (Larkin Place)              Living LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $3                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners VI LP      Housing Partners VI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Hearthstone Group 3 LP      Heather Glen Assoc LP       Hercules Senior Housing
                                         (Evergreen Court)                                       Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $4                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.90% by Edison Capital
                                         Housing Partners VI LP      Omicron Inc.                Housing Partners XVII LP

Name of Entity:                          Heritage Partners LP        Highland Village Partners   Hilltop Farms LP
                                         (Heritage Villas)           LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XII LP     Housing Partners XV LP      Housing Partners XVI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          HMB-Atlanta I LP (Spring    Hollywood El Centro LP      Holy Family Assoc LP
                                         Branch)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $0                          $9

  Revenues                               $1                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 95 LP      99.00% by Edison Funding
                                         Omicron Inc.                                            Omicron Inc.

Name of Entity:                          Homestead Village Assoc LP  Hope West Apts LP           Hotel Elkhart LLC (The
                                                                                                 Cornerstone)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by MHIFED 94 LP      99.00% by Mission Housing
                                         for Affordable Housing LP                               Epsilon
                                         II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Huff Ave Assoc LP           I.G. Partners LP (Island    Josephinum Assoc LP (The)
                                                                     Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $1                          $7

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          ($1)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Partners XV LP      Housing Investments

Name of Entity:                          Junction City Apts LP       Karen Partners LP           KDF Malabar LP (Malabar
                                         (Green Park)                                            Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $5

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.90% by Edison Capital    99.00% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XV LP      Housing Partners VI LP
                                         II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          KDF Park Glenn LP (Park     KDF Park Glenn Seniors LP   KDF Santa Paula LP (Santa
                                         Glenn Apartments)           (Park Glenn Senior Apts     Paula)
                                                                     II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XVI LP     Housing Partners XVI LP     Housing Partners XIX LP

Name of Entity:                          Kennedy Court Partners LP   Kennedy Lofts Assoc LP      King Road Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $12                         $0

  Revenues                               $0                          $3                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 96 LP      99.00% by Edison Capital    99.90% by Edison Capital
                                                                     Housing Investments         Housing Partners XVI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Klamath Assoc LP            Knolls Community Assoc LP   La Brea/Franklin LP
                                                                     (The Knolls)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 96 LP      99.90% by Edison Capital    99.00% by MHIFED 95 LP
                                                                     Housing Partners IX LP

Name of Entity:                          Lackawana Housing Assoc     Lark Ellen LP               Larkin Pine LP
                                         (Goodwill)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by MHIFED 95 LP
                                         Omicron Inc.                Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          La Terraza Assoc LP         Laurel Lakes LP             Lavell Village Assoc LP
                                         (Villa Loma)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    1.0% by LL Housing LLC      99.00% by MHIFED 96 LP
                                         Housing Partners XVII LP

Name of Entity:                          LL Housing LLC              Liberty House Assoc LP      Lilac Estates LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   24.50% by Mission Housing   99.00% by Corporations      99.90% by Edison Capital
                                         Alpha                       for Affordable Housing LP   Housing Partners XV LP
                                                                     II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          LINC-Bristol Assoc I, LP    Lovejoy Station LP          Mackenzie Park Assoc LP
                                         (City Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7                          $0                          $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Corporations
                                         Housing Partners VI LP      Housing Partners XVIII LP   for Affordable Housing LP

Name of Entity:                          Madison/Mollison LP (Park   Maple Ridge Development     Maplewood Housing
                                         Mollison)                   Assoc LP                    Associates LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6                          $0                          $5

  Revenues                               $1                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.90% by Edison Capital
                                         Housing Investments         for Affordable Housing LP   Housing Investments
                                                                     II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Maplewood School Apts LP    Mar Assoc LP (Frank Mar)    MAS-WT LP (Washington
                                                                                                 Terrace)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $9                          $6

  Revenues                               $0                          $1                          $1

  Net Income (Loss)                      $0                          ($1)                        $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners VI LP

Name of Entity:                          Mayacamas Village Assoc LP  McFarland Press Assoc LP    Mercantile Housing LLC
                                                                                                 (Mercantile Square)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6                          $6                          $17

  Revenues                               $0                          $0                          $2

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHICAL 94 LP      99.00% by Edison Funding    99.00% by Edison Funding
                                                                     Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Mercy Housing California    Mercy Housing California    Mercy Housing California
                                         III LP (3rd and Reed)       IV LP (Vista Grande)        VI LP (205 Jones)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.00% by Edison Capital    99.00% by MHICAL 95 LP
                                                                     Housing Partners V LP

Name of Entity:                          Mercy Housing California    Merrill Road Assoc LP       Metro Senior Assoc LP
                                         IX LP (Sycamore)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $3                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by MHIFED 96A LP
                                         Housing Partners X LP       Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          MH I LP                     MH II LP                    MH III LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          ($1)

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Edison Funding    99.00% by Mission Housing   99.00% by Mission Housing
                                         Omicron Inc.                Delta                       Delta

Name of Entity:                          MH IV LP                    MH V LP                     MHIFED 94 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 ($1)                        $0                          $28

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          ($3)

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Mission Housing   99.00% by Mission Housing
                                         Delta                       Delta

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          MHICAL 94 LP                MHIFED 95 LP                MHICAL 95 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $24                         $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          ($4)                        $0

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Edison Funding                                99.00% by Edison Funding
                                         Omicron Inc.                                            Omicron Inc.

Name of Entity:                          MHIFED 96 LP                MHIFED 96A LP               MHICAL 96 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $24                         $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          ($2)                        ($1)

Ownership Interest(s):                   5.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                                                                                 99.00% by MHICAL 96
                                                                                                 Company

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          MHICAL 97 LP                Mid-Peninsula Century       Mid-Peninsula Sharmon
                                                                     Village Assoc LP (Century   Palms Assoc LP (Sharmon
                                                                     Village)                    Palms)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $7                          $3

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   1.00% by Edison Capital     99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Investments         Omicron Inc.                Housing Investments

                                         99.00% by MHICAL 97
                                         Company

Name of Entity:                          Mission Capp LP             Mission Housing Investors   Mission Housing
                                                                     Partnership                 Partnership 1996 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4                          $18                         $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          ($2)                        $0

Ownership Interest(s):                   99.00% by Edison Funding    5.00% by Mission Housing    1.00% by Edison Capital
                                         Omicron Inc.                Theta                       Housing Investments

                                                                                                 99.00% by Edison Funding
                                                                                                 Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Monterra Village Assoc LP   Morgan Hill Ranch Housing   Morrone Gardens Assoc LP
                                                                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by MHIFED 94 LP
                                         Housing Partners IX LP      Housing Partners X LP

Name of Entity:                          Mountainlands Housing       Mountain View Townhomes     MPT Apts LP (MacArthur
                                         Partners LP (Holiday        Assoc LP                    Park)
                                         Village Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $5

  Revenues                               $0                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by MH IV LP
                                         Housing Partners XV LP      Housing Partners VII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          NAHF Brockton LP            National Boston Lofts       Neary Lagoon Partners LP
                                         (Southfield Gardens)        Assoc LLLP (Boston Lofts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $20                         $8

  Revenues                               $0                          $2                          $1

  Net Income (Loss)                      $0                          $0                          ($1)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XV LP      Housing Investments         Omicron Inc.

Name of Entity:                          Northern Senior Housing     North Park Village LLC      North Town Housing
                                         LP (St. Johnsbury)                                      Partners LP (Villa del
                                                                                                 Norte Village)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Edison Funding    99.00% by MHIFED 96 LP
                                         Housing Partners XV LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Northwood Manor Assoc LP    Oak Forest Assoc LP         Oakdale Terrace Leased
                                                                                                 Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    98.99% by Edison Capital
                                         Housing Partners VI LP      Housing Partners VII LP     Housing Investments

                                                                                                 0.01% by Mission Funding
                                                                                                 Theta

Name of Entity:                          Oceanside Gardens LP        Ohlone Housing Assoc LP     Olive Court Housing
                                                                                                 Associates LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $2                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    98.90% by Edison Capital
                                         Omicron Inc.                Housing Partners VIII LP    Housing Investments

                                                                                                 1.10% by Edison Funding
                                                                                                 Olive Court

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          OL Hope LP (Olympic Hope)   Omaha Amber Ridge LP        Ontario Senior Housing LP
                                                                     (Amber Ridge)               (Ontario Plaza)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $7                          $0

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    98.90% by Edison Capital
                                         Housing Partners XVIII LP   Omicron Inc.                Housing Partners XIX LP

Name of Entity:                          Open Door Assoc LP          Osage Terrace LP            Oxnard Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7                          $0                          $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.89% by Edison Capital    99.00% by MHIFED 96A LP
                                         Omicron Inc.                Housing Partners XII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Pacific Terrace Assoc LP    Pacifica Community Assoc    Pacific Vista Las Flores
                                                                     LP (Villa Pacifica)         LP (Vista Las Flores)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $6

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners IX LP      Housing Partners X LP       Housing Investments

Name of Entity:                          Pajaro Court Assoc LP       Palmer Heights, LLC         Palmer House LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.90% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners XVIII LP   Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Paradise Road Partners LP   Park Land Senior Apts       Park Place Terrace LP
                                         (Gateway Village)           Investors LP (Banducci)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          #1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Partners XIII LP    Housing Partners V LP

Name of Entity:                          Park Place 1998, LLC        Park Williams Partners LP   Parkside Assoc LP
                                                                                                 (Parkside Senior)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Corporations
                                         Housing Partners XV LP      Housing Partners XV LP      for Affordable Housing LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Parkview Apts Assoc LP      Parsonage Cottage Senior    Patriots Pointe at
                                         (Parkview/Sunburst)         Residence LP                Colonial Hills LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.9% by Edison Capital
                                         Housing Partners XVII LP    for Affordable Housing LP   Housing Partners XV LP
                                                                     II

Name of Entity:                          Pecan Court Assoc LP        Pellettieri Homes Urban     Persimmon Assoc LP
                                                                     Renewal Assoc LP            (Persimmon Tree)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XIX LP     Housing Partners XIX LP     Housing Partners X LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Piedmont Housing Assoc      Pilot Grove LP              Pines Housing LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $5                          $0

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          ($1)                        $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Corporations
                                         for Affordable Housing LP   Housing Investments         for Affordable Housing LP
                                         III

Name of Entity:                          Pines Housing II LP         Pines Housing III LP        Pinmore Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Corporations      99.90% by Edison Capital
                                         for Affordable Housing LP   for Affordable Housing LP   Housing Partners XVIII LP
                                                                     III

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Pinole Grove Assoc LP       PlumTree Preservation LP    Poco Way Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.9% by Edison Capital     99.00% by MHIFED 96 LP
                                                                     Housing Partners XV LP

Name of Entity:                          Poinsettia Housing          Post Office Plaza LP        Preservation Properties I
                                         Associates                                              LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $48                         $0

  Revenues                               $0                          $6                          $0

  Net Income (Loss)                      $0                          ($3)                        $0

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XV LP      Housing Investments         Housing Partners XIV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Preservation Properties     Preservation Properties     Preservation Properties
                                         II LP                       III LP                      IV LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIV LP     Housing Partners XIV LP     Housing Partners XIV LP

Name of Entity:                          Preservation Properties V   President John Adams        Prince Bozzuto LP
                                         LP                          Manor Apts LP               (Fairground Commons)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Mission Housing
                                         Housing Partners XIV LP     Housing Partners XIII LP    Investors Partnership

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Project Home I LLC          Providence-Brown St         PVA LP (Park Victoria)
                                                                     Housing LP (Brown St)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.99% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XV LP      Housing Partners X LP       Housing Partners IX LP

Name of Entity:                          Quebec Arms Apartments LP   Rancho Park Assoc LP        Red Lake LP #1
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Mission Housing   99.90% by Edison Capital
                                         Housing Partners XVII LP    Investors Partnership       Housing Partners XVI LP

                                         0.05% by Mission Housing
                                         Alpha

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Reseda Village LP           Richmond City Center        Rincon De Los Esteros
                                                                     Assoc LP                    Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $6                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.00% by Edison Funding    99.90% by Edison Capital
                                                                     Omicron Inc.                Housing Partners XIX LP

Name of Entity:                          Rittenhouse School LP       Riverside/ Liebrandt        River Walk Apts Homes LP
                                                                     Partners LP (La Playa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Funding    99.00% by Edison Capital
                                         for Affordable Housing LP   Omicron Inc.                Housing Partners V LP
                                         II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Riverwalk Apts, Ltd         Roebling Village Inn        Rosebloom Assoc LP
                                         (Colorado)                  Urban Renewal LP            (Oakshade)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $2                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.80% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Funding
                                         Housing Partners XIII LP    Omicron Inc.                Omicron Inc.

Name of Entity:                          Rosecreek Senior Living LP  Round Walk Village Apts LP  Rowland Heights
                                                                                                 Preservation LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHIFED 96A LP     99.9% by Edison Capital
                                         Housing Partners XIII LP                                Housing Partners XIV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Rustic Gardens Assoc LP     Salem Lafayette Urban       San Diego Golden Villa
                                                                     Renewal Assoc LP            Partners LP (Golden Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Mission Housing   99.00% by Corporations      98.90% by Edison Capital
                                         Investors Partnership       for Affordable Housing LP   Housing Partners V LP
                                                                     III

Name of Entity:                          San Juan Commons 1996 LP    San Martin de Porres LP     San Pablo Senior Housing
                                                                                                 Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $3

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners X LP       Housing Partners XVI LP     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          San Pedro Gardens Assoc LP  Santa Alicia Family         Santa Alicia Gardens
                                                                     Housing Assoc               Townhomes LP (Gardens
                                                                                                 Townhomes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 96A LP     99.00% by Edison Capital
                                         Omicron Inc.                                            Housing Partners V LP

Name of Entity:                          Santa Paulan Senior Apts    Saratoga Vacaville LP       Schoolhouse Court Housing
                                         Assoc LP (The Paulan)       (Saratoga Senior)           Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8                          $1                          $0

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.90% by Edison Capital
                                         Omicron Inc.                Housing Partners XV LP      Housing Partners XIX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          SD Regency Centre LP        Sea Ranch Apts LP           Seasons Affordable Senior
                                                                                                 Housing LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Mission Housing   99.00% by MHIFED 96 LP
                                         Housing Partners XVIII LP   Investors Partnership

Name of Entity:                          Second St Center LP         Serena Sunbow LP (Villa     Sherman Glen, LLC
                                                                     Serena)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.90% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners XV LP      Housing Partners IX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Silver City Housing LP      Silver Lake Properties LP   Sky Parkway Housing Assoc
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Edison Capital
                                         for Affordable Housing LP   Housing Partners VI LP      Housing Partners XVII LP
                                         II

Name of Entity:                          Smyrna Gardens Assoc LP     Solinas Village Partners    South 55th St LP
                                                                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by MHIFED 95 LP      49.5% by Corporations for
                                         for Affordable Housing LP                               Affordable Housing LP II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          South Beach Housing Assoc   South Winery Assoc LP       Southern Hotel LP
                                         LP (Steamboat Point)        (The Winery Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $11                         $7                          $0

  Revenues                               $1                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.90% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XVI LP

Name of Entity:                          Springdale Kresson Assoc    Springdale Preservation     Spring Valley Commons
                                         LP (Jewish Federation)      LP (Springdale West)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Mission Housing   99.90% by Edison Capital    99.00% by Corporations
                                         Investors Partnership       Housing Partners XIV LP     for Affordable Housing LP
                                                                                                 III

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Stevenson Housing Assoc     St. Hedwig's Gardens        St. Regis Park LP (Pear
                                         (Park Vista)                                            Tree)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.9% by Edison Capital
                                         for Affordable Housing LP   Housing Partners V LP       Housing Partners XV LP
                                         III

Name of Entity:                          Stoney Creek Assoc LP       Stony Point Apt Investors   Strobridge Housing Assoc
                                                                     LP (Panas Place)            LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XI LP      Housing Partners IX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Studebaker Building LP      Sultana Acres Assoc LP      Sunset Creek Partners LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XVII LP

Name of Entity:                          Sunshine Terrace LP         Tabor Grand LP              Terra Cotta Housing Assoc
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $3                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners V LP       Housing Investments         Housing Partners XVI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Thomson Rental Housing LP   Three Oaks Housing LP       Tierra Linda Assoc LP
                                         (Washington Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 95 LP      99.00% by MHIFED 94 LP
                                         Omicron Inc.

Name of Entity:                          Timber Sound, Ltd           Timber Sound II, Ltd        Tioga Gardens LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $2                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners X LP       Housing Partners X LP       for Affordable Housing LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Tlaquepaque Housing Assoc   Trinity Park Apts LP        Trolley Terrace Townhomes
                                         LP                                                      LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.90% by Edison Capital    99.90% by Edison Capital
                                                                     Housing Partners X LP       Housing Partners IX LP

Name of Entity:                          Tuscany Assoc LP (Tuscany   Twin Ponds Apts LP          Union Meadows Apts
                                         Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $2                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XIII LP    Housing Partners V LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          University Manor            University Park             Upland Senior Housing LP
                                         Apartments LP               Properties LP               (Coy D. Estes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XVII LP    Housing Partners VI LP      Housing Partners VI LP

                                         0.05% by Mission Housing
                                         Alpha

Name of Entity:                          Venbury Trail LP            Villa Maria Housing         Vine St Court LP
                                                                     Partnership
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $5                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by MHIFED 96A LP
                                         Housing Partners X LP       Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Vine St Court LP II         Virginia Lane LP            Vista Properties LLC
                                                                     (Maplewood/Golden Glenn)    (Vista View)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.90% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners XIX LP     Housing Partners VI LP

Name of Entity:                          Vista Sonoma Senior         Vista Verde Housing         Vista Verde Townhomes II
                                         Living LP                   Associates LP (California)  LLC (Colorado)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.9% by Edison Capital     99.00% by Edison Capital
                                         Housing Partners XV LP      Housing Partners XVII LP    Housing Partners VI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          W.M. Housing Assoc LP       Walden Pond Ltd LP          Wall Street Palmer House
                                         (Williamsport Manor)        (Hamlet)                    LP (Palmer Hotel)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Corporations      99.00% by Edison Capital
                                         for Affordable Housing LP   for Affordable Housing LP   Housing Partners XI LP
                                         II

Name of Entity:                          Walnut Ave Partnership LP   Washington Creek Assoc LP   West Capital Courtyard LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $3                          $6

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by MHICAL 94 LP
                                         Housing Partners IX LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Westfair LLC (Cedar Ridge)  Westfield Condominium       Westgate Townhomes Assoc
                                                                     Investment LP               LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $4

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    98.99% by Edison Capital    99.00% by MHICAL 96 LP
                                         Housing Partners XV LP      Housing Investments

                                                                     0.01% by Mission Funding
                                                                     Theta

Name of Entity:                          West Oaks Apts LP           Westport Village Homes      West Valley Hart LP (Hart
                                                                     Assoc LP                    and Alabama)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.90% by Edison Capital
                                         Housing Partners XII LP     Omicron Inc.                Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Wheeler Manor Assoc LP      White Mountain Apache       Wilmington Housing Assoc
                                                                     Housing                     LP (New Harbor Vista)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10                         $2                          $2

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.90% by Edison Capital
                                         Omicron Inc.                Housing Investments         Housing Partners XI LP

Name of Entity:                          Windrush Apartments of      Winfield Hill Assoc LP      Wingate LLC (Regency Park)
                                         Statesville LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $0                          $2

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Edison Capital    99.9% by Edison Capital
                                         Housing Partners XV LP      Housing Partners XIX LP     Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Winnsboro Apts LP (Deer     Women's Westlake LP         Woodland Arms Apts, Ltd
                                         Wood)                       (Dorothy Day)               (Willow Creek)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.00% by Corporations      99.90% by Edison Capital    99.00% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XIII LP    Housing Partners VII LP
                                         II

Name of Entity:                          Woodleaf Village LP         Yale Street LP              YWCA Villa Nueva Partners
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1                          $7

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XIII LP    Housing Partners XII LP     Omicron Inc.

EDISON CAPITAL
Equity Investments
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          AIG Asian Infrastructure    AIG Emerging Europe         AIG Emerging Europe
                                         Fund II LP                  Infrastructure Fund LP      Infrastructure Management
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $39                         $31                         $0

  Revenues                               $1                          $1                          $2

  Net Income (Loss)                      $1                          ($1)                        $0

Ownership Interest(s):                   5.80% by Edison Capital     22.70% by Edison Capital    18.05% by Edison Capital
                                         Latin American              Latin American              Latin American
                                         Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.

Name of Entity:                          AIG-GE Capital Latin        Compania Adminstradora de   Electricidad de La Paz,
                                         American Infrastructure     Empresas Bolivia SA (Cade)  S.A. (Electropaz)
                                         Fund LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $41                         $1                          $10

  Revenues                               $1                          $0                          $0

  Net Income (Loss)                      ($6)                        $0                          $0

Ownership Interest(s):                   8.00% by Edison Capital     12.55% by Edison Capital    10% by Edison Capital
                                         Latin American              International (Bermuda)     International (Bermuda)
                                         Investments (Bermuda) Ltd.  Ltd.                        Ltd.

EDISON CAPITAL
Equity Investments
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Empresa de Servicios        Empresa de Luz y Fuerza     Huntington LP
                                         Edeser S.A. (Edesar)        Electrica de Oruro SA
                                                                     (Elfeo)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $2                          $0

  Revenues                               $0                          $1                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   12.55% by Edison Capital    12.55% by Edison Capital    37.707% by Mission
                                         International (Bermuda)     International (Bermuda)     Funding Zeta
                                         Ltd.                        Ltd.

Name of Equity                           Lakota Ridge LLC            Olmeca Cable Investments    Shaokatan Hills LLC
                                                                     Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $14                         $18                         $16

  Revenues                               $1                          $0                          $1

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   75.00% by Mission Funding   21.7% by Edison Capital     75.00% by Mission Funding
                                         Zeta                        International (Bermuda)     Zeta
                                                                     Ltd.

EDISON CAPITAL
Equity Investments
December 31, 2003 - Based on financial statements as of December 31, 2002
(In millions)

Name of Entity:                          Storm Lake Power Partners   Trinidad and Tobago         Woodstock Hills LLC
                                                                     Methanol Company Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $170                                                    $11

  Revenues                               $11                                                     $1

  Net Income (Loss)                      ($7)                                                    $0

Ownership Interest(s):                   99.00% by Mission Iowa      1.0% by Edison Capital      75.00% by Mission Funding
                                         Wind Company                LAI (Bermuda) Ltd.          Zeta

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (inactive)           (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (inactive)   Park Development
                                                              (inactive)                                Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                              Constructors, Inc.   (inactive)           Inc. (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (inactive)   Property Holdings,   LP (inactive)
                                                                                   Inc. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $5                                        $5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          5                                         5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $5                                        $5
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (inactive)           (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (inactive)   Park Development
                                                              (inactive)                                Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                              Constructors, Inc.   (inactive)           Inc. (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (inactive)   Property Holdings,   LP (inactive)
                                                                                   Inc. (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    $1                                        $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     1                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   2                                         2
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  2                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                             2                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             2                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $5                                        $5
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Associated           Calabasas            Carol Stream
                                                                Southern             Palatino, Inc.       Developers G.P.
                                                                Investment Company   (inactive)           (inactive)
                                                                (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Centrelake           Irwindale Land       Mission Airport
                                                                Partners LP          Company (inactive)   Park Development
                                                                (inactive)                                Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                                Constructors, Inc.   (inactive)           Inc. (inactive)
                                                                (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission South Bay    Mission Texas        Mission Vacaville
                                                                Company (inactive)   Property Holdings,   LP (inactive)
                                                                                     Inc. (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Land         Consolidating        Mission Land
                                                                Company              Adjustments          Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $1                                        $1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         1                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1                                         1
Income taxes (benefit)                                                          1                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           8                                         8
Dividends declared on common stock                                              6                                         6
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $2                                        $2
=============================================================== ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering          Adjustments
                                                              Engineering          Company (inactive)
                                                              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering          Adjustments
                                                              Engineering          Company (inactive)
                                                              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    $9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                             9
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       3
Accumulated other comprehensive income (loss)
Retained earnings                                                                                (12)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               $9
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        9
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  3
Accumulated other comprehensive income (loss)
Retained earnings                                                           (12)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Associated           Mission Power        Consolidating
                                                                Southern             Engineering          Adjustments
                                                                Engineering          Company (inactive)
                                                                Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnership and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
   redemption
Dividends on utility preferred stock not subject to
  mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Power
                                                                Engineering
                                                                Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Other nonoperating income
Equity in income from partnerships and unconsolidated
   subsidiaries - net
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to
   mandatory redemption
Dividends on utility preferred stock not subject to
   mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

PART 5  (PAGES 307 THROUGH 412)

                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           ($2)                 $17
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            (2)                  17
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($2)                 $17
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                              Company (inactive)   Company (inactive)   Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Camino Energy        Centerport Energy    Chesapeake Bay
                                                              Company              Company (inactive)   Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            93
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            93
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $94
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Chester Energy       Clayville Energy     Colonial Energy
                                                              Company (inactive)   Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Coronado Energy      Crescent Valley      Del Mar Energy
                                                              Company (inactive)   Energy Company       Company
                                                                                   (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                      $7
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                       7
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $7
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Delaware Energy      Desert Sunrise       Devereaux Energy
                                                              Conservers, Inc.     Energy Company       Company (inactive)
                                                              (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              East Maine Energy    Edison Alabama       Edison Mission
                                                              Company (inactive)   Generating Company   Development, Inc.
                                                                                   (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Funding       Energy Interface
                                                              Consolidated         Corp.                Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $112
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           112
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                  $33
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            33
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $112                  $33
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Services,     Fuel Resources,      Fuel
                                                              Inc.                 Inc.                 Transportation,
                                                                                                        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Midwest Generation   Edison Mission
                                                              Marketing and        Energy Services,     Holdings Co.
                                                              Trading, Inc.        LLC [5]              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $16                                       $92
Restricted cash
Receivables - net                                                            93                                         4
Fuel inventory                                                                                                         13
Materials and supplies, at average cost                                                                                24
Accumulated deferred income taxes - net
Trading and price risk management assets                                     30                                         5
Prepayments and other current assets                                         17                                        38
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        156                                       176
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     7                                       449
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                       1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             7                                       450
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                      2
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        2                                       195
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $165                                      $821
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       El Dorado Energy
                                                              Operation and        Project Co.          Company (inactive)
                                                              Maintenance, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2
Restricted cash
Receivables - net                                                             7
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $563
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                563
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $9                 $563
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME CP Holdings      EME Eastern          EMOM Services, Inc.
                                                              Co. Consolidated     Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Restricted cash
Receivables - net                                                             1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                     (2)
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $11
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                       96
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       96
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $96                  $11
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EMP, Inc.            Four Counties Gas    Global Power
                                                              (inactive)           Company (inactive)   Investors, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Hancock Generation   Holtsville Energy    Indian Bay Energy
                                                              LLC (inactive)       Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Jefferson Energy     Kings Canyon         Kingspark Energy
                                                              Company (inactive)   Energy Company       Company (inactive)
                                                                                   (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Laguna Energy        La Jolla Energy      Lakeview Energy
                                                              Company (inactive)   Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Lehigh River         Longview             Madera Energy
                                                              Energy Company       Cogeneration         Company (inactive)
                                                              (inactive)           Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Madison Energy       Midwest Generation   Midwest Peaker
                                                              Company (inactive)   EME, LLC             Holdings, Inc.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $38
Restricted cash
Receivables - net                                                                                 39
Fuel inventory                                                                                    65
Materials and supplies, at average cost                                                           19
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          13
Prepayments and other current assets                                                              10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             184
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      3,661
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              3,661
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                            87
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            87
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $3,932
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Capital LP   Mission Del Cielo,   Mission/Eagle
                                                                                   Inc. Consolidated    Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         $1
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                (50)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                (49)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    ($49)
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Construction         Generation, Inc.     Holdings, Inc.
                                                              Services, Inc.       (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $4
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             4
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                 $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  5
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $4                                        $5
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico (inactive)
                                                              International Inc.   (inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $218
Restricted cash
Receivables - net                                                           220
Fuel inventory
Materials and supplies, at average cost                                      45
Accumulated deferred income taxes - net
Trading and price risk management assets                                     27
Prepayments and other current assets                                        111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        621
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 4,519
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           955
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    877
Restricted cash                                                             173
Regulatory assets - net
Other deferred charges                                                      193
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,243
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                             6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,344
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy New   Mission Energy       Mission Triple
                                                              York, Inc.           Wales Company        Cycle Systems
                                                                                   Consolidated         Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $69
Restricted cash
Receivables - net                                                            $9                   58
Fuel inventory
Materials and supplies, at average cost                                                            8
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          26
Prepayments and other current assets                                                               9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          9                  170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            34                 (188)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            34                1,476
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         304
Restricted cash                                                                                   83
Regulatory assets - net
Other deferred charges                                                                           (58)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           329
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $43               $1,975
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              North Jackson        Northern Sierra      Ortega Energy
                                                              Energy Company       Energy Company       Company (inactive)
                                                              (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Panther Timber       Paradise Energy      Pleasant Valley
                                                              Company (inactive)   Company (inactive)   Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Quartz Peak Energy   Rapid Energy         Edison Mission
                                                              Company (inactive)   Limited              Services Limited
                                                                                                        [5]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company (inactive)   Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company (inactive)   Company (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $52                  $64
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            52                   64
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $52                  $64
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company (inactive)   Company (inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     $15
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                      15
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          $15
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company (inactive)   Company (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $42                                       $17
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            42                                        17
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $42                                       $17
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $136
Restricted cash
Receivables - net                                                                                                      40
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                  173
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                              10
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $58                6,528
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 58                6,538
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                                        10
Regulatory assets - net
Other deferred charges                                                                                                 13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 23
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $58               $6,734
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       ($68)                $504
Restricted cash
Restricted Cash
Receivables - net                                                           (84)                 387
Fuel inventory                                                                5                   83
Materials and supplies, at average cost                                     (13)                  83
Accumulated deferred income taxes - net
Trading and price risk management assets                                    (51)                  48
Prepayments and other current assets                                         19                  202
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (192)               1,307
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                (2,889)               7,422
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (6,726)               1,607
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (9,615)               9,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
   Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                   (316)                 867
Restricted cash                                                              39                  338
Regulatory assets - net
Other deferred charges                                                        1                  532
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                     (276)               1,737
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                  6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           ($10,083)             $12,079
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($34)                  $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (33)                   2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      28                    4
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 28                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                    8                    9
Accumulated other comprehensive income (loss)                                                      2
Retained earnings                                                            (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             3                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($2)                 $17
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                              Company (inactive)   Company (inactive)   Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Camino Energy        Centerport Energy    Chesapeake Bay
                                                              Company              Company (inactive)   Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($30)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (30)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      17
Accumulated deferred investment tax credits                                   6
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 23
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   49                                        $2
Accumulated other comprehensive income (loss)
Retained earnings                                                            52                                       ($2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           101
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $94
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Chester Energy       Clayville Energy     Colonial Energy
                                                              Company (inactive)   Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Coronado Energy      Crescent Valley      Del Mar Energy
                                                              Company (inactive)   Energy Company       Company
                                                                                   (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                               2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 2
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                            2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                                              2
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                       3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $7
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Delaware Energy      Desert Sunrise       Devereaux Energy
                                                              Conservers, Inc.     Energy Company       Company (inactive)
                                                              (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                               2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                      (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     ($2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              East Maine Energy    Edison Alabama       Edison Mission
                                                              Company (inactive)   Generating Company   Development, Inc.
                                                                                   (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     ($70)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             (70)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                                             84
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                     (14)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     $70
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Funding       Energy Interface
                                                              Consolidated         Corp.                Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $51
Preferred stock to be redeemed within one year
Accounts payable                                                           ($11)                (161)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (11)                (106)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   139
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      11
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 87
Accumulated other comprehensive income (loss)
Retained earnings                                                            25
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           112
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $112                  $33
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Services,     Fuel Resources,      Fuel
                                                              Inc.                 Inc.                 Transportation,
                                                                                                        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Midwest Generation   Edison Mission
                                                              Marketing and        Energy Services,     Holdings Co.
                                                              Trading, Inc.        LLC [5]              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $90                                       $44
Accrued taxes                                                                 1                                         1
Trading and price risk management liabilities                                30                                        13
Regulatory liabilities
Other current liabilities                                                     2                                        28
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   123                                        86
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (9)                                       33
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset Retirement Obligation                                                                                             4
Asset retirement obligation
Other long-term liabilities                                                   3                                        30
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (6)                                       67
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   60                                       593
Accumulated other comprehensive income (loss)                                                                         (10)
Retained earnings                                                           (12)                                       85
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            48                                       668
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $165                                      $821
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       El Dorado Energy
                                                              Operation and        Project Co.          Company (inactive)
                                                              Maintenance, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($17)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   14                 $563                   $9
Accumulated other comprehensive income (loss)
Retained earnings                                                             5                                       ($9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            19                  563
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $9                 $563
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME CP Holdings      EME Eastern          EMOM Services, Inc.
                                                              Co. Consolidated     Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $2
Preferred stock to be redeemed within one year
Accounts payable                                                             (4)                 ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               81
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      10
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 10
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      15
Accumulated other comprehensive income (loss)
Retained earnings                                                             7                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             7                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $96                  $11
============================================================= ==================== ==================== ====================

Pag3 351

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EMP, Inc.            Four Counties Gas    Global Power
                                                              (inactive)           Company (inactive)   Investors, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($8)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  9
Accumulated other comprehensive income (loss)
Retained earnings                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Hancock Generation   Holtsville Energy    Indian Bay Energy
                                                              LLC (inactive)       Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                        $1
Accumulated other comprehensive income (loss)
Retained earnings                                                                                ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Jefferson Energy     Kings Canyon         Kingspark Energy
                                                              Company (inactive)   Energy Company       Company (inactive)
                                                                                   (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                      $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Laguna Energy        La Jolla Energy      Lakeview Energy
                                                              Company (inactive)   Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                    2
Accumulated other comprehensive income (loss)
Retained earnings                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Lehigh River         Longview             Madera Energy
                                                              Energy Company       Cogeneration         Company (inactive)
                                                              (inactive)           Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                  $10
Accumulated other comprehensive income (loss)
Retained earnings                                                          ($10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Madison Energy       Midwest Generation   Midwest Peaker
                                                              Company (inactive)   EME, LLC             Holdings, Inc.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                              $703
Preferred stock to be redeemed within one year
Accounts payable                                                           ($27)              (1,396)               ($253)
Accrued taxes
Trading and price risk management liabilities                                                     11
Regulatory liabilities
Other current liabilities                                                                        134
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (28)                (548)                (253)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                 1,299
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                  17
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                      103
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                 120
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   22                3,074                  249
Accumulated other comprehensive income (loss)                                                      2
Retained earnings                                                             7                  (15)                   4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           $29                3,061                 $253
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $3,932
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Capital LP   Mission Del Cielo,   Mission/Eagle
                                                                                   Inc. Consolidated    Energy Company
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($155)                  $8
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (155)                   8
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       5
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable                                    150
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                  150
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     (87)
Additional Paid in Capital                                                    5
Accumulated other comprehensive income (loss)
Retained earnings                                                                                 25
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $5                  (62)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      ($49)
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Construction         Generation, Inc.     Holdings, Inc.
                                                              Services, Inc.       (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       2                                        $2
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  2                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                    5                                         6
Accumulated other comprehensive income (loss)
Retained earnings                                                            (2)                                       (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             3                                         3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $4                                        $5
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico (inactive)
                                                              International Inc.   (inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                          110
Preferred stock to be redeemed within one year
Accounts payable                                                           (209)
Accrued taxes
Trading and price risk management liabilities                               132
Regulatory liabilities
Other current liabilities                                                   509
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   594
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            3,436
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     627
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Other long-term liabilities                                                 746
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         1,309
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities                                                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                1,619                                        $1
Accumulated other comprehensive income (loss)                               (31)
Retained earnings                                                        (1,120)                                      ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,344
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)7

                                                              Mission Energy New   Mission Energy       Mission Triple
                                                              York, Inc.           Wales Company        Cycle Systems
                                                                                   Consolidated         Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $17
Preferred stock to be redeemed within one year
Accounts payable                                                          ($104)                (522)
Accrued taxes                                                                                      5
Trading and price risk management liabilities                                                     15
Regulatory liabilities
Other current liabilities                                                                         54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (104)                (431)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                 1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      22                  310
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset Retirement Obligation                                                                        1
Other long-term liabilities                                                                      176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 22                  487
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                231
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      21
Additional Paid in Capital                                                  265
Accumulated other comprehensive income (loss)                                                     33
Retained earnings                                                          (140)                 515
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           125                  569
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $43               $1,975
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              North Jackson        Northern Sierra      Ortega Energy
                                                              Energy Company       Energy Company       Company (inactive)
                                                              (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Panther Timber       Paradise Energy      Pleasant Valley
                                                              Company (inactive)   Company (inactive)   Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 ($4)                 ($2)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         (4)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            4
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                                              3
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                      $2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Quartz Peak Energy   Rapid Energy         Edison Mission
                                                              Company (inactive)   Limited              Services Limited
                                                                                                        [5]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   $8
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company (inactive)   Company (inactive)   Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   $5                   $1
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($5)                 ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company (inactive)   Company (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($6)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                                              2
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                      $6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $10                   $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    10                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       7                   16
Accumulated deferred investment tax credits                                   2
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  9                   16
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   10                    5
Accumulated other comprehensive income (loss)                                                     11
Retained earnings                                                            23                   30
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            33                   46
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $52                  $64
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company (inactive)   Company (inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                               2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 3
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                            3
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                                              8
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                       2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                      10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            $15
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company (inactive)   Company (inactive)
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $7
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                               7
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                           (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                        $4
Accumulated other comprehensive income (loss)
Retained earnings                                                                                ($4)                  (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     ($6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($46)                                       $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (46)                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       6                                         4
Accumulated deferred investment tax credits                                   3
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  9                                         4
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   44                                         8
Accumulated other comprehensive income (loss)                                                                           2
Retained earnings                                                            35                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            79                                        11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $42                                       $17
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)                ($48)              $2,488
Accrued taxes                                                                                                           7
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              95
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)                 (48)               2,590
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                      1,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (1)                  10                   88
Accumulated deferred investment tax credits                                                        3
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits                                                                         30
Asset retirement obligation
Other long-term liabilities                                                                                            38
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (1)                  13                  156
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           64
Additional Paid in Capital                                                    1                   51                2,641
Accumulated other comprehensive income (loss)                                                                         108
Retained earnings                                                             1                   42                 (500)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $2                   93                2,313
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $58               $6,734
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                  $52
Long-term debt due within one year                                         ($27)                 856
Preferred stock to be redeemed within one year
Accounts payable                                                            691                  238
Accrued taxes                                                                24                   38
Trading and price risk management liabilities                               (38)                 163
Regulatory liabilities
Other current liabilities                                                  (497)                 341
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   153                1,688
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (2,263)               5,486
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     145                1,356
Accumulated deferred investment tax credits                                  (1)                  13
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption                                         164
Accumulated provision for pension and benefits                                                    30
Asset retirement obligation                                                  17                   22
Other long-term liabilities                                                (195)                 901
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 34                2,486
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                        1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        (1,025)                 515
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding                                       (150)
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                 (150)
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,588                2,697
Additional Paid in Capital                                               (9,443)
Accumulated other comprehensive income (loss)                              (139)                 (22)
Retained earnings                                                           229                 (772)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (6,765)               1,903
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             ($10,083)             $12,079
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                                Company              Company              Company
                                                                                                          (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)
Interest and dividend income
Equity in Income from partnerships and unconsolidated                          (2)                  $4
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                   4
Income taxes (benefit)                                                         (7)                   2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        4                    2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (9)                 ($2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($5)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                                Company (inactive)   Company (inactive)   Energy Company
                                                                                                          (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Camino Energy        Centerport Energy    Chesapeake Bay
                                                                Company              Company (inactive)   Energy Company
                                                                                                          (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)
Interest and dividend income
Equity in Income from partnerships and unconsolidated                          50
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          49
Income taxes (benefit)                                                         19
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       30
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              30
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          22                                       ($2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $52                                       ($2)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Chester Energy       Clayville Energy     Colonial Energy
                                                                Company (inactive)   Company (inactive)   Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Coronado Energy      Crescent Valley      Del Mar Energy
                                                                Company (inactive)   Energy Company       Company
                                                                                     (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated                                                                    $3
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                     3
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                  2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                          $1
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Delaware Energy      Desert Sunrise       Devereaux Energy
                                                                Conservers, Inc.     Energy Company       Company (inactive)
                                                                (inactive)           (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                                                                  ($4)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                  4
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                         4
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    (6)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         ($2)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                East Maine Energy    Edison Alabama       Edison Mission
                                                                Company (inactive)   Generating Company   Development, Inc.
                                                                                     (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                  ($14)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                        ($14)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Fuel          Energy Funding       Energy Interface
                                                                Consolidated         Corp.                Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization                                 $1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)
Interest and dividend income                                                                       $16
Equity in Income from partnerships and unconsolidated                          32
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     ($16)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          31
Income taxes (benefit)                                                         (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       38
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              38
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          18
Dividends declared on common stock                                            (31)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $25
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Services,     Fuel Resources,      Fuel
                                                                Inc.                 Inc.                 Transportation,
                                                                                                          Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Midwest Generation   Edison Mission
                                                                Marketing and        Energy Services,     Holdings Co.
                                                                Trading, Inc.        LLC [5]              Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $33                                      $531
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        33                                       531
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    193
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                20                                       182
Asset impairment
Depreciation, decommissioning and amortization                                  2                                        16
Property and other taxes                                                                                                  2
Write down of  nonutility assets
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       22                                       393
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        11                                       138
Interest and dividend income                                                   (2)                                        2
Equity in Income from partnerships and unconsolidated                                                                    (1)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (1)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           9                                       138
Income taxes (benefit)                                                         10                                        59
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)                                       79
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                                       79
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (11)                                       94
Dividends declared on common stock                                                                                      (88)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($12)                                      $85
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Mission       El Dorado Energy
                                                                Operation and        Project Co.          Company (inactive)
                                                                Maintenance, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $24
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        24
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                20
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       20
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         4
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                                  .
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4
Income taxes (benefit)                                                          1                                        $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        3                                        (1)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               3                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           2                                        (8)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $5                                       ($9)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME CP Holdings      EME Eastern          EMOM Services, Inc.
                                                                Co. Consolidated     Holdings Co.
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                    $7                                        $1
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         7                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           1
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         7
Interest and dividend income
Equity in Income from partnerships and unconsolidated                                              ($3)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                  (6)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1                   (3)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        1                   (3)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               1                   (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           5
Dividends declared on common stock                                              1
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $7                  ($3)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EMP, Inc.            Four Counties Gas    Global Power
                                                                (inactive)           Company (inactive)   Investors, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Hancock Generation   Holtsville Energy    Indian Bay Energy
                                                                LLC (inactive)       Company (inactive)   Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($1)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Jefferson Energy     Kings Canyon         Kingspark Energy
                                                                Company (inactive)   Energy Company       Company (inactive)
                                                                                     (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    $1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                          $1
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Laguna Energy        La Jolla Energy      Lakeview Energy
                                                                Company (inactive)   Company (inactive)   Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                        ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Lehigh River         Longview             Madera Energy
                                                                Energy Company       Cogeneration         Company (inactive)
                                                                (inactive)           Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                         $2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (8)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($10)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Madison Energy       Midwest Generation   Midwest Peaker
                                                                Company (inactive)   EME, LLC             Holdings, Inc.
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $1,052
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          1,052
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               391
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    375
Asset Impairment                                                               $6                  245
Depreciation, decommissioning and amortization                                                     162
Property and other taxes                                                                            22
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        6                1,195
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (6)                (143)
Interest and dividend income                                                                       117
Equity in Income from partnerships and unconsolidated                           7
subsidiaries - net
Other nonoperating income                                                                          (37)
Interest expense - net of amounts capitalized                                                     (171)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1                 (234)
Income taxes (benefit)                                                         (2)                 (78)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        3                 (156)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               3                 (156)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           4                  107                   $4
Dividends declared on common stock                                                                  34
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $7                 ($15)                  $4
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Capital LP   Mission Del Cielo,   Mission/Eagle
                                                                                     Inc. Consolidated    Energy Company
                                                                                                          (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                  $14
Equity in Income from partnerships and unconsolidated                                              $40
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                  (7)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                        ($7)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               40
Income taxes (benefit)                                                                              15
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            25
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   25
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $25
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy       Mission Energy       Mission Energy
                                                                Construction         Generation, Inc.     Holdings, Inc.
                                                                Services, Inc.       (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                             $9
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (4)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                     5
Income taxes (benefit)                                                         $2                                         7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)                                       (2)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)                                       (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($2)                                      ($3)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy       Mission Energy       Mission Energy
                                                                Holdings             Indonesia            Mexico (inactive)
                                                                International Inc.   (inactive)
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,526
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,526
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               522
Asset impairment
Depreciation, decommissioning and amortization                                140
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,179
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       347
Interest and dividend income                                                    8
Equity in Income from partnerships and unconsolidated                         117
subsidiaries - net
Other nonoperating income                                                      12
Interest expense - net of amounts capitalized                                (221)
Other nonoperating deductions                                                 (44)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         219
Income taxes (benefit)                                                        119
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      100
Income from discontinued operations - net                                       2
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             102
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,438)                                      ($1)
Dividends declared on common stock                                            216
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,120)                                      ($1)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy New   Mission Energy       Mission Triple
                                                                York, Inc.           Wales Company        Cycle Systems
                                                                                     Consolidated         Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                    $4                 $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         4                  423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 1                   77
Asset impairment                                                               53
Depreciation, decommissioning and amortization                                  1                   28
Property and other taxes                                                                            17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       55                  344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (51)                  79
Interest and dividend income                                                   (7)                  46
Equity in Income from partnerships and unconsolidated                          (7)
subsidiaries - net
Other nonoperating income                                                                           (3)
Interest expense - net of amounts capitalized                                                     (111)
Other nonoperating deductions                                                                       (5)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (65)                   6
Income taxes (benefit)                                                        (27)                 (42)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (38)                  48
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (38)                  48
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (102)                 467
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($140)                $515
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                North Jackson        Northern Sierra      Ortega Energy
                                                                Energy Company       Energy Company       Company (inactive)
                                                                (inactive)           (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Panther Timber       Paradise Energy      Pleasant Valley
                                                                Company (inactive)   Company (inactive)   Energy Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income  from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                   ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         ($1)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Quartz Peak Energy   Rapid Energy         Edison Mission
                                                                Company (inactive)   Limited              Services Limited
                                                                                                          [5]
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($8)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($8)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                                Company (inactive)   Company (inactive)   Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (2)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (2)
Income taxes (benefit)                                                          1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (2)                 ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($5)                 ($1)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Rio Escondido        Riverport Energy     San Gabriel Energy
                                                                Energy Company       Company (inactive)   Company (inactive)
                                                                (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    $4
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                          $4
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                                Company              Company              Company (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)
Interest and dividend income
Equity in Income from partnerships and unconsolidated                          19                  $10
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          18                   10
Income taxes (benefit)                                                          6                    5
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       12                    5
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              12                    5
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          11                   25
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $23                  $30
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                                Company (inactive)   Company (inactive)   Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated                                                                    $4
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                     4
Income taxes (benefit)                                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                  2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                          $2
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Silver Springs       Sonoma Geothermal    South Coast Energy
                                                                Energy Company       Company (inactive)   Company (inactive)
                                                                (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in Income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                                                                   $6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                 (6)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($4)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($4)                 ($6)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Southern Sierra      Thorofare Energy     Viejo Energy
                                                                Energy Company       Company (inactive)   Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)
Interest and dividend income                                                   (1)
Equity in Income from partnerships and unconsolidated                          36                                        $4
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          34                                         4
Income taxes (benefit)                                                         16                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       18                                         2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              18                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          17                                        (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $35                                        $1
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Vista Energy         Western Sierra       Edison Mission
                                                                Company (inactive)   Energy Company       Energy
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                              $1
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                      2
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     $1                   97
Asset impairment
Depreciation, decommissioning and amortization                                                                            9
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             1                  108
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (1)                (107)
Interest and dividend income                                                                         1                 (136)
Equity in Income from partnerships and unconsolidated                                               44                    2
subsidiaries - net
Other nonoperating income                                                                                                (3)
Interest expense - net of amounts capitalized                                                                          (157)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               44                 (401)
Income taxes (benefit)                                                        ($2)                  18                 (240)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        2                   26                 (161)
Income from discontinued operations -net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               2                   26                 (161)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (1)                  16                 (339)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $1                  $42                ($500)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Edison Mission
                                                                Adjustments          Energy Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                 ($421)              $3,181
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      (421)               3,181
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                         (222)               1,103
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               (24)               1,278
Asset Impairment                                                                                   304
Depreciation, decommissioning and amortization                                (69)                 290
Property and other taxes                                                        1                   42
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (314)               3,017
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (107)                 164
Interest and dividend income                                                  (51)                  16
Equity in Income from partnerships and unconsolidated                           9                  368
subsidiaries - net
Other nonoperating income                                                      (4)                 (35)
Interest expense - net of amounts capitalized                                 196                 (498)
Other nonoperating deductions                                                  10                  (39)
Dividends on preferred securities subject to mandatory                         (4)                 (11)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          75                   (5)
Income taxes (benefit)                                                         88                  (28)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (13)                  23
Income from discontinued operations -net                                                             2
Income taxes on discontinued operations                                         1                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (14)                  24
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         375                 (792)
Dividends declared on common stock                                           (132)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $229                ($768)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          American Bituminous Power   American Kiln Partners,     Bretton Woods
                                         Partners, LP                LP (inactive)               Cogeneration, LP
                                                                                                 (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $63

  Revenues                               $15

  Net Income (Loss)

Nature/Purpose of Business:              To own an 80MW              Currently inactive.         To own and operate power
                                         cogeneration facility in                                production facilities.
                                         Grant Town, WV.

Ownership Interest(s):                   49.5% LP by Aguila Energy   2% GP by Panther Timber     50% GP by Blue Ridge
                                         Company                     Company                     Energy Company

                                         0.5% GP by Pleasant         49.5% of 53% LP by Aguila   50% GP and LP by Bretton
                                         Valley Energy Co.           Energy Company              Woods Energy Company

                                                                     0.5% of 53% GP by
                                                                     Pleasant Valley Energy
                                                                     Company

Name of Entity:                          Brookhaven Cogeneration     Brooklyn Navy Yard          CL Power Sales One,
                                         LP (inactive)               Cogeneration Partners, LP   L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $240                        $13

  Revenues                                                           $102

  Net Income (Loss)                                                  ($15)                       $1

Nature/Purpose of Business:              To own and operate power    To own and operate a        To own and operate power
                                         production facilities.      286MW power production      production facilities.
                                                                     facility near the
                                                                     Brooklyn Bridge, NY.

Ownership Interest(s):                   50% GP and LP by            50% GP and LP by Mission    25% by Citizens Power
                                         Holtsville Energy Company   Energy New York, Inc.       Holdings One, LLC

                                         50% GP by Madera Energy
                                         Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          CL Power Sales Two,         CL Power Sales Six,         CL Power Sales Seven,
                                         L.L.C. [6]                  L.L.C. [6]                  L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $8                                                      $5

  Revenues

  Net Income (Loss)                      $1

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   25% by Citizens Power       25% by Citizens Power       25% by Citizens Power
                                         Holdings One, LLC           Holdings One, LLC           Holdings One, LLC

Name of Entity:                          CL Power Sales Eight,       CL Power Sales Nine,        CL Power Sales Ten,
                                         L.L.C. [6]                  L.L.C. [6]                  L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $22                                                     $8

  Revenues

  Net Income (Loss)                      ($4)                                                    ($1)

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   25% by Citizens Power       25% by Citizens Power       25% by Citizens Power
                                         Holdings One, LLC           Holdings One, LLC           Holdings One, LLC

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          Coalinga Cogeneration       Delaware Clean Energy       Four Star Oil and Gas
                                         Company                     Project (inactive)          Company [sold 01/072004]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $17                                                     $131

  Revenues                               $16                                                     $122

  Net Income (Loss)                      $3                                                      $42

Nature/Purpose of Business:              To own and operate a 38MW   To own and operate power    To own an interest in
                                         cogeneration facility in    production facilities.      common stock of domestic
                                         Fresno County, CA.                                      oil and gas exploration
                                                                                                 and production co.

Ownership Interest(s):                   50% GP by Silverado         50% GP by Chesapeake Bay    35.84% by Edison Mission
                                         Energy Company              Energy Company              Energy Oil and Gas [sold
                                                                                                 01/07/2004]

Name of Entity:                          Georgia Peaker, LP          Gordonsville Energy, LP     Kern River Cogeneration
                                         (inactive)                  [sold 11/21/2003]           Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                                                         $59

  Revenues                                                                                       $132

  Net Income (Loss)                                                                              $36

Nature/Purpose of Business:              To own and operate power    To own and operate a        To own and operate a
                                         production facilities.      240MW cogeneration          300MW Kern River (Omar
                                                                     facility in Gordonsville,   Hill) cogeneration
                                                                     VA.                         facility at Texaco's Kern
                                                                                                 River Oil Field near
                                                                                                 Bakersfield, CA.

Ownership Interest(s):                   50% by Lakeview Energy      49% LP by Madison Energy    50% GP by Southern Sierra
                                         Company                     Company                     Energy Company

                                         50% by Silver Springs       1% GP by Rapidan Energy
                                         Energy Company              Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          March Point Cogeneration    Mid-Set Cogeneration        Midway-Sunset
                                         Company                     Company                     Cogeneration Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $77                         $9                          $76

  Revenues                               $44                         $16                         $92

  Net Income (Loss)                      $14                         $3                          $18

Nature/Purpose of Business:              To own and operate a        To own and operate a 38MW   To own and operate a
                                         140MW cogeneration          cogeneration facility in    225MW cogeneration
                                         facility in Anacortes, WA.  Kern Co., CA                facility near Taft in
                                                                                                 Kern County, CA.

Ownership Interest(s):                   50% GP by San Juan Energy   50% GP by Del Mar Energy    50% GP by San Joaquin
                                         Company                     Company                     Energy Company

Name of Entity:                          Mission Interface           North Shore Energy, LP      Northville Energy
                                         Partnership                 (inactive)                  Corporation (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   50% by Edison Mission       50% GP and LP by Reeves     100% by North Shore
                                         Energy Interface, Ltd       Bay Energy Company          Energy LP

                                                                     50% GP by Santa Clara
                                                                     Energy Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          Oconee Energy, LP           Riverhead Cogeneration I,   Riverhead Cogeneration
                                         (inactive)                  LP (inactive)               II, LP (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   50% by Clayville Energy     50% GP and LP by            50% GP and LP by
                                         Company                     Centerport Energy Company   Riverport Energy Company

                                         50% by Coronado Energy      50% GP by Ridgecrest        50% GP by San Pedro
                                         Company                     Energy Company              Energy Company

Name of Entity:                          Riverhead Cogeneration      Salinas River               Sargent Canyon
                                         III, LP (inactive)          Cogeneration Company        Cogeneration Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $19                         $18

  Revenues                                                           $15                         $16

  Net Income (Loss)                                                  $4                          $4

Nature/Purpose of Business:              To own and operate power    To own and operate a 38MW   To own and operate a 38MW
                                         production facilities.      cogeneration facility in    cogeneration facility in
                                                                     Monterey Co., CA.           Monterey Co, CA

Ownership Interest(s):                   50% GP and LP by Indian     50% GP by Anacapa Energy    50% GP by Viejo Energy
                                         Bay Energy Company          Company                     Company

                                         50% GP by Santa Ana
                                         Energy Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          Smithtown Cogeneration,     Sobel Cogeneration          Sunrise Power Company, LLC
                                         LP (inactive)               Company (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                                                         $242

  Revenues                                                                                       $55

  Net Income (Loss)                                                                              $35

Nature/Purpose of Business:              To own and operate power    Currently is inactive.      To own and operate a
                                         production facilities.                                  320MW power production
                                                                                                 facility in Fellows, CA.

Ownership Interest(s):                   50% GP by Balboa Energy     50% GP by Northern Sierra   50% GP by Mission del
                                         Company                     Energy Company              Sol, LLC

                                         50% GP and LP by
                                         Kingspark Energy Company

Name of Entity:                          Sycamore Cogeneration       TM Star Fuel Company        Triple Cycle Partnership
                                         Company                                                 (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $75                         $51

  Revenues                               $140                        $11

  Net Income (Loss)                      $44                         ($9)

Nature/Purpose of Business:              To own and operate a        To own a 50% interest in    To own 25% interest in
                                         300MW cogeneration          a domestic oil and gas      partnership that has
                                         facility at Texaco's Kern   exploration and             rights to a proprietary
                                         River Oil Field near        production company.         technology.
                                         Bakersfield, CA.

Ownership Interest(s):                   50% GP by Western Sierra    50% GP by Southern Sierra   50% GP by Mission Triple
                                         Energy Co.                  Gas Company                 Cycle Systems Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          Watson Cogeneration
                                         Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $100

  Revenues                               $170

  Net Income (Loss)                      $49

Nature/Purpose of Business:              To own and operate a
                                         385MW cogeneration
                                         facility at ARCO's LA
                                         Refinery in Carson, CA

Ownership Interest(s):                   49% GP by Camino Energy
                                         Company

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

PART 6  (PAGES 413 THROUGH 514)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil and Gas   Energy Petroleum
                                                                                   [sold 01/07/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $23                  $56
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            23                   56
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $23                  $56
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash                                               Restricted cash      Restricted cash      Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               ($10)                 $43
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                (10)                  43
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    ($10)                 $43
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $112
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           112
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $112
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil and Gas   Energy Petroleum
                                                                                   [sold 01/07/2004]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($10)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      15
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 15
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                    2                  $16
Accumulated other comprehensive loss
Retained earnings                                                            16                   40
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            18                   56
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $23                  $56
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          ($4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                         1                  $68
Accumulated other comprehensive income (loss)
Retained earnings                                                             1                   (7)                 (25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $1                   (6)                  43
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      ($10)                 $43
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($11)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      11
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   87
Accumulated other comprehensive income (loss)
Retained earnings                                                            25
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           112
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $112
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Fuel          Energy Oil and Gas   Energy Petroleum
                                                                                     [sold 01/07/2004]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization                                                      $1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                                                    (1)
Interest and dividend income
Equity income from partnerships & unconsolidated                              ($4)                 $45
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
  redemption
Dividends on utility preferred stock not subject to
   Mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                                (4)                  44
Income taxes (benefit)                                                         10                  (12)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                             (14)                  56
Income from discontinued operations  net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (14)                  56
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          17                    9
Dividends declared on common stock                                             13                  (25)
Dividends declared on preferred stock                                                                0
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $16                  $40
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Pocono Fuels         Southern Sierra      Consolidating
                                                                Company (inactive)   Gas Company          Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity income from partnerships and unconsolidated                                                 ($9)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
  redemption
Dividends on utility preferred stock not subject to
  Mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                                                     (9)
Income taxes (benefit)                                                        ($1)                  (4)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations                                             $1                   (5)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      1                   (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (1)                 ($7)
Dividends declared on common stock                                                                  (1)                 (18)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $1                  ($7)                ($25)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                 Edison Mission
                                                                 Energy Fuel
                                                                 Consolidated
---------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
---------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
---------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization                                  $1
Property and other taxes
Net gain on sale of utility plant
---------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                         1
---------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         (1)
Interest and dividend income
Equity income from partnerships & unconsolidated subs - net                     32
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to
  Mandatory redemption
---------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                                 31
Income taxes (benefit)                                                          (7)
---------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations                                              38
Income from discontinued operations - net
Income taxes on discontinued operations
---------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      38
---------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           18
Dividends declared on common stock                                             (31)
Dividends declared on preferred stock
---------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $25
================================================================ ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Chestnut Ridge       EME Homer City       Edison Mission
                                                              Energy Company       Generation LP [6]    Finance Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $92
Restricted cash
Receivables - net                                                                                  4
Fuel inventory                                                                                    13
Materials and supplies, at average cost                                                           24
Accumulated deferred income taxes - net
Trading and price risk management assets                                                           5
Prepayments and other current assets                                                              38
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             176
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      1,942
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $64
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            64                1,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                            40
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            40
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $64               $2,158
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Homer City           Mission Energy       Edison Mission
                                                              Property Holdings,   Westside, Inc.       Holdings Co.
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 $1                 $607
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                  1                  607
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $1                 $607
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $92
Restricted cash
Receivables - net                                                                                  4
Fuel inventory                                                                                    13
Materials and supplies, at average cost                                                           24
Accumulated deferred income taxes - net
Trading and price risk management assets                                                           5
Prepayments and other current assets                                                              38
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             176
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               ($1,493)                 449
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (671)                   1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (2,164)                 450
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                      155                  195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      155                  195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($2,009)                $821
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Chestnut Ridge       EME Homer City       Edison Mission
                                                              Energy Company       Generation LP [6]    Finance Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $30
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)                 588                ($543)
Accrued taxes                                                                                      1
Trading and price risk management liabilities                                                     13
Regulatory liabilities
Other current liabilities                                                                         68
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)                 700                 (543)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                 1,397
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       3                  (28)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits                                                     4
Asset retirement obligation
Other long-term liabilities                                                                       30
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  3                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   64                   63                  538
Accumulated other comprehensive loss                                                             (10)
Retained earnings                                                            (2)                   2                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            62                   55                 $543
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $64               $2,158
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Homer City           Mission Energy       Edison Mission
                                                              Property Holdings,   Westside, Inc.       Holdings Co.
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                        $1                 $593
Accumulated other comprehensive loss
Retained earnings                                                                                                      14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                  1                  607
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $1                 $607
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                         ($30)
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $44
Accrued taxes                                                                                      1
Trading and price risk management liabilities                                                     13
Regulatory liabilities
Other current liabilities                                                   (40)                  28
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (70)                  86
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (1,397)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      58                   33
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement Obligation                                                                        4
Other long-term liabilities                                                                       30
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 58                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                 (666)                 593
Accumulated other comprehensive loss                                                             (10)
Retained earnings                                                            66                   85
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (600)                 668
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($2,009)                $821
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Chestnut Ridge       EME Homer City       Edison Mission
                                                                Energy Company       Generation LP [6]    Finance Co.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $531
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            531
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               193
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     81
Asset impairment
Depreciation, decommissioning and amortization                                                      63
Write-down of Nonutility Assets
Property and other taxes                                                                             2
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           339
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income loss                                                                              192
Interest and dividend income                                                                       (40)                 $42
Equity in income from partnerships and unconsolidated                                               (1)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     (115)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
   redemption
Dividends on utility preferred stock not subject to
  mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                      36                   42
Income taxes (benefit)                                                                              18                   17
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                   18                   25
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   18                   25
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        ($19)                 (15)                  33
Dividends declared on common stock                                             17                   (1)                 (53)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($2)                  $2                   $5
=============================================================== ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Homer City           Mission Energy       Edison Mission
                                                                Property Holdings,   Westside, Inc.       Holdings Co.
                                                                Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)                                                                                                  ($3)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                                         3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                                                3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    57
Dividends declared on common stock                                                                                      (46)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         $14
=============================================================== ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Edison Mission
                                                                Adjustments          Holdings Co.
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $531
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            531
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               193
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $101                  182
Asset impairment
Depreciation, decommissioning and amortization                                (47)                  16
Write-down of Nonutility Assets
Property and other taxes                                                                             2
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       54                  393
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              (54)                 138
Interest and dividend income                                                                         2
Equity in income from partnerships and unconsolidated                                               (1)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 114                   (1)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
   redemption
Dividends on utility preferred stock not subject to
   mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                                60                  138
Income taxes (benefit)                                                         27                   59
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              33                   79
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     33                   79
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          38                   94
Dividends declared on common stock                                             (5)                 (88)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $66                  $85
=============================================================== ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Bretton Woods        CP Power Sales       CP Power Sales
                                                              Funding I, L.L.C.    Seventeen, L.L.C.    Nineteen, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1
Restricted cash
Receivables - net                                                                                  1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          (2)
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                            96
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            96
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $96
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              CP Power Sales       Sunapee Funding I,   EME CP Holdings Co.
                                                              Twenty, L.L.C.       L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     $15
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                      15
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          $15
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        EME CP Holdings
                                                              Adjustments          Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1
Restricted cash
Receivables - net                                                                                  1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          (2)
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          ($15)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                            96
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            96
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               ($15)                 $96
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Bretton Woods        CP Power Sales       CP Power Sales
                                                              Funding I, L.L.C.    Seventeen, L.L.C.    Nineteen, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                $2
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    81
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                                                 13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $96
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              CP Power Sales       Sunapee Funding I,   EME CP Holdings Co.
                                                              Twenty, L.L.C.       L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($4)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                10
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                           10
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                                                                       9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                       9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            $15
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        EME CP Holdings
                                                              Adjustments          Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                $2
Preferred stock to be redeemed within one year
Accounts payable                                                                                  (4)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    81
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           10
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      10
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss
Retained earnings                                                          ($15)                   7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (15)                   7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 ($15)                 $96
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Bretton Woods        CP Power Sales       CP Power Sales
                                                                Funding I, L.L.C.    Seventeen, L.L.C.    Nineteen, L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $7
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              7
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (6)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
  redemption
Dividends on utility preferred stock not subject to
   mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                       1
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                           1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               12
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $13
=============================================================== ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                CP Power Sales       Sunapee Funding I,   EME CP Holdings Co.
                                                                Twenty, L.L.C.       L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnerships and unconsolidated
  subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
   redemption
Dividends on utility preferred stock not subject to
   mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    $9
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                          $9
=============================================================== ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        EME CP Holdings
                                                                Adjustments          Co. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $7
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              7
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (6)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                       1
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                           1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        ($16)                   5
Dividends declared on common stock                                              1                    1
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($15)                  $7
=============================================================== ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Athens Funding,      Citizens Power       CP Power Sales
                                                              L.L.C.               Holdings One, LLC    Twelve, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 $2
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $2
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Eastern          Consolidating        EME Eastern
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $5                   $4                  $11
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             5                    4                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $5                   $4                  $11
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Athens Funding,      Citizens Power       CP Power Sales
                                                              L.L.C.               Holdings One, LLC    Twelve, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                         7
Accumulated other comprehensive income loss
Retained earnings                                                                                 (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                  4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $2
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Eastern          Consolidating        EME Eastern
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      $1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                    7                   $1                   15
Accumulated other comprehensive loss
Retained earnings                                                            (3)                   3                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             4                    4                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $5                   $4                  $11
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Athens Funding,      Citizens Power       CP Power Sales
                                                                L.L.C.               Holdings One, LLC    Twelve, L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                              ($3)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                      (3)
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                   (2)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                          (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($3)
=============================================================== ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Eastern          Consolidating        EME Eastern
                                                                Holdings Co.         Adjustments          Holdings Co.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                                                   ($3)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                                                                          (3)
Income taxes (benefit)                                                         $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              (1)                                       (3)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     (1)                                       (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1
Dividends declared on common stock                                             (3)                  $3
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($3)                  $3                  ($3)
=============================================================== ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Midwest Generation   Collins Holdings     Edison Mission
                                                              EME, LLC             EME, LLC             Midwest Holdings
                                                                                                        Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1                                        $1
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          1                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     5
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         2,458                                     3,100
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,463                                     3,100
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                       67                                         4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       67                                         4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,531                                    $3,105
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                              Services, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction  work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Midwest Generation   Consolidating        Midwest Generation
                                                              LLC [6]              Adjustments          EME, LLC
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $36                                       $38
Restricted cash
Receivables - net                                                            39                                        39
Fuel inventory                                                               65                                        65
Materials and supplies, at average cost                                      19                                        19
Accumulated deferred income taxes - net
Trading and price risk management assets                                     13                                        13
Prepayments and other current assets                                         10                                        10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        182                                       184
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 3,646                  $10                3,661
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             (5,558)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         3,646               (5,548)               3,661
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                       16                                        87
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       16                                        87
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,844              ($5,548)              $3,932
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Midwest Generation   Collins Holdings     Edison Mission
                                                              EME, LLC             EME, LLC             Midwest Holdings
                                                                                                        Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                   $693
Preferred stock to be redeemed within one year
Accounts payable                                                            $23                                       (52)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    (1)                                        4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    22                                       645
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 2
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                            2
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                3,074                                     2,975
Accumulated other comprehensive loss
Retained earnings                                                          (565)                                     (517)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,509                                     2,458
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,531                                    $3,105
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                              Services, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             ($2,765)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (2,765)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                     2,681
Accumulated other comprehensive loss
Retained earnings                                                                                 88
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             $2,769
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Midwest Generation   Consolidating        Midwest Generation
                                                              LLC [6]              Adjustments          EME, LLC
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $10                                      $703
Preferred stock to be redeemed within one year
Accounts payable                                                          1,398                                    (1,396)
Accrued taxes
Trading and price risk management liabilities                                11                                        11
Regulatory Liabilities
Other current liabilities                                                   160                 ($29)                 134
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,579                  (29)                (548)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            2,159                 (860)               1,299
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (329)                 348                   17
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 103                                       103
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (226)                 348                  120
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                1,200               (6,856)               3,074
Accumulated other comprehensive loss                                          2                                         2
Retained earnings                                                          (870)               1,849                  (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           332               (5,007)               3,061
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,844              ($5,548)              $3,932
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Midwest Generation   Collins Holdings     Edison Mission
                                                                EME, LLC             EME, LLC             Midwest Holdings
                                                                                                          Co.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $18                  $36                   $9
Asset impairment
Depreciation, decommissioning and amortization                                  3
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       21                   36                    9
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (21)                 (36)                  (9)
Interest and dividend income                                                   (1)                                        2
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (83)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                               (22)                 (36)                 (90)
Income taxes (benefit)                                                         (8)                                      (37)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                             (14)                 (36)                 (53)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                    (14)                 (36)                 (53)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          49                                        82
Dividends declared on common stock                                           (600)                 $36                 (546)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($565)                                    ($517)
=============================================================== ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                                Services, LLC [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          $1
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                  1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                  (1)
Interest and dividend income                                                                      $222                   $1
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                     222
Income taxes (benefit)                                                                              90
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                  132
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                         132
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               36
Dividends declared on common stock                                                                 (80)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $88
=============================================================== ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Midwest Generation   Consolidating        Midwest Generation
                                                                LLC [6]              Adjustments          EME, LLC
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,052                                    $1,052
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,052                                     1,052
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          391                                       391
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               317                  ($6)                 375
Asset impairment                                                            1,025                 (780)                 245
Depreciation, decommissioning and amortization                                172                  (13)                 162
Property and other taxes                                                       22                                        22
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,927                 (799)               1,195
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (875)                 799                 (143)
Interest and dividend income                                                 (107)                                      117
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (1)                 (36)                 (37)
Interest expense - net of amounts capitalized                                (125)                  37                 (171)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                            (1,108)                 800                 (234)
Income taxes (benefit)                                                       (430)                 307                  (78)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations                                           (678)                 493                 (156)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                   (678)                 493                 (156)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (192)                 132                  107
Dividends declared on common stock                                                               1,224                   34
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($870)              $1,849                 ($15)
=============================================================== ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission del Cielo    Mission del Sol LLC  Sunrise Power
                                                              Inc.                                      Company, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             $85
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $101                 $114
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           101                  114                   85
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $101                 $114                  $85
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission De Las       Consolidating        Mission del Cielo
                                                              Estrellas LLC [7]    Adjustments          Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                       ($84)                  $1
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               (265)                 (50)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                               (349)                 (49)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                   ($349)                ($49)
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission del Cielo    Mission del Sol LLC  Sunrise Power
                                                              Inc.                                      Company, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $8                 ($80)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          8                  (80)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       5
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                  $76                   94                  165
Accumulated other comprehensive loss
Retained earnings                                                            25                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           101                  101                  165
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $101                 $114                  $85
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission De Las       Consolidating        Mission del Cielo,
                                                              Estrellas, LLC [7]   Adjustments          Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $80                   $8
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         80                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                            5
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                      (422)                 (87)
Accumulated other comprehensive loss
Retained earnings                                                                                 (7)                  25
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                               (429)                 (62)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                     ($349)                ($49)
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission del Cielo    Mission del Sol LLC  Sunrise Power
                                                                Inc.                                      Company, LLC [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                              $40
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                      40
Income taxes (benefit)                                                                              15
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                   25
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                          25
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         $25                  (18)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $25                   $7
=============================================================== ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission De Las       Consolidating        Mission del Cielo
                                                                Estrellas, LLC [7]   Adjustments          Inc. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income
Equity in income from partnerships and unconsolidated                                                                   $40
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                                           40
Income taxes (benefit)                                                                                                   15
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                                        25
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                                               25
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($7)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($7)                 $25
=============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Investments,     EME Southwest        EME UK
                                                              LLC (inactive)       Power Corporation    International LLC
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $387                 $349
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                387                  349
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $387                 $349
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC International    Mission Energy       Consolidating
                                                              B.V. Consolidated    Holdings             Adjustments
                                                                                   International, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $218                  $20                 ($20)
Restricted cash
Receivables - net                                                           220
Fuel inventory
Materials and supplies, at average cost                                      45
Accumulated deferred income taxes - net
Trading and price risk management assets                                     27
Prepayments and other current assets                                        111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        621                   20                  (20)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 4,519
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           954                  899               (1,634)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,473                  899               (1,634)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of Discontinued Operations                                             6
Goodwill                                                                    877
Restricted Cash                                                             153                                        20
Regulatory assets - net
Other deferred charges                                                      174                   19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,210                   19                   20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,304                 $938              ($1,634)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy
                                                              Holdings
                                                              International,
                                                              Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $218
Restricted cash
Receivables - net                                                           220
Fuel inventory
Materials and supplies, at average cost                                      45
Accumulated deferred income taxes - net
Trading and price risk management assets                                     27
Prepayments and other current assets                                        111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        621
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 4,519
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           955
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of Discontinued Operations                                             6
Goodwill                                                                    877
Restricted cash
Regulatory assets - net
Restricted cash                                                             173
Other deferred charges                                                      193
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,249
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,344
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                               EME Investments,     EME Southwest        EME UK
                                                               LLC (inactive)       Power Corporation    International LLC
-------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                   $1                ($100)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
-------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                           1                 (100)
-------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
-------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subject to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
-------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
-------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
-------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
-------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
-------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                        385                  444
Accumulated other comprehensive loss
Retained earnings                                                                                   1                    5
-------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 386                  449
-------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $387                 $349
============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003 (In millions)

                                                              MEC International    Mission Energy       Consolidating
                                                              B.V. Consolidated    Holdings             Adjustments
                                                                                   International, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                          110
Preferred stock to be redeemed within one year
Accounts payable                                                            230                ($340)
Accrued taxes
Trading and price risk management liabilities                               132
Regulatory liabilities
Other current liabilities                                                   505                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,029                 (336)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            2,640                  796
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     627
Accumulated deferred investment tax credits
Customer advances and other deferred credits
LT Liab under Trading/Risk Mgmt                                             137
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 609
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           746                                      $563
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities                                                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                133                                      (133)
Additional Paid in Capital                                                1,718                1,618               (2,546)
Accumulated other comprehensive loss                                        (31)
Retained earnings                                                          (468)              (1,140)                 482
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,352                  478               (2,197)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,304                 $938              ($1,634)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2003 (In millions)

                                                              Mission Energy
                                                              Holdings
                                                              International,
                                                              Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                          110
Preferred stock to be redeemed within one year
Accounts payable                                                           (209)
Accrued taxes
Trading and price risk management liabilities                               132
Regulatory liabilities
Other current liabilities                                                   509
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   594
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            3,436
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     627
Accumulated deferred investment tax credits
Customer advances and other deferred credits
LT Liab under Trading/Risk Mgmt                                             137
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 609
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         1,309
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities                                                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                1,619
Accumulated other comprehensive loss                                        (31)
Retained earnings                                                        (1,120)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,344
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Investments,     EME Southwest        EME UK
                                                                LLC (inactive)       Power Corporation    International LLC
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                             $4
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                                            4
Income taxes (benefit)                                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                                         2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                                                2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               $1                    3
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                     $1                   $5
=============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC International    Mission Energy       Consolidating
                                                                B.V. Consolidated    Holdings             Adjustments
                                                                                     International, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,526
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,526
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               522
Asset impairment
Depreciation, decommissioning and amortization                                140
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,179
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       347
Interest and dividend income                                                   (5)                  $9
Equity in income from partnerships and unconsolidated                         117
subsidiaries - net
Other nonoperating income                                                      12
Interest expense - net of amounts capitalized                                (218)                  (3)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                               253                    6
Income taxes (benefit)                                                        103                   (7)                ($21)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Minority Interest                                                             (44)

Income from continuing operations                                             106                   13                  (21)
Income from discontinued operations - net                                       2
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                    104                   13                  (21)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (580)                (741)                (121)
Dividends declared on common stock                                              4                 (412)                 624
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($472)             ($1,140)                $482
=============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy
                                                                Holdings
                                                                International,
                                                                Inc. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,526
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,526
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               522
Asset impairment
Depreciation, decommissioning and amortization                                140
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,179
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       347
Interest and dividend income                                                    8
Equity in income from partnerships and unconsolidated
subsidiaries - net                                                            117
Other nonoperating income                                                      12
Interest expense - net of amounts capitalized                                (221)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                263
Income taxes (benefit)                                                        119
--------------------------------------------------------------- -------------------- -------------------- --------------------
Minority Interest                                                             (44)

Income from continuing operations                                             100
Income from discontinued operations - net                                       2
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     98
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,438)
Dividends declared on common stock                                            216
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,124)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro        Mission Energy       Consolidating
                                                              Limited              Wales Company        Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (189)                  $6                  ($5)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,475                    6                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted Cash                                                              83
Regulatory assets - net
Other deferred charges                                                      (60)                   1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      327                    1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,972                   $7                  ($4)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy
                                                              Wales Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (188)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,476
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted Cash                                                              83
Regulatory assets - net
Other deferred charges                                                      (58)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      329
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,975
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro        Mission Energy       Consolidating
                                                              Limited              Wales Company        Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (150)               ($372)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (59)                (372)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     303                                        $7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1
Other long-term liabilities                                                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                480                                         7
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     231
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                192                  225                 (396)
Accumulated other comprehensive income (loss)                                40                   35                  (42)
Retained earnings                                                           200                  119                  196
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           432                  379                 (242)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,972                   $7                  ($4)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy
                                                              Wales Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (522)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (431)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     310
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1
Other long-term liabilities                                                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                487
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           231
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 21
Accumulated other comprehensive income (loss)                                33
Retained earnings                                                           515
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           569
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,975
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                                Mission Hydro        Mission Energy       Consolidating
                                                                Limited              Wales Company        Adjustments
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   38                   $8
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (3)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions                                                                                           ($5)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                                 3                    8                   (5)
Income taxes (benefit)                                                        (37)                  (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations                                             40                   13                   (5)
Income from discontinued operations - net
Income taxes  on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     40                   13                   (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         160                  106                  201
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $200                 $119                 $196
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY AND SUBSIDIARIES [TIER 5]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                                Mission Energy
                                                                Wales Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   46
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (3)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions                                                  (5)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  6
Income taxes (benefit)                                                        (42)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              48
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     48
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         467
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $515
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (157)                 $87                ($119)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,507                   87                 (119)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Regulatory assets - net
Restricted cash                                                              83
Other deferred charges                                                      (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,004                  $87                ($119)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (189)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              83
Regulatory assets - net
Other deferred charges                                                      (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,972
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (134)                ($15)                 ($1)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (43)                 (15)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,174                  (54)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1
Other long-term liabilities                                                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                158                  151                 (117)
Accumulated other comprehensive income (loss)                                33                    7
Retained earnings                                                           202                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          $393                  156                 (117)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,004                  $87                ($119)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (150)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1
Other long-term liabilities                                                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                192
Accumulated other comprehensive income (loss)                                40
Retained earnings                                                           200
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,972
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   36                   $2
Equity in income from partnerships and unconsolidated s
subsidiaries - net
Other nonoperating income                                                                           (2)                 ($1)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redempton
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  4                                        (1)
Income taxes (benefit)                                                        (36)                                      ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         162                   (2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $202                  ($2)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   38
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (3)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes                                 3
Income taxes (benefit)                                                        (37)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         160
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $200
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation and        Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                    $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                     945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                             $45
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $45                                      $945
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Enerloy Pty Ltd [8]  FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $54
Restricted cash
Receivables - net                                                                                 50
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          26
Prepayments and other current assets                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             136
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      1,074
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               (158)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                916
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         304
Restricted cash                                                                                   32
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           336
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $1,388
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $15                  $69
Restricted cash
Receivables - net                                                                                  8                   58
Fuel inventory
Materials and supplies, at average cost                                                            6                    8
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               26
Prepayments and other current assets                                                               5                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              34                  170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        590                1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $209               (1,153)                (157)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           209                 (563)               1,507
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              304
Restricted cash                                                                                  (77)
Regulatory assets - net
Other deferred charges                                                                            23                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (54)                 327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $209                ($583)              $2,004
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18                  $18
Preferred stock to be redeemed within one year
Accounts payable                                                             $3                  (33)                 497
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         15                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     3                                       530
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               44                   25                  853
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss                                                             (25)                 (82)
Retained earnings                                                            (2)                                     (356)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (2)                ($25)                (438)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $45                                      $945
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Enerloy Pty Ltd [8]  FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                    $18
Preferred stock to be redeemed within one year
Accounts payable                                                           $530                  $28                  (33)
Accrued taxes                                                                                      4
Trading and price risk management liabilities                                                     15
Regulatory liabilities
Other current liabilities                                                                         27                  $15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                   74
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                  714
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               (831)                 182
Accumulated other comprehensive income (loss)                              (196)                  59
Retained earnings                                                          (356)                  74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       ($1,383)                 315
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $1,388
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                              ($37)                 $17
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)              (1,125)                (134)
Accrued taxes                                                                                      1                    5
Trading and price risk management liabilities                                                                          15
Regulatory liabilities
Other current liabilities                                                                        (18)                  54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)              (1,179)                 (43)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              (15)              (1,300)               1,174
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           18                  303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                      177                  177
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     195                  480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                180                  627                  158
Accumulated other comprehensive income (loss)                                30                  247                   33
Retained earnings                                                            15                  827                  202
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           225                1,701                  393
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $209                ($583)              $2,004
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       EME Victoria         Energy Capital
                                                                Operation &          Generation Limited   Partnership
                                                                Maintenance Limited  Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                  ($1)                 $50                   $1
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     ($50)                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (1)                                      (49)
Income taxes (benefit)                                                                                                  (17)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              (1)                                      (32)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     (1)                                      (32)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (1)                                     (324)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($2)                                    ($356)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Enerloy Pty Ltd [8]  FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                                                     Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $367
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            367
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     59
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes                                                                            16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           301
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             66
Interest and dividend income                                                  $49                    3                  $50
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                      (59)                ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 49                   10
Income taxes (benefit)                                                         17                   (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              32                   17
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     32                   17
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (388)                  57
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)                 $74
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Generation       Consolidating        EME Generation
                                                                Holdings Limited     Adjustments          Holdings Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        $56                 $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             56                  423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12                  222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     18                   77
Asset impairment
Depreciation, decommissioning and amortization                                                      12                   28
Property and other taxes                                                                             1                   17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            43                  344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             13                   79
Interest and dividend income                                                   $1                 (117)                  36
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       98                 (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory                  13                  (13)
redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 14                  (19)                   4
Income taxes (benefit)                                                                             (29)                 (36)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              14                   10                   40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     14                   10                   40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1                  817                  162
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $15                 $827                 $202
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd [9]  Mission Energy
                                                              Partnership                               Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $945
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [9]          Venture [10]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $15
Restricted cash
Receivables - net                                                           (14)
Fuel inventory
Materials and supplies, at average cost                                       6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         11
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   630
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           630
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                               6
Regulatory assets - net
Other deferred charges                                                        8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $655
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       ($15)
Restricted cash
Receivables - net                                                            14
Fuel inventory
Materials and supplies, at average cost                                      (6)
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                  (630)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (945)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,575)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                              (6)
Regulatory assets - net
Other deferred charges                                                       (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (14)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($1,600)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd [9]  Mission Energy
                                                              Partnership                               Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $18
Preferred stock to be redeemed within one year
Accounts payable                                                            497                 $530
Accrued taxes
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                  530
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                  853
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                    (831)
Accumulated other comprehensive loss                                        (82)                (196)
Retained earnings                                                          (356)                (356)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (438)             ($1,383)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $945
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [9]          Venture [10]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($117)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (105)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              405                                       $25
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      18
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 175
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                193
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 78
Accumulated other comprehensive loss                                        (25)                                       (5)
Retained earnings                                                           109                                       (20)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           162                                      ($25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $655
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18
Preferred stock to be redeemed within one year
Accounts payable                                                          ($943)                 (33)
Accrued taxes
Trading and price risk management liabilities                                                     15
Regulatory liabilities
Other current liabilities                                                   (12)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (955)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (2,111)                  25
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (18)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                (175)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (193)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                753
Accumulated other comprehensive income (loss)                               283                  (25)
Retained earnings                                                           623
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,659                 ($25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($1,600)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Energy Capital       Enerloy Pty Ltd [9]  Mission Energy
                                                                Partnership                               Development
                                                                                                          Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income
Interest and dividend income                                                   $1                  $49
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                (49)                  49
Income taxes (benefit)                                                        (17)                  17
--------------------------------------------------------------- -------------------- -------------------- --------------------

Incomefrom continuing operations                                              (32)                  32
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                    (32)                  32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (324)                (388)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)               ($356)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Gippsland Power      Loy Yang B Joint     EME Victoria
                                                                Pty Ltd [9]          Venture [10]         Generation Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $46
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                18
Asset impairment
Depreciation, decommissioning and amortization                                 13
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         3
Interest and dividend income                                                  (17)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                  (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                (16)
Income taxes (benefit)                                                          2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                             (18)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                    (18)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         127                                      ($20)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $109                                      ($20)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        EME Victoria
                                                                Adjustments          Generation Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  ($46)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          (12)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               (18)
Asset impairment
Depreciation, decommissioning and amortization                                (13)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)
Interest and dividend income                                                   17                  $50
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                   2                 ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 16
Income taxes (benefit)                                                         (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              18
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     18
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         605
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $623
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [9]          Finance plc [9]
                                                              [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $54
Restricted cash
Receivables - net                                                                                 49
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             109
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   $24                  790
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           962                                       $12
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           986                  790                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                 32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $986                 $899                  $44
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [10]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54                                      ($54)
Restricted cash
Receivables - net                                                            49                                       (48)
Fuel inventory
Materials and supplies, at average cost                                       2                                        (2)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               26
Prepayments and other current assets                                          4                                        (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        109                                       (82)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   790                                      (530)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (1,132)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           790                                    (1,662)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              304
Restricted cash                                                                                                        32
Regulatory assets - net
Other deferred charges                                                                                                (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $899                                   ($1,440)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54
Restricted cash
Receivables - net                                                            50
Fuel inventory
Materials and supplies, at average cost                                       2
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        136
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,074
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (158)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           916
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              32
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      336
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,388
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [9]          Finance plc [9]
                                                              [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $741                  ($7)               ($706)
Accrued taxes                                                                                      4
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   741                   (3)                (679)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        713
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                182                  680
Accumulated other comprehensive income (loss)                                58                   28                    1
Retained earnings                                                             5                  193                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           245                  901                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $986                 $899                  $44
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [10]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($7)                                       $7
Accrued taxes                                                                 4                                        (4)
Trading and price risk management liabilities                                                                          15
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (3)                                       18
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                   1                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1                                       283
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                680                                    (1,360)
Accumulated other comprehensive income (loss)                                28                                       (56)
Retained earnings                                                           193                                      (326)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           901                                    (1,742)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $899                                   ($1,440)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $28
Accrued taxes                                                                 4
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    74
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              714
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                182
Accumulated other comprehensive income (loss)                                59
Retained earnings                                                            74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           315
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,388
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          First Hydro          First Hydro
                                                                Holdings Company     Company [9]          Finance plc [9]
                                                                [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $377
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                   59
Asset impairement
Depreciation, decommissioning and amortization                                                      12
Property and other taxes                                                                            16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                  80
Interest and dividend income                                                  (58)                   2                  $60
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (59)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                         63                  (77)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  4                    5                    1
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               4                    6                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      4                    6                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1                  187                    8
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $5                 $193                   $9
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          FFH No. 1 Limited    Consolidating
                                                                Company [10]                              Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $377                                     ($387)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       377                                      (387)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210                                      (210)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59                                       (60)
Asset impairment
Depreciation, decommissioning and amortization                                 12                                        (8)
Property and other taxes                                                       16                                       (16)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      297                                      (294)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        80                                       (93)
Interest and dividend income                                                    2                                        (3)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                        (77)                                       91
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  5                                        (5)
Income taxes (benefit)                                                         (1)                                       (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               6
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      6
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         187                                      (326)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $193                                     ($326)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                FFH No. 1 Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $367
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       367
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59
Asset impairment
Depreciation, decommissioning and amortization                                 16
Property and other taxes                                                       16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      301
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        66
Interest and dividend income                                                    3
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (59)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 10
Income taxes (benefit)                                                         (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              17
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     17
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          57
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $74
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership [8]      [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $945
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         ($945)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                          (945)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($945)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership [8]      [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $18
Preferred stock to be redeemed within one year
Accounts payable                                                            497                ($530)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                 (530)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                 (853)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     831
Accumulated other comprehensive income (loss)                               (82)                 196
Retained earnings                                                          (356)                 356
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (438)              $1,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $945
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18
Preferred stock to be redeemed within one year
Accounts payable                                                                                 (33)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                        $15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              ($831)
Accumulated other comprehensive loss                                       (114)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (945)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($945)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                                Partnership [8]      [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                   $1                  $49
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                (49)                  49
Income taxes (benefit)                                                        (17)                  17
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                             (32)                  32
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                    (32)                  32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (324)                 324
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)                $356
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Loyvic Pty. Ltd.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                       $50
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. and Subsidiaries [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

PART 7  (PAGES 553 THROUGH 663)

                                                              Beheer-en            Vindoor              Coaltrade Services
                                                              BeleggingsmaatschappiInvestments          International Pte
                                                              Jydeno B.V.          Mauritius Limited    Ltd. [8]
                                                                                   [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           ($2)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($2)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EcoElectrica         Edison Mission       Edison Mission LYB
                                                              S.a.r.l.             Advantage B.V.       PEDS Pty Ltd. [7]
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $230
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           230
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $230
============================================================= ==================== ==================== ====================

Pagew 516

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Ausone Pty. Ltd.     Energy               Energy Services
                                                              (inactive)           International B.V.   B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $182
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           182
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $182
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Australia        Edison Mission       Edison Mission
                                                              Capital Pty. Ltd.    Millennium B.V.      Operation and
                                                              [7]                  Consolidated         Maintenance
                                                                                                        Services B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $75
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 75
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $75
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Retail Pty. Ltd.     Utilities Pty.       Wind Power Italy
                                                              (inactive)           Ltd. (inactive)      B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                    ($10)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                     (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                         ($10)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Italian Vento        Edison Mission       EME Atlantic
                                                              Power Corporation    Vendesi Pty Ltd.     Holdings Limited
                                                              4 S.r.l. [7]         (inactive)           Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $49
Restricted cash
Receivables - net                                                                                                     111
Fuel inventory                                                                                                          7
Materials and supplies, at average cost                                                                                14
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                              (58)
Prepayments and other current assets                                                                                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                  134
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           1,683
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                      (3)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                   1,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              574
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                138
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                712
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                       $2,526
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Tri Gen B.V.     EME Victoria B.V.    First Hydro
                                                                                   (Inactive)           Renewables Limited
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $20
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            20
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $20
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          Global Generation    Hydro Energy B.V
                                                              Renewables           B.V. Consolidated    Consolidated
                                                              Number 2 Limited
                                                              (inactive) [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $5                   $4
Restricted cash
Receivables - net                                                                                                       8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               (6)
Prepayments and other current assets                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               5                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                          6                  101
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                364                   25
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                370                  126
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    1
Regulatory assets - net
Other deferred charges                                                                                                  6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             1                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $376                 $139
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Iberian              Latrobe Power Pty.   Latrobe Valley B.V.
                                                              Hy-Power Amsterdam   Ltd. Consolidated
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $4                  $14
Restricted cash
Receivables - net                                                             8                    8
Fuel inventory
Materials and supplies, at average cost                                                            6
Accumulated deferred income taxes - net
Trading and price risk management assets                                     (6)
Prepayments and other current assets                                          1                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          7                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   125                  782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           125                  782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    7
Regulatory assets - net
Other deferred charges                                                        6                  (66)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        6                  (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $138                 $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Valley Power Pty     Loy Yang Holdings    Majestic Energy
                                                              Ltd. [7]             Pty. Ltd.            Limited
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $10                  $64
Restricted cash
Receivables - net                                                                                 36                   $1
Fuel inventory
Materials and supplies, at average cost                                                           25
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                              21
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         10                  146                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    71                3,130
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 31
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            71                3,161
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                   26
Regulatory assets - net
Other deferred charges                                                        6                 (262)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        6                 (236)                 ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $87               $3,071
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Esenyurt B.V.    MEC IES              ISAB Energy
                                                              Consolidated         B.V.                 Services s.r.l. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $27
Restricted cash
Receivables - net                                                            16
Fuel inventory                                                                5
Materials and supplies, at average cost                                       2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         51
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   106
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 $2
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           106                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                              19
Regulatory assets - net
Other deferred charges                                                       12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       31
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $188                   $2
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Indo Coal B.V.    MEC Indonesia B.V.    Edison Mission
                                                                                                          Energy Power
                                                                                                          (inactive) [7]
------------------------------------------------------------- --------------------- --------------------- --------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- --------------------- --------------------- --------------------

Total current assets
------------------------------------------------------------- --------------------- --------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $16
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- --------------------

Total investment and other assets                                            16
------------------------------------------------------------- --------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- --------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- --------------------- --------------------- --------------------

Total deferred charges
------------------------------------------------------------- --------------------- --------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- --------------------- --------------------- --------------------

Total assets                                                                $16
============================================================= ===================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC International    MEC Java B.V.        MEC Laguna Power
                                                              Holdings B.V.        Consolidated         B.V. (inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2                  $10
Restricted cash
Receivables - net                                                            11                   15                   $8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         13                   25                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           159                  352
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           159                  352
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted Cash                                                                                    2
Regulatory assets - net
Other deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        1                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $173                 $379                   $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                              Generation Co.       Consolidated
                                                              Ltd. [7] [sold
                                                              12/12/2003]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8
Restricted cash
Receivables - net                                                                                  5
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              15
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         75
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     $55
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 75                   55
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                            (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $88                  $55
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V. Consolidated    (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $3
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Wales B.V.       Mission Energy       Mission Energy
                                                              Consolidated         Company (UK)         Italia s.r.l.
                                                                                   Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69                 $128
Restricted cash
Receivables - net                                                            58                  110
Fuel inventory
Materials and supplies, at average cost                                       8                   10
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26                   52
Prepayments and other current assets                                          9                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170                  314
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664                2,739
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (188)                (334)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,476                2,405
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304                  608
Restricted cash                                                              83                  114
Regulatory assets - net
Other deferred charges                                                      (58)                 (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      329                  663
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,975               $3,382
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission NZ           Pride Hold Limited   Southwestern
                                                              Operations B.V.      Consolidated         Generation B.V.
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd.            B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $14                  $19                ($209)
Restricted cash
Receivables - net                                                             8                                      (183)
Fuel inventory                                                                                                        (12)
Materials and supplies, at average cost                                       6                                       (28)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               19
Prepayments and other current assets                                          5                                        43
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         33                   19                 (370)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   782                                    (6,745)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            33                1,860               (1,916)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           815                1,860               (8,661)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation

Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                             (609)
Restricted cash                                                                                                       (99)
Regulatory assets - net
Other deferred charges                                                      (60)                                      513
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (60)                                     (195)
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                                       6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $788               $1,879              ($9,220)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC International
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $218
Restricted cash
Receivables - net                                                           220
Fuel inventory
Materials and supplies, at average cost                                      45
Accumulated deferred income taxes - net
Trading and price risk management assets                                     27
Prepayments and other current assets                                        111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        621
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 4,519
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           954
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,473
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    877
Restricted cash                                                             153
Regulatory assets - net
Other deferred charges                                                      174
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                             6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,304
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Beheer-en            Vindoor              Coaltrade Services
                                                              BeleggingsmaatschappiInvestments          International Pte
                                                              Jydeno B.V.          (Mauritius)          Ltd. [8]
                                                                                   Limited [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($2)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($2)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EcoElectrica         Edison Mission       Edison Mission LYB
                                                              S.a.r.l.             Advantage B.V.       PEDS Pty Ltd. [7]
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                261
Accumulated other comprehensive income (loss)                               (30)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           231
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $230
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Ausone Pty Ltd.      Energy               Energy Services
                                                              (inactive)           International B.V.   B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $206
Accumulated other comprehensive income (loss)                               (24)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $182
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Australia        Edison Mission       Edison Mission
                                                              Capital Pty. Ltd.    Millennium B.V.      Operation and
                                                              [7]                  Consolidated         Maintenance
                                                                                                        Services B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     $79
Accumulated other comprehensive income (loss)                                                    (12)
Retained earnings                                                                                  8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 75
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $75
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Retail Pty. Ltd.     Utilities Pty.       Wind Power Italy
                                                              (inactive)           Ltd. (inactive)      B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     ($19)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             (19)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                       9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                       9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                           ($10)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Italian Vento        Edison Mission       EME Atlantic
                                                              Power Corporation    Vendesi Pty Ltd.     Holdings Limited
                                                              4 S.r.l. [7]         (inactive)           Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                       $52
Long-term debt due within one year                                                                                     36
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      (69)
Accrued taxes                                                                                                         (50)
Trading and price risk management liabilities                                                                          53
Regulatory liabilities
Other current liabilities                                                                                              12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              34
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        783
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               290
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                                                    164
Other preferred securities subj. to mandatory redemption
Asset retirement obligation                                                                                            12
Other long-term liabilities                                                                                             4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          470
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     503
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                          573
Accumulated other comprehensive income (loss)                                                                         124
Retained earnings                                                                                                      39
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     736
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                         $2,526
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Tri Gen B.V.     EME Victoria B.V.    First Hydro
                                                                                   [Inactive]           Renewables Limited
                                                                                                        (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                $24
Accumulated other comprehensive income (loss)                                (5)
Retained earnings                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $20
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          Global Generation    Hydro Energy B.V.
                                                              Renewables Number    B.V. Consolidated    Consolidated
                                                              2 Limited
                                                              (inactive) [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $29                   $7
Preferred stock to be redeemed within one year
Accounts payable                                                                                 924                   34
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        953                   41
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         66
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                                             4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                            2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   1,420                   22
Accumulated other comprehensive income (loss)                                                    (77)
Retained earnings                                                                             (1,920)                   8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                               (577)                  30
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $376                 $139
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Iberian              Latrobe Power Pty.   Latrobe Valley B.V.
                                                              HyPower Amsterdam    Ltd. Consolidated
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $7
Preferred stock to be redeemed within one year
Accounts payable                                                             47                   $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    54                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               66                  456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       2                  (20)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                  (2)                 284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     264
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                             1                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  9                  (77)
Accumulated other comprehensive income (loss)                                (1)                 (87)
Retained earnings                                                             9                  188
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            17                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $138                 $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Valley Power Pty     Loy Yang Holdings    Majestic Energy
                                                              Ltd. [7]             Pty Ltd.             Limited
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $4                   $5
Preferred stock to be redeemed within one year
Accounts payable                                                             37                   (3)
Accrued taxes                                                                                      1
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     9                   42
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    50                   45
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               40                1,874
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (19)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Asset Retirement Obligation                                                                       22
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Other long-term liabilities                                                                    1,156
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   1,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            (8)                  33
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 (5)                (230)                $305
Accumulated other comprehensive income (loss)                                 1                 (326)
Retained earnings                                                             9                  516                ($305)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             5                  (40)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $87               $3,071
============================================================= ==================== ==================== ====================

age 543

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Esenyurt B.V.    MEC IES B.V.         ISAB Energy
                                                              Consolidated                              Services s.r.l. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $11
Preferred stock to be redeemed within one year
Accounts payable                                                            (31)                 ($2)
Accrued taxes                                                                 9
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (7)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               73
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (31)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                  82
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 51
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 37
Accumulated other comprehensive income (loss)
Retained earnings                                                            26                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            63                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $188                   $2
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   Edison Mission
                                                                                                        Energy Power
                                                                                                        (inactive) [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                $16
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            16
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $16
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC International    MEC Java B.V.        MEC Laguna Power
                                                              Holdings B.V.        Consolidated         B.V. (inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $6                 ($28)
Accrued taxes                                                                 3
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     1                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    10                  (26)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                   5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  5                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                128                  338                   $6
Accumulated other comprehensive income (loss)                               (20)
Retained earnings                                                            50                   60                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           158                  398                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $173                 $379                   $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                              Generation Co.       Consolidated
                                                              Ltd. [7] [sold
                                                              12/12/2003]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                $5
Preferred stock to be redeemed within one year
Accounts payable                                                                                 (32)                ($20)
Accrued taxes                                                                                      1
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                          6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        (20)                 (20)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    52
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                        2
Other long-term liabilities                                                                       19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      17
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                  4
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           31
Accumulated other comprehensive income (loss)                                                      6
Retained earnings                                                                                 29                   44
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 35                   75
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $88                  $55
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V. Consolidated    (inactive)           (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      ($8)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         $8
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $5
Accumulated other comprehensive income (loss)
Retained earnings                                                            (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Wales B.V.       Mission Energy       Mission Energy
                                                              Consolidated         Company (UK)         Italia s.r.l.
                                                                                   Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt within one year                                              $17                  $18
Preferred stock to be redeemed within one year
Accounts payable                                                           (522)                (135)
Accrued taxes                                                                 5                    9
Trading and price risk management liabilities                                15                   30
Regulatory liabilities
Other current liabilities                                                    54                   82
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (431)                   4
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,119                1,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     310                  588
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Asset Retirement  Obligation                                                  1
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 176                  194
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                487                  782
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           231
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 21                  410
Accumulated other comprehensive income (loss)                                33                   90
Retained earnings                                                           515                  263
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           569                  763
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,975               $3,382
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission NZ           Pride Hold Limited   Southwestern
                                                              Operations B.V.      Consolidated         Generation B.V.
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                       $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                     14
Retained earnings                                                                                (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Pzge 550

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd.            B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                   ($29)
Preferred stock to be redeemed within one year
Accounts payable                                                           ($12)                $381                 (317)
Accrued taxes                                                                                     (3)                  25
Trading and price risk management liabilities                                                                          34
Regulatory liabilities
Other current liabilities                                                    12                                       269
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        378                  (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              456                    1               (4,187)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       7                                      (501)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                                                   (164)
Accumulated provision for pension and benefits                                1                                        (1)
Asset retirement obilgation                                                                                           (37)
LT Liab under trading/risk Mgmt                                                                                       137
Other long-term liabilities                                                 284                                    (1,601)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                292                                    (2,167)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                                               (535)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            (2)                                      513
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities                                                                                            164
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                            164
------------------------------------------------------------- -------------------- -------------------- --------------------
Common Stock                                                                                                          133
Additional paid in capital                                                  (77)               1,575               (3,359)
Accumulated other comprehensive income (loss)                               (90)                 (15)                 388
Retained earnings                                                           209                  (60)                (152)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            42                1,500               (2,990)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $788               $1,879              ($9,220)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC International
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                          110
Preferred stock to be redeemed within one year
Accounts payable                                                            230
Accrued taxes
Trading and price risk management liabilities                               132
Regulatory liabilities
Other current liabilities                                                   505
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            2,640
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     627
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
LT Liab under Trading/Risk Mgmt                                             137
Other long-term liabilities                                                 609
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                     (535)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         1,281
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities                                                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                133
Additional paid in capital                                                1,718
Accumulated other comprehensive income (loss)                               (31)
Retained earnings                                                          (468)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,352
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,304
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Beheer-en            Vindoor              Coaltrade Services
                                                                BeleggingsmaatschappiInvestments          International Pte
                                                                Jydeno B.V.          (Mauritius)          Ltd [8]
                                                                                     Limited [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EcoElectrica         Edison Mission       Edison Mission LYB
                                                                S.a.r.l.             Advantage B.V.       PEDS Pty Ltd [7]
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $7
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (7)
Interest and dividend income
Equity in income from partnerships and unconsolidated                           8
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Ausone Pty. Ltd.     Energy               Energy Services
                                                                (inactive)           International B.V.   B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                 EME Australia        Edison Mission       Edison Mission
                                                                 Capital Pty. Ltd.    Millennium B.V.      Operation and
                                                                 [7]                  Consolidated         Maintenance
                                                                                                           Services B.V.
                                                                                                           Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                              $2
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                   2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           2
Asset impairment
Depreciation, decommissioning and amortization                                                      $1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             1                   $2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (1)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                                4
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                3
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                5
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                     $8
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                 Edison Mission       Edison Mission       Edison Mission
                                                                 Retail Pty. Ltd.     Utilities Pty.       Wind Power Italy
                                                                 (inactive)           Ltd. (inactive)      B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                                                    $8
subsidiaries - net
Other nonoperating income                                                                                                (2)
Interest expense - net of amounts capitalized                                                                            (1)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                     5
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                  5
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                         5
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                     4
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                          $9
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Italian Vento        Edison Mission       EME Atlantic
                                                                Power Corporation    Vendesi Pty Ltd.     Holdings Limited
                                                                4 S.r.l. [7]         (inactive)           Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $755
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 755
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    177
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                         354
Asset impairment
Depreciation, decommissioning and amortization                                                                           63
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                594
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                 161
Interest and dividend income                                                                                             10
Equity in income from partnerships and unconsolidated                                                                     5
subsidiaries - net
Other nonoperating income                                                                                                (4)
Interest expense - net of amounts capitalized                                                                           (68)
Other nonoperating deductions                                                                                           (38)
Dividends on preferred securities subject to mandatory                                                                   (4)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                    62
Income taxes (benefit)                                                                                                   43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                 19
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        19
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    20
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         $39
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Tri Gen B.V.     EME Victoria B.V.    First Hydro
                                                                                     (Inactive)           Renewables Limited
                                                                                                          (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated                          $3
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           3
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $1
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          Global Generation    Hydro Energy B.V.
                                                                Renewables Number    B.V. Consolidated    Consolidated
                                                                2 Limited
                                                                (inactive) [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $1                  $22
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              1                   22
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     15                    6
Asset impairment
Depreciation, decommissioning and amortization                                                       3                    4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            18                   10
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (17)                  12
Interest and dividend income                                                                       (30)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (11)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (47)                   1
Income taxes (benefit)                                                                               5                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (52)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (52)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           (1,868)                   8
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($1,920)                  $8
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Iberian              Latrobe Power Pty.   Latrobe Valley B.V.
                                                                Hy-Power Amsterdam   Ltd. Consolidated
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $22                 $123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        22                  123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 6                   18
Asset impairment
Depreciation, decommissioning and amortization                                  4                   16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       10                   46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        12                   77
Interest and dividend income                                                                       (24)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (1)
Interest expense - net of amounts capitalized                                 (11)                  (2)
Other nonoperating deductions                                                                      (27)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               24
Income taxes (benefit)                                                          2                   24
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          11                  188
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $9                 $188
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Valley Power Pty     Loy Yang Holdings    Majestic Energy
                                                                Ltd. [7]             Pty. Ltd.            Limited
                                                                                     Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $16                 $503
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        16                  503
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                50
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 1                   95
Asset impairment
Depreciation, decommissioning and amortization                                  2                   65
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                  210
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        13                  293
Interest and dividend income                                                                       (97)
Equity in income from partnerships and unconsolidated                                               26
subsidiaries - net
Other nonoperating income                                                                            8
Interest expense - net of amounts capitalized                                  (5)                 (13)
Other nonoperating deductions                                                  (4)                 (28)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4                  189
Income taxes (benefit)                                                                              44                  ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        4                  145                   (1)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4                  145                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           5                  371                 (304)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $9                 $516                ($305)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC Esenyurt B.V.    MEC IES B.V.         ISAB Energy
                                                                Consolidated                              Services s.r.l. [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $125
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       125
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           84
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                11
Asset impairment
Depreciation, decommissioning and amortization                                  6
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      101
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        24
Interest and dividend income
Equity in income form partnerships and unconsolidated                                               $2
subsidiaries - net
Other nonoperating income                                                      (2)
Interest expense - net of amounts capitalized                                 (10)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          12                    2
Income taxes (benefit)                                                          8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        4                    2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          22                    2
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $26                   $4
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC Indo Coal B.V.   MEC Indonesia B.V.   Edison Mission
                                                                                                          Energy Power
                                                                                                          (inactive) [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income form partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC International    MEC Java B.V.        MEC Laguna Power
                                                                Holdings B.V.        Consolidated         B.V. (inactive)
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $18                  $18
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        18                   18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                14                    8
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       14                    8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         4                   10
Interest and dividend income                                                                        22
Equity in income from partnerships and unconsolidated                          34
subsidiaries - net
Other nonoperating income                                                                            5                  $13
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          38                   37                   13
Income taxes (benefit)                                                          1                    9
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       37                   28                   13
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              37                   28                   13
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          13                   32                  (11)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $50                  $60                   $2
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                                Generation Co.       Consolidated
                                                                Ltd. [7] [sold
                                                                12/12/2003]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        $39
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             39
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                20
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      8                   $1
Asset impairment
Depreciation, decommissioning and amortization                                                       4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            32                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              7                   (1)
Interest and dividend income                                                                         1
Equity in income from partnerships and unconsolidated                                                                    28
subsidiaries - net
Other nonoperating income                                                                                                (3)
Interest expense - net of amounts capitalized                                                       (6)
Other nonoperating deductions                                                                       (1)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                1                   24
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             1                   24
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    1                   24
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               28                   20
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $29                  $44
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                                B.V. Consolidated    (inactive)           (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated                          $3
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           3
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (5)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($2)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC Wales B.V.       Mission Energy       Mission Energy
                                                                Consolidated         Company (UK)         Italia s.r.l.
                                                                                     Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423                 $794
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423                  794
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222                  433
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77                  150
Asset impairment
Depreciation, decommissioning and amortization                                 28                   45
Property and other taxes                                                       17                   33
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344                  661
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79                  133
Interest and dividend income                                                   46                   40
Equity in income from partnerships and unconsolidated                                                5
subsidiaries - net
Other nonoperating income                                                      (3)                   7
Interest expense - net of amounts capitalized                                (111)                (171)
Other nonoperating deductions                                                  (5)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           6                   14
Income taxes (benefit)                                                        (42)                 (44)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       48                   58
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              48                   58
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         467                  205
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $515                 $263
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission NZ           Pride Hold Limited   Southwestern
                                                                Operations B.V.      Consolidated         Generation B.V.
                                                                (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                             ($18)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($18)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Traralgon Power      MEC International    Consolidating
                                                                Pty. Ltd.            B.V.                 Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $123                                   ($1,458)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       123                                    (1,458)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           12                                      (493)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                18                   $1                 (270)
Asset impairment
Depreciation, decommissioning and amortization                                 16                    3                 (120)
Property and other taxes                                                                                                (50)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       46                    4                 (933)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        77                   (4)                (525)
Interest and dividend income                                                  (24)                                       51
Equity in income from partnerships and unconsolidated                          25                                       (34)
subsidiaries - net
Other nonoperating income                                                                            2                   (8)
Interest expense - net of amounts capitalized                                  (2)                  (9)                 202
Other nonoperating deductions                                                                                           103
Dividends on preferred securities subject to mandatory                                                                    4
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          76                  (11)                (207)
Income taxes (benefit)                                                         21                   16                  (14)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Minority Interest                                                                                                       (44)
Income (loss) from continuing operations                                       55                  (27)                (265)
Income from discontinued operations - net                                                                                 2
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              55                  (27)                (263)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          20                  (33)                 241
Dividends declared on common stock                                            134                                      (130)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $209                 ($60)               ($152)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC International
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,526
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,526
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               522
Asset impairment
Depreciation, decommissioning and amortization                                140
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,179
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       347
Interest and dividend income                                                   (5)
Equity in income from partnerships and unconsolidated                         117
subsidiaries - net
Other nonoperating income                                                      12
Interest expense - net of amounts capitalized                                (218)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         253
Income taxes (benefit)                                                        103
--------------------------------------------------------------- -------------------- -------------------- --------------------
Minority Interest                                                             (44)
Income (loss) from continuing operations                                      106
Income from discontinued operations - net                                       2
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             108
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (580)
Dividends declared on common stock                                              4
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($468)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                              Holding GmbH                              Holdings, Ltd. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $257                 $230
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           257                  230
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $257                 $230
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                              [10]                 S.a.r.l.             Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $225                ($482)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                225                 (482)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $225                ($482)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EcoElectrica
                                                              S.a.r.l.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $230
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           230
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $230
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                              Holding GmbH                              Holdings, Ltd. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                258                 $257
Accumulated other comprehensive income (loss)                                                    (28)
Retained earnings                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           258                  230
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $257                 $230
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                              [10]                 S.a.r.l.             Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                    $225                ($479)
Accumulated other comprehensive income (loss)                                                                          (2)
Retained earnings                                                                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                225                 (482)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $225                ($482)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EcoElectrica
                                                              S.a.r.l.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                261
Accumulated other comprehensive income (loss)                               (30)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           231
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $230
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                                Holding GmbH                              Holdings, Ltd. [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization                                                      $6
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (6)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                                8
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                2
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                     $1
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                                [10]                 S.a.r.l.             Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          $1
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                  1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                  (1)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                    (1)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                 (1)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         ($1)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EcoElectrica
                                                                S.a.r.l.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $7
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (7)
Interest and dividend income
Equity in income from partnerships and unconsolidated                           8
subsidies - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                   Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $75
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            75
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $75
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                                 CBK Power Company     Edison Mission        Consolidating
                                                                 Ltd. [8]              Millennium B.V.       Adjustments
---------------------------------------------------------------- --------------------- --------------------- ---------------------
ASSETS
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Total current assets
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                    $79                  ($79)
Investments in leveraged leases
Other investments
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Total investment and other assets                                                                     79                   (79)
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Total utility plant
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Total deferred charges
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Assets of discontinued operations
---------------------------------------------------------------- --------------------- --------------------- ---------------------

Total assets                                                                                         $79                  ($79)
================================================================ ===================== ===================== =====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission
                                                              Millennium B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $75
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            75
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $75
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                   Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                $79
Accumulated other comprehensive income (loss)                               (12)
Retained earnings                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            75
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $75
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              CBK Power Company    Edison Mission       Consolidating
                                                              Ltd. [8]             Millennium B.V.      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     $79                 ($79)
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 79                  (79)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $79                 ($79)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission
                                                              Millennium B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                $79
Accumulated other comprehensive income (loss)                               (12)
Retained earnings                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            75
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $75
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                     Ltd. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization                                 $1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)
Interest and dividend income
Equity in income from partnerships and unconsolidated                           4
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           3
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           5
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $8
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                CBK Power Company    Edison Mission       Consolidating
                                                                Ltd. [8]             Millennium B.V.      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission
                                                                Millennium B.V.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization                                 $1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)
Interest and dividend income
Equity in income from partnerships and unconsolidated                           4
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           3
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           5
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $8
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       EME Philippines      Kalayaan Power
                                                              Operation and        Services             Management
                                                              Maintenance          Corporation          Corporation
                                                              (Thailand) Company
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission        Consolidating         Edison Mission
                                                              Operation and         Adjustments           Operation and
                                                              Maintenance                                 Maintenance
                                                              Services, B.V.                              Services B.V.
                                                                                                          Consolidated
------------------------------------------------------------- --------------------- --------------------- --------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- --------------------- --------------------- --------------------

Total current assets
------------------------------------------------------------- --------------------- --------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- --------------------

Total investment and other assets
------------------------------------------------------------- --------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- --------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- --------------------- --------------------- --------------------

Total deferred charges
------------------------------------------------------------- --------------------- --------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- --------------------- --------------------- --------------------

Total assets
============================================================= ===================== ===================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       EME Philippines      Kalayaan Power
                                                              Operation and        Services             Management
                                                              Maintenance          Corporation          Corporation
                                                              (Thailand) Company
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Consolidating        Edison Mission
                                                              Operation and        Adjustments          Operation and
                                                              Maintenance                               Maintenance
                                                              Services, B.V.                            Services B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       EME Philippines      Kalayaan Power
                                                                Operation and        Services             Management
                                                                Maintenance          Corporation          Corporation
                                                                (Thailand) Company
                                                                Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $2
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      2
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            $2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Consolidating        Edison Mission
                                                                Operation and        Adjustments          Operation and
                                                                Maintenance                               Maintenance
                                                                Services, B.V.                            Services B.V.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                              $2
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                   2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           2
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 $2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                   Limited [8]          [9]

------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $297                 $297                 $134
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           297                  297                  134
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $297                 $297                 $134
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       EME Atlantic         Consolidating
                                                              Universal Holdings   Holdings Limited     Adjustments
                                                              Consolidated [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $49
Restricted cash
Receivables - net                                                           111
Fuel inventory                                                                7
Materials and supplies, at average cost                                      14
Accumulated deferred income taxes - net
Trading and price risk management assets                                    (58)
Prepayments and other current assets                                         11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        134
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,683
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            (3)                $297              ($1,025)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,680                  297               (1,025)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    574
Restricted cash
Regulatory assets -  net
Other deferred charges                                                      138
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      712
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,526                 $297              ($1,025)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Atlantic
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $49
Restricted cash
Receivables - net                                                           111
Fuel inventory                                                                7
Materials and supplies, at average cost                                      14
Accumulated deferred income taxes - net
Trading and price risk management assets                                    (58)
Prepayments and other current assets                                         11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        134
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,683
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            (3)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    574
Restricted cash
Regulatory assets - net
Other deferred charges                                                      138
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      712
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,526
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                   Limited [8]          [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                    ($208)
Accrued taxes                                                                                                          10
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                           ($198)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $297                 $297                  297
Accumulated other comprehensive income (loss)                                                                          18
Retained earnings                                                                                                      17
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           297                  297                  332
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $297                 $297                 $134
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       EME Atlantic         Consolidating
                                                              Universal Holdings   Holdings Limited     Adjustments
                                                              Consolidated [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                           36
Preferred stock to be redeemed within one year
Accounts payable                                                            138                                        $1
Accrued taxes                                                               (58)                                       (2)
Trading and price risk management liabilities                                53
Regulatory liabilities
Other current liabilities                                                    11                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   232
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              783
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     290
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable                                    164
  securities of subsidiaries holding solely parent
   company debentures
Accumulated provision for pension and benefits
Asset of retirement obligation                                               12
Other long-term liabilities                                                   4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                470
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           503
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                442                 $297               (1,057)
Accumulated other comprehensive income (loss)                               106
Retained earnings                                                           (10)                                       32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           538                  297               (1,025)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,526                 $297              ($1,025)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Atlantic
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                           36
Preferred stock to be redeemed within one year
Accounts payable                                                            (69)
Accrued taxes                                                               (50)
Trading and price risk management liabilities                                53
Regulatory liabilities
Other current liabilities                                                    12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    34
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              783
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     290
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                          164
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset Retirment Obligation                                                   12
Other long-term liabilities                                                   4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                470
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           503
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                573
Accumulated other comprehensive income (loss)                               124
Retained earnings                                                            39
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           736
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,526
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                     Limited [8]          [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                             $8
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                                (2)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                     6
Income taxes (benefit)                                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                  4
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                         4
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    13
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         $17
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy       EME Atlantic         Consolidating
                                                                Universal Holdings   Holdings Limited     Adjustments
                                                                Consolidated [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $755
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       755
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          177
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               353                                        $1
Asset Impairment                                                               63
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      593                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       162                                        (1)
Interest and dividend income                                                    2
Equity in income from partnerships and unconsolidated                           5
subsidiaries - net
Other nonoperating income                                                      (2)
Interest expense - net of amounts capitalized                                 (68)
Other nonoperating deductions                                                 (38)
Dividends on preferred securities subject to mandatory                         (4)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          57                                        (1)
Income taxes (benefit)                                                         41
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       16                                        (1)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              16                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (26)                                      $33
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($10)                                      $32
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Atlantic
                                                                Holdings Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $755
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       755
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          177
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               354
Asset Impairment                                                               63
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      594
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       161
Interest and dividend income                                                   10
Equity in income from partnerships and unconsolidated                           5
subsidiaries - net
Other nonoperating income                                                      (4)
Interest expense - net of amounts capitalized                                 (68)
Other nonoperating deductions                                                 (38)
Dividends on preferred securities subject to mandatory                         (4)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          62
Income taxes (benefit)                                                         43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       19
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              19
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          20
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $39
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Contact Energy       Mission Contact      Mission Energy
                                                              Limited              Finance Limited      Five Star
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $14
Restrictec cash
Receivables - net                                                           106
Fuel inventory                                                                7
Materials and supplies, at average cost                                      14
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        153
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 2,229
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             1                 $164
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,230                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    122
Restricted cash
Regulatory assets - net
Other deferred charges                                                       40
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      162
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,545                 $164
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy         Contact Energy         Mission Energy
                                                              Pacific Holdings       Limited [12]           Universal Holdings
------------------------------------------------------------- ---------------------- ---------------------- ----------------------
ASSETS
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Cash and equivalents                                                        $33                    $14                     $1
Restricted cash
Receivables - net                                                                                  106
Fuel inventory                                                                                       7
Materials and supplies, at average cost                                                             14
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                12
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total current assets                                                         33                    153                      1
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Nonutility property - net                                                                        2,229
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           604                      1                    171
Investments in leveraged leases
Other investments
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total investment and other assets                                           604                  2,230                    171
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total utility plant
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Goodwill                                                                      8                    122
Restricted cash
Regulatory assets - net
Other deferred charges                                                        4                     40
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total deferred charges                                                       12                    162
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Assets of discontinued operations
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total assets                                                               $649                 $2,545                   $172
============================================================= ====================== ====================== ======================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating          Mission Energy
                                                              Adjustments            Universal Holdings
                                                                                     Consolidated
------------------------------------------------------------- ---------------------- ---------------------- ----------------------
ASSETS
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Cash and equivalents                                                       ($13)                   $49
Restricted cash
Receivables - net                                                          (101)                   111
Fuel inventory                                                               (7)                     7
Materials and supplies, at average cost                                     (14)                    14
Accumulated deferred income taxes - net
Trading and price risk management assets                                    (58)                   (58)
Prepayments and other current assets                                        (13)                    11
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total current assets                                                       (206)                   134
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Nonutility property - net                                                (2,775)                 1,683
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (944)                    (3)
Investments in leveraged leases
Other investments
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total investment and other assets                                        (3,719)                 1,680
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total utility plant
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Goodwill                                                                    322                    574
Restricted cash
Regulatory assets - net
Other deferred charges                                                       54                    138
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total deferred charges                                                      376                    712
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Assets of discontinued operations
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total assets                                                            ($3,549)                $2,526
============================================================= ====================== ====================== ======================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Contact Energy       Mission Contact      Mission Energy
                                                              Limited              Finance Limited      Five Star
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $52
Long-term debt due within one year                                           36
Preferred stock to be redeemed within one year
Accounts payable                                                            112                                        $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   205                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              698
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      37
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-0bligated mandatorily redeemable                                                        $164
   securities of subsidiaries holding solely parent
   company debentures
Accumulated provision for pension and benefits
Asset Retirement Obligation                                                  12
Other long-term liabilities                                                   4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 53                  164
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                348
Accumulated other comprehensive income (loss)                             1,213                                        (1)
Retained earnings                                                            28                                        (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,589                                       ($2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,545                 $164
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Contact Energy       Mission Energy
                                                              Pacific Holdings     Limited [12]         Universal Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                  $52
Long-term debt due within one year                                                                37
Preferred stock to be redeemed within one year
Accounts payable                                                            $27                  112                  ($3)
Accrued taxes                                                                                                           3
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     4                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    31                  205
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              187                  698
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           37
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable                                    164
   securities of subsidiaries holding solely parent
   company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset Retirement Obligation                                                                       12
Other long-term liabilities                                                                        4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                164                   53
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                161                  348                  167
Accumulated other comprehensive income (loss)                                93                1,213                    8
Retained earnings                                                            13                   28                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           267                1,589                  172
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $649               $2,545                 $172
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Mission Energy
                                                              Adjustments          Universal Holdings
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                            ($52)                 $52
Long-term debt due within one year                                          (37)                  36
Preferred stock to be redeemed within one year
Accounts payable                                                           (112)                 138
Accrued taxes                                                               (61)                 (58)
Trading and price risk management liabilities                                53                   53
Regulatory liabilities
Other current liabilities                                                    (2)                  11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (211)                 232
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                             (800)                 783
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     216                  290
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable                                   (164)                 164
   securities of subsidiaries holding solely parent
   company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset Retirement Obligation                                                 (12)                  12
Other long-term liabilities                                                  (4)                   4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 36                  470
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           503                  503
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               (582)                 442
Accumulated other comprehensive income (loss)                            (2,420)                 106
Retained earnings                                                           (75)                 (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (3,077)                 538
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($3,549)              $2,526
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Contact Energy       Mission Contact      Mission Energy
                                                                Limited              Finance Limited      Five Star
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $753
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       753
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          178
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               353
Asset impairment
Depreciation, decommissioning and amortization                                 67
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      598
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       155
Interest and dividend income                                                    1
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (48)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         108
Income taxes (benefit)                                                         36
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       72
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              72
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (44)                                      ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $28                                       ($1)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy       Contact Energy       Mission Energy
                                                                Pacific Holdings     Limited [12]         Universal Holdings
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $753
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            753
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               178
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    353
Asset impairment
Depreciation, decommissioning and amortization                                                      67
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           598
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            155
Interest and dividend income                                                                         1
Equity in income from partnerships and unconsolidated                        ($11)
subsidiaries - net
Other nonoperating income                                                                                               ($2)
Interest expense - net of amounts capitalized                                 (18)                 (48)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                        114                                        39
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          85                  108                   37
Income taxes (benefit)                                                          7                   36                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       78                   72                   33
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              78                   72                   33
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (65)                 (44)                 (36)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $13                  $28                  ($3)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Mission Energy
                                                                Adjustments          Universal Holdings
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                 ($751)                $755
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      (751)                 755
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                         (179)                 177
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              (353)                 353
Asset impairment
Depreciation, decommissioning and amortization                                (71)                  63
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (603)                 593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (148)                 162
Interest and dividend income                                                                         2
Equity in income from partnerships and unconsolidated                          16                    5
subsidiaries - net
Other nonoperating income                                                                           (2)
Interest expense - net of amounts capitalized                                  46                  (68)
Other nonoperating deductions                                                 (38)                 (38)
Dividends on preferred securities subject to mandatory                       (157)                  (4)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (281)                  57
Income taxes (benefit)                                                        (42)                  41
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (239)                  16
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (239)                  16
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         164                  (26)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earninggs - end of year                                             ($75)                ($10)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

PART 8  (PAGES 614 THROUGH 712)

                                                              Caresale Services    Edison First Power   Redbill Contracts
                                                              Limited              Holdings II          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                 $5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                          6
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                364
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                370
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    1
Regulated assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $376
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                               Global Generation    Consolidating         Global Generation
                                                               B.V.                 Adjustments           B.V. Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
ASSETS
-------------------------------------------------------------- -------------------- --------------------- --------------------

Cash and equivalents                                                                                                     $5
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total current assets                                                                                                      5
-------------------------------------------------------------- -------------------- --------------------- --------------------

Nonutility property - net                                                                                                 6
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         $1,236              ($1,236)                  364
Investments in leveraged leases
Other investments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total investment and other assets                                          1,236               (1,236)                  370
-------------------------------------------------------------- -------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total utility plant
-------------------------------------------------------------- -------------------- --------------------- --------------------

Goodwill
Restricted cash                                                                                                           1
Regulatory assets - net
Other deferred charges
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total deferred charges                                                                                                    1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Assets of discontinued operations
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total assets                                                              $1,236              ($1,236)                 $376
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Caresale Services    Edison First Power   Redbill Contracts
                                                              Limited              Holdings II          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $29
Preferred stock to be redeemed within one year
Accounts payable                                                                                   6
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         35
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
------------------------------------------------------------- -------------------- -------------------- --------------------
Asset retirement obligation
------------------------------------------------------------- -------------------- -------------------- --------------------
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                 $559                1,646
Accumulated other comprehensive income (loss)                                 1                  (77)
Retained earnings                                                         ($560)              (1,228)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                341
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $376
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Global Generation    Consolidating        Global Generation
                                                              B.V.                 Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                    $29
Preferred stock to be redeemed within one year
Accounts payable                                                           $918                                       924
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   918                                       953
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

------------------------------------------------------------- -------------------- -------------------- --------------------
Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                  450              ($1,235)               1,420
Accumulated other comprehensive income (loss)                                                     (1)                 (77)
Retained earnings                                                          (132)                                   (1,920)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           318               (1,236)                (577)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,236              ($1,236)                $376
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Caresale Services    Edison First Power   Redbill Contracts
                                                                Limited              Holdings II          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $1
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     15
Asset impairment
Depreciation, decommissioning and amortization                                                       3
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (17)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (17)
Income taxes (benefit)                                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (18)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (18)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       ($560)              (1,210)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($560)             ($1,228)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Global Generation    Consolidating        Global Generation
                                                                B.V.                 Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                              $1
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          15
Asset impairment
Depreciation, decommissioning and amortization                                                                            3
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                 (17)
Interest and dividend income                                                 ($30)                                      (30)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (30)                                      (47)
Income taxes (benefit)                                                          4                                         5
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (34)                                      (52)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (34)                                      (52)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (98)                                   (1,868)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($132)                                  ($1,920)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison First Power   Edison First Power   Consolidating
                                                              Holdings I           Holdings II          Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- ----------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- ----------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $2                                        $3
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total current assets                                                          2                                         3
------------------------------------------------------------- -------------------- -------------------- ----------------------

Nonutility property - net                                                     6
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           364
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total investment and other assets                                           370
------------------------------------------------------------- -------------------- -------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- ----------------------

Goodwill
Restricted cash                                                               1
Regulated assets - net
Assets of Discontinued Operations
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total assets                                                               $373                                        $3
============================================================= ==================== ==================== ======================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison First Power
                                                              Holdings  II
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                            $5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     6
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           364
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           370
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulated assets - net                                                        1
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $376
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison First Power   Edison First Power   Consolidating
                                                              Holdings I           Holdings II          Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $28                                        $1
Preferred stock to be redeemed within one year
Accounts payable                                                            182                ($176)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    (2)                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   208                 (176)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                2,509                  961               (1,824)
Accumulated other comprehensive income (loss)                               (79)                   6                   (4)
Retained earnings                                                        (2,265)                (791)               1,828
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           165                 $176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $373                                        $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison First Power
                                                              Holdings II
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $29
Preferred stock to be redeemed within one year
Accounts payable                                                              6
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    35
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                1,646
Accumulated other comprehensive income (loss)                               (77)
Retained earnings                                                        (1,228)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           341
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $376
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison First Power   Edison First Power   Consolidating
                                                                Holdings I           Holdings II          Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                    $1
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 7                  $18                 ($10)
Asset impairment
Depreciation, decommissioning and amortization                                 (3)                                        6
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        4                   18                   (4)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                               (3)                 (18)                   4
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                 (18)                   4
Income taxes (benefit)                                                          2                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (5)                 (18)                   5
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (5)                 (18)                   5
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (2,260)                (773)               1,823
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($2,265)               ($791)              $1,828
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison First Power
                                                                Holdings II
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                    $1
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $15
Asset impairment
Depreciation, decommissioning and amortization                                  3
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (17)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (17)
Income taxes (benefit)                                                          1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (18)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (18)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,210)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,228)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Caresale Services    Edison Mission       EME Finance UK
                                                              Limited              Marketing and        Limited
                                                                                   Services Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                                     ($3)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         $6
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                  6
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $6                  ($3)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Generation    Maplekey Holdings    South Australian
                                                              Finance UK PLC       Limited              Holdings
                                                                                   Consolidated         [dissolved
                                                                                                        03/04/2003]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                 $5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    1
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $6
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                               Edison First Power   Consolidating        Edison First Power
                                                               Holdings I           Adjustments          Holdings I
                                                                                                         Consolidated
-------------------------------------------------------------- -------------------- -------------------- ---------------------
ASSETS
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                                       $2
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Total current assets                                                                                                     2
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Nonutility property - net                                                                                                6
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $364                  364
Investments in leveraged leases
Other investments
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Total investment and other assets                                                                 364                  370
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Total utility plant
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Goodwill
Restricted cash                                                                                                          1
Regulatory assets - net
Other deferred charges
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Total deferred charges                                                                                                   1
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Assets of discontinued operations
-------------------------------------------------------------- -------------------- -------------------- ---------------------

Total assets                                                                                     $364                 $373
============================================================== ==================== ==================== =====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Caresale Services    Edison Mission       EME Finance UK
                                                              Limited              Marketing and        Limited
                                                                                   Services Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                    $29
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $6                  (29)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          6                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $560                   18
Additional Paid In Captial
Accumulated other comprehensive income (loss)                                 1
Retained earnings                                                         ($561)                 (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $6                  ($3)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Generation    Maplekey Holdings    South Australian
                                                              Finance UK PLC       Limited              Holdings Limited
                                                                                   Consolidated         [dissolved
                                                                                                        03/04/2003]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $205
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        205
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                     2,495
Accumulated other comprehensive income (loss)                                                    (31)
Retained earnings                                                                             (2,663)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                               (199)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $6
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison First Power   Consolidating        Edison First Power
                                                              Holdings I           Adjustments          Holdings I
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               ($1)                 $28
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      182
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                          1                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             208
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                 $784               (1,348)               2,509
Accumulated other comprehensive income (loss)                                 4                  (53)                 (79)
Retained earnings                                                         ($788)               1,765               (2,265)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                364                  165
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $364                 $373
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Caresale Services    Edison Mission       EME Finance UK
                                                                Limited              Marketing and        Limited
                                                                                     Services Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     $6                  $16
Asset impairment
Depreciation, decommissioning and amortization                                                       3
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             9                   16
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (9)                 (16)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                               $16
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (9)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (9)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (9)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       ($561)                  (9)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($561)                ($18)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Energy Generation    Maplekey Holdings    South Australian
                                                                Finance UK PLC       Limited              Holdings Limited
                                                                                     Consolidated         [dissolved
                                                                                                          03/04/2003]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $31
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            31
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (31)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                            3
Interest expense - net of amounts capitalized                                                      (12)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (40)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (40)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (40)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           (2,623)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($2,663)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I AND SUBSIDIARIES [TIER 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison First Power   Consolidating        Edison First Power
                                                                Holdings I           Adjustments          Holdings I
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $1                   $1
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              1                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $25                  (71)                   7
Asset impairment
Depreciation, decommissioning and amortization                                                      (6)                  (3)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       25                  (77)                   4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (25)                  78                   (3)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                          (19)
Interest expense - net of amounts capitalized                                                       12
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (25)                  71                   (3)
Income taxes (benefit)                                                          1                    1                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (26)                  70                   (5)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (26)                  70                   (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (762)               1,695               (2,260)
Ddends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($788)               1,765              ($2,265)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10. ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Maplekey UK          Maplekey UK          Edison First Power
                                                              Finance Limited      Limited [11]         Limited [12]
                                                              [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                                      $5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                                         1
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $6
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10. ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Maplekey Holdings    Consolidating        Maplekey Holdings
                                                              Limited              Adjustments          Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                                      $5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                                         1
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $6
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10. ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Maplekey UK          Maplekey UK          Edison First Power
                                                              Finance Limited      Limited [11]         Limited [12]
                                                              [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     $205
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             205
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                 $433                 $433                1,195
Accumulated other comprehensive income (loss)                                 1                    1                  (35)
Retained earnings                                                         ($434)               ($434)              (1,359)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                    (199)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $6
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10. ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Maplekey Holdings    Consolidating        Maplekey Holdings
                                                              Limited              Adjustments          Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     $205
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             205
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                 $433                   $1                2,495
Accumulated other comprehensive income (loss)                                 1                    1                  (31)
Retained earnings                                                         ($434)                 ($2)              (2,663)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                    (199)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $6
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10. ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Maplekey UK          Maplekey UK          Edison First Power
                                                                Finance Limited      Limited [11]         Limited [12]
                                                                [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                              $1
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $10
Depreciation, decommissioning and amortization
Asset impairment
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            10
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (10)                   1
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                                 3
Interest expense - net of amounts capitalized                                                                           (11)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (10)                  (7)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (10)                  (7)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (10)                  (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       ($434)                (424)              (1,352)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($434)               ($434)             ($1,359)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10. ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Maplekey Holdings    Consolidating        Maplekey Holdings
                                                                Limited              Adjustments          Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        ($1)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $10                   11                  $31
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       10                   11                   31
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (10)                 (12)                 (31)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                                 3
Interest expense - net of amounts capitalized                                                       (1)                 (12)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (10)                 (13)                 (40)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (10)                 (13)                 (40)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (10)                 (13)                 (40)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (424)                  11               (2,623)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($434)                 ($2)             ($2,663)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Iberica de           Electrometalurgica   Hydro Energy B.V
                                                              Energias S.L.        del Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3
Restricted cash
Receivables - net                                                             3
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          7
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    54
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             4                                       $25
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            58                                        25
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $67                                       $25
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V.AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                               Consolidating        Hydro Energy B.V.
                                                               Adjustments          Consolidated
-------------------------------------------------------------- -------------------- --------------------- --------------------
ASSETS
-------------------------------------------------------------- -------------------- --------------------- --------------------

Cash and equivalents                                                          $1                   $4
Restricted cash
Receivables - net                                                              5                    8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                      (6)                  (6)
Prepayments and other current assets                                                                1
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total current assets                                                                                7
-------------------------------------------------------------- -------------------- --------------------- --------------------

Nonutility property - net                                                     47                  101
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             (4)                  25
Investments in leveraged leases
Other investments
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total investment and other assets                                             43                  126
-------------------------------------------------------------- -------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total utility plant
-------------------------------------------------------------- -------------------- --------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                         4                    6
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total deferred charges                                                         4                    6
-------------------------------------------------------------- -------------------- --------------------- --------------------

Total assets                                                                 $47                 $139
============================================================== ==================== ===================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V.AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Iberica de           Electrometalurgica   Hydro Energy B.V
                                                              Energias S.L.        del Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $4
Preferred stock to be redeemed within one year
Accounts payable                                                             (6)                                      $37
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (2)                                       37
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               17
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 25
Accumulated other comprehensive income (loss)                                 4                                        (1)
Retained earnings                                                            22                                       (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            51                                       (12)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $67                                       $25
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Hydro Energy B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $3                   $7
Preferred stock to be redeemed within one year
Accounts payable                                                              3                   34
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     6                   41
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               49                   66
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                  (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  3                    3
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 (3)                  22
Accumulated other comprehensive income (loss)                                (3)
Retained earnings                                                            (3)                   8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (9)                  30
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $47                 $139
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Iberica de           Electrometalurgica   Hydro Energy B.V
                                                                Energias S.L.        del Ebro, S.L. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $10
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        10
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 4
Asset impairment
Depreciation, decommissioning and amortization                                  2
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         4
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                       1
Interest expense - net of amounts capitalized                                  (2)                                      ($1)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           3                                        (1)
Income taxes (benefit)                                                          1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        2                                        (1)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               2                                        (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          20                                       (10)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $22                                      ($11)
=============================================================== ==================== ==================== ====================

Pge 645

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Hydro Energy B.V.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $12                  $22
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        12                   22
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 2                    6
Depreciation, decommissioning and amortization                                  2                    4
Asset impairment
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        4                   10
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         8                   12
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (1)
Interest expense - net of amounts capitalized                                  (8)                 (11)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)                   1
Income taxes (benefit)                                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (2)                   8
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($3)                  $8
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Hydro Energy B.V.    Iberica de
                                                              Energy Desarrollos                        Energias, S.L. [8]
                                                              Espana, S.L.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $3
Restricted cash
Receivables - net                                                                                                       3
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    $3                                        54
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $25                    4
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             3                   25                   58
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3                  $25                  $67
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Electrometalurgica   Monasterio de        Iberica de
                                                              del Ebro, S.L. [9]   Rueda, S.L. [10]     Energias S.L.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $3
Restricted cash
Receivables - net                                                                                                       3
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                              54
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                       4
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                      58
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          $67
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Electrometalurgica   Monasterio de        Iberian Hy-Power
                                                              del Ebro, S.L. [8]   Rueda, S.L. [9]      Amsterdam B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                              $1
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                       2
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                       3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Iberian Hy-Power
                                                              Adjustments          Amsterdam B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        ($2)                  $4
Restricted cash
Receivables - net                                                             2                    8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                     (6)                  (6)
Prepayments and other current assets                                         (1)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         (7)                   7
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    13                  125
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           (35)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           (22)                 125
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        2                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        2                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               ($27)                $138
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Hydro Energy B.V.    Iberica de
                                                              Energy Desarrollos                        Energias, S.L. [8]
                                                              Espana, S.L.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                     $4
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $37                   (6)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         37                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         17
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                            1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $4                                        25
Accumulated other comprehensive income (loss)                                                     (1)                   4
Retained earnings                                                            (1)                 (11)                  22
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             3                  (12)                  51
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $3                  $25                  $67
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Electrometalurgica   Monasterio de        Iberica de
                                                              del Ebro, S.L. [9]   Rueda, S.L. [10]     Energias S.L.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                     $4
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       (6)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         17
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                            1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           25
Accumulated other comprehensive income (loss)                                                                           4
Retained earnings                                                                                                      22
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                      51
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            $67
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Electrometalurgica   Monasterio de        Iberian Hy-Power
                                                              del Ebro, S.L. [8]   Rueda, S.L. [9]      Amsterdam B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $12
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              12
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                            2
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                     (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                      (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Iberian Hy-Power
                                                              Adjustments          Amsterdam B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          ($1)                  $7
Preferred stock to be redeemed within one year
Accounts payable                                                             10                   47
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     9                   54
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               32                   66
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       2                    2
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 (2)                  (2)
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                             1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                  (47)                   9
Accumulated other comprehensive income (loss)                                (8)                  (1)
Retained earnings                                                           (12)                   9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (67)                  17
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 ($27)                $138
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Hydro Energy B.V.    Iberica de
                                                                Energy Desarrollos                        Energias, S.L. [8]
                                                                Espana, S.L.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $10
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  10
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           4
Asset impairment
Depreciation, decommissioning and amortization                                                                            2
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                  6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                   4
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                                 1
Interest expense - net of amounts capitalized                                                      ($1)                  (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (1)                   3
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (1)                   2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (1)                   2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                 (10)                  20
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)                ($11)                 $22
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Electrometalurgica   Monasterio de        Iberica de
                                                                del Ebro, S.L. [9]   Rueda, S.L. [10]     Energias S.L.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $10
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  10
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           4
Asset impairment
Depreciation, decommissioning and amortization                                                                            2
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                  6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                   4
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                                 1
Interest expense - net of amounts capitalized                                                                            (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                     3
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                  2
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    20
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         $22
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Electrometalurgica   Monasterio de        Iberian Hy-Power
                                                                del Ebro, S.L. [8]   Rueda, S.L. [9]      Amsterdam B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                               ($2)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemtpion
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                    (2)
Income taxes (benefit)                                                                                                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                 (3)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    (8)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                        ($11)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Iberian Hy-Power
                                                                Adjustments          Amsterdam B.V.
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                    $2                  $22
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         2                   22
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                (2)                   6
Asset impairment
Depreciation, decommissioning and amortization                                                       4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       (2)                  10
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         4                   12
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (1)                  (1)
Interest expense - net of amounts capitalized                                  (6)                 (11)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)
Income taxes (benefit)                                                          1                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)                  (2)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (10)                  11
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($12)                  $9
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $14
Restricted cash
Receivables - net                                                                                  8
Fuel inventory
Materials and supplies, at average cost                                                            6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $71
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            71                  782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    6
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                              Ltd.                 Adjustments          Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $14
Restricted cash
Receivables - net                                                                                                       8
Fuel inventory
Materials and supplies, at average cost                                                                                 6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $37                ($108)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            37                 (108)                 782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    1                    7
Regulatory assets - net
Other deferred charges                                                                           (68)                 (66)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (67)                 (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $37                ($175)                $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         13
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits                                                     1
Asset retirement obligation
Other long-term liabilities                                                                      284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid In Capital                                                 ($77)                 (76)
Accumulated other comprehensive income (loss)                               (44)                 (41)
Retained earnings                                                           192                  186
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            71                   69
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                              Ltd.                 Adjustments          Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($16)                 $17                   $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (16)                  17                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      34                  (54)                 (20)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                       (1)
Other long-term liabilities                                                                                           284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 34                  (55)                 264
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                 (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                                        76                  (77)
Accumulated other comprehensive income (loss)                                (3)                   1                  (87)
Retained earnings                                                            22                 (212)                 188
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            19                 (135)                  24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $37                ($175)                $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [8]      Venture [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $54                 $122
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        54                  122
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     17
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            45
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        54                   77
Interest and dividend income                                                                       (25)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          54                   50
Income taxes (benefit)                                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       54                   52
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              54                   52
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         138                   76
Dividends declared on common stock                                                                  58
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $192                 $186
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                                Ltd.                 Adjustments          Ltd. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $28                 ($81)                $123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        28                  (81)                 123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                     12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      1                   18
Asset impairment
Depreciation, decommissioning and amortization                                                                           16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             1                   46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (82)                  77
Interest and dividend income                                                                         1                  (24)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (2)
Other nonoperating deductions                                                                      (27)                 (27)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          28                 (108)                  24
Income taxes (benefit)                                                         25                    1                   24
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        3                 (109)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               3                 (109)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          19                  (45)                 188
Dividends declared on common stock                                                                 (58)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $22                ($212)                $188
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                              Ltd.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $10
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    71
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            71
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                               4
Regulatory assets - net
Other deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $87
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Latrobe Valley
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $10
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    71
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            71
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                               4
Regulatory assets - net
Other deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $87
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                              Ltd.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $4
Preferred stock to be redeemed within one year
Accounts payable                                                             37
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    50
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               40
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            (8)                                       $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   (5)                                        5
Accumulated other comprehensive income (loss)                                 1                                        (1)
Retained earnings                                                             9                                        (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             5                                        (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $87
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Latrobe Valley
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                              $4
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             37
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    50
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               40
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital
Accumulated other comprehensive income (loss)
Retained earnings                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $87
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                                Ltd.                                      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $16
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        16
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 1
Asset impairment
Depreciation, decommissioning and amortization                                  2
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        13
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                  (5)
Other nonoperating deductions                                                  (4)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        4
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           5                                       ($8)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $9                                       ($8)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Latrobe Valley
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $16
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        16
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 1
Asset impairment
Depreciation, decommissioning and amortization                                  2
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        13
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                  (5)
Other nonoperating deductions                                                  (4)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        4
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (3)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $1
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Latrobe Power Pty.   Mission Energy
                                                              Energy Holdings      Ltd. Consolidated    Ventures Australia
                                                              Pty. Ltd.                                 Pty. Ltd.
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $23                  $14                  $14
Restricted cash
Receivables - net                                                            12                    8                    8
Fuel inventory
Materials and supplies, at average cost                                       6                    6                    6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          6                    5                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         47                   33                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   783                  782                  782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            (2)                                        1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           781                  782                  783
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                               6                    7                    6
Regulatory assets - net
Other deferred charges                                                      (63)                 (66)                 (66)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (57)                 (59)                 (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $771                 $756                 $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty. Ltd.            Pty. Ltd.            Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $14                                       ($1)
Restricted cash
Receivables - net                                                             8
Fuel inventory
Materials and supplies, at average cost                                       6                                         1
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   782                                         1
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            33                                        (1)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           815
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                               6                                         1
Regulatory assets - net
Other deferred charges                                                      (66)                                      ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $788
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Loy Yang Holdings
                                                              Pty. Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $64
Restricted cash
Receivables - net                                                            36
Fuel inventory
Materials and supplies, at average cost                                      25
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         21
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        146
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 3,130
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            31
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         3,161
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                              26
Regulatory assets - net
Other deferred charges                                                     (262)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                     (236)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,071
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Latrobe Power Pty.   Mission Energy
                                                              Energy Holdings      Ltd. Consolidated    Ventures Australia
                                                              Pty. Ltd.                                 Pty. Ltd.
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $5
Preferred stock to be redeemed within one year
Accounts payable                                                             23                   $2                   $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    20                   12                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    48                   14                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              508                  456                  456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (19)                 (20)                 (20)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Retirement Obligation                                                         3                                         1
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 304                  284                  284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                288                  264                  265
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                             5                   (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                  (76)                 (77)                 (77)
Accumulated other comprehensive income (loss)                              (103)                 (87)                 (87)
Retained earnings                                                           101                  188                  188
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (78)                  24                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $771                 $756                 $756
============================================================= ==================== ==================== ====================

Paeg 674

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty. Ltd.            Pty. Ltd.            Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($12)                                     ($17)
Accrued taxes                                                                                                           1
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    12                                       (14)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             (30)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              456                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       7                                        33
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1                                        17
Other long-term liabilities                                                 284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                292                                        50
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            (2)                                       34
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                (77)                                       77
Accumulated other comprehensive income (loss)                               (90)                                       41
Retained earnings                                                           209                                      (170)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            42                                      ($52)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $788
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Loy Yang Holdings
                                                              Pty. Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $5
Preferred stock to be redeemed within one year
Accounts payable                                                             (3)
Accrued taxes                                                                 1
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    42
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    45
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,874
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (19)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                  22
Other long-term liabilities                                               1,156
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            33
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid In Capital                                                 (230)
Accumulated other comprehensive income (loss)                              (326)
Retained earnings                                                           516
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (40)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,071
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Latrobe Power Pty.   Mission Energy
                                                                Energy Holdings      Ltd. Consolidated    Ventures Australia
                                                                Pty. Ltd.                                 Pty. Ltd.
                                                                Consolidated                              Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $134                 $123                 $123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       134                  123                  123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           12                   12                   12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                42                   18                   17
Asset impairment
Depreciation, decommissioning and amortization                                 17                   16                   16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       71                   46                   45
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        63                   77                   78
Interest and dividend income                                                  (23)                 (24)                 (25)
Equity in income from partnerships and unconsolidated                                                                    (2)
subsidiaries - net
Other nonoperating income                                                      10
Interest expense - net of amounts capitalized                                  (8)                  (2)
Other nonoperating deductions                                                  (1)                 (27)                  (1)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          41                   24                   50
Income taxes (benefit)                                                         (2)                  24                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       43                                        51
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              43                                        51
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          58                  188                  137
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $101                 $188                 $188
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Traralgon Power      Loy Yang Holdings    Consolidating
                                                                Pty. Ltd.            Pty. Ltd.            Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           12                                        $2
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                18
Asset impairment
Depreciation, decommissioning and amortization                                 16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       46                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        77                                        (2)
Interest and dividend income                                                  (24)                                       (1)
Equity in income from partnerships and unconsolidated                          25                                         3
subsidiaries - net
Other nonoperating income                                                                                                (2)
Interest expense - net of amounts capitalized                                  (2)                                       (1)
Other nonoperating deductions                                                                                             1
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          76                                        (2)
Income taxes (benefit)                                                         21                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       55                                        (4)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              55                                        (4)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         154                                      (166)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $209                                     ($170)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Loy Yang Holdings
                                                                Pty. Ltd.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $503
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       503
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           50
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                95
Asset impairment
Depreciation, decommissioning and amortization                                 65
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      210
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       293
Interest and dividend income                                                  (97)
Equity in income from partnerships and unconsolidated                          26
subsidiaries - net
Other nonoperating income                                                       8
Interest expense - net of amounts capitalized                                 (13)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         189
Income taxes (benefit)                                                         44
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      145
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             145
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         371
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $516
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Latrobe Power        Loy Yang B Joint
                                                              Energy Australia     Partnership [9]      Venture [10]
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $14
Restricted cash
Receivables - net                                                                                  8
Fuel inventory
Materials and supplies, at average cost                                                            6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           ($2)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            (2)                 782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    6
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($2)                $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation and        Operation and
                                                              Pilbara Power Pty.   Maintenance          Maintenance Loy
                                                              Ltd. (inactive)      Kwinana Pty. Ltd.    Yang Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty. Ltd.  Partnership [9]
                                                              Superannuation
                                                              Fund Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost                                                                                $2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                              83
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                      83
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          $85
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Perth Power          Edison Mission       Consolidating
                                                              Partnership [10]     Energy Holdings      Adjustments
                                                                                   Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $8                   $1
Restricted cash
Receivables - net                                                             5                                       ($1)
Fuel inventory
Materials and supplies, at average cost                                                                                (2)
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         13                    1                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    12                    1                  (95)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            12                    1                  (95)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        2                                       (67)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        2                                       (67)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $27                   $2                ($164)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission
                                                              Energy Holdings
                                                              Pty. Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $23
Restricted cash
Receivables - net                                                            12
Fuel inventory
Materials and supplies, at average cost                                       6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         47
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   783
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            (2)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           781
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                               6
Regulatory assets - net
Other deferred charges                                                      (63)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (57)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $771
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Latrobe Power        Loy Yang B Joint
                                                              Energy Australia     Partnership [9]      Venture [10]
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)                  13
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                        1
Other long-term liabilities                                                                      284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                   (2)                 (76)
Accumulated other comprehensive income (loss)                                 1                  (41)
Retained earnings                                                            (1)                 186
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (2)                  69
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($3)                $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation and        Operation and
                                                              Pilbara Power Pty.   Maintenance          Maintenance Loy
                                                              Ltd. (inactive)      Kwinana Pty. Ltd.    Yang Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 ($3)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                      1
Retained earnings                                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 $3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty. Ltd.  Partnership [9]
                                                              Superannuation
                                                              Fund Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $25
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                               2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              27
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                                          14
Retained earnings                                                                                                      44
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                      58
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            $85
============================================================= ==================== ==================== ====================

Pge 687

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Perth Power          Edison Mission       Consolidating
                                                              Partnership [10]     Energy Holdings      Adjustments
                                                                                   Pty. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $5
Preferred stock to be redeemed within one year
Accounts payable                                                            (23)                ($18)                 $42
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     3                    2                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (15)                 (16)                  43
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               52
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                 (17)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                                             2
Other long-term liabilities                                                  13                                         7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 13                   (2)                  (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                       5
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 43                                       (41)
Accumulated other comprehensive income (loss)                                (9)                   5                  (74)
Retained earnings                                                           (57)                  15                  (88)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (23)                  20                 (203)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $27                   $2                ($163)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission
                                                              Energy Holdings
                                                              Pty. Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $5
Preferred stock to be redeemed within one year
Accounts payable                                                             23
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    20
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    48
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              508
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (19)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   3
Other long-term liabilities                                                 304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                288
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                             5
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional Paid in Capital                                                  (76)
Accumulated other comprehensive income (loss)                              (103)
Retained earnings                                                           101
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (78)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $771
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Latrobe Power        Loy Yang B Joint
                                                                Energy Australia     Partnership [9]      Venture [10]
                                                                Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $122
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            122
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     17
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            45
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             77
Interest and dividend income                                                                       (25)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               50
Income taxes (benefit)                                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            52
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   52
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                 134
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)                $186
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Australia     Operation and        Operation and
                                                                Pilbara Power Pty.   Maintenance          Maintenance Loy
                                                                Ltd. (inactive)      Kwinana Pty. Ltd.    Yang Pty. Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               $2
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                     $2
=============================================================== ==================== ==================== ====================

Pge 691

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy       Mission Energy       Kwinana Power
                                                                Holdings             (Kwinana) Pty. Ltd.  Partnership [9]
                                                                Superannuation
                                                                Fund Pty. Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $41
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  41
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                     20
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                           4
Asset impairment
Depreciation, decommissioning and amortization                                                                            4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 28
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                  13
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                    13
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                 13
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        13
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    31
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         $44
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Perth Power          Edison Mission       Consolidating
                                                                Partnership [10]     Energy Holdings      Adjustments
                                                                                     Pty. Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   ($3)                                     ($26)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        (3)                                      (26)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    (20)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 1                   $8                   12
Asset impairment
Depreciation, decommissioning and amortization                                  1                    1                   (5)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                    9                  (13)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (5)                  (9)                 (13)
Interest and dividend income                                                                                              2
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                           10
Interest expense - net of amounts capitalized                                  (6)
Other nonoperating deductions                                                                                            (1)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (11)                   1                  (12)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (11)                   1                  (12)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (11)                   1                  (12)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (46)                  14                  (76)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($57)                 $15                 ($88)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
EDISON MISSION ENERGY HOLDINGS PTY. LTD. AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission
                                                                Energy Holdings
                                                                Pty. Ltd.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $134
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       134
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                42
Asset impairment
Depreciation, decommissioning and amortization                                 17
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        63
Interest and dividend income                                                  (23)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      10
Interest expense - net of amounts capitalized                                  (8)
Other nonoperating deductions                                                  (1)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          41
Income taxes (benefit)                                                         (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       43
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              43
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          58
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $101
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $14
Restricted cash
Receivables - net                                                                                  8
Fuel inventory
Materials and supplies, at average cost                                                            6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $71
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            71                  782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    6
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                              Ltd.                 Adjustments          Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $14
Restricted cash
Receivables - net                                                                                                       8
Fuel inventory
Materials and supplies, at average cost                                                                                 6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $37                ($108)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            37                 (108)                 782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    1                    7
Regulatory assets - net
Other deferred charges                                                                           (68)                 (66)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (67)                 (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $37                ($175)                $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         13
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                        1
Other long-term liabilities                                                                      284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               ($77)                 (76)
Accumulated other comprehensive income (loss)                               (44)                 (41)
Retained earnings                                                           192                  186
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            71                   69
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                              Ltd.                 Adjustments          Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($16)                 $17                   $2
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (16)                  17                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      34                  (54)                 (20)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                       (1)
Other long-term liabilities                                                                                           284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 34                  (55)                 264
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                 (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      76                  (77)
Accumulated other comprehensive income (loss)                                (3)                   1                  (87)
Retained earnings                                                            22                 (212)                 188
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            19                 (135)                  24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $37                ($175)                $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $54                 $122
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        54                  122
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     17
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            45
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        54                   77
Interest and dividend income                                                                       (25)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          54                   50
Income taxes (benefit)                                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       54                   52
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              54                   52
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         138                   76
Dividends declared on common stock                                                                  58
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $192                 $186
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
LATROBE POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Latrobe Power Pty.   Consolidating        Latrobe Power Pty.
                                                                Ltd.                 Adjustments          Ltd. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $28                 ($81)                $123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        28                  (81)                 123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                     12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      1                   18
Asset impairment
Depreciation, decommissioning and amortization                                                                           16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             1                   46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        28                  (82)                  77
Interest and dividend income                                                                         1                  (24)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (2)
Other nonoperating deductions                                                                      (27)                 (27)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          28                 (108)                  24
Income taxes (benefit)                                                         25                    1                   24
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        3                 (109)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               3                 (109)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          19                  (45)                 188
Dividends declared on common stock                                                                 (58)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $22                ($212)                $188
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $14
Restricted cash
Receivables - net                                                                                  8
Fuel inventory
Materials and supplies, at average cost                                                            6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $71
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            71                  782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    6
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty. Ltd.                                 Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $14
Restricted cash
Receivables - net                                                                                                       8
Fuel inventory
Materials and supplies, at average cost                                                                                 6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               ($70)                   1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                (70)                 783
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                                         6
Regulatory assets - net
Other deferred charges                                                                           (68)                 (66)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (68)                 (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                   ($138)                $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         13
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                        1
Other long-term liabilities                                                                      284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               ($77)                 (76)
Accumulated other comprehensive income (loss)                               (44)                 (41)
Retained earnings                                                           192                  186
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            71                   69
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty. Ltd.                                 Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              13
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         ($20)                 (20)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset  retirement obligation                                                                                            1
Other long-term liabilities                                                                                           284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     (20)                 265
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                 (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      76                  (77)
Accumulated other comprehensive income (loss)                                                     (2)                 (87)
Retained earnings                                                                               (190)                 188
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                               (116)                  24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                     ($138)                $756
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $54                 $122
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        54                  122
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     17
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            45
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        54                   77
Interest and dividend income                                                                       (25)
Equity in income from partnerships and unconsolidated                                               (2)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          54                   50
Income taxes (benefit)                                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       54                   52
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              54                   52
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         138                   76
Dividends declared on common stock                                                                  58
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $192                 $186
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
MISSION ENERGY VENTURES AUSTRALIA PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy       Consolidating        Mission Energy
                                                                Ventures Australia   Adjustments          Ventures Australia
                                                                Pty. Ltd.                                 Pty. Ltd.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       ($53)                $123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            (53)                 123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                     12
Purchased power
Provisions for regulatory adjustment clauses - net                                                                       17
Other operation and maintenance                                                                                          16
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 45
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (53)                  78
Interest and dividend income                                                                                            (25)
Equity in income from partnerships and unconsolidated                                                                    (2)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions                                                                       (1)                  (1)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (54)                  50
Income taxes (benefit)                                                                               1                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (55)                  51
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (55)                  51
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (77)                 137
Dividends declared on common stock                                                                 (58)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                  ($190)                $188
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $14
Restricted cash
Receivables - net                                                                                  8
Fuel inventory
Materials and supplies, at average cost                                                            6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $71
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            71                  782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    6
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $14
Restricted cash
Receivables - net                                                                                                       8
Fuel inventory
Materials and supplies, at average cost                                                                                 6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $33                 ($71)                  33
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            33                  (71)                 815
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                                         6
Regulatory assets - net
Other deferred charges                                                                           (68)                 (66)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (68)                 (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $33                ($139)                $788
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         13
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits                                                     1
Asset retirement obligation
Other long-term liabilities                                                                      284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               ($77)                 (76)
Accumulated other comprehensive income (loss)                               (44)                 (41)
Retained earnings                                                           192                  186
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            71                   69
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($13)                                     ($12)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      27                 ($20)                   7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits                                                                          1
Asset retirement obligation
Other long-term liabilities                                                                                           284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 27                  (20)                 292
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                 (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      76                  (77)
Accumulated other comprehensive income (loss)                                (3)                  (2)                 (90)
Retained earnings                                                            22                 (191)                 209
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            19                 (117)                  42
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $33                ($139)                $788
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $122
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            122
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     17
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            45
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             77
Interest and dividend income                                                                       (25)
Equity in income from partnerships and unconsolidated                         $54
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock subject to mandatory
redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          54                   50
Income taxes (benefit)                                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       54                   52
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              54                   52
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         138                   76
Dividends declared on common stock                                                                  58
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $192                 $186
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY. LTD.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Traralgon Power      Consolidating        Traralgon Power
                                                                Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $1                 $123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              1                  123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                     12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                                        18
Asset impairment
Depreciation, decommissioning and amortization                                                                           16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                                        46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                   1                   77
Interest and dividend income                                                    1                                       (24)
Equity in income form partnerships and unconsolidated                          25                  (54)                  25
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          25                  (53)                  76
Income taxes (benefit)                                                         23                                        21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        2                  (53)                  55
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               2                  (53)                  55
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          20                 (214)                  20
Dividends declared on common stock                                                                  76                  134
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $22                ($191)                $209
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

PART 9  (PAGES 713 THROUGH 802)

                                                              Majestic Energy      EME Royale           Edison Mission
                                                              Limited                                   Energy Taupo
                                                                                                        Limited (inactive)
                                                                                                        [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                 $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 (7)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     ($7)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Majestic Energy
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net                                                                                 $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $7
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             7
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $7
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Majestic Energy      EME Royale           Edison Mission
                                                              Limited                                   Energy Taupo
                                                                                                        Limited (inactive)
                                                                                                        [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                    $305                 $303
Accumulated other comprehensive loss                                                            (105)                  (1)
Retained earnings                                                                               (207)               ($302)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       ($7)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Majestic Energy
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              ($303)                $305
Accumulated other comprehensive income (loss)                               106
Retained earnings                                                           204                ($305)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $7
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Majestic Energy      EME Royale           Edison Mission
                                                                Limited                                   Energy Taupo
                                                                                                          Limited (inactive)
                                                                                                          [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)                                                                              $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                           1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                             (208)               ($302)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                  ($207)               ($302)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.,
MAJESTIC ENERGY LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Majestic Energy
                                                                Adjustments          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income  from continuing operations before taxes
Income taxes (benefit)                                                                              $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                           1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        $204                 (306)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $204                ($305)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $27
Restricted cash
Receivables - net                                                            16
Fuel inventory                                                                7
Materials and supplies, at average cost                                       2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         53
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    24
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            24
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                              19
Regulatory assets - net
Other deferred charges                                                      150
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      169
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $246
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $27
Restricted cash
Receivables - net                                                                                                      16
Fuel inventory                                                                                   ($2)                   5
Materials and supplies, at average cost                                                                                 2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              (2)                  51
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   $11                   71                  106
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             2                   (2)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            13                   69                  106
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                                        19
Regulatory assets - net
Other deferred charges                                                                          (138)                  12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                          (138)                  31
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $13                 ($71)                $188
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $11                                       ($1)
Accrued taxes                                                                 1
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    16                                        (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               85
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 36
Accumulated other comprehensive income (loss)
Retained earnings                                                           109                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           145                                        $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $246
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $11                  $11
Preferred stock to be redeemed within one year
Accounts payable                                                           ($21)                 (20)                 (31)
Accrued taxes                                                                                      8                    9
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (21)                  (1)                  (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   (12)                  73
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (31)                 (31)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                       82                   82
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      51                   51
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                  8                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 37                  (36)                  37
Accumulated other comprehensive income (loss)
Retained earnings                                                            (3)                 (81)                  26
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            34                 (117)                  63
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $13                 ($71)                $188
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                                Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                                L.S.                 Ticaret L.S.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $146                   $2
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       146                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           85                    2
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 9                    1                   $2
Asset impairment
Depreciation, decommissioning and amortization                                  4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       98                    3                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        48                   (1)                  (2)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (9)                  $1                    3
Interest expense - net of amounts capitalized                                  (8)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 31                                         1
Income taxes (benefit)                                                          7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              24                                         1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     24                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          85
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $109                                        $1
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                     Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       ($23)                $125
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            (23)                 125
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                (3)                  84
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                   (2)                  11
Asset impairment
Depreciation, decommissioning and amortization                                                       2                    6
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                   (3)                 101
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                 (20)                  24
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (1)                   4                   (2)
Interest expense - net of amounts capitalized                                                       (2)                 (10)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (2)                 (18)                  12
Income taxes (benefit)                                                          3                   (2)                   8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              (1)                 (20)                   4
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                 (20)                   4
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (2)                 (61)                  22
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($3)                ($81)                 $26
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Indonesia B.V.   Edison Mission       P.T. Edison
                                                                                   Energy Power [8]     Mission Operation
                                                                                                        and Maintenance
                                                                                                        Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $2
Restricted cash
Receivables - net                                                                                                      11
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $159
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           159
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $160                                       $13
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $2
Restricted cash
Receivables - net                                                                                                      11
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     159
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                     159
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                         $173
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Indonesia B.V.   Edison Mission       P.T. Edison Mission
                                                                                   Energy Power [8]     Operation and
                                                                                                        Maintenance Indonesia
------------------------------------------------------------- -------------------- -------------------- -------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- -------------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1                                        $5
Accrued taxes                                                                                                           3
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                               1
------------------------------------------------------------- -------------------- -------------------- -------------------------

Total current liabilities                                                     1                                         9
------------------------------------------------------------- -------------------- -------------------- -------------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- -------------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandary redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- -------------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- -------------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- -------------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- -------------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- -------------------------

Common stock                                                                127                                         1
Accumulated other comprehensive loss                                        (21)
Retained earnings                                                            53                                         3
------------------------------------------------------------- -------------------- -------------------- -------------------------

Total common shareholders' equity                                           159                                         4
------------------------------------------------------------- -------------------- -------------------- -------------------------

Total liabilities and shareholders' equity                                 $160                                       $13
============================================================= ==================== ==================== =========================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $6
Accrued taxes                                                                                                           3
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              10
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                       $5                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                          128
Accumulated other comprehensive income (loss)                                                      1                  (20)
Retained earnings                                                                                 (6)                  50
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($5)                 158
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                           $173
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC Indonesia B.V.   Edison Mission       P.T. Edison
                                                                                     Energy Power [8]     Mission Operation
                                                                                                          and Maintenance
                                                                                                          Indonesia
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $18
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          14
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                   4
Interest and dividend income
Equity in income from partnerships and unconsolidated                         $34
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 34                                         4
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              34                                         3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     34                                         3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          19
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $53                                        $3
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC International    Consolidating        MEC International
                                                                Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                             $18
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          14
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                   4
Interest and dividend income
Equity in income from partnerships and unconsolidated                                                                    34
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                                           38
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                                        37
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        37
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($6)                  13
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($6)                 $50
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Island Capital       Edison Mission       MEC Java B.V.
                                                              S.a.r.l.             Energy Asia Pte.
                                                                                   Ltd. Consolidated
                                                                                   [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $9                  $10
Restricted cash
Receivables - net                                                                                 16                   15
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              25                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $338                  351                  352
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           338                  351                  352
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    2                    2
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             2                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $338                 $378                 $379
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        MEC Java B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        ($9)                 $10
Restricted cash
Receivables - net                                                           (16)                  15
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        (25)                  25
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (689)                 352
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                          (689)                 352
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                              (2)                   2
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       (2)                   2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($716)                $379
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Island Capital       Edison Mission       MEC Java B.V.
                                                              S.a.r.l.             Energy Asia Pte.
                                                                                   Ltd. Consolidated
                                                                                   [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                ($29)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                          2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        (27)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            3
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       3
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $338                  338                 $379
Accumulated other comprehensive income (loss)
Retained earnings                                                                                 64
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           338                  402                  379
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $338                 $378                 $379
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        MEC Java B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1                 ($28)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                          2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     1                  (26)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       4                    7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  4                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               (717)                 338
Accumulated other comprehensive income (loss)
Retained earnings                                                            (4)                  60
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (721)                 398
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($716)                $379
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Island Capital       Edison Mission       MEC Java B.V.
                                                                S.a.r.l.             Energy Asia Pte.
                                                                                     Ltd. Consolidated
                                                                                     [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        $18
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      8
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             10
Interest and dividend income                                                                        22
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                            5
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                      37
Income taxes (benefit)                                                                               5
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                   32
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                          32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               32
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $64
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC JAVA B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        MEC Java B.V.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        $18
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      8
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             10
Interest and dividend income                                                                        22
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                            5
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                      37
Income taxes (benefit)                                                         $4                    9
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              (4)                  28
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     (4)                  28
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               32
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($4)                 $60
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operation and
                                                              Pacific Pte. Ltd.    Company Pte. Ltd.    Maintenance
                                                                                                        Services Pte. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $3
Restricted cash
Receivables - net                                                                                                       4
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    7
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $7
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte.     Adjustments
                                                              and Maintenance      Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- ----------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- ----------------------

Cash and equivalents                                                         $2                   $5                  ($1)
Restricted cash
Receivables - net                                                            10                                         2
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total current assets                                                         12                    5                    1
------------------------------------------------------------- -------------------- -------------------- ----------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                348                    3
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total investment and other assets                                                                348                    3
------------------------------------------------------------- -------------------- -------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- ----------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total assets                                                                $12                 $355                   $4
============================================================= ==================== ==================== ======================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission
                                                              Energy Asia Pte.
                                                              Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $9
Restricted cash
Receivables - net                                                            16
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         25
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           351
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           351
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $378
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operation and
                                                              Pacific Pte. Ltd.    Company Pte. Ltd.    Maintenance
                                                                                                        Services Pte. Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                      $7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                       7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $7
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte.     Adjustments
                                                              and Maintenance      Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $5                 ($35)                  $1
Accrued taxes                                                                 2                   (2)
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     8                  (36)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            3
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       3
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  1                  338                   (1)
Accumulated other comprehensive income (loss)
Retained earnings                                                             3                   50                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             4                  388                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $12                 $355                   $4
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission
                                                              Energy Asia Pte.
                                                              Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($29)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (27)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       3
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  3
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                338
Accumulated other comprehensive income (loss)
Retained earnings                                                            64
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           402
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $378
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Asia          Energy Fuel          Operation and
                                                                Pacific Pte. Ltd.    Company Pte. Ltd.    Maintenance
                                                                                                          Services Pte. Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          $3
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                  3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                  (3)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                                                10
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                                            7
Income taxes (benefit)                                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                                         5
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                                                5
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                     2
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                          $7
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                P.T. Edison          Edison Mission       Consolidating
                                                                Mission Operation    Energy Asia Pte.     Adjustments
                                                                and Maintenance      Ltd.
                                                                Indonesia
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $18
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                14                   $1                 ($10)
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       14                    1                  (10)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         4                   (1)                  10
Interest and dividend income                                                                        22
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                            5                  (10)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  4                   26
Income taxes (benefit)                                                          1                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               3                   24
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                      3                   24
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               26                    4
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $3                  $50                   $4
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC JAVA B.V.,
EDISON MISSION ENERGY ASIA PTE. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission
                                                                Energy Asia Pte.
                                                                Ltd. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $18
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 8
Depreciation, decommissioning and amortization
Asset impairment
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        10
Interest and dividend income                                                   22
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                       5
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 37
Income taxes (benefit)                                                          5
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              32
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          32
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $64
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8
Restricted cash
Receivables - net                                                                                  5
Fuel inventory
Materials and supplies, at average cost                                      $2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          2                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    83                   12
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                                                                     ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            83                   12                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $85                  $27                  ($1)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8
Restricted cash
Receivables - net                                                                                  5
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              15
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                  ($20)                  75
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           (19)                  75
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                       (4)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       (4)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               ($23)                 $88
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                $5
Preferred stock to be redeemed within one year
Accounts payable                                                            $25                  (23)                ($37)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     2                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    27                  (15)                 (37)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    52
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                 1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                        2
Other long-term liabilities                                                                       11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      13                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      43
Accumulated other comprehensive income (loss)                                14                   (9)                   6
Retained earnings                                                            44                  (57)                  29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            58                  (23)                  35
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $85                  $27                  ($1)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                $5
Preferred stock to be redeemed within one year
Accounts payable                                                             $3                  (32)
Accrued taxes                                                                 1                    1
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                     1                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5                  (20)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    52
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (5)                  (4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                        2
Other long-term liabilities                                                   8                   19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  3                   17
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                             4                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                (43)
Accumulated other comprehensive income (loss)                                (5)                   6
Retained earnings                                                            13                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (35)                  35
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 ($23)                 $88
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Kwinana Power        Perth Power          MEC Perth B.V.
                                                                Partnership          Partnership [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $41                  ($3)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        41                   (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           20
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 4                    1                   $1
Asset impairment
Depreciation, decommissioning and amortization                                  4                    1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       28                    2                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        13                   (5)                  (1)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                                                     4
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (6)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 13                  (11)                   3
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              13                  (11)                   3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              13                  (11)                   3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          31                  (46)                  26
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $44                 ($57)                 $29
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        MEC Perth B.V.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                    $1                  $39
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         1                   39
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                20
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 2                    8
Asset impairment
Depreciation, decommissioning and amortization                                 (1)                   4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                   32
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              7
Interest and dividend income                                                    1                    1
Equity in income from partnerships and unconsolidated                          (4)
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (6)
Other nonoperating deductions                                                  (1)                  (1)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (4)                   1
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              (4)                   1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (4)                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          17                   28
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $13                  $29
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                      $3
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                       3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 $3
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                  3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           $5
Accumulated other comprehensive loss
Retained earnings                                                                                                      (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                       3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      $5
Accumulated other comprehensive loss
Retained earnings                                                                                 (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                  3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                San Pascual          Morningstar          MEC San Pascual
                                                                Cogeneration         Holdings B.V.        B.V.
                                                                Company
                                                                International B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                                                    $3
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                                            3
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                                         3
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income)                                                                                                               3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                    (5)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                         ($2)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        MEC San Pascual
                                                                Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Equity in income from partnerships and unconsolidated                                               $3
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                                       3
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                                                    3
Income  from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                                           3
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (5)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($2)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (189)                  $6                  ($5)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,475                    6                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              83
Regulatory assets - net
Other deferred charges                                                      (60)                   1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      327                    1                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,972                   $7                  ($4)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (188)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,476
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              83
Regulatory assets - net
Other deferred charges                                                      (58)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      329
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,975
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (150)               ($372)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (59)                (372)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     303                                        $7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1
Other long-term liabilities                                                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                480                                         7
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     231
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                192                  225                 (396)
Accumulated other comprehensive income (loss)                                40                   35                  (42)
Retained earnings                                                           200                  119                  196
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           432                  379                 (242)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,972                   $7                  ($4)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (522)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (431)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     310
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1
Other long-term liabilities                                                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                487
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           231
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 21
Accumulated other comprehensive income (loss)                                33
Retained earnings                                                           515
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           569
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,975
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Hydro        MEC Wales B.V.       Consolidating
                                                                Limited                                   Adjustments
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   38                   $8
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (3)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions                                                                                           ($5)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  3                    8                   (5)
Income taxes (benefit)                                                        (37)                  (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              40                   13                   (5)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              40                   13                   (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         160                  106                  201
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $200                 $119                 $196
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                MEC Wales B.V.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   46
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (3)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions                                                  (5)
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  6
Income taxes (benefit)                                                        (42)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              48
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     48
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         467
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $515
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (157)                 $87                ($119)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,507                   87                 (119)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              83
Regulatory assets - net
Other deferred charges                                                      (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,004                  $87                ($119)
============================================================= ==================== ==================== ====================
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (189)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              83
Regulatory assets - net
Other deferred charges                                                      (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,972
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (134)                ($15)                 ($1)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (43)                 (15)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,174                  (54)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1
Other long-term liabilities                                                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                158                  151                 (117)
Accumulated other comprehensive income (loss)                                33                    7
Retained earnings                                                           202                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           393                  156                 (117)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,004                  $87                ($119)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (150)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                   1
Other long-term liabilities                                                 176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                192
Accumulated other comprehensive income (loss)                                40
Retained earnings                                                           200
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,972
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   36                   $2
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                           (2)                 ($1)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  4                                        (1)
Income taxes (benefit)                                                        (36)                                      ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         162                   (2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $202                  ($2)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   38
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                      (3)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  3
Income taxes (benefit)                                                        (37)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         160
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $200
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                    $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                     945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                             $45
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $45                                      $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                              [10]                 Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $54
Restricted cash
Receivables - net                                                                                 50
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          26
Prepayments and other current assets                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             136
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      1,074
Nuclear decommissioning trusts
Investments in partnerships                                                                     (158)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                916
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         304
Restricted cash                                                                                   32
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           336
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $1,388
============================================================= ==================== ==================== ====================

{age 771

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $15                  $69
Restricted cash
Receivables - net                                                                                  8                   58
Fuel inventory
Materials and supplies, at average cost                                                            6                    8
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               26
Prepayments and other current assets                                                               5                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              34                  170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        590                1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $209               (1,153)                (157)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           209                 (563)               1,507
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              304
Restricted cash                                                                                  (77)
Regulatory assets - net
Other deferred charges                                                                            23                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (54)                 327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $209                ($583)              $2,004
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18                  $18
Preferred stock to be redeemed within one year
Accounts payable                                                             $3                  (33)                 497
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         15                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     3                                       530
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               44                   25                  853
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss                                                             (25)                 (82)
Retained earnings                                                            (2)                                     (356)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (2)                ($25)                (438)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $45                                      $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                              [10]                 Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                    $18
Preferred stock to be redeemed within one year
Accounts payable                                                           $530                  $28                  (33)
Accrued taxes                                                                                      4
Trading and price risk management liabilities                                                     15
Regulatory liabilities
Other current liabilities                                                                         27                  $15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                   74
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                  714
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               (831)                 182
Accumulated other comprehensive income (loss)                              (196)                  59
Retained earnings                                                          (356)                  74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       ($1,383)                 315
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $1,388
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                              ($37)                 $17
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)              (1,125)                (134)
Accrued taxes                                                                                      1                    5
Trading and price risk management liabilities                                                                          15
Regulatory liabilities
Other current liabilities                                                                        (18)                  54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)              (1,179)                 (43)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              (15)              (1,300)               1,174
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           18                  303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                      177                  177
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     195                  480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                180                  627                  158
Accumulated other comprehensive income (loss)                                30                  247                   33
Retained earnings                                                            15                  827                  202
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           225                1,701                  393
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $209                ($583)              $2,004
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       EME Victoria         Energy Capital
                                                                Operation &      Generation Limited   Partnership
                                                                Maintenance Limited  Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                  ($1)                 $50                   $1
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     ($50)                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (1)                                      (49)
Income taxes (benefit)                                                                                                  (17)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              (1)                                      (32)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                                      (32)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (1)                                     (324)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($2)                                    ($356)
=============================================================== ==================== ==================== ====================

Pagew 776

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                                [10]                 Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $367
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            367
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     59
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes                                                                            16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           301
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             66
Interest and dividend income                                                  $49                    3                  $50
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                      (59)                ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 49                   10
Income taxes (benefit)                                                         17                   (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              32                   17
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     32                   17
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (388)                  57
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)                 $74
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Generation       Consolidating        EME Generation
                                                                Holdings Limited     Adjustments          Holdings Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        $56                 $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             56                  423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12                  222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     18                   77
Asset impairment
Depreciation, decommissioning and amortization                                                      12                   28
Property and other taxes                                                                             1                   17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            43                  344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             13                   79
Interest and dividend income                                                   $1                 (117)                  36
   Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       98                 (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                         13                  (13)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 14                  (19)                   4
Income taxes (benefit)                                                                             (29)                 (36)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              14                   10                   40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     14                   10                   40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1                  817                  162
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $15                 $827                 $202
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [11]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [11]         Venture [12]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $15
Restricted cash
Receivables - net                                                           (14)
Fuel inventory
Materials and supplies, at average cost                                       6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         11
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   630
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           630
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                               6
Regulatory assets - net
Other deferred charges                                                        8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $655
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       ($15)
Restricted cash
Receivables - net                                                            14
Fuel inventory
Materials and supplies, at average cost                                      (6)
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                  (630)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (945)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,575)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                              (6)
Other deferred charges                                                       (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (14)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($1,600)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [11]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $18
Preferred stock to be redeemed within one year
Accounts payable                                                            497                 $530
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                  530
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                  853
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     831
Accumulated other comprehensive income (loss)                               (82)                 196
Retained earnings                                                          (356)                 356
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (438)               1,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $945               $2,766
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [11]         Venture [12]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($117)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (105)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              405                                       $25
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      18
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 175
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                193
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 78
Accumulated other comprehensive loss                                        (25)                                       (5)
Retained earnings                                                           109                                       (20)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           162                                      ($25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $655
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18
Preferred stock to be redeemed within one year
Accounts payable                                                          ($943)                 (33)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                   (12)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (955)                  15
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (2,111)                  25
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (18)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                (175)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (193)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                753
Accumulated other comprehensive income (loss)                               283                  (25)
Retained earnings                                                           623
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,659                 ($25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($1,600)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                                Partnership          [11]                 Development
                                                                                                          Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                   $1                  $49
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                (49)                  49
Income taxes (benefit)                                                        (17)                  17
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                             (32)                  32
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (32)                  32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (324)                (388)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)               ($356)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Gippsland Power      Loy Yang B Joint     EME Victoria
                                                                Pty Ltd [11]         Venture [12]         Generation Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $46
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                18
Asset impairment
Depreciation, decommissioning and amortization                                 13
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         3
Interest and dividend income                                                  (17)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                  (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                (16)
Income taxes (benefit)                                                         (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (18)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (18)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         127                                      ($20)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $109                                      ($20)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        EME Victoria
                                                                Adjustments          Generation Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  ($46)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       (46)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          (12)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               (18)
Asset impairment
Depreciation, decommissioning and amortization                                (13)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)
Interest and dividend income                                                   17                  $50
Equity in income from partnerships and unconsolidated
 subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                   2                 ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 16
Income taxes (benefit)                                                         (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              18
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     18
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         605
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $623
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [11]         Finance plc [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $54
Restricted cash
Receivables - net                                                                                 49
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             109
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   $24                  790
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           962                                       $12
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           986                  790                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                                        32
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $986                 $899                  $44
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [12]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54                                      ($54)
Restricted cash
Receivables - net                                                            49                                       (48)
Fuel inventory
Materials and supplies, at average cost                                       2                                        (2)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               26
Prepayments and other current assets                                          4                                        (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        109                                       (82)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   790                                      (530)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (1,132)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           790                                    (1,662)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              304
Restricted cash                                                                                                        32
Other deferred charges                                                                                                (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $899                                   ($1,440)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54
Restricted cash
Receivables - net                                                            50
Fuel inventory
Materials and supplies, at average cost                                       2
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        136
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,074
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (158)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           916
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              32
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      336
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,388
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [11]         Finance plc [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $741                  ($7)               ($706)
Accrued taxes                                                                                      4
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   741                   (3)                (679)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        713
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                182                  680
Accumulated other comprehensive income (loss)                                58                   28                    1
Retained earnings                                                             5                  193                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           245                  901                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $986                 $899                  $44
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [12]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($7)                                       $7
Accrued taxes                                                                 4                                        (4)
Trading and price risk management liabilities                                                                          15
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (3)                                       18
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                   1                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1                                       283
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                680                                    (1,360)
Accumulated other comprehensive income (loss)                                28                                       (56)
Retained earnings                                                           193                                      (326)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           901                                    (1,742)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $899                                   ($1,440)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $28
Accrued taxes                                                                 4
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    74
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              714
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                182
Accumulated other comprehensive income (loss)                                59
Retained earnings                                                            74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           315
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,388
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          First Hydro          First Hydro
                                                                Holdings Company     Company [11]         Finance plc [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $377
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                   59
Asset impairment
Depreciation, decommissioning and amortization                                                      12
Property and other taxes                                                                            16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                  80
Interest and dividend income                                                  (58)                   2                  $60
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (59)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                         63                  (77)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  4                    5                    1
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               4                    6                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4                    6                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1                  187                    8
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $5                 $193                   $9
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          FFH No. 1 Limited    Consolidating
                                                                Company [12]                              Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $377                                     ($387)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       377                                      (387)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210                                      (210)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59                                       (60)
Asset impairment
Depreciation, decommissioning and amortization                                 12                                        (8)
Property and other taxes                                                       16                                       (16)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      297                                      (294)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        80                                       (93)
Interest and dividend income                                                    2                                        (3)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                        (77)                                       91
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  5                                        (5)
Income taxes (benefit)                                                         (1)                                       (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               6
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income)                                                                     6
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         187                                      (326)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $193                                     ($326)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                FFH No. 1 Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $367
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       367
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59
Asset impairment
Depreciation, decommissioning and amortization                                 16
Property and other taxes                                                       16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      301
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        66
Interest and dividend income                                                    3
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (59)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 10
Income taxes (benefit)                                                         (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              17
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     17
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          57
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $74
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         ($945)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                          (945)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($945)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $18
Preferred stock to be redeemed within one year
Accounts payable                                                            497                ($530)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                 (530)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                 (853)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     831
Accumulated other comprehensive income (loss)                               (82)                 196
Retained earnings                                                          (356)                 356
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (438)              $1,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18
Preferred stock to be redeemed within one year
Accounts payable                                                                                 (33)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                        $15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              ($831)
Accumulated other comprehensive loss                                       (114)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (945)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($945)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                                Partnership          [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                   $1                  $49
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (49)                  49
Income taxes (benefit)                                                        (17)                  17
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (32)                  32
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (32)                  32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (324)                 324
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)                $356
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. MEC WALES B.V.,
MISSION HYDRO LIMITED PARTNERSHIP, EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Loyvic Pty. Ltd.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                       $50
  Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

PART 10  (PAGES 803 THROUGH 882)

                                                              Edison Mission       Mission Hydro (UK)   Pride Hold Limited
                                                              Energy Limited       Limited              Consolidated
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2                 $123
Restricted cash
Receivables - net                                                                                108
Fuel inventory
Materials and supplies, at average cost                                                           10
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          52
Prepayments and other current assets                                          1                   13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          3                  306
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     1                2,738
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               (340)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             1                2,398
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         608
Restricted cash                                                                                   32
Other deferred charges                                                                            23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           663
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $4               $3,367
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Company (UK)         Adjustments          Company (UK)
                                                              Limited                                   Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3                                      $128
Restricted cash
Receivables - net                                                             2                                       110
Fuel inventory
Materials and supplies, at average cost                                                                                10
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               52
Prepayments and other current assets                                                                                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          5                                       314
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           2,739
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             9                  ($3)                (334)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             9                   (3)               2,405
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              608
Restricted cash                                                                                   82                  114
Other deferred charges                                                                           (82)                 (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                663
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $14                  ($3)              $3,382
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       Mission Hydro (UK)   Pride Hold Limited
                                                              Energy Limited       Limited              Consolidated
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18
Preferred stock to be redeemed within one year
Accounts payable                                                            ($4)                (132)
Accrued taxes                                                                                      9
Trading and price risk management liabilities                                                     30
Regulatory liabilities
Other current liabilities                                                     1                   81
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (3)                   6
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                 1,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          588
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                      176                   $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     764                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     381
Accumulated other comprehensive Income (loss)                                 1                  101                   14
Retained earnings                                                             6                  282                  (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             7                  764                  ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $4               $3,367
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Company (UK)         Adjustments          Company (UK)
                                                              Limited                                   Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                    $18
Preferred stock to be redeemed within one year
Accounts payable                                                             $1                                      (135)
Accrued taxes                                                                                                           9
Trading and price risk management liabilities                                                                          30
Regulatory liabilities
Other current liabilities                                                                                              82
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     1                                         4
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                      1,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               588
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                      $14                  194
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      14                  782
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 38                   (9)                 410
Accumulated other comprehensive income (loss)                                (2)                 (24)                  90
Retained earnings                                                           (23)                  16                  263
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            13                  (17)                 763
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $14                  ($3)              $3,382
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       Mission Hydro (UK)   Pride Hold Limited
                                                                Energy Limited       Limited              Consolidated
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $790
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            790
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               432
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $13                  136
Asset impairment
Depreciation, decommissioning and amortization                                  1                   44
Property and other taxes                                                                            33
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       14                  645
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                              (14)                 145
Interest and dividend income                                                                        41
Equity in income from partnerships and unconsolidated
  subsidiaries - net
Other nonoperating income                                                      15                   (3)
Interest expense - net of amounts capitalized                                                     (170)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
  redemption
Dividends on utility preferred stock not sjbuect to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                  1                   13
Income taxes (benefit)                                                                             (44)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                               1                   57
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income)                                                                     1                   57
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           5                  225                 ($18)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $6                 $282                 ($18)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Energy       Consolidating        Mission Energy
                                                                Company (UK)         Adjustments          Company (UK)
                                                                Limited                                   Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $4                 $794
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              4                  794
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                 1                  433
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      1                  150
Asset impairment
Depreciation, decommissioning and amortization                                                                           45
Property and other taxes                                                                                                 33
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             2                  661
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              2                  133
Interest and dividend income                                                                        (1)                  40
Equity in oncome from partnerships and unconsolidated                                                5                    5
  subsidiaries - net
Other nonoperating income                                                     ($6)                   1                    7
Interest expense - net of amounts capitalized                                                       (1)                (171)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
  redemption
Dividends on utility preferred stock not subject to mandatory                   4                   (4)
  redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 (2)                   2                   14
Income taxes (benefit)                                                                                                  (44)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              (2)                   2                   58
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income)                                                                    (2)                   2                   58
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (21)                  14                  205
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($23)                 $16                 $263
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FHH No. 2 Limited    Mission Hydro        Mission Hydro (UK)
                                                              Consolidated         Limited              Limited
                                                                                   Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54                  $69
Restricted cash
Receivables - net                                                            50                   58
Fuel inventory
Materials and supplies, at average cost                                       2                    8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26                   26
Prepayments and other current assets                                          4                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        136                  170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,074                1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (158)                (189)                  $9
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           916                1,475                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304                  304
Regulatory assets - net
Restricted cash                                                              32
Other deferred charges                                                                            23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      336                  327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,388               $1,972                   $9
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $123
Restricted cash
Receivables - net                                                                                108
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                           10
Trading and price risk management assets                                                          52
Prepayments and other current assets                                                              13
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             306
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      2,738
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           ($2)                (340)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            (2)               2,398
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         608
Restricted cash                                                                                   32
Other deferred charges                                                                            23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           663
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($2)              $3,367
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FHH No. 2 Limited    Mission Hydro        Mission Hydro (UK)
                                                              Consolidated         Limited              Limited
                                                                                   Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $17
Preferred stock to be redeemed within one year
Accounts payable                                                            $28                 (149)                ($10)
Accrued taxes                                                                 4                    5
Trading and price risk management liabilities                                15                   15
Regulatory liabilities
Other current liabilities                                                    27                   54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    74                  (58)                 (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              714                1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     285                  303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                      176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                285                  479
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                182                  192                    9
Accumulated other comprehensive income (loss)                                59                   40                    2
Retained earnings                                                            74                  200                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           315                  432                   19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,388               $1,972                   $9
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                           $1                  $18
Preferred stock to be redeemed within one year
Accounts payable                                                             (1)                (132)
Accrued taxes                                                                                      9
Trading and price risk management liabilities                                                     30
Regulatory liabilities
Other current liabilities                                                                         81
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          6
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                 1,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          588
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                      176
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     764
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 (2)                 381
Accumulated other comprehensive income (loss)                                                    101
Retained earnings                                                                                282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (2)                 764
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($2)              $3,367
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                FHH No. 2 Limited    Mission Hydro        Mission Hydro (UK)
                                                                Consolidated         Limited              Limited
                                                                                     Partnership
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $367                 $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       367                  423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210                  222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59                   77
Asset impairment
Depreciation, decommissioning and amortization                                 16                   28
Property and other taxes                                                       16                   17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      301                  344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income                                                               66                   79
Interest and dividend income                                                    3                   38
Equity in income from partnerships and unconsolidated
  subsidiaries - net
Equity in income from unconsolidated subsidiaries
Other nonoperating income                                                                           (3)
Interest expense - net of amounts capitalized                                 (59)                (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
  redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations before taxes                                 10                    3
Income taxes (benefit)                                                         (7)                 (37)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income from continuing operations                                              17                   40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income                                                                     17                   40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          57                  160                   $8
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $74                 $200                   $8
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED AND SUBSIDIARIES [TIER 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Mission Hydro (UK)
                                                                Adjustments          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $790
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            790
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               432
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    136
Asset impairment
Depreciation, decommissioning and amortization                                                      44
Property and other taxes                                                                            33
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           645
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            145
Interest and dividend income                                                                        41
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income                                                                           (3)
Interest expense - net of amounts capitalized                                                     (170)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               13
Income taxes (benefit)                                                                             (44)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            57
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   57
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              225
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   $282
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [10]         Finance plc [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $54
Restricted cash
Receivables - net                                                                                 49
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             109
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   $24                  790
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           962                                       $12
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           986                  790                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                 32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $986                 $899                  $44
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          FFH No. 2 Limited    Consolidating
                                                              Company [10]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54                                      ($54)
Restricted cash
Receivables - net                                                            49                                       (48)
Fuel inventory
Materials and supplies, at average cost                                       2                                        (2)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               26
Prepayments and other current assets                                          4                                        (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        109                                       (82)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   790                                      (530)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (1,132)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           790                                    (1,662)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              304
Restricted cash                                                                                                        32
Regulatory assets - net
Other deferred charges                                                                                                (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $899                                   ($1,440)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FFH No. 2 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54
Restricted cash
Receivables - net                                                            50
Fuel inventory
Materials and supplies, at average cost                                       2
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        136
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,074
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (158)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           916
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              32
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      336
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,388
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [10]         Finance plc [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $741                  ($7)               ($706)
Accrued taxes                                                                                      4
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   741                   (3)                (679)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        713
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               $182                  680
Accumulated other comprehensive income (loss)                                58                   28                    1
Retained earnings                                                             5                  193                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           245                  901                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $986                 $899                  $44
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          FFH No. 2 Limited    Consolidating
                                                              Company [10]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($7)                                       $7
Accrued taxes                                                                 4                                        (4)
Trading and price risk management liabilities                                                                          15
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (3)                                       18
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                   1                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1                                       283
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                680                                    (1,360)
Accumulated other comprehensive income (loss)                                28                                       (56)
Retained earnings                                                           193                                      (326)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           901                                    (1,742)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $899                                   ($1,440)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FFH No. 2 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $28
Accrued taxes                                                                 4
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    74
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              714
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory  edemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                182
Accumulated other comprehensive income (loss)                                59
Retained earnings                                                            74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           315
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,388
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          First Hydro          First Hydro
                                                                Holdings Company     Company [10]         Finance plc [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $377
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                   59
Asset impairment
Depreciation, decommissioning and amortization                                                      12
Property and other taxes                                                                            16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                  80
Interest and dividend income                                                  (58)                   2                  $60
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (59)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                         63                  (77)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4                    5                    1
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        4                    6                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4                    6                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1                  187                    8
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $5                 $193                   $9
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          FFH No. 2 Limited    Consolidating
                                                                Company [10]                              Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $377                                     ($387)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       377                                      (387)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210                                      (210)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59                                       (60)
Asset impairment
Depreciation, decommissioning and amortization                                 12                                        (8)
Property and other taxes                                                       16                                       (16)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      297                                      (294)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        80                                       (93)
Interest and dividend income                                                    2                                        (3)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                        (77)                                       91
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           5                                        (5)
Income taxes (benefit)                                                         (1)                                       (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        6
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               6
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         187                                      (326)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $193                                     ($326)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FFH NO. 2 LIMITED AND SUBSIDIARIES [TIER 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                FFH No. 2 Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $367
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       367
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59
Asset impairment
Depreciation, decommissioning and amortization                                 16
Property and other taxes                                                       16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      301
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        66
Interest and dividend income                                                    3
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (59)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject ot mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          10
Income taxes (benefit)                                                         (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       17
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              17
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          57
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $74
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (157)                 $87                ($119)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,507                   87                 (119)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash
Regulatory assets - net
Other deferred charges                                                       23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,004                  $87                ($119)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69
Restricted cash
Receivables - net                                                            58
Fuel inventory
Materials and supplies, at average cost                                       8
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (189)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash
Regulatory assets - net
Other deferred charges                                                       23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,972
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (134)                ($15)                 ($1)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (43)                 (15)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,174                  (54)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 177
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                158                  151                 (117)
Accumulated other comprehensive income (loss)                                33                    7
Retained earnings                                                           202                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           393                  156                 (117)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,004                  $87                ($119)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $17
Preferred stock to be redeemed within one year
Accounts payable                                                           (150)
Accrued taxes                                                                 5
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            1,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 177
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                192
Accumulated other comprehensive income (loss)                                40
Retained earnings                                                           200
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,972
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   36                   $2
Equity in income from partnerships and unconsolidated
subsidiaries - nt
Other nonoperating income                                                                           (2)                 ($1)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4                                        (1)
Income taxes (benefit)                                                        (36)                                       (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         162                   (2)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $202                  ($2)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP AND SUBSIDIARIES [TIER 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                77
Asset impairment
Depreciation, decommissioning and amortization                                 28
Property and other taxes                                                       17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        79
Interest and dividend income                                                   38
Equity in income from partnerships and unconsolidated
subsidiaries - nt
Other nonoperating income                                                      (3)
Interest expense - net of amounts capitalized                                (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from connuing operations before taxes                             3
Income taxes (benefit)
                                                                              (37)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         160
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $200
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                    $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                     945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                             $45
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $45                                      $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                              [11]                 Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $54
Restricted cash
Receivables - net                                                                                 50
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          26
Prepayments and other current assets                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             136
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      1,074
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               (158)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                916
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         304
Restricted cash                                                                                   32
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           336
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $1,388
============================================================= ==================== ==================== ====================
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $15                  $69
Restricted cash
Receivables - net                                                                                  8                   58
Fuel inventory
Materials and supplies, at average cost                                                            6                    8
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               26
Prepayments and other current assets                                                               5                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              34                  170
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        590                1,664
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $209               (1,153)                (157)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           209                 (563)               1,507
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              304
Restricted cash                                                                                  (77)
Regulatory assets - net
Other deferred charges                                                                            23                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (54)                 327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $209                ($583)              $2,004
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership
                                                              Maintenance Limited  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18                  $18
Preferred stock to be redeemed within one year
Accounts payable                                                             $3                  (33)                 497
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         15                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     3                                       530
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               44                   25                  853
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive loss                                                             (25)                 (82)
Retained earnings                                                            (2)                                     (356)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (2)                ($25)                (438)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $45                                      $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                              [11]                 Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                    $18
Preferred stock to be redeemed within one year
Accounts payable                                                           $530                  $28                  (33)
Accrued taxes                                                                                      4
Trading and price risk management liabilities                                                     15
Regulatory liabilities
Other current liabilities                                                                         27                  $15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                   74
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                  714
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               (831)                 182
Accumulated other comprehensive income (loss)                              (196)                  59
Retained earnings                                                          (356)                  74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       ($1,383)                 315
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $1,388
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                              ($37)                 $17
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)              (1,125)                (134)
Accrued taxes                                                                                      1                    5
Trading and price risk management liabilities                                                                          15
Regulatory liabilities
Other current liabilities                                                                        (18)                  54
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)              (1,179)                 (43)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              (15)              (1,300)               1,174
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           18                  303
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                      177                  177
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     195                  480
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                180                  627                  158
Accumulated other comprehensive income (loss)                                30                  247                   33
Retained earnings                                                            15                  827                  202
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           225                1,701                  393
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $209                ($583)              $2,004
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Edison Mission       EME Victoria         Energy Capital
                                                                Operation &          Generation Limited   Partnership
                                                                Maintenance Limited  Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                  ($1)                 $50                   $1
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     ($50)                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)                                      (49)
Income taxes (benefit)                                                                                                  (17)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)                                      (32)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                                      (32)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (1)                                     (324)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($2)                                    ($356)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Enerloy Pty Ltd      FHH No. 1 Limited    Loyvic Pty. Ltd.
                                                                [11]                 Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $367
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            367
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     59
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes                                                                            16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           301
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             66
Interest and dividend income                                                  $49                    3                  $50
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                      (59)                ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          49                   10
Income taxes (benefit)                                                         17                   (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       32                   17
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              32                   17
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (388)                  57
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)                 $74
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED AND SUBSIDIARIES [TIER 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                EME Generation       Consolidating        EME Generation
                                                                Holdings Limited     Adjustments          Holdings Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        $56                 $423
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             56                  423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12                  222
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     18                   77
Asset impairment
Depreciation, decommissioning and amortization                                                      12                   28
Property and other taxes                                                                             1                   17
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            43                  344
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             13                   79
Interest and dividend income                                                   $1                 (117)                  36
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       98                 (111)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                         13                  (13)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          14                  (19)                   4
Income taxes (benefit)                                                                             (29)                 (36)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       14                   10                   40
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              14                   10                   40
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1                  817                  162
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $15                 $827                 $202
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [12]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [12]         Venture [13]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $15
Restricted cash
Receivables - net                                                           (14)
Fuel inventory
Materials and supplies, at average cost                                       6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         11
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   630
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           630
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                               6
Regulatory assets - net
Other deferred charges                                                        8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $655
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       ($15)
Restricted cash
Receivables - net                                                            14
Fuel inventory
Materials and supplies, at average cost                                      (6)
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                  (630)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (945)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,575)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                              (6)
Regulatory assets - net
Other deferred charges                                                       (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (14)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($1,600)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                              Partnership          [12]                 Development
                                                                                                        Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $18
Preferred stock to be redeemed within one year
Accounts payable                                                            497                 $530
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                  530
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                  853
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                    (831)
Accumulated other comprehensive loss                                        (82)                (196)
Retained earnings                                                          (356)                (356)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (438)             ($1,383)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Gippsland Power      Loy Yang B Joint     EME Victoria
                                                              Pty Ltd [12]         Venture [13]         Generation Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($117)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (105)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              405                                       $25
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      18
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                 175
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                193
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 78
Accumulated other comprehensive loss                                        (25)                                       (5)
Retained earnings                                                           109                                       (20)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           162                                      ($25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $655
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        EME Victoria
                                                              Adjustments          Generation Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18
Preferred stock to be redeemed within one year
Accounts payable                                                          ($943)                 (33)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                   (12)                  15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (955)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (2,111)                  25
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (18)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                (175)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (193)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                753
Accumulated other comprehensive income (loss)                               283                  (25)
Retained earnings                                                           623
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,659                 ($25)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($1,600)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Energy Capital       Enerloy Pty Ltd      Mission Energy
                                                                Partnership          [12]                 Development
                                                                                                          Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                   $1                  $49
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (49)                  49
Income taxes (benefit)                                                        (17)                  17
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (32)                  32
Imcome from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (32)                  32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (324)                (388)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)               ($356)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Gippsland Power      Loy Yang B Joint     EME Victoria
                                                                Pty Ltd [12]         Venture [13]         Generation Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $46
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                           12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                18
Asset impairment
Depreciation, decommissioning and amortization                                 13
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         3
Interest and dividend income                                                  (17)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                  (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (16)
Income taxes (benefit)                                                         (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (18)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (18)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         127                                      ($20)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $109                                      ($20)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
EME VICTORIA GENERATION LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        EME Victoria
                                                                Adjustments          Generation Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  ($46)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       (46)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          (12)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               (18)
Asset impairment
Depreciation, decommissioning and amortization                                (13)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)
Interest and dividend income                                                   17                  $50
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                   2                 ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          16
Income taxes (benefit)                                                          2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       18
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              18
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         605
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $623
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [12]         Finance plc [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $54
Restricted cash
Receivables - net                                                                                 49
Fuel inventory
Materials and supplies, at average cost                                                            2
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             109
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   $24                  790
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           962                                       $12
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           986                  790                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                                                 32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $986                 $899                  $44
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [13]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54                                      ($54)
Restricted cash
Receivables - net                                                            49                                       (48)
Fuel inventory
Materials and supplies, at average cost                                       2                                        (2)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               26
Prepayments and other current assets                                          4                                        (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        109                                       (82)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   790                                      (530)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (1,132)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           790                                    (1,662)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              304
Restricted cash                                                                                                        32
Regulatory assets - net
Other deferred charges                                                                                                (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $899                                   ($1,440)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $54
Restricted cash
Receivables - net                                                            50
Fuel inventory
Materials and supplies, at average cost                                       2
Accumulated deferred income taxes - net
Trading and price risk management assets                                     26
Prepayments and other current assets                                          4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        136
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,074
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          (158)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           916
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    304
Restricted cash                                                              32
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      336
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,388
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [12]         Finance plc [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $741                  ($7)               ($706)
Accrued taxes                                                                                      4
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   741                   (3)                (679)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        713
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                        1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       1
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                182                  680
Accumulated other comprehensive income (loss)                                58                   28                    1
Retained earnings                                                             5                  193                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           245                  901                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $986                 $899                  $44
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              First Hydro          FFH No. 1 Limited    Consolidating
                                                              Company [13]                              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($7)                                       $7
Accrued taxes                                                                 4                                        (4)
Trading and price risk management liabilities                                                                          15
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (3)                                       18
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                   1                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1                                       283
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                680                                    (1,360)
Accumulated other comprehensive income (loss)                                28                                       (56)
Retained earnings                                                           193                                      (326)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           901                                    (1,742)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $899                                   ($1,440)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              FFH No. 1 Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $28
Accrued taxes                                                                 4
Trading and price risk management liabilities                                15
Regulatory liabilities
Other current liabilities                                                    27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    74
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              714
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     285
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                182
Accumulated other comprehensive income (loss)                                59
Retained earnings                                                            74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           315
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,388
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          First Hydro          First Hydro
                                                                Holdings Company     Company [12]         Finance plc [12]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $377
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                   59
Asset impairment
Depreciation, decommissioning and amortization                                                      12
Property and other taxes                                                                            16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                  80
Interest and dividend income                                                  (58)                   2                  $60
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (59)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                         63                  (77)
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4                    5                    1
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        4                    6                    1
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4                    6                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           1                  187                    8
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $5                 $193                   $9
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                First Hydro          FFH No. 1 Limited    Consolidating
                                                                Company [13]                              Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $377                                     ($387)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       377                                      (387)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210                                      (210)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59                                       (60)
Asset impairment
Depreciation, decommissioning and amortization                                 12                                        (8)
Property and other taxes                                                       16                                       (16)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      297                                      (294)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        80                                       (93)
Interest and dividend income                                                    2                                        (3)
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory                        (77)                                       91
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           5                                        (5)
Income taxes (benefit)                                                         (1)                                       (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        6
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               6
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         187                                      (326)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $193                                     ($326)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
FFH NO. 1 LIMITED AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                FFH No. 1 Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $367
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       367
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          210
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                59
Asset impairment
Depreciation, decommissioning and amortization                                 16
Property and other taxes                                                       16
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      301
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        66
Interest and dividend income                                                    3
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                 (59)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          10
Income taxes (benefit)                                                         (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       17
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              17
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          57
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $74
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership          [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $945
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           945
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         ($945)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                          (945)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($945)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                              Partnership          [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $18
Preferred stock to be redeemed within one year
Accounts payable                                                            497                ($530)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                    15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   530                 (530)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              853                 (853)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     831
Accumulated other comprehensive income (loss)                               (82)                 196
Retained earnings                                                          (356)                 356
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (438)              $1,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $945
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Loyvic Pty. Ltd.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $18
Preferred stock to be redeemed within one year
Accounts payable                                                                                 (33)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                        $15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              ($831)
Accumulated other comprehensive income (loss)                              (114)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (945)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($945)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Energy Capital       Enerloy Pty Ltd.     Loyvic Pty. Ltd.
                                                                Partnership          [12]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                   $1                  $49
Equity in income from partnerships and unconsolidated
subsidiaries - nt
Other nonoperating income
Interest expense - net of amounts capitalized                                 (50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (49)                  49
Income taxes (benefit)                                                        (17)                  17
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (32)                  32
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (32)                  32
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (324)                 324
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($356)                $356
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED,
LOYVIC PTY. LTD. AND SUBSIDIARIES [TIER 11, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Loyvic Pty. Ltd.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                       $50
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                     ($50)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Lakeland Power       Lakeland Power       Pride Hold Limited
                                                              Development          Limited (inactive)
                                                              Company Limited
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     ($3)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                      (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          ($3)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $3
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Lakeland Power       Lakeland Power       Pride Hold Limited
                                                              Development          Limited (inactive)
                                                              Company Limited
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $16
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              16
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                       $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                      4                   (2)
Retained earnings                                                                                 (8)                 (17)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($4)                 (19)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            ($3)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 8]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($16)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                       $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                12                   14
Retained earnings                                                             7                  (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            19                  ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Lakeland Power       Lakeland Power       Pride Hold Limited
                                                                Development          Limited (inactive)
                                                                Company Limited
                                                                (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                         $14
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                 (14)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                   (14)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                (14)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                       (14)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($8)                  (3)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($8)                ($17)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Pride Hold Limited
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              ($14)
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (14)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        14
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          14
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       14
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              14
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (7)                ($18)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $7                 ($18)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Lakeland Power       Lakeland Power       Pride Hold Limited
                                                              Development          Limited (inactive)
                                                              Company Limited
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                     ($3)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                      (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          ($3)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Restricted cash
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $3
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Lakeland Power       Lakeland Power       Pride Hold Limited
                                                              Development          Limited (inactive)
                                                              Company Limited
                                                              (inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $16
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              16
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Asset retirement obligation
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                      4                   (2)
Retained earnings                                                                                 (8)                 (17)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($4)                 (19)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            ($3)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($16)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation
Other long-term liabilities                                                                       $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       4
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                12                   14
Retained earnings                                                             7                  (18)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            19                  ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $3
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Lakeland Power       Lakeland Power       Pride Hold Limited
                                                                Development          Limited (inactive)
                                                                Company Limited
                                                                (inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                         $14
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                 (14)
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                   (14)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                (14)
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                       (14)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($8)                  (3)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($8)                ($17)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Consolidating        Pride Hold Limited
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              ($14)
Asset impairment
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (14)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        14
Interest and dividend income
Equity in income from partnerships and unconsolidated
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          14
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       14
Income from discontinued operations net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              14
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (7)                ($18)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $7                 ($18)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $14
Restricted cash
Receivables - net                                                                                  8
Fuel inventory
Materials and supplies, at average cost                                                            6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $71
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            71                  782
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash                                                                                    6
Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $14
Restricted cash
Receivables - net                                                                                                       8
Fuel inventory
Materials and supplies, at average cost                                                                                 6
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   33
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             782
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $33                 ($71)                  33
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            33                  (71)                 815
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Restricted cash
Regulatory assets - net
Other deferred charges                                                                           (68)                 (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (68)                 (60)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $33                ($139)                $788
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $1
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                         12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         13
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits
Asset retirement obligation                                                                        1
Other long-term liabilities                                                                      284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     285
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                               ($77)                 (76)
Accumulated other comprehensive loss                                        (44)                 (41)
Retained earnings                                                           192                  186
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            71                   69
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $71                 $823
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Balance Sheet
December 31, 2003
(In millions)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($13)                                     ($12)
Accrued taxes
Trading and price risk management liabilities
Regulatory liabilities
Other current liabilities                                                                                              12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        456
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      27                  (20)                   7
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities subj. to mandatory redemption
Accumulated provision for pension and benefits                                                                          1
Asset retirement obligation
Other long-term liabilities                                                                                           284
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 27                  (20)                 292
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                 (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      76                  (77)
Accumulated other comprehensive loss                                         (3)                  (2)                 (90)
Retained earnings                                                            22                 (191)                 209
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            19                 (117)                  42
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $33                ($139)                $788
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [8]      Venture [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $122
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            122
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     17
Asset impairment
Depreciation, decommissioning and amortization                                                      16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            45
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             77
Interest and dividend income                                                                       (25)
Equity income from partnerships and unconsolidated                            $54
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          54                   50
Income taxes (benefit)                                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       54                   52
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              54                   52
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         138                   76
Dividends declared on common stock                                                                  58
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $192                 $186
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY. LTD. AND SUBSIDIARIES [TIER 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2003
(In millions)

                                                                Traralgon Power      Consolidating        Traralgon Power
                                                                Pty. Ltd.            Adjustments          Pty. Ltd.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                         $1                 $123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              1                  123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                     12
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                                        18
Asset impairment
Depreciation, decommissioning and amortization                                                                           16
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                                        46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                   1                   77
Interest and dividend income                                                    1                                       (24)
Equity income from partnerships and unconsolidated                             25                  (54)                  25
subsidiaries - net
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (2)
Other nonoperating deductions
Dividends on preferred securities subject to mandatory
redemption
Dividends on utility preferred stock not subject to mandatory redemption
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          25                  (53)                  76
Income taxes (benefit)                                                         23                                        21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        2                  (53)                  55
Income from discontinued operations - net
Income taxes on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               2                  (53)                  55
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          20                 (214)                  20
Dividends declared on common stock                                                                  76                  134
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $22                ($191)                $209
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          CBK Power Company Ltd.      Derwent Cogeneration        EcoElectrica, L.P.
                                                                     Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $275                        $69                         $407

  Revenues                               $33                         $35                         $120

  Net Income (Loss)                      $17                         $4                          $9

Nature/Purpose of Business:              To own and operate a 728    To own and operate a 214    To own and operate a 540
                                         MW hydroelectric power      MW gas-fired, combined      MW gas-fired, combined
                                         plant in the Philippines.   cycle cogeneration          cycle cogeneration
                                                                     facility in the United      facility in Puerto Rico
                                                                     Kingdom.

Ownership Interest(s)                    49% LP by EME Caliraya      33% by Mission Energy       99.0% of 50% by
                                         B.V.                        Company (UK) Limited        EcoElectrica Holdings,
                                                                                                 Ltd.

                                         1% GP by EME Kayalaan B.V.                              1.0% of 50% by
                                                                                                 EcoElectrica Ltd., which
                                                                                                 is owned by EcoElectrica
                                                                                                 Holdings, Ltd.

Name of Entity:                          ISAB Energy s.r.l.          P.T. Adaro Indonesia        P.T. Paiton Energy
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $562                                                    $1,165

  Revenues                               $237                                                    $213

  Net Income (Loss)                      $43                                                     $34

Nature/Purpose of Business:              To own and operate a 518    Fuel supplier for P.T.      To own and operate a
                                         MW cogeneration facility    Paiton Energy Company       1,230 MW cogeneration
                                         located in Sicily, Italy    located in Indonesia        facility located in
                                                                                                 Indonesia.

Ownership Interest(s)                    99% of 49% by MEC Priolo    8.17% MEC Indo Coal B.V.    40% by MEC Indonesia B.V.
                                         B.V.

MEC INTERNATIONAL B.V.
Equity Investments
December 31, 2003
(In millions)

Name of Entity:                          San Pascual Cogeneration    Tri Energy Company Limited  I.V.P.C. 4 S.r.1
                                         Company (Philippines) Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $95                         $225

  Revenues                                                           $54                         $43

  Net Income (Loss)                                                  $6                          $10

Nature/Purpose of Business:              To develope a 300 MW        To own and operate a 700    To own and operate
                                         combined cycle              MW combined cycle           facilites which use wind
                                         cogeneration facility       cogeneration facility       to generate electricity.
                                         located in Philippines.     located in Thailand.

Ownership Interest(s)                    1% GP and 74% LP by San     25% by EME Tri Gen B.V.     50% by Edison Mission
                                         Pascual Cogeneration                                    Wind Power Italy B.V.
                                         Company International B.V.